Exhibit 99.01

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM—
CONSOLIDATED FINANCIAL STATEMENTS

The Board of Directors and Stockholders
Citigroup Inc.:

We have audited the accompanying consolidated balance sheets of Citigroup Inc. and subsidiaries (the “Company” or “Citigroup”) as of December 31, 2013 and 2012, and the related consolidated statements of income, comprehensive income, changes in stockholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2013. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.
We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Citigroup as of December 31, 2013 and 2012, and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 2013, in conformity with U.S. generally accepted accounting principles.
We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), Citigroup’s internal control over financial reporting as of December 31, 2013, based on criteria established in Internal Control-Integrated Framework (1992) issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO), and our report dated March 3, 2014 expressed an unqualified opinion on the effectiveness of the Company’s internal control over financial reporting.

/s/ KPMG LLP
New York, New York
March 3, 2014, except as to Notes 3, 5, 6, 17, 20, 22, 23 and 25, which are as of June 13, 2014

FINANCIAL STATEMENTS AND NOTES TABLE OF CONTENTS

CONSOLIDATED FINANCIAL STATEMENTS

CONSOLIDATED STATEMENT OF INCOME    Citigroup Inc. and Subsidiaries

	Years ended December 31,
In millions of dollars, except per share amounts	2013	2012	2011
Revenues
Interest revenue	$62,970	$67,298	$71,858
Interest expense	16,177	20,612	24,209
Net interest revenue	$46,793	$46,686	$47,649
Commissions and fees	$12,941	$12,584	$12,490
Principal transactions	7,302	4,980	7,458
Administration and other fiduciary fees	4,089	4,012	3,995
Realized gains on sales of investments, net	748	3,251	1,997
Other-than-temporary impairment losses on investments
Gross impairment losses (1)	(633)	(5,037)	(2,413)
Less: Impairments recognized in AOCI	98	66	159
Net impairment losses recognized in earnings	$(535)	$(4,971)	$(2,254)
Insurance premiums	$2,280	$2,395	$2,561
Other revenue (2)	2,801	253	3,365
Total non-interest revenues	$29,626	$22,504	$29,612
Total revenues, net of interest expense	$76,419	$69,190	$77,261
Provisions for credit losses and for benefits and claims
Provision for loan losses	$7,604	$10,458	$11,336
Policyholder benefits and claims	830	887	972
Provision (release) for unfunded lending commitments	80	(16)	51
Total provisions for credit losses and for benefits and claims	$8,514	$11,329	$12,359
Operating expenses
Compensation and benefits	$23,967	$25,119	$25,614
Premises and equipment	3,165	3,266	3,310
Technology/communication	6,136	5,829	5,055
Advertising and marketing	1,888	2,164	2,268
Other operating	13,252	13,658	13,933
Total operating expenses (3)	$48,408	$50,036	$50,180
Income (loss) from continuing operations before income taxes	$19,497	$7,825	$14,722
Provision for income taxes	5,867	7	3,575
Income from continuing operations	$13,630	$7,818	$11,147
Discontinued operations
Loss from discontinued operations	$(242)	$(109)	$(75)
Gain (loss) on sale	268	(1)	155
Provision (benefit) for income taxes	(244)	(52)	12
Income (loss) from discontinued operations, net of taxes	$270	$(58)	$68
Net income before attribution of noncontrolling interests	$13,900	$7,760	$11,215
Noncontrolling interests	227	219	148
Citigroup’s net income	$13,673	$7,541	$11,067
Basic earnings per share (4)(5)
Income from continuing operations	$4.27	$2.53	$3.71
Income (loss) from discontinued operations, net of taxes	0.09	(0.02)	0.02
Net income	$4.35	$2.51	$3.73
Weighted average common shares outstanding	3,035.8	2,930.6	2,909.8
Diluted earnings per share (4)(5)
Income from continuing operations	$4.26	$2.46	$3.60
Income (loss) from discontinued operations, net of taxes	0.09	(0.02)	0.02
Net income	$4.35	$2.44	$3.63
Adjusted weighted average common shares outstanding (4)	3,041.6	3,015.5	2,998.8

(1)
2012 includes the recognition of a $3,340 million impairment charge related to the carrying value of Citi’s then-remaining 35% interest in the Morgan Stanley Smith Barney joint venture (MSSB), as well as the recognition of a $1,181 million impairment charge related to Citi’s investment in Akbank. The remaining MSSB interest was sold during 2013. See Note 14 to the Consolidated Financial Statements.

(2)
Other revenue for 2012 includes a $1,344 million loss related to the sale of a 14% interest in MSSB, as well as the recognition of a $424 million loss related to the sale of a 10.1% stake in Akbank T.A.S. See Note 14 to the Consolidated Financial Statements.

(3)	Citigroup recorded repositioning charges of $590 million for 2013, $1,375 million for 2012 and $706 million for 2011.

(4)	All per share amounts and Citigroup shares outstanding for all periods reflect Citigroup’s 1-for-10 reverse stock split, which was effective May 6, 2011.

(5)	Due to rounding, earnings per share on continuing operations and discontinued operations may not sum to earnings per share on net income.
The Notes to the Consolidated Financial Statements are an integral part of these Consolidated Financial Statements.

CONSOLIDATED STATEMENT OF COMPREHENSIVE INCOME
Citigroup Inc. and Subsidiaries

	Years ended December 31,
In millions of dollars	2013	2012	2011
Net income before attribution of noncontrolling interests	$13,900	$7,760	$11,215
Citigroup’s other comprehensive income (loss)
Net change in unrealized gains and losses on investment securities, net of taxes	$(2,237)	$632	$2,360
Net change in cash flow hedges, net of taxes	1,048	527	(170)
Benefit plans liability adjustment, net of taxes (1)	1,281	(988)	(177)
Net change in foreign currency translation adjustment, net of taxes and hedges	(2,329)	721	(3,524)
Citigroup’s total other comprehensive income (loss)	$(2,237)	$892	$(1,511)
Net income attributable to noncontrolling interests	$227	$219	$148
Other comprehensive income (loss) attributable to noncontrolling interests
Net change in unrealized gains and losses on investment securities, net of taxes	$(27)	$32	$(5)
Net change in foreign currency translation adjustment, net of taxes	10	58	(87)
Total other comprehensive income (loss) attributable to noncontrolling interests	$(17)	$90	$(92)
Total comprehensive income attributable to noncontrolling interests	210	309	56
Citigroup’s comprehensive income	$11,436	$8,433	$9,556
(1)    Primarily reflects adjustments based on the year-end actuarial valuations of the Company’s pension and postretirement plans and amortization of amounts previously recognized in Other comprehensive income.

The Notes to the Consolidated Financial Statements are an integral part of these Consolidated Financial Statements.

CONSOLIDATED BALANCE SHEET                         Citigroup Inc. and Subsidiaries

	December 31,
In millions of dollars	2013	2012
Assets
Cash and due from banks (including segregated cash and other deposits)	$29,885	$36,453
Deposits with banks	169,005	102,134
Federal funds sold and securities borrowed or purchased under agreements to resell (including $141,481 and $160,589 as of December 31, 2013 and December 31, 2012, respectively, at fair value)	257,037	261,311
Brokerage receivables	25,674	22,490
Trading account assets (including $106,695 and $105,458 pledged to creditors at December 31, 2013 and December 31, 2012, respectively)	285,928	320,929
Investments (including $26,989 and $21,423 pledged to creditors at December 31, 2013 and December 31, 2012, respectively, and $291,216 and $294,463 as of December 31, 2013 and December 31, 2012, respectively, at fair value)	308,980	312,326
Loans, net of unearned income
Consumer (including $957 and $1,231 as of December 31, 2013 and December 31, 2012, respectively, at fair value)	393,831	408,671
Corporate (including $4,072 and $4,056 as of December 31, 2013 and December 31, 2012, respectively, at fair value)	271,641	246,793
Loans, net of unearned income	$665,472	$655,464
Allowance for loan losses	(19,648)	(25,455)
Total loans, net	$645,824	$630,009
Goodwill	25,009	25,673
Intangible assets (other than MSRs)	5,056	5,697
Mortgage servicing rights (MSRs)	2,718	1,942
Other assets (including $7,123 and $13,299 as of December 31, 2013 and December 31, 2012, respectively, at fair value)	125,266	145,660
Assets of discontinued operations held for sale	—	36
Total assets	$1,880,382	$1,864,660

The following table presents certain assets of consolidated variable interest entities (VIEs), which are included in the Consolidated Balance Sheet above. The assets in the table below include only those assets that can be used to settle obligations of consolidated VIEs on the following page and are in excess of those obligations. Additionally, the assets in the table below include third-party assets of consolidated VIEs only and exclude intercompany balances that eliminate in consolidation.

	December 31,
In millions of dollars	2013	2012
Assets of consolidated VIEs that can only be used to settle obligations of consolidated VIEs
Cash and due from banks	$362	$498
Trading account assets	977	481
Investments	10,950	10,751
Loans, net of unearned income
Consumer (including $910 and $1,191 as of December 31, 2013 and December 31, 2012, respectively, at fair value)	63,493	93,936
Corporate (including $14 and $157 as of December 31, 2013 and December 31, 2012, respectively, at fair value)	31,919	23,684
Loans, net of unearned income	$95,412	$117,620
Allowance for loan losses	(3,502)	(5,854)
Total loans, net	$91,910	$111,766
Other assets	1,234	674
Total assets of consolidated VIEs that can only be used to settle obligations of consolidated VIEs	$105,433	$124,170
Statement continues on the next page.

CONSOLIDATED BALANCE SHEET                        Citigroup Inc. and Subsidiaries
(Continued)

	December 31,
In millions of dollars, except shares and per share amounts	2013	2012
Liabilities
Non-interest-bearing deposits in U.S. offices	$128,399	$129,657
Interest-bearing deposits in U.S. offices (including $988 and $889 as of December 31, 2013 and December 31, 2012, respectively, at fair value)	284,164	247,716
Non-interest-bearing deposits in offices outside the U.S.	69,406	65,024
Interest-bearing deposits in offices outside the U.S. (including $689 and $558 as of December 31, 2013 and December 31, 2012, respectively, at fair value)	486,304	488,163
Total deposits	$968,273	$930,560
Federal funds purchased and securities loaned or sold under agreements to repurchase (including $51,545 and $116,689 as of December 31, 2013 and December 31, 2012, respectively, at fair value)	203,512	211,236
Brokerage payables	53,707	57,013
Trading account liabilities	108,762	115,549
Short-term borrowings (including $3,692 and $818 as of December 31, 2013 and December 31, 2012, respectively, at fair value)	58,944	52,027
Long-term debt (including $26,877 and $29,764 as of December 31, 2013 and December 31, 2012, respectively, at fair value)	221,116	239,463
Other liabilities (including $2,011 and $2,910 as of December 31, 2013 and December 31, 2012, respectively, at fair value)	59,935	67,815
Liabilities of discontinued operations held for sale	—	—
Total liabilities	$1,674,249	$1,673,663
Stockholders’ equity
Preferred stock ($1.00 par value; authorized shares: 30 million), issued shares: 269,520 as of December 31, 2013 and 102,038 as of December 31, 2012, at aggregate liquidation value	$6,738	$2,562
Common stock ($0.01 par value; authorized shares: 6 billion), issued shares: 3,062,098,976 as of December 31, 2013 and 3,043,153,204 as of December 31, 2012	31	30
Additional paid-in capital	107,193	106,391
Retained earnings	111,168	97,809
Treasury stock, at cost: December 31, 2013—32,856,062 shares and December 31, 2012—14,269,301 shares	(1,658)	(847)
Accumulated other comprehensive income (loss)	(19,133)	(16,896)
Total Citigroup stockholders’ equity	$204,339	$189,049
Noncontrolling interest	1,794	1,948
Total equity	$206,133	$190,997
Total liabilities and equity	$1,880,382	$1,864,660

The following table presents certain liabilities of consolidated VIEs, which are included in the Consolidated Balance Sheet above. The liabilities in the table below include third-party liabilities of consolidated VIEs only and exclude intercompany balances that eliminate in consolidation. The liabilities also exclude amounts where creditors or beneficial interest holders have recourse to the general credit of Citigroup.

	December 31,
In millions of dollars	2013	2012
Liabilities of consolidated VIEs for which creditors or beneficial interest holders do not have recourse to the general credit of Citigroup
Short-term borrowings	$21,793	$15,637
Long-term debt (including $909 and $1,330 as of December 31, 2013 and December 31, 2012, respectively, at fair value)	34,743	26,346
Other liabilities	999	1,224
Total liabilities of consolidated VIEs for which creditors or beneficial interest holders do not have recourse to the general credit of Citigroup	$57,535	$43,207
The Notes to the Consolidated Financial Statements are an integral part of these Consolidated Financial Statements.

CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS’ EQUITY    Citigroup Inc. and Subsidiaries

	Years ended December 31,
		Amounts			Shares
In millions of dollars, except shares in thousands	2013	2012	2011	2013	2012	2011
Preferred stock at aggregate liquidation value
Balance, beginning of year	$2,562	$312	$312	102	12	12
Issuance of new preferred stock	4,270	2,250	—	171	90	—
Redemption of preferred stock	(94)	$—	—	(3)	—	—
Balance, end of period	$6,738	$2,562	$312	270	102	12
Common stock and additional paid-in capital
Balance, beginning of year	$106,421	$105,833	$101,316	3,043,153	2,937,756	2,922,402
Employee benefit plans	878	597	766	18,930	9,037	3,540
Preferred stock issuance expense	(78)	—	—	—	—	—
Issuance of shares and T-DECs for TARP repayment	—	—	—	—	96,338	—
ADIA Upper DECs equity units purchase contract	—	—	3,750	—	—	11,781
Other	3	(9)	1	16	22	33
Balance, end of period	$107,224	$106,421	$105,833	3,062,099	3,043,153	2,937,756
Retained earnings
Balance, beginning of year	$97,809	$90,520	$79,559
Adjustment to opening balance, net of taxes (1)	—	(107)	—
Adjusted balance, beginning of period	$97,809	$90,413	$79,559
Citigroup’s net income	13,673	7,541	11,067
Common dividends (2)	(120)	(120)	(81)
Preferred dividends	(194)	(26)	(26)
Other	—	1	1
Balance, end of period	$111,168	$97,809	$90,520
Treasury stock, at cost
Balance, beginning of year	$(847)	$(1,071)	$(1,442)	(14,269)	(13,878)	(16,566)
Issuance of shares pursuant to employee benefit plans	26	229	372	(1,629)	(253)	2,714
Treasury stock acquired (3)	(837)	(5)	(1)	(16,958)	(138)	(26)
Balance, end of period	$(1,658)	$(847)	$(1,071)	(32,856)	(14,269)	(13,878)
Citigroup’s accumulated other comprehensive income (loss)
Balance, beginning of year	$(16,896)	$(17,788)	$(16,277)
Net change in Citigroup’s Accumulated other comprehensive income (loss)	(2,237)	892	(1,511)
Balance, end of period	$(19,133)	$(16,896)	$(17,788)
Total Citigroup common stockholders’ equity	$197,601	$186,487	$177,494	3,029,243	3,028,884	2,923,878
Total Citigroup stockholders’ equity	$204,339	$189,049	$177,806
Noncontrolling interest
Balance, beginning of year	$1,948	$1,767	$2,321
Initial origination of a noncontrolling interest	6	88	28
Transactions between noncontrolling-interest shareholders and the related consolidated subsidiary	(2)	—	—
Transactions between Citigroup and the noncontrolling-interest shareholders	(118)	41	(274)
Net income attributable to noncontrolling-interest shareholders	227	219	148
Dividends paid to noncontrolling-interest shareholders	(63)	(33)	(67)
Net change in Accumulated other comprehensive income (loss)	(17)	90	(92)
Other	(187)	(224)	(297)
Net change in noncontrolling interests	$(154)	$181	$(554)
Balance, end of period	$1,794	$1,948	$1,767

Total equity	$206,133	$190,997	$179,573

(1) The adjustment to the opening balance for Retained earnings in 2012 represents the cumulative effect of adopting ASU 2010-26, Financial Services—Insurance (Topic 944): Accounting for Costs Associated with Acquiring or Renewing Insurance Contracts. See Note 1 to the Consolidated Financial Statements.

(2)
Common dividends declared were $0.01 per share in each of the first, second, third and fourth quarters of 2013, first, second, third and fourth quarters of 2012, and second, third and fourth quarters of 2011.

(3)
For 2013, primarily consists of open market purchases under Citi’s Board of Directors-approved common stock repurchase program. 2013 and other periods also include treasury stock related to (i) activity on employee stock option program exercises where the employee delivers existing shares to cover the option exercise, or (ii) under Citi’s employee restricted or deferred stock programs where shares are withheld to satisfy tax requirements.

The Notes to the Consolidated Financial Statements are an integral part of these Consolidated Financial Statements.

CONSOLIDATED STATEMENT OF CASH FLOWS
Citigroup Inc. and Subsidiaries

	Years ended December 31,
In millions of dollars	2013	2012	2011
Cash flows from operating activities of continuing operations
Net income before attribution of noncontrolling interests	$13,900	$7,760	$11,215
Net income attributable to noncontrolling interests	227	219	148
Citigroup’s net income	$13,673	$7,541	$11,067
Loss from discontinued operations, net of taxes	(90)	(57)	(27)
Gain (loss) on sale, net of taxes	360	(1)	95
Income from continuing operations—excluding noncontrolling interests	$13,403	$7,599	$10,999
Adjustments to reconcile net income to net cash provided by (used in) operating activities of continuing operations
Amortization of deferred policy acquisition costs and present value of future profits	194	203	250
(Additions) reductions to deferred policy acquisition costs	(54)	85	(54)
Depreciation and amortization	3,303	2,507	2,872
Deferred tax provision (benefit)	2,380	(4,091)	(74)
Provision for credit losses	7,684	10,832	11,824
Realized gains from sales of investments	(748)	(3,251)	(1,997)
Net impairment losses recognized in earnings	535	4,971	2,254
Change in trading account assets	35,001	(29,195)	38,238
Change in trading account liabilities	(6,787)	(10,533)	(2,972)
Change in federal funds sold and securities borrowed or purchased under agreements to resell	4,274	14,538	(29,132)
Change in federal funds purchased and securities loaned or sold under agreements to repurchase	(7,724)	12,863	8,815
Change in brokerage receivables net of brokerage payables	(6,490)	945	8,383
Change in loans held-for-sale	4,321	(1,106)	1,021
Change in other assets	13,332	(530)	14,949
Change in other liabilities	(7,880)	(1,457)	(3,814)
Other, net	2,666	9,885	3,233
Total adjustments	$44,007	$6,666	$53,796
Net cash provided by operating activities of continuing operations	$57,410	$14,265	$64,795
Cash flows from investing activities of continuing operations
Change in deposits with banks	$(66,871)	$53,650	$6,653
Change in loans	(27,892)	(28,817)	(31,597)
Proceeds from sales and securitizations of loans	9,123	7,287	10,022
Purchases of investments	(220,823)	(256,907)	(314,250)
Proceeds from sales of investments	131,100	143,853	182,566
Proceeds from maturities of investments	84,831	102,020	139,959
Capital expenditures on premises and equipment and capitalized software	(3,490)	(3,604)	(3,448)
Proceeds from sales of premises and equipment, subsidiaries and affiliates, and repossessed assets	716	1,089	1,323
Net cash provided by (used in ) investing activities of continuing operations	$(93,306)	$18,571	$(8,772)
Cash flows from financing activities of continuing operations
Dividends paid	$(314)	$(143)	$(107)
Issuance of preferred stock	4,270	2,250	—
Redemption of preferred stock	(94)	—	—
Issuance of ADIA Upper DECs equity units purchase contract	-	—	3,750
Treasury stock acquired	(837)	(5)	(1)
Stock tendered for payment of withholding taxes	(452)	(194)	(230)
Issuance of long-term debt	54,405	27,843	30,242
Payments and redemptions of long-term debt	(63,994)	(117,575)	(89,091)
Change in deposits	37,713	64,624	23,858

Change in short-term borrowings	199	(2,164)	(25,067)
Net cash provided by (used in) financing activities of continuing operations	$30,896	$(25,364)	$(56,646)
Effect of exchange rate changes on cash and cash equivalents	$(1,558)	$274	$(1,301)
Discontinued operations
Net cash provided by discontinued operations	$(10)	$6	$2,653
Change in cash and due from banks	$(6,568)	$7,752	$729
Cash and due from banks at beginning of year	36,453	28,701	27,972
Cash and due from banks at end of year	$29,885	$36,453	$28,701
Supplemental disclosure of cash flow information for continuing operations
Cash paid during the year for income taxes	$4,495	$3,900	$2,705
Cash paid during the year for interest	$14,383	$19,739	$21,230
Non-cash investing activities
Increase in corporate loans due to consolidation of a commercial paper conduit	$6,718	$—	$—
Transfers to loans held-for-sale from loans	$17,300	$8,700	$27,400
Transfers to OREO and other repossessed assets	325	500	1,284
Transfers to trading account assets from investments (held-to-maturity)	—	—	12,700
Non-cash financing activities
Increase in short-term borrowings due to consolidation of a commercial paper conduit	$6,718	$—	$—

The Notes to the Consolidated Financial Statements are an integral part of these Consolidated Financial Statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation
The Consolidated Financial Statements include the accounts of Citigroup and its subsidiaries prepared in accordance with U.S. Generally Accepted Accounting Principles (GAAP). The Company consolidates subsidiaries in which it holds, directly or indirectly, more than 50% of the voting rights or where it exercises control. Entities where the Company holds 20% to 50% of the voting rights and/or has the ability to exercise significant influence, other than investments of designated venture capital subsidiaries or investments accounted for at fair value under the fair value option, are accounted for under the equity method, and the pro rata share of their income (loss) is included in Other revenue. Income from investments in less than 20% owned companies is recognized when dividends are received. As discussed in more detail in Note 22 to the Consolidated Financial Statements, Citigroup consolidates entities deemed to be variable interest entities when Citigroup is determined to be the primary beneficiary. Gains and losses on the disposition of branches, subsidiaries, affiliates, buildings, and other investments are included in Other revenue.
Throughout these Notes, “Citigroup,” “Citi” and the “Company” refer to Citigroup Inc. and its consolidated subsidiaries.
Certain reclassifications have been made to the prior periods’ financial statements and notes to conform to the current period’s presentation.

Citibank, N.A.
Citibank, N.A. is a commercial bank and wholly owned subsidiary of Citigroup Inc. Citibank’s principal offerings include: Consumer finance, mortgage lending, and retail banking products and services; investment banking, commercial banking, cash management, trade finance and e-commerce products and services; and private banking products and services.

Variable Interest Entities
An entity is referred to as a variable interest entity (VIE) if it meets the criteria outlined in ASC 810, Consolidation (formerly Statement of Financial Accounting Standards(SFAS) No. 167, Amendments to FASB (Financial Accounting Standards Board) Interpretation No. 46(R)) (SFAS 167), which are: (i) the entity has equity that is insufficient to permit the entity to finance its activities without additional subordinated financial support from other parties; or (ii) the entity has equity investors that cannot make significant decisions about the entity’s operations or that do not absorb their proportionate share of the entity’s expected losses or expected returns.
The Company consolidates a VIE when it has both the power to direct the activities that most significantly impact the VIE’s economic success and a right to receive benefits or the obligation to absorb losses of the entity that could be potentially significant to the VIE (that is, it is the primary beneficiary).
Along with the VIEs that are consolidated in accordance with these guidelines, the Company has variable interests in other VIEs that are not consolidated because the Company is not the primary beneficiary. These include multi-seller finance companies, certain collateralized debt obligations (CDOs), many structured finance transactions, and various investment funds.
However, these VIEs and all other unconsolidated VIEs are monitored by the Company to determine if any events have occurred that could cause its primary beneficiary status to change. These events include:

•	additional purchases or sales of variable interests by Citigroup or an unrelated third party, which cause Citigroup’s overall variable interest ownership to change;

•	changes in contractual arrangements in a manner that reallocates expected losses and residual returns among the variable interest holders;

•	changes in the party that has power to direct the activities of a VIE that most significantly impact the entity’s economic performance; and

•	providing support to an entity that results in an implicit variable interest.

All other entities not deemed to be VIEs with which the Company has involvement are evaluated for consolidation under other subtopics of ASC 810 (formerly Accounting Research Bulletin (ARB) No. 51, Consolidated Financial Statements, SFAS No. 94, Consolidation of All Majority-Owned Subsidiaries, and EITF Issue No. 04-5, Determining Whether a General Partner, or the General Partners as a Group, Controls a Limited Partnership or Similar Entity When the Limited Partners Have Certain Rights).

Foreign Currency Translation
Assets and liabilities of Citi’s foreign operations are translated from their respective functional currencies into U.S. dollars using period-end spot foreign-exchange rates. The effects of those translation adjustments are reported in Accumulated other comprehensive income (loss), a component of stockholders’ equity, along with related hedge and tax effects, until realized upon sale or substantial liquidation of the foreign operation. Revenues and expenses of Citi’s foreign operations are translated monthly from their respective functional currencies into U.S. dollars at amounts that approximate weighted average exchange rates.
For transactions whose terms are denominated in a currency other than the functional currency, including transactions denominated in the local currencies of foreign operations with the U.S. dollar as their functional currency, the effects of changes in exchange rates are primarily included in Principal transactions, along with the related hedge effects. Instruments used to hedge foreign currency exposures include foreign currency forward, option and swap contracts and designated issues of non-U.S. dollar debt. Foreign operations in countries with highly inflationary economies designate the U.S. dollar as their functional currency, with the effects of changes in exchange rates primarily included in Other revenue.

Investment Securities
Investments include fixed income and equity securities. Fixed income instruments include bonds, notes and redeemable preferred stocks, as well as certain loan-backed and structured securities that are subject to prepayment risk. Equity securities include common and nonredeemable preferred stock.
Investment securities are classified and accounted for as follows:

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Fixed income securities classified as “held-to-maturity” represent securities that the Company has both the ability and the intent to hold until maturity and are carried at amortized cost. Interest income on such securities is included in Interest revenue.

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Fixed income securities and marketable equity securities classified as “available-for-sale” are carried at fair value with changes in fair value reported in Accumulated other comprehensive income (loss), a component of Stockholders’ equity, net of applicable income taxes and hedges. As described in more detail in Note 14 to the Consolidated Financial Statements, declines in fair value that are determined to be other-than-temporary are recorded in earnings immediately. Realized gains and losses on sales are included in income primarily on a specific identification cost basis. Interest and dividend income on such securities is included in Interest revenue.

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Venture capital investments held by Citigroup’s private equity subsidiaries that are considered investment companies are carried at fair value with changes in fair value reported in Other revenue. These subsidiaries include entities registered as Small Business Investment Companies and engage exclusively in venture capital activities.

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Certain investments in non-marketable equity securities and certain investments that would otherwise have been accounted for using the equity method are carried at fair value, since the Company has elected to apply fair value accounting. Changes in fair value of such investments are recorded in earnings.

•	Certain non-marketable equity securities are carried at cost and periodically assessed for other-than-temporary impairment, as described in Note 14 to the Consolidated Financial Statements.

For investments in fixed income securities classified as held-to-maturity or available-for-sale, accrual of interest income is suspended for investments that are in default or on which it is likely that future interest payments will not be made as scheduled.

The Company uses a number of valuation techniques for investments carried at fair value, which are described in Note 25 to the Consolidated Financial Statements. Realized gains and losses on sales of investments are included in earnings.

Trading Account Assets and Liabilities
Trading account assets include debt and marketable equity securities, derivatives in a receivable position, residual interests in securitizations and physical commodities inventory. In addition, as described in Note 26 to the Consolidated Financial Statements, certain assets that Citigroup has elected to carry at fair value under the fair value option, such as loans and purchased guarantees, are also included in Trading account assets.
Trading account liabilities include securities sold, not yet purchased (short positions), and derivatives in a net payable position, as well as certain liabilities that Citigroup has elected to carry at fair value (as described in Note 26 to the Consolidated Financial Statements).
Other than physical commodities inventory, all trading account assets and liabilities are carried at fair value. Revenues generated from trading assets and trading liabilities are generally reported in Principal transactions and include realized gains and losses as well as unrealized gains and losses resulting from changes in the fair value of such instruments. Interest income on trading assets is recorded in Interest revenue reduced by interest expense on trading liabilities.
Physical commodities inventory is carried at the lower of cost or market with related losses reported in Principal transactions. Realized gains and losses on sales of commodities inventory are included in Principal transactions. Investments in unallocated precious metals accounts (gold, silver, platinum and palladium) are accounted for as hybrid instruments containing a debt host contract and an embedded non-financial derivative instrument indexed to the price of the relevant precious metal. The embedded derivative instrument is separated from the debt host contract and accounted for at fair value. The debt host contract is accounted for at fair value under the fair value option, as described in Note 26 to the Consolidated Financial Statements.
Derivatives used for trading purposes include interest rate, currency, equity, credit, and commodity swap agreements, options, caps and floors, warrants, and financial and commodity futures and forward contracts. Derivative asset and liability positions are presented net by counterparty on the Consolidated Balance Sheet when a valid master netting agreement exists and the other conditions set out in ASC 210-20, Balance Sheet-Offsetting, are met. See Note 23 to the Consolidated Financial Statements.
The Company uses a number of techniques to determine the fair value of trading assets and liabilities, which are described in Note 25 to the Consolidated Financial Statements.

Securities Borrowed and Securities Loaned
Securities borrowing and lending transactions generally do not constitute a sale of the underlying securities for accounting purposes, and are treated as collateralized financing transactions. Such transactions are recorded at the amount of proceeds advanced or received plus accrued interest. As described in Note 26 to the Consolidated Financial Statements, the Company has elected to apply fair value accounting to a number of securities borrowing and lending transactions. Fees paid or received for all securities lending and borrowing transactions are recorded in Interest expense or Interest revenue at the contractually specified rate.
The Company monitors the fair value of securities borrowed or loaned on a daily basis and obtains or posts additional collateral in order to maintain contractual margin protection.
As described in Note 25 to the Consolidated Financial Statements, the Company uses a discounted cash flow technique to determine the fair value of securities lending and borrowing transactions.

Repurchase and Resale Agreements
Securities sold under agreements to repurchase (repos) and securities purchased under agreements to resell (reverse repos) generally do not constitute a sale for accounting purposes of the underlying securities and are treated as collateralized financing transactions. As described in Note 26 to the Consolidated Financial Statements, the Company has elected to apply fair value accounting to a majority of such transactions, with changes in fair value reported in earnings. Any transactions for which fair value accounting has not been elected are recorded at the amount of cash advanced or received plus accrued interest. Irrespective of whether the Company has elected fair value accounting, interest paid or received on all repo and reverse repo transactions is recorded in Interest expense or Interest revenue at the contractually specified rate.
Where the conditions of ASC 210-20-45-11, Balance Sheet-Offsetting: Repurchase and Reverse Repurchase Agreements, are met, repos and reverse repos are presented net on the Consolidated Balance Sheet.
The Company’s policy is to take possession of securities purchased under reverse repurchase agreements. The Company monitors the fair value of securities subject to repurchase or resale on a daily basis and obtains or posts additional collateral in order to maintain contractual margin protection.
As described in Note 25 to the Consolidated Financial Statements, the Company uses a discounted cash flow technique to determine the fair value of repo and reverse repo transactions.

Loans
Loans are reported at their outstanding principal balances net of any unearned income and unamortized deferred fees and costs except that credit card receivable balances also include accrued interest and fees. Loan origination fees and certain direct origination costs are generally deferred and recognized as adjustments to income over the lives of the related loans.
As described in Note 26 to the Consolidated Financial Statements, Citi has elected fair value accounting for certain loans. Such loans are carried at fair value with changes in fair value reported in earnings. Interest income on such loans is recorded in Interest revenue at the contractually specified rate.
Loans for which the fair value option has not been elected are classified upon origination or acquisition as either held-for-investment or held-for-sale. This classification is based on management’s initial intent and ability with regard to those loans.
Loans that are held-for-investment are classified as Loans, net of unearned income on the Consolidated Balance Sheet, and the related cash flows are included within the cash flows from the investing activities category in the Consolidated Statement of Cash Flows on the line Change in loans. However, when the initial intent for holding a loan has changed from held-for-investment to held-for-sale, the loan is reclassified to held-for-sale, but the related cash flows continue to be reported in cash flows from investing activities in the Consolidated Statement of Cash Flows on the line Proceeds from sales and securitizations of loans.

Consumer loans
Consumer loans represent loans and leases managed primarily by the Global Consumer Banking businesses and Citi Holdings.

Non-accrual and re-aging policies
As a general rule, interest accrual ceases for installment and real estate (both open- and closed-end) loans when payments are 90 days contractually past due. For credit cards and unsecured revolving loans, however, Citi generally accrues interest until payments are 180 days past due. As a result of OCC guidance issued in the first quarter of 2012, home equity loans in regulated bank entities are classified as non-accrual if the related residential first mortgage is 90 days or more past due. As a result of OCC guidance issued in the third quarter of 2012, mortgage loans in regulated bank entities discharged through Chapter 7 bankruptcy, other than FHA-insured loans, are classified as non-accrual. Commercial market loans are placed on a cash (non-accrual) basis when it is determined, based on actual experience and a forward-looking assessment of the collectability of the loan in full, that the payment of interest or principal is doubtful or when interest or principal is 90 days past due.
Loans that have been modified to grant a short-term or long-term concession to a borrower who is in financial difficulty may not be accruing interest at the time of the modification. The policy for returning such modified loans to accrual status varies by product and/or region. In most cases, a minimum number of payments (ranging from one to six) are required, while in other cases the loan is never returned to accrual status. For regulated bank entities, such modified loans are returned to accrual status if a credit evaluation at the time of, or subsequent to, the modification indicates the borrower’s ability to meet the restructured terms, and the borrower is current and has demonstrated a reasonable period of sustained payment performance (minimum six months of consecutive payments).
For U.S. Consumer loans, generally one of the conditions to qualify for modification is that a minimum number of payments (typically ranging from one to three) must be made. Upon modification, the loan is re-aged to current status. However, re-aging practices for certain open-ended Consumer loans, such as credit cards, are governed by Federal Financial Institutions Examination Council (FFIEC) guidelines. For open-ended Consumer loans subject to FFIEC guidelines, one of the conditions for the loan to be re-aged to current status is that at least three consecutive minimum monthly payments, or the equivalent amount, must be received. In addition, under FFIEC guidelines, the number of times that such a loan can be re-aged is subject to limitations (generally once in 12 months and twice in five years). Furthermore, Federal Housing Administration (FHA) and Department of Veterans Affairs (VA) loans are modified under those respective agencies’ guidelines and payments are not always required in order to re-age a modified loan to current.

Charge-off policies
Citi’s charge-off policies follow the general guidelines below:

•	Unsecured installment loans are charged off at 120 days contractually past due.

•	Unsecured revolving loans and credit card loans are charged off at 180 days contractually past due.

•	Loans secured with non-real estate collateral are written down to the estimated value of the collateral, less costs to sell, at 120 days contractually past due.

•	Real estate-secured loans are written down to the estimated value of the property, less costs to sell, at 180 days contractually past due.

•	Real estate-secured loans are charged off no later than 180 days contractually past due if a decision has been made not to foreclose on the loans.

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Non-bank real estate-secured loans are charged off at the earlier of 180 days contractually past due if there have been no payments within the last six months, or 360 days contractually past due, if a decision has been made not to foreclose on the loans.

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Non-bank loans secured by real estate are written down to the estimated value of the property, less costs to sell, at the earlier of the receipt of title, the initiation of foreclosure (a process that must commence when payments are 120 days contractually past due), when the loan is 180 days contractually past due if there have been no payments within the past six months or 360 days contractually past due.

•	Non-bank unsecured personal loans are charged off at the earlier of 180 days contractually past due if there have been no payments within the last six months, or 360 days contractually past due.

•	Unsecured loans in bankruptcy are charged off within 60 days of notification of filing by the bankruptcy court or in accordance with Citi’s charge-off policy, whichever occurs earlier.

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As a result of OCC guidance issued in the third quarter of 2012, real estate-secured loans that were discharged through Chapter 7 bankruptcy, other than FHA-insured loans, are written down to the estimated value of the property, less costs to sell. Other real estate-secured loans in bankruptcy are written down to the estimated value of the property, less costs to sell, at the later of 60 days after notification or 60 days contractually past due.

•	Non-bank loans secured by real estate that are discharged through Chapter 7 bankruptcy are written down to the estimated value of the property, less costs to sell, at 60 days contractually past due.

•	Non-bank unsecured personal loans in bankruptcy are charged off when they are 30 days contractually past due.

•	Commercial market loans are written down to the extent that principal is judged to be uncollectable.

Corporate loans
Corporate loans represent loans and leases managed by ICG or Citi Holdings. Corporate loans are identified as impaired and placed on a cash (non-accrual) basis when it is determined, based on actual experience and a forward-looking assessment of the collectability of the loan in full, that the payment of interest or principal is doubtful or when interest or principal is 90 days past due, except when the loan is well collateralized and in the process of collection. Any interest accrued on impaired Corporate loans and leases is reversed at 90 days and charged against current earnings, and interest is thereafter included in earnings only to the extent actually received in cash. When there is doubt regarding the ultimate collectability of principal, all cash receipts are thereafter applied to reduce the recorded investment in the loan.
Impaired Corporate loans and leases are written down to the extent that principal is deemed to be uncollectable. Impaired collateral-dependent loans and leases, where repayment is expected to be provided solely by the sale of the underlying collateral and there are no other available and reliable sources of repayment, are written down to the lower of cost or collateral value. Cash-basis loans are returned to an accrual status when all contractual principal and interest amounts are reasonably assured of repayment and there is a sustained period of repayment performance in accordance with the contractual terms.

Loans Held-for-Sale
Corporate and Consumer loans that have been identified for sale are classified as loans held-for-sale and included in Other assets. The practice of Citi’s U.S. prime mortgage business has been to sell substantially all of its conforming loans. As such, U.S. prime mortgage conforming loans are classified as held-for-sale and the fair value option is elected at origination, with changes in fair value recorded in Other revenue. With the exception of these loans for which the fair value option has been elected, held-for-sale loans are accounted for at the lower of cost or market value, with any write-downs or subsequent recoveries charged to Other revenue. The related cash flows are classified in the Consolidated Statement of Cash Flows in the cash flows from operating activities category on the line Change in loans held-for-sale.

Allowance for Loan Losses
Allowance for loan losses represents management’s best estimate of probable losses inherent in the portfolio, including probable losses related to large individually evaluated impaired loans and troubled debt restructurings. Attribution of the allowance is made for analytical purposes only, and the entire allowance is available to absorb probable loan losses inherent in the overall portfolio. Additions to the allowance are made through the Provision for loan losses. Loan losses are deducted from the allowance and subsequent recoveries are added. Assets received in exchange for loan claims in a restructuring are initially recorded at fair value, with any gain or loss reflected as a recovery or charge-off to the allowance.

Corporate loans
In the Corporate portfolios, the Allowance for loan losses includes an asset-specific component and a statistically based component. The asset-specific component is calculated under ASC 310-10-35, Receivables-Subsequent Measurement (formerly SFAS 114) on an individual basis for larger-balance, non-homogeneous loans, which are considered impaired. An asset-specific allowance is established when the discounted cash flows, collateral value (less disposal costs), or observable market price of the impaired loan is lower than its carrying value. This allowance considers the borrower’s overall financial condition, resources, and payment record, the prospects for support from any financially responsible guarantors (discussed further below) and, if appropriate, the realizable value of any collateral. The asset-specific component of the allowance for smaller balance impaired loans is calculated on a pool basis considering historical loss experience.
The allowance for the remainder of the loan portfolio is determined under ASC 450, Contingencies (formerly SFAS 5) using a statistical methodology, supplemented by management judgment. The statistical analysis considers the portfolio’s size, remaining tenor, and credit quality as measured by internal risk ratings assigned to individual credit facilities, which reflect probability of default and loss given default. The statistical analysis considers historical default rates and historical loss severity in the event of default, including historical average levels and historical variability. The result is an estimated range for inherent losses. The best estimate within the range is then determined by management’s quantitative and qualitative assessment of current conditions, including general economic conditions, specific industry and geographic trends, and internal factors including portfolio concentrations, trends in internal credit quality indicators, and current and past underwriting standards.
For both the asset-specific and the statistically based components of the Allowance for loan losses, management may incorporate guarantor support. The financial wherewithal of the guarantor is evaluated, as applicable, based on net worth, cash flow statements and personal or company financial statements which are updated and reviewed at least annually. Citi seeks performance on guarantee arrangements in the normal course of business. Seeking performance entails obtaining satisfactory cooperation from the guarantor or borrower in the specific situation. This regular cooperation is indicative of pursuit and successful enforcement of the guarantee; the exposure is reduced without the expense and burden of pursuing a legal remedy. A guarantor’s reputation and willingness to work with Citigroup is evaluated based on the historical experience with the guarantor and the knowledge of the marketplace. In the rare event that the guarantor is unwilling or unable to perform or facilitate borrower cooperation, Citi pursues a legal remedy; however, enforcing a guarantee via legal action against the guarantor is not the primary means of resolving a troubled loan situation and rarely occurs. If Citi does not pursue a legal remedy, it is because Citi does not believe that the guarantor has the financial wherewithal to perform regardless of legal action or because there are legal limitations on simultaneously pursuing guarantors and foreclosure. A guarantor’s reputation does not impact Citi’s decision or ability to seek performance under the guarantee.
In cases where a guarantee is a factor in the assessment of loan losses, it is included via adjustment to the loan’s internal risk rating, which in turn is the basis for the adjustment to the statistically based component of the Allowance for loan losses. To date, it is only in rare circumstances that an impaired commercial loan or commercial real estate loan is carried at a value in excess of the appraised value due to a guarantee.
When Citi’s monitoring of the loan indicates that the guarantor’s wherewithal to pay is uncertain or has deteriorated, there is either no change in the risk rating, because the guarantor’s credit support was never initially factored in, or the risk rating is adjusted to reflect that uncertainty or deterioration. Accordingly, a guarantor’s ultimate failure to perform or a lack of legal enforcement of the guarantee does not materially impact the allowance for loan losses, as there is typically no further significant adjustment of the loan’s risk rating at that time. Where Citi is not seeking performance under the guarantee contract, it provides for loans losses as if the loans were non-performing and not guaranteed.

Consumer loans
For Consumer loans, each portfolio of non-modified smaller-balance, homogeneous loans is independently evaluated by product type (e.g., residential mortgage, credit card, etc.) for impairment in accordance with ASC 450-20. The allowance for loan losses attributed to these loans is established via a process that estimates the probable losses inherent in the specific portfolio. This process includes migration analysis, in which historical delinquency and credit loss experience is applied to the current aging of the portfolio, together with analyses that reflect current and anticipated economic conditions, including changes in housing prices and unemployment trends. Citi’s allowance for loan losses under ASC 450-20 only considers contractual principal amounts due, except for credit card loans where estimated loss amounts related to accrued interest receivable are also included.
Management also considers overall portfolio indicators, including historical credit losses, delinquent, non-performing, and classified loans, trends in volumes and terms of loans, an evaluation of overall credit quality, the credit process, including lending policies and procedures, and economic, geographical, product and other environmental factors.
Separate valuation allowances are determined for impaired smaller-balance homogeneous loans whose terms have been modified in a troubled debt restructuring (TDR). Long-term modification programs as well as short-term (less than 12 months) modifications originated beginning January 1, 2011 that provide concessions (such as interest rate reductions) to borrowers in financial difficulty are reported as TDRs. In addition, loans included in the U.S. Treasury’s Home Affordable Modification Program (HAMP) trial period at December 31, 2011 are reported as TDRs. The allowance for loan losses for TDRs is determined in accordance with ASC 310-10-35 considering all available evidence, including, as appropriate, the present value of the expected future cash flows discounted at the loan’s original contractual effective rate, the secondary market value of the loan and the fair value of collateral less disposal costs. These expected cash flows incorporate modification program default rate assumptions. The original contractual effective rate for credit card loans is the pre-modification rate, which may include interest rate increases under the original contractual agreement with the borrower.
Where short-term concessions have been granted prior to January 1, 2011, the allowance for loan losses is materially consistent with the requirements of ASC 310-10-35.
Valuation allowances for commercial market loans, which are classifiably managed Consumer loans, are determined in the same manner as for Corporate loans and are described in more detail in the following section. Generally, an asset-specific component is calculated under ASC 310-10-35 on an individual basis for larger-balance, non-homogeneous loans that are considered impaired and the allowance for the remainder of the classifiably managed Consumer loan portfolio is calculated under ASC 450 using a statistical methodology, supplemented by management adjustment.

Reserve Estimates and Policies
Management provides reserves for an estimate of probable losses inherent in the funded loan portfolio on the Consolidated Balance Sheet in the form of an allowance for loan losses. These reserves are established in accordance with Citigroup’s credit reserve policies, as approved by the Audit Committee of the Board of Directors. Citi’s Chief Risk Officer and Chief Financial Officer review the adequacy of the credit loss reserves each quarter with representatives from the risk management and finance staffs for each applicable business area. Applicable business areas include those having classifiably managed portfolios, where internal credit-risk ratings are assigned (primarily Institutional Clients Group and Global Consumer Banking) or modified Consumer loans, where concessions were granted due to the borrowers’ financial difficulties.
The above-mentioned representatives for these business areas present recommended reserve balances for their funded and unfunded lending portfolios along with supporting quantitative and qualitative data discussed below:

Estimated probable losses for non-performing, non-homogeneous exposures within a business line’s classifiably managed portfolio and impaired smaller-balance homogeneous loans whose terms have been modified due to the borrowers’ financial difficulties, where it was determined that a concession was granted to the borrower. Consideration may be given to the following, as appropriate, when determining this estimate: (i) the present value of expected future cash flows discounted at the loan’s original effective rate; (ii) the borrower’s overall financial condition, resources and payment record; and (iii) the prospects for support from financially responsible guarantors or the realizable value of any collateral. In the determination of the allowance for loan losses for TDRs, management considers a combination of historical re-default rates, the current economic environment and the nature of the modification program when forecasting expected cash flows. When impairment is measured based on the present value of expected future cash flows, the entire change in present value is recorded in the Provision for loan losses.
Statistically calculated losses inherent in the classifiably managed portfolio for performing and de minimis non-performing exposures. The calculation is based on: (i) Citi’s internal system of credit-risk ratings, which are analogous to the risk ratings of the major rating agencies; and (ii) historical default and loss data, including rating agency information regarding default rates from 1983 to 2012 and internal data dating to the early 1970s on severity of losses in the event of default. Adjustments may be made to this data. Such adjustments include: (i) statistically calculated estimates to cover the historical fluctuation of the default rates over the credit cycle, the historical variability of loss severity among defaulted loans, and the degree to which there are large obligor concentrations in the global portfolio; and (ii) adjustments made for specific known items, such as current environmental factors and credit trends.
In addition, representatives from each of the risk management and finance staffs that cover business areas with delinquency-managed portfolios containing smaller-balance homogeneous loans present their recommended reserve balances based on leading credit indicators, including loan delinquencies and changes in portfolio size as well as economic trends, including current and future housing prices, unemployment, length of time in foreclosure, costs to sell and GDP. This methodology is applied separately for each individual product within each geographic region in which these portfolios exist.
This evaluation process is subject to numerous estimates and judgments. The frequency of default, risk ratings, loss recovery rates, the size and diversity of individual large credits, and the ability of borrowers with foreign currency obligations to obtain the foreign currency necessary for orderly debt servicing, among other things, are all taken into account during this review. Changes in these estimates could have a direct impact on the credit costs in any period and could result in a change in the allowance.

Allowance for Unfunded Lending Commitments
A similar approach to the allowance for loan losses is used for calculating a reserve for the expected losses related to unfunded loan commitments and standby letters of credit. This reserve is classified on the balance sheet in Other liabilities. Changes to the allowance for unfunded lending commitments are recorded in the Provision for unfunded lending commitments.

Mortgage Servicing Rights
Mortgage servicing rights (MSRs) are recognized as intangible assets when purchased or when the Company sells or securitizes loans acquired through purchase or origination and retains the right to service the loans. Mortgage servicing rights are accounted for at fair value, with changes in value recorded in Other revenue in the Company’s Consolidated Statement of Income.
Additional information on the Company’s MSRs can be found in Note 22 to the Consolidated Financial Statements.

Citigroup Residential Mortgages—Representations and Warranties
In connection with Citi’s sales of residential mortgage loans to the U.S. government-sponsored entities (GSEs) and private investors, as well as through private-label securitizations, Citi typically makes representations and warranties that the loans sold meet certain requirements, such as the loan’s compliance with any applicable loan criteria established by the buyer and the validity of the lien securing the loan. The specific representations and warranties made by Citi in any particular transaction depend on, among other things, the nature of the transaction and the requirements of the investor (e.g., whole loan sale to the GSEs versus loans sold through securitization transactions), as well as the credit quality of the loan (e.g., prime, Alt-A or subprime).
These sales expose Citi to potential claims for alleged breaches of its representations and warranties. In the event of a breach of its representations and warranties, Citi could be required either to repurchase the mortgage loans with the identified defects (generally at unpaid principal balance plus accrued interest) or to indemnify (make-whole) the investors for their losses on these loans.
Citi has recorded a repurchase reserve for its potential repurchase or make-whole liability regarding residential mortgage representation and warranty claims. Beginning in the first quarter of 2013, Citi considers private-label residential mortgage securitization representation and warranty claims as part of its litigation accrual analysis and not as part of its repurchase reserve. See Note 28 to the Consolidated Financial Statements for additional information on Citi’s potential private-label residential mortgage securitization exposure. Accordingly, Citi’s repurchase reserve has been recorded for purposes of its potential representation and warranty repurchase liability resulting from its whole loan sales to the GSEs and, to a lesser extent private investors, which are made through Citi’s Consumer business in CitiMortgage.
The repurchase reserve is based on various assumptions which are primarily based on Citi’s historical repurchase activity with the GSEs. As of December 31, 2013, the most significant assumptions used to calculate the reserve levels are: (i) the probability of a claim based on correlation between loan characteristics and repurchase claims; (ii) claims appeal success rates; and (iii) estimated loss per repurchase or make-whole payment. In addition, as part of its repurchase reserve analysis, Citi considers reimbursements estimated to be received from third-party sellers, which generally are based on Citi’s analysis of its most recent collection trends and the financial viability of the third-party sellers (i.e., to the extent Citi made representation and warranties on loans it purchased from third-party sellers that remain financially viable, Citi may have the right to seek recovery from the third party based on representations and warranties made by the third party to Citi (a “back-to-back” claim)).
In the case of a repurchase, Citi will bear any subsequent credit loss on the mortgage loan and the loan is typically considered a credit-impaired loan and accounted for under AICPA Statement of Position (SOP) 03-3, “Accounting for Certain Loans and Debt Securities Acquired in a Transfer” (now incorporated into ASC 310-30, Receivables—Loans and Debt Securities Acquired with Deteriorated Credit Quality) (SOP 03-3).
In the case of a repurchase of a credit-impaired SOP 03-3 loan, the difference between the loan’s fair value and unpaid principal balance at the time of the repurchase is recorded as a utilization of the repurchase reserve. Make-whole payments to the investor are also treated as utilizations and charged directly against the reserve. The repurchase reserve is estimated when Citi sells loans (recorded as an adjustment to the gain on sale, which is included in Other revenue in the Consolidated Statement of Income) and is updated quarterly. Any change in estimate is recorded in Other revenue.

Goodwill
Goodwill represents the excess of acquisition cost over the fair value of net tangible and intangible assets acquired. Goodwill is subject to annual impairment testing and between annual tests if an event occurs or circumstances change that would more likely than not reduce the fair value of a reporting unit below its carrying amount. The Company has an option to assess qualitative factors to determine if it is necessary to perform the goodwill impairment test. If, after assessing the totality of events or circumstances, the Company determines that it is not more likely than not that the fair value of a reporting unit is less than its carrying amount, no further testing is necessary. If, however, the Company determines that it is more likely than not that the fair value of a reporting unit is less than its carrying amount, the Company is required to perform the first step of the two-step goodwill impairment test. Furthermore, on any business dispositions, goodwill is allocated to the business disposed of based on the ratio of the fair value of the business disposed of to the fair value of the reporting unit.
Additional information on Citi’s goodwill impairment testing can be found in Note 17 to the Consolidated Financial Statements.

Intangible Assets
Intangible assets—including core deposit intangibles, present value of future profits, purchased credit card relationships, other customer relationships, and other intangible assets, but excluding MSRs—are amortized over their estimated useful lives. Intangible assets deemed to have indefinite useful lives, primarily certain asset management contracts and trade names, are not amortized and are subject to annual impairment tests. An impairment exists if the carrying value of the indefinite-lived intangible asset exceeds its fair value. For other intangible assets subject to amortization, an impairment is recognized if the carrying amount is not recoverable and exceeds the fair value of the intangible asset.

Other Assets and Other Liabilities
Other assets include, among other items, loans held-for-sale, deferred tax assets, equity method investments, interest and fees receivable, premises and equipment, repossessed assets, and other receivables. Other liabilities include, among other items, accrued expenses and other payables, deferred tax liabilities, and reserves for legal claims, taxes, unfunded lending commitments, repositioning reserves, and other matters.

Other Real Estate Owned and Repossessed Assets
Real estate or other assets received through foreclosure or repossession are generally reported in Other assets, net of a valuation allowance for selling costs and subsequent declines in fair value.

Securitizations
The Company primarily securitizes credit card receivables and mortgages. Other types of securitized assets include corporate debt instruments (in cash and synthetic form) and student loans.
There are two key accounting determinations that must be made relating to securitizations. Citi first makes a determination as to whether the securitization entity would be consolidated. Second, it determines whether the transfer of financial assets to the entity is considered a sale under GAAP. If the securitization entity is a VIE, the Company consolidates the VIE if it is the primary beneficiary (as discussed in “Variable Interest Entities” above). For all other securitization entities determined not to be VIEs in which Citigroup participates, a consolidation decision is based on which party has voting control of the entity, giving consideration to removal and liquidation rights in certain partnership structures. Only securitization entities controlled by Citigroup are consolidated.
Interests in the securitized and sold assets may be retained in the form of subordinated or senior interest-only strips, subordinated tranches, spread accounts and servicing rights. In credit card securitizations, the Company retains a seller’s interest in the credit card receivables transferred to the trusts, which is not in securitized form. In the case of consolidated securitization entities, including the credit card trusts, these retained interests are not reported on Citi’s Consolidated Balance Sheet. The securitized loans remain on the balance sheet. Substantially all of the Consumer loans sold or securitized through non-consolidated trusts by Citigroup are U.S. prime residential mortgage loans. Retained interests in non-consolidated mortgage securitization trusts are classified as Trading account assets, except for MSRs, which are included in Mortgage servicing rights on Citigroup’s Consolidated Balance Sheet.

Debt
Short-term borrowings and long-term debt are accounted for at amortized cost, except where the Company has elected to report the debt instruments, including certain structured notes at fair value, or the debt is in a fair value hedging relationship.

Transfers of Financial Assets
For a transfer of financial assets to be considered a sale: (i) the assets must have been isolated from the Company, even in bankruptcy or other receivership; (ii) the purchaser must have the right to pledge or sell the assets transferred or, if the purchaser is an entity whose sole purpose is to engage in securitization and asset-backed financing activities and that entity is constrained from pledging the assets it receives, each beneficial interest holder must have the right to sell the beneficial interests; and (iii) the Company may not have an option or obligation to reacquire the assets.
If these sale requirements are met, the assets are removed from the Company’s Consolidated Balance Sheet. If the conditions for sale are not met, the transfer is considered to be a secured borrowing, the assets remain on the Consolidated Balance Sheet, and the sale proceeds are recognized as the Company’s liability. A legal opinion on a sale generally is obtained for complex transactions or where the Company has continuing involvement with assets transferred or with the securitization entity. For a transfer to be eligible for sale accounting, those opinions must state that the asset transfer would be considered a sale and that the assets transferred would not be consolidated with the Company’s other assets in the event of the Company’s insolvency.
For a transfer of a portion of a financial asset to be considered a sale, the portion transferred must meet the definition of a participating interest. A participating interest must represent a pro rata ownership in an entire financial asset; all cash flows must be divided proportionately, with the same priority of payment; no participating interest in the transferred asset may be subordinated to the interest of another participating interest holder; and no party may have the right to pledge or exchange the entire financial asset unless all participating interest holders agree. Otherwise, the transfer is accounted for as a secured borrowing.
See Note 22 to the Consolidated Financial Statements for further discussion.

Risk Management Activities—Derivatives Used for Hedging Purposes
The Company manages its exposures to market rate movements outside its trading activities by modifying the asset and liability mix, either directly or through the use of derivative financial products, including interest-rate swaps, futures, forwards, and purchased options, as well as foreign-exchange contracts. These end-user derivatives are carried at fair value in Other assets, Other liabilities, Trading account assets and Trading account liabilities.
To qualify as an accounting hedge under the hedge accounting rules (versus an economic hedge where hedge accounting is not sought), a derivative must be highly effective in offsetting the risk designated as being hedged. The hedge relationship must be formally documented at inception, detailing the particular risk management objective and strategy for the hedge. This includes the item and risk that is being hedged, the derivative that is being used and how effectiveness will be assessed and ineffectiveness measured. The effectiveness of these hedging relationships is evaluated on a retrospective and prospective basis, typically using quantitative measures of correlation with hedge ineffectiveness measured and recorded in current earnings.
If a hedge relationship is found to be ineffective, it no longer qualifies as an accounting hedge and hedge accounting would not be applied. Any gains or losses attributable to the derivatives, as well as subsequent changes in fair value, are recognized in Other revenue or Principal transactions with no offset to the hedged item, similar to trading derivatives.
The foregoing criteria are applied on a decentralized basis, consistent with the level at which market risk is managed, but are subject to various limits and controls. The underlying asset, liability or forecasted transaction may be an individual item or a portfolio of similar items.
For fair value hedges, in which derivatives hedge the fair value of assets or liabilities, changes in the fair value of derivatives are reflected in Other revenue, together with changes in the fair value of the hedged item related to the hedged risk. These are expected to, and generally do, offset each other. Any net amount, representing hedge ineffectiveness, is reflected in current earnings. Citigroup’s fair value hedges are primarily hedges of fixed-rate long-term debt and available-for-sale securities.
For cash flow hedges, in which derivatives hedge the variability of cash flows related to floating- and fixed-rate assets, liabilities or forecasted transactions, the accounting treatment depends on the effectiveness of the hedge. To the extent these derivatives are effective in offsetting the variability of the hedged cash flows, the effective portion of the changes in the derivatives’ fair values will not be included in current earnings, but is reported in Accumulated other comprehensive income (loss). These changes in fair value will be included in earnings of future periods when the hedged cash flows impact earnings. To the extent these derivatives are not effective, changes in their fair values are immediately included in Other revenue. Citigroup’s cash flow hedges primarily include hedges of floating-rate debt and floating-rate assets, including loans and securities purchased under agreement to resell, as well as rollovers of short-term fixed-rate liabilities and floating-rate liabilities and forecasted debt issuances.
For net investment hedges in which derivatives hedge the foreign currency exposure of a net investment in a foreign operation, the accounting treatment will similarly depend on the effectiveness of the hedge. The effective portion of the change in fair value of the derivative, including any forward premium or discount, is reflected in Accumulated other comprehensive income (loss) as part of the foreign currency translation adjustment.
For those accounting hedge relationships that are terminated or when hedge designations are removed, the hedge accounting treatment described in the paragraphs above is no longer applied. Instead, the end-user derivative is terminated or transferred to the trading account. For fair value hedges, any changes in the fair value of the hedged item remain as part of the basis of the asset or liability and are ultimately reflected as an element of the yield. For cash flow hedges, any changes in fair value of the end-user derivative remain in Accumulated other comprehensive income (loss) and are included in earnings of future periods when the hedged cash flows impact earnings. However, if it becomes probable that the hedged forecasted transaction will not occur, any amounts that remain in Accumulated other comprehensive income (loss) are immediately reflected in Other revenue.
End-user derivatives that are economic hedges, rather than qualifying for hedge accounting, are also carried at fair value, with changes in value included in Principal transactions or Other revenue. Citigroup often uses economic hedges when qualifying for hedge accounting would be too complex or operationally burdensome; examples are hedges of the credit risk component of commercial loans and loan commitments. Citigroup periodically evaluates its hedging strategies in other areas and may designate either a qualifying hedge or an economic hedge, after considering the relative cost and benefits. Economic hedges are also employed when the hedged item itself is marked to market through current earnings, such as hedges of commitments to originate one-to-four-family mortgage loans to be held for sale and MSRs. See Note 23 to the Consolidated Financial Statements for a further discussion of the Company’s hedging and derivative activities.

Employee Benefits Expense
Employee benefits expense includes current service costs of pension and other postretirement benefit plans (which are accrued on a current basis), contributions and unrestricted awards under other employee plans, the amortization of restricted stock awards and costs of other employee benefits. See Note 8 to the Consolidated Financial Statements.

Stock-Based Compensation
The Company recognizes compensation expense related to stock and option awards over the requisite service period, generally based on the instruments’ grant-date fair value,

reduced by expected forfeitures. Compensation cost related to awards granted to employees who meet certain age plus years-of-service requirements (retirement eligible employees) is accrued in the year prior to the grant date, in the same manner as the accrual for cash incentive compensation. Certain stock awards with performance conditions or certain clawback provisions are subject to variable accounting, pursuant to which the associated compensation expense fluctuates with changes in Citigroup’s stock price. See Note 7 to the Consolidated Financial Statements.

Income Taxes
The Company is subject to the income tax laws of the U.S. and its states and municipalities, and the foreign jurisdictions in which it operates. These tax laws are complex and subject to different interpretations by the taxpayer and the relevant governmental taxing authorities. In establishing a provision for income tax expense, the Company must make judgments and interpretations about the application of these inherently complex tax laws. The Company must also make estimates about when in the future certain items will affect taxable income in the various tax jurisdictions, both domestic and foreign.
Disputes over interpretations of the tax laws may be subject to review and adjudication by the court systems of the various tax jurisdictions or may be settled with the taxing authority upon examination or audit. The Company treats interest and penalties on income taxes as a component of Income tax expense.
Deferred taxes are recorded for the future consequences of events that have been recognized for financial statements or tax returns, based upon enacted tax laws and rates. Deferred tax assets are recognized subject to management’s judgment that realization is more-likely-than-not. FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes” (FIN 48) (now incorporated into ASC 740, Income Taxes), sets out a consistent framework to determine the appropriate level of tax reserves to maintain for uncertain tax positions. This interpretation uses a two-step approach wherein a tax benefit is recognized if a position is more-likely-than-not to be sustained. The amount of the benefit is then measured to be the highest tax benefit that is greater than 50% likely to be realized. FIN 48 also sets out disclosure requirements to enhance transparency of an entity’s tax reserves.
See Note 9 to the Consolidated Financial Statements for a further description of the Company’s tax provision and related income tax assets and liabilities.

Commissions, Underwriting and Principal Transactions
Commissions revenues are recognized in income generally when earned. Underwriting revenues are recognized in income typically at the closing of the transaction. Principal transactions revenues are recognized in income on a trade-date basis. See Note 5 to the Consolidated Financial Statements for a description of the Company’s revenue recognition policies for commissions and fees, and Note 6 to the Consolidated Financial Statements for details of Principal Transactions revenue.

Earnings per Share
Earnings per share (EPS) is computed after deducting preferred stock dividends. The Company has granted restricted and deferred share awards with dividend rights that are considered to be participating securities, which are akin to a second class of common stock. Accordingly, a portion of Citigroup’s earnings is allocated to those participating securities in the EPS calculation.
Basic earnings per share is computed by dividing income available to common stockholders after the allocation of dividends and undistributed earnings to the participating securities by the weighted average number of common shares outstanding for the period. Diluted earnings per share reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised. It is computed after giving consideration to the weighted average dilutive effect of the Company’s stock options and warrants, convertible securities and the shares that could have been issued under the Company’s Management Committee Long-Term Incentive Plan and after the allocation of earnings to the participating securities.

Use of Estimates
Management must make estimates and assumptions that affect the Consolidated Financial Statements and the related footnote disclosures. Such estimates are used in connection with certain fair value measurements. See Note 25 to the Consolidated Financial Statements for further discussions on estimates used in the determination of fair value. The Company also uses estimates in determining consolidation decisions for special-purpose entities as discussed in Note 22 to the Consolidated Financial Statements. Moreover, estimates are significant in determining the amounts of other-than-temporary impairments, impairments of goodwill and other intangible assets, provisions for probable losses that may arise from credit-related exposures and probable and estimable losses related to litigation and regulatory proceedings, and tax reserves. While management makes its best judgment, actual amounts or results could differ from those estimates. Current market conditions increase the risk and complexity of the judgments in these estimates.

Cash Flows
Cash equivalents are defined as those amounts included in Cash and due from banks. Cash flows from risk management activities are classified in the same category as the related assets and liabilities.

Related Party Transactions
The Company has related party transactions with certain of its subsidiaries and affiliates. These transactions, which are primarily short-term in nature, include cash accounts, collateralized financing transactions, margin accounts, derivative trading, charges for operational support and the borrowing and lending of funds, and are entered into in the ordinary course of business.

ACCOUNTING CHANGES

OIS Benchmark Rate
In July 2013, the FASB issued ASU No. 2013-10, Derivatives and Hedging (Topic 815): Inclusion of the Fed Funds Effective Swap Rate (or Overnight Index Swap Rate) as a Benchmark Interest Rate for Hedge Accounting Purposes. This ASU permits the Fed funds effective swap rate (OIS) to be used as a U.S. benchmark interest rate, in addition to the U.S. Treasury rate and LIBOR, for hedge accounting purposes. The ASU also permits using different benchmark rates for similar hedges.
This ASU became effective upon issuance and permitted prospective application for qualifying new or redesignated hedging relationships commencing on or after July 17, 2013. By introducing a new benchmark interest rate eligible for hedging under ASC 815, this ASU improves the Company’s ability to manage interest rate risk by allowing the designation of hedging derivatives that are more closely aligned with the interest rate risk profile of certain assets and liabilities.

Remeasurement of Significant Pension and Postretirement Benefit Plans
In the second quarter of 2013, the Company changed the method of accounting for its most significant pension and postretirement benefit plans (Significant Plans) such that plan obligations, plan assets and periodic plan expense are remeasured and disclosed quarterly, instead of annually. The effect of remeasuring the Significant Plan obligations and assets by updating plan actuarial assumptions on a quarterly basis is reflected in Accumulated other comprehensive income (loss) and periodic plan expense. The Significant Plans captured approximately 80% of the Company’s global pension and postretirement plan obligations at December 31, 2012. All other plans (All Other Plans) will continue to be remeasured annually. Quarterly measurement for the Significant Plans provides a more timely measurement of the funded status and periodic plan expense for the Company’s significant pension and postretirement benefit plans.
The cumulative effect of this change in accounting policy was an approximate $20 million (pretax) decrease in net periodic plan expense in the second quarter of 2013, as well as a pretax increase of approximately $22 million to Accumulated other comprehensive income as of April 1, 2013. The change in accounting methodology had an immaterial impact on prior periods. For additional information, see Note 8 to the Consolidated Financial Statements.

Reclassification Out of Accumulated Other Comprehensive Income
In February 2013, the FASB issued Accounting Standards Update (ASU) No. 2013-02, Comprehensive Income (Topic 220): Reporting of Amounts Reclassified Out of Accumulated Other Comprehensive Income, which required new footnote disclosures of items reclassified from Accumulated Other Comprehensive Income (AOCI) to net income. The requirements became effective for the first quarter of 2013 and are included in Note 20 to the Consolidated Financial Statements.

Testing Indefinite-Lived Intangible Assets for Impairment
In July 2012, the FASB issued ASU No. 2012-02, Intangibles—Goodwill and Other (Topic 350): Testing Indefinite-Lived Intangible Assets for Impairment. The ASU is intended to simplify the guidance for testing the decline in the realizable value (impairment) of indefinite-lived intangible assets other than goodwill. Some examples of intangible assets subject to the guidance include indefinite-lived trademarks, licenses and distribution rights. The ASU allows companies to perform a qualitative assessment about the likelihood of impairment of an indefinite-lived intangible asset to determine whether further impairment testing is necessary, similar in approach to the goodwill impairment test. The ASU became effective for annual and interim impairment tests performed for fiscal years beginning after September 15, 2012.
In performing the annual impairment analysis for indefinite-lived intangible assets in July 2013, including goodwill, Citi elected to bypass the optional qualitative assessment described above, choosing instead to perform a quantitative analysis. See Note 17 to the Consolidated Financial Statements.

Offsetting
In December 2011, the FASB issued ASU No. 2011-11, Balance Sheet (Topic 210): Disclosures about Offsetting Assets and Liabilities. The ASU requires new disclosures for derivatives, resale and repurchase agreements, and securities borrowing and lending transactions that are either offset in the balance sheet (presented on a net basis) or subject to an enforceable master netting arrangement or similar arrangement. The standard requires disclosures that provide incremental gross and net information in the current notes to the financial statements for the relevant assets and liabilities. The ASU did not change the existing offsetting eligibility criteria or the permitted balance sheet presentation for those instruments that meet the eligibility criteria.
The new incremental disclosure requirements became effective for Citigroup on January 1, 2013 and was required to be presented retrospectively for prior periods. The incremental requirements can be found in Note 11 to the Consolidated Financial Statements for resale and repurchase agreements and securities borrowing and lending transactions and Note 23 to the Consolidated Financial Statements for derivatives.

OCC Chapter 7 Bankruptcy Guidance
In the third quarter of 2012, the Office of the Comptroller of the Currency (OCC) issued guidance relating to the accounting for mortgage loans discharged through bankruptcy proceedings pursuant to Chapter 7 of the U.S. Bankruptcy Code (Chapter 7 bankruptcy). Under this OCC guidance, the discharged loans are accounted for as troubled debt restructurings (TDRs). These TDRs, other than FHA-insured loans, are written down to their collateral value less cost to sell. FHA-insured loans are reserved for, based on a discounted cash flow model. As a result of implementing this guidance, Citigroup recorded an incremental $635 million of charge-offs in the third quarter of 2012, the vast majority of which related to loans that were current. These charge-offs were substantially offset by a related loan loss reserve release of approximately $600 million, with a net reduction in pretax income of $35 million. In the fourth quarter of 2012, Citigroup recorded a benefit to charge-offs of approximately $40 million related to finalizing the impact of this OCC guidance. Furthermore, as a result of this OCC guidance, TDRs increased by $1.7 billion and non-accrual loans increased by $1.5 billion in the third quarter of 2012 ($1.3 billion of which was current).

Presentation of Comprehensive Income
In June 2011, the FASB issued ASU No. 2011-05, Comprehensive Income (Topic 220): Presentation of Comprehensive Income. The ASU requires an entity to present the total of comprehensive income, the components of net income, and the components of Other Comprehensive Income (OCI) either in a single continuous statement of comprehensive income or in two separate but consecutive statements. Citigroup selected the two-statement approach. Under this approach, Citi is required to present components of net income and total net income in the Statement of Income. The Statement of Comprehensive Income follows the Statement of Income and includes the components of OCI and a total for OCI, along with a total for comprehensive income. The ASU removed the option of reporting OCI in the statement of changes in stockholders’ equity. This ASU became effective for Citigroup on January 1, 2012 and a Statement of Comprehensive Income is included in these Consolidated Financial Statements.

Fair Value Measurement
In May 2011, the FASB issued ASU No. 2011-04, Fair Value Measurement (Topic 820): Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRS. The ASU created a common definition of fair value for GAAP and IFRS and aligned the measurement and disclosure requirements. It required significant additional disclosures both of a qualitative and quantitative nature, particularly for those instruments measured at fair value that are classified in Level 3 of the fair value hierarchy. Additionally, the ASU provided guidance on when it is appropriate to measure fair value on a portfolio basis and expanded the prohibition on valuation adjustments where the size of the Company’s position is a characteristic of the adjustment from Level 1 to all levels of the fair value hierarchy.
The ASU became effective for Citigroup on January 1, 2012. As a result of implementing the prohibition on valuation adjustments where the size of the Company’s position is a characteristic, the Company released reserves of approximately $125 million, increasing pretax income in the first quarter of 2012.

Deferred Asset Acquisition Costs
In October 2010, the FASB issued ASU No. 2010-26, Financial Services—Insurance (Topic 944): Accounting for Costs Associated with Acquiring or Renewing Insurance Contracts. The ASU amended the guidance for insurance entities that required deferral and subsequent amortization of certain costs incurred during the acquisition of new or renewed insurance contracts, commonly referred to as deferred acquisition costs (DAC). The new guidance limited DAC to those costs directly related to the successful acquisition of insurance contracts; all other acquisition-related costs must be expensed as incurred. Under prior guidance, DAC consisted of those costs that vary with, and primarily relate to, the acquisition of insurance contracts.
The ASU became effective for Citigroup on January 1, 2012 and was adopted using the retrospective method. As a result of implementing the ASU, in the first quarter of 2012, DAC was reduced by approximately $165 million and a $58 million deferred tax asset was recorded with an offset to opening retained earnings of $107 million (net of tax).

FUTURE APPLICATION OF ACCOUNTING STANDARDS

Accounting for Investments in Tax Credit Partnerships
In January 2014, the FASB issued ASU 2014-01, Investments—Equity Method and Joint Ventures (Topic 323): Accounting for Investments in Qualified Affordable Housing Projects, which is effective for Citi for interim and annual reporting periods beginning after December 15, 2014. Any transition adjustment would be reflected as an adjustment to retained earnings in the earliest period presented (retrospective application). The ASU will be applicable to Citi’s portfolio of low income housing tax credit (LIHTC) partnership interests. The new standard widens the scope of investments eligible to elect to apply a new alternative method, the proportional amortization method, under which the cost of the investment is amortized to tax expense in proportion to the amount of tax credits and other tax benefits received. Citi anticipates that its entire LIHTC portfolio will qualify to elect the proportional amortization method under the ASU. These investments are currently accounted for under the equity method, which results in losses (due to amortization of the investment) being recognized in Other revenue and tax credits and benefits being recognized in the Income tax expense line. In contrast, the proportional amortization method combines the amortization of the investment and receipt of the tax credits/benefits into one line, Income tax expense. The Company is evaluating the impact of adopting this ASU. Early adoption of this new standard is permitted and Citi is currently evaluating whether to adopt the ASU early for the 2014 fiscal year.

Reclassification of Defaulted Consumer Mortgage Loans upon Foreclosure
In January 2014, the FASB issued ASU 2014-04, Receivables—Troubled Debt Restructurings by Creditors (Subtopic 310-40): Reclassification of Residential Real Estate Collateralized Consumer Mortgage Loans upon Foreclosure. This ASU clarifies when an in-substance repossession or foreclosure occurs that would require a transfer of the mortgage loan to other real estate owned (OREO). Under the ASU, repossession or foreclosure is deemed to have occurred when (1) the creditor obtains legal title to the residential real estate property or (2) the borrower conveys all interest in the residential real estate property to the creditor to satisfy the mortgage loan through completion of a deed in lieu of foreclosure or a similar legal agreement. The ASU will become effective for annual and interim periods beginning after December 15, 2014 and can be adopted. The ASU can be adopted using either a modified retrospective method or a prospective transition method with the cumulative effect being recognized in the beginning retained earnings of the earliest annual period for which the ASU is adopted. The standard will not have a material effect on Citi’s Consolidated Financial Statements, as Citi’s current practice complies with the ASU’s provisions.

Investment Companies
In June 2013, the FASB issued ASU No. 2013-08, Financial Services—Investment Companies (Topic 946): Amendments to the Scope, Measurement, and Disclosure Requirements. This ASU introduces a new approach for assessing whether an entity is an investment company. To determine whether an entity is an investment company for accounting purposes, Citi will now be required to evaluate the fundamental and typical characteristics of the entity including its purpose and design.
The amendments in the ASU will be effective for Citi in the first quarter of 2014. Earlier application is prohibited. No material impact is anticipated from adopting this ASU.

Presentation of an Unrecognized Tax Benefit When a Net Operating Loss Carry-forward, a Similar Tax Loss, or a Tax Credit Carry-forward Exists
In July 2013, the FASB issued ASU No. 2013-11, Income Taxes (Topic 740): Presentation of an Unrecognized Tax Benefit When a Net Operating Loss Carry-forward, a Similar Tax Loss, or a Tax Credit Carry-forward Exists (a consensus of the FASB Emerging Issues Task Force). As a result of applying this ASU, an unrecognized tax benefit should be presented as a reduction of a deferred tax asset for a net operating loss (NOL) or other tax credit carry-forward when settlement in this manner is available under the tax law. The assessment of whether settlement is available under the tax law would be based on facts and circumstances as of the balance sheet reporting date and would not consider future events (e.g., upcoming expiration of related NOL carry-forwards). This classification should not affect an entity’s analysis of the realization of its deferred tax assets.

Gross presentation in the rollforward of unrecognized tax positions in the notes to the financial statements would still be required.
This ASU is effective for Citi in its 2014 fiscal year, and may be applied on a prospective basis to all unrecognized tax benefits that exist at the effective date. Citi has the option to apply the ASU retrospectively. Early adoption is also permitted. The impact of adopting this ASU is not expected to be material to Citi.

Accounting for Financial Instruments—Credit Losses
In December 2012, the FASB issued a proposed ASU, Financial Instruments—Credit Losses. This proposed ASU, or exposure draft, was issued for public comment in order to allow stakeholders the opportunity to review the proposal and provide comments to the FASB, and does not constitute accounting guidance until a final ASU is issued.
The exposure draft contains proposed guidance developed by the FASB with the goal of improving financial reporting about expected credit losses on loans, securities and other financial assets held by banks, financial institutions, and other public and private organizations. The exposure draft proposes a new accounting model intended to require earlier recognition of credit losses, while also providing additional transparency about credit risk.
The FASB’s proposed model would utilize a single “expected credit loss” measurement objective for the recognition of credit losses at the time the financial asset is originated or acquired, replacing the multiple existing impairment models in GAAP, which generally require that a loss be “incurred” before it is recognized.
The FASB’s proposed model represents a significant departure from existing GAAP, and may result in material changes to the Company’s accounting for financial instruments. The impact of the FASB’s final ASU to the Company’s financial statements will be assessed when it is issued. The exposure draft does not contain a proposed effective date; this would be included in the final ASU, when issued.

Other Potential Amendments to Current Accounting Standards
The FASB and International Accounting Standards Board, either jointly or separately, are currently working on several major projects, including amendments to existing accounting standards governing financial instruments, leases and consolidation. In particular, as part of the joint financial instruments project, the FASB has issued a proposed ASU that would result in significant changes to the guidance for recognition and measurement of financial instruments, in addition to the proposed ASU that would change the accounting for credit losses on financial instruments discussed above. The FASB is also working on a joint project that would require substantially all leases to be capitalized on the balance sheet. Additionally, the FASB has issued a proposal on principal-agent considerations that would change the way the Company needs to evaluate whether to consolidate VIEs and non-VIE partnerships. The principal-agent consolidation proposal would require all

VIEs, including those that are investment companies, to be evaluated for consolidation under the same requirements.
The FASB recently issued a proposed ASU relating to the accounting for insurance contracts that would include in its scope many contracts currently accounted for as financial instruments and guarantees, including some where credit risk rather than insurance risk is the primary risk factor, such as standby letters of credit and liquidity facilities. Representations and warranties and indemnifications would also be considered to be insurance contracts. As a result, the timing of income recognition for insurance contracts could be changed and certain financial contracts deemed to have insurance risk, such as catastrophe bonds, could no longer be recorded at fair value.
All of these projects may have significant impacts for the Company. Upon completion of the standards, the Company will need to re-evaluate its accounting and disclosures. However, due to ongoing deliberations of the standard setters, the Company is currently unable to determine the effect of future amendments or proposals.

2. DISCONTINUED OPERATIONS

The following Discontinued operations are recorded within the Corporate/Other segment.

Sale of Brazil Credicard Business
On December 20, 2013, Citi sold its non-Citibank branded cards and consumer finance business in Brazil (Credicard) for approximately $1.24 billion.  The sale resulted in a pretax gain of $206 million ($325 million after-tax). In the fourth quarter of 2013, certain expenses related to Credicard were recognized by Citi in Income (loss) from discontinued operations. The net impact of these expenses and the gain on sale was an after-tax benefit of $189 million recorded in Corporate/Other.  Citi retained its Citi-branded and Diners credit cards, along with certain affluent segments currently associated with Credicard, which will be re-branded as Citi. Previously, Credicard had been part of the Global Consumer Banking segment and had approximately $3.5 billion in assets prior to the sale.
Credicard is reported as Discontinued operations for all periods presented.

Summarized financial information for Discontinued operations for Credicard follows:

In millions of dollars	2013	2012	2011
Total revenues, net of interest expense(1)	$1,012	$1,045	$1,022
Income (loss) from discontinued operations	$(48)	$110	$(98)
Gain on sale	206	—	—
Income taxes (benefits)	(138)	19	(54)
Income (loss) from discontinued operations, net of taxes	$296	$91	$(44)

(1)	Total revenues include gain or loss on sale, if applicable.

Cash Flows from Discontinued Operations

In millions of dollars	2013	2012	2011
Cash flows from operating activities	$197	$(205)	$28
Cash flows from investing activities	(207)	195	(44)
Cash flows from financing activities	—	16	—
Net cash provided by discontinued operations	$(10)	$6	$(16)

Sale of Certain Citi Capital Advisors Business
During the third quarter of 2012, Citi executed definitive agreements to transition a carve-out of its liquid strategies business within Citi Capital Advisors (CCA). The sale occurred pursuant to two separate transactions, creating two separate management companies. The first transaction closed in February 2013, and Citigroup retained a 24.9% passive equity interest in the management company (which is held in Citi’s Institutional Clients Group segment). The second transaction closed in August 2013.
This sale is reported as Discontinued operations for the second half of 2012 and 2013. Prior periods were not reclassified due to the immateriality of the impact in those periods.

Summarized financial information for Discontinued operations for the operations related to CCA follows:

In millions of dollars	2013	2012
Total revenues, net of interest expense(1)	$74	60
Loss from discontinued operations	$(158)	(123)
Gain on sale	62	—
Benefit for income taxes	(30)	(44)
Loss from discontinued operations, net of taxes	$(66)	(79)

(1)	Total revenues include gain or loss on sale, if applicable.

Cash Flows from Discontinued Operations

In millions of dollars	2013	2012
Cash flows from operating activities	$(43)	$(4)
Cash flows from investing activities	—	4
Cash flows from financing activities	43	—
Net cash provided by discontinued operations	$—	$—

Sale of Egg Banking plc Credit Card Business
On March 1, 2011, Citi announced that Egg Banking plc (Egg), an indirect subsidiary that was part of Citi Holdings, entered into a definitive agreement to sell its credit card business. The sale closed in April 2011.
An after-tax gain on sale of $126 million was recognized upon closing. Egg operations had total assets and total liabilities of approximately $2.7 billion and $39 million, respectively, at the time of sale.
Summarized financial information for Discontinued operations for the operations related to Egg follows:

In millions of dollars	2013	2012	2011
Total revenues, net of interest expense(1)	$—	$1	$340
Income (loss) from discontinued operations	$(62)	$(96)	$24
Gain (loss) on sale	—	(1)	143
(Benefit) provision for income taxes	(22)	(34)	58
Income (loss) from discontinued operations, net of taxes	$(40)	$(63)	$109

(1)	Total revenues include gain or loss on sale, if applicable.

Cash Flows from Discontinued Operations

In millions of dollars	2013	2012	2011
Cash flows from operating activities	$—	$—	$(146)
Cash flows from investing activities	—	—	2,827
Cash flows from financing activities	—	—	(12)
Net cash provided by discontinued operations	$—	$—	$2,669

Audit of Citi German Consumer Tax Group
Citi sold its German retail banking operations in 2007 and reported them as Discontinued operations. During the third quarter of 2013, German tax authorities concluded their audit of Citi’s German Consumer tax group for the years 2005-2008. This resolution resulted in a pretax benefit of $27 million and a tax benefit of $57 million ($85 million total net income benefit) during the third quarter of 2013, all of which was included in Discontinued operations. During 2013, residual costs associated with German retail banking operations resulted in a pretax benefit of $26 million and a tax benefit of $54 million ($80 million total net income benefit).

Combined Results for Discontinued Operations
The following is summarized financial information for Credicard, CCA, Egg, the German tax benefit and previous Discontinued operations for which Citi continues to have minimal residual costs associated with the sales:

In millions of dollars	2013	2012	2011
Total revenues, net of interest expense(1)	$1,086	$1,106	$1,374
Income (loss) from discontinued operations	$(242)	$(109)	$(75)
Gain (loss) on sale	268	(1)	155
Provision (benefit) for income taxes	(244)	(52)	12
Income (loss) from discontinued operations, net of taxes	$270	$(58)	$68

(1)	Total revenues include gain or loss on sale, if applicable.

Cash Flows from Discontinued Operations

In millions of dollars	2013	2012	2011
Cash flows from operating activities	$154	$(209)	$(118)
Cash flows from investing activities	(207)	199	2,783
Cash flows from financing activities	43	16	(12)
Net cash provided by discontinued operations	$(10)	$6	$2,653

3. BUSINESS SEGMENTS

Citigroup is a diversified bank holding company whose businesses provide a broad range of financial services to Consumer and Corporate customers around the world. The Company’s activities are conducted through the Global Consumer Banking (GCB), Institutional Clients Group (ICG), Corporate/Other and Citi Holdings business segments.
The GCB segment includes a global, full-service Consumer franchise delivering a wide array of banking, credit card lending and investment services through a network of local branches, offices and electronic delivery systems and is composed of four Regional Consumer Banking (RCB) businesses: North America, EMEA, Latin America and Asia.
The Company’s ICG segment is composed of Banking and Markets and Securities Services and provides corporate, institutional, public sector and high-net-worth clients in approximately 100 countries with a broad range of banking and financial products and services.
Corporate/Other includes net treasury results, unallocated corporate expenses, offsets to certain line-item reclassifications (eliminations), the results of discontinued operations and unallocated taxes.
The Citi Holdings segment is composed of businesses and portfolios of assets that Citigroup has determined are not central to its core Citicorp businesses.

The accounting policies of these reportable segments are the same as those disclosed in Note 1 to the Consolidated Financial Statements.

The prior-period balances reflect reclassifications to conform the presentation in those periods to the current period’s presentation. Effective January 1, 2014, certain business activities within the former Securities and Banking and Transaction Services were realigned and aggregated as Banking and Markets and Securities Services within ICG. This change was due to the realignment of the management structure within the ICG segment and did not impact any total segment-level information. In addition, during the first quarter of 2014, reclassifications were made related to Citi’s re-allocation of certain administrative, operations and technology costs among Citi’s businesses, the allocation of certain costs from the Corporate/Other segment to Citi’s businesses as well as certain immaterial reclassifications between revenues and expenses affecting ICG.
Reclassifications during the second quarter of 2013 related to the reporting of Citi’s announced sale of Credicard as discontinued operations are reflected for all periods presented (see Note 2 to the Consolidated Financial Statements). Reclassifications during the first quarter of 2013 were related to the re-allocation of certain administrative costs and the re-allocation of certain funding costs among Citi’s businesses.
The following table presents certain information regarding the Company’s continuing operations by segment:

	Revenues, net of interest expense (1)			Provision (benefit) for income taxes			Income (loss) from continuing operations (2)			Identifiable assets
In millions of dollars, except identifiable assets in billions	2013	2012	2011	2013	2012	2011	2013	2012	2011	2013	2012
Global Consumer Banking	$38,165	$39,105	$38,131	$3,424	$3,468	$3,372	$6,763	$7,597	$7,365	$405	$404
Institutional Clients Group	33,567	30,762	32,133	3,857	2,021	2,753	9,414	7,834	8,138	1,045	1,062
Corporate/Other	121	128	807	(282)	(1,093)	(442)	(630)	(1,048)	(278)	313	243
Total Citicorp	$71,853	$69,995	$71,071	$6,999	$4,396	$5,683	$15,547	$14,383	$15,225	$1,763	$1,709
Citi Holdings	4,566	(805)	6,190	(1,132)	(4,389)	(2,108)	(1,917)	(6,565)	(4,078)	117	156
Total	$76,419	$69,190	$77,261	$5,867	$7	$3,575	$13,630	$7,818	$11,147	$1,880	$1,865

(1)
Includes Citicorp (excluding Corporate/Other) total revenues, net of interest expense, in North America of $31.2 billion, $29.9 billion and $30.4 billion; in EMEA of $11.5 billion, $11.5 billion and $12.2 billion; in Latin America of $14.0 billion, $13.5 billion and $12.5 billion; and in Asia of $15.0 billion, $15.0 billion and $15.2 billion in 2013, 2012 and 2011, respectively. Regional numbers exclude Citi Holdings and Corporate/Other, which largely operate within the U.S.

(2)
Includes pretax provisions (credits) for credit losses and for benefits and claims in the GCB results of $6.8 billion, $6.2 billion and $6.2 billion; in the ICG results of $78 million, $276 million and $152 million; and in Citi Holdings results of $1.6 billion, $4.9 billion and $6.0 billion for 2013, 2012 and 2011, respectively.

4.     INTEREST REVENUE AND EXPENSE
For the years ended December 31, 2013, 2012 and 2011, respectively, Interest revenue and Interest expense consisted of the following:

In millions of dollars	2013	2012	2011
Interest revenue
Loan interest, including fees	$45,580	$47,712	$49,466
Deposits with banks	1,026	1,261	1,742
Federal funds sold and securities borrowed or purchased under agreements to resell	2,566	3,418	3,631
Investments, including dividends	6,919	7,525	8,320
Trading account assets(1)	6,277	6,802	8,186
Other interest	602	580	513
Total interest revenue	$62,970	$67,298	$71,858
Interest expense
Deposits(2)	$6,236	$7,690	$8,531
Federal funds purchased and securities loaned or sold under agreements to repurchase	2,339	2,817	3,197
Trading account liabilities(1)	169	190	408
Short-term borrowings	597	727	650
Long-term debt	6,836	9,188	11,423
Total interest expense	$16,177	$20,612	$24,209
Net interest revenue	$46,793	$46,686	$47,649
Provision for loan losses	7,604	10,458	11,336
Net interest revenue after provision for loan losses	$39,189	$36,228	$36,313

(1)	Interest expense on Trading account liabilities of ICG is reported as a reduction of interest revenue from Trading account assets.

(2)	Includes deposit insurance fees and charges of $1,132 million, $1,262 million and $1,332 million for 2013, 2012 and 2011, respectively.

5.     COMMISSIONS AND FEES
The table below sets forth Citigroup’s Commissions and fees revenue for the years ended December 31, 2013, 2012 and 2011. The primary components of Commissions and fees revenue for the year ended December 31, 2013 were credit card and bank card fees, investment banking fees, trading-related fees and trade and securities services fees.
Credit card and bank card fees primarily are composed of interchange revenue and certain card fees, including annual fees, reduced by reward program costs and certain partner payments. Interchange revenue and fees are recognized when earned, except for annual card fees, which are deferred and amortized on a straight-line basis over a 12-month period. Reward costs are recognized when points are earned by the customers.
Investment banking fees are substantially composed of underwriting and advisory revenues. Investment banking fees are recognized when Citigroup’s performance under the terms of the contractual arrangements is completed, which is typically at the closing of the transaction. Underwriting revenue is recorded in Commissions and fees, net of both reimbursable and non-reimbursable expenses, consistent with the AICPA Audit and Accounting Guide for Brokers and Dealers in Securities (codified in ASC 940-605-05-1). Expenses associated with advisory transactions are recorded in Other operating expenses, net of client reimbursements. Out-of-pocket expenses are deferred and recognized at the time the related revenue is recognized. In general, expenses incurred related to investment banking transactions that fail to close (are not consummated) are recorded gross in Other operating expenses.
Trading-related fees primarily include commissions and fees from the following: executing transactions for clients on exchanges and over-the-counter markets; sale of mutual funds, insurance and other annuity products; and assisting clients in clearing transactions, providing brokerage services and other such activities. Trading-related fees are recognized when earned in Commissions and fees. Gains or losses, if any, on these transactions are included in Principal transactions (see Note 6 to the Consolidated Financial Statements).
The following table presents Commissions and fees revenue for the years ended December 31:

In millions of dollars	2013	2012	2011
Credit cards and bank cards	$2,472	$3,302	$3,357
Investment banking	3,315	2,991	2,451
Trading-related	2,563	2,331	2,631
Trade and securities services	1,847	1,733	1,821
Other Consumer(1)	911	908	990
Checking-related	551	615	624
Loan servicing	500	313	251
Corporate finance(2)	516	516	519
Other(3)	266	(125)	(154)
Total commissions and fees	$12,941	$12,584	$12,490

(1)	Primarily consists of fees for investment fund administration and management, third-party collections, commercial demand deposit accounts and certain credit card services.

(2)	Consists primarily of fees earned from structuring and underwriting loan syndications.

(3)	Includes certain contra-revenue items that are classified within Commissions and fees.

6. PRINCIPAL TRANSACTIONS
Principal transactions revenue consists of realized and unrealized gains and losses from trading activities. Trading activities include revenues from fixed income, equities, credit and commodities products, and foreign exchange transactions. Not included in the table below is the impact of net interest revenue related to trading activities, which is an integral part of trading activities’ profitability. See Note 4 to the Consolidated Financial Statements for information about net interest revenue related to trading activity. Principal transactions include CVA (credit valuation adjustment on derivatives) and DVA (debt valuation adjustments on issued liabilities, for which the fair value option has been elected).
The following table presents principal transactions revenue for the years ended December 31:

In millions of dollars	2013	2012	2011
Global Consumer Banking	$863	$808	$716
Institutional Clients Group	6,494	4,330	5,097
Corporate/Other	(80)	(189)	47
Subtotal Citicorp	$7,277	$4,949	$5,860
Citi Holdings	25	31	1,598
Total Citigroup	$7,302	$4,980	$7,458
Interest rate contracts(1)	$4,055	$2,380	$5,235
Foreign exchange contracts(2)	2,307	2,493	2,393
Equity contracts(3)	319	158	3
Commodity and other contracts(4)	277	108	96
Credit derivatives(5)	344	(159)	(269)
Total	$7,302	$4,980	$7,458

(1)
Includes revenues from government securities and corporate debt, municipal securities, preferred stock, mortgage securities and other debt instruments. Also includes spot and forward trading of currencies and exchange-traded and over-the-counter (OTC) currency options, options on fixed income securities, interest rate swaps, currency swaps, swap options, caps and floors, financial futures, OTC options and forward contracts on fixed income securities.

(2)	Includes revenues from foreign exchange spot, forward, option and swap contracts, as well as FX translation gains and losses.

(3)	Includes revenues from common, preferred and convertible preferred stock, convertible corporate debt, equity-linked notes and exchange-traded and OTC equity options and warrants.

(4)	Primarily includes revenues from crude oil, refined oil products, natural gas and other commodities trades.

(5)	Includes revenues from structured credit products.

7. INCENTIVE PLANS

Overview
The Company makes restricted or deferred stock and/or deferred cash awards, as well as stock payments, as part of its discretionary annual incentive award program involving a large segment of Citigroup’s employees worldwide.
Stock awards, deferred cash awards and grants of stock options also may be made at various times during the year as sign-on awards to induce new hires to join the Company or to high-potential employees as long-term retention awards.
Consistent with long-standing practice, a portion of annual compensation for non-employee directors also is delivered in the form of equity awards.
Other incentive awards are made on an annual or other regular basis pursuant to programs designed to retain and motivate certain employees who do not participate in Citigroup’s annual discretionary incentive award program.
Recipients of Citigroup stock awards generally do not have any stockholder rights until shares are delivered upon vesting or exercise, or after the expiration of applicable required holding periods. Recipients of restricted or deferred stock awards, however, may be entitled to receive dividends or dividend-equivalent payments during the vesting period. Recipients of restricted stock awards generally are entitled to vote the shares in their award during the vesting period. Once a stock award vests, the shares are freely transferable, unless they are subject to a restriction on sale or transfer for a specified period. Pursuant to a stock ownership commitment, certain executives have committed to holding most of their vested shares indefinitely.
All equity awards granted since April 19, 2005 have been made pursuant to stockholder-approved stock incentive plans that are administered by the Personnel and Compensation Committee of the Citigroup Board of Directors (the Committee), which is composed entirely of independent non-employee directors.
At December 31, 2013, approximately 68.4 million shares of Citigroup common stock were authorized and available for grant under Citigroup’s 2009 Stock Incentive Plan, the only plan from which equity awards are currently granted.
The 2009 Stock Incentive Plan and predecessor plans permit the use of treasury stock or newly issued shares in connection with awards granted under the plans. Newly issued shares were issued to settle the vesting of annual deferred stock awards in January 2011, 2012, 2013 and 2014. The newly issued shares in January 2011 were specifically intended to increase the Company’s equity capital. The use of treasury stock or newly issued shares to settle stock awards does not affect the amortization recorded in the Consolidated Income Statement for equity awards.

The following table shows components of compensation expense relating to the Company’s stock-based compensation programs and deferred cash award programs as recorded during 2013, 2012 and 2011:

In millions of dollars	2013	2012	2011
Charges for estimated awards to retirement-eligible employees	$468	$444	$338
Option expense	10	99	161
Amortization of deferred cash awards, deferred cash stock units and performance stock units	230	198	208
Immediately vested stock award expense (1)	54	60	52
Amortization of restricted and deferred stock awards (2)	862	864	871
Total	$1,624	$1,665	$1,630

(1)
Represents expense for immediately vested stock awards that generally were stock payments in lieu of cash compensation. The expense is generally accrued as cash incentive compensation in the year prior to grant.

(2)	All periods include amortization expense for all unvested awards to non-retirement-eligible employees. Amortization is recognized net of estimated forfeitures of awards.

Annual Incentive Awards
Most of the shares of common stock issued by Citigroup as part of its equity compensation programs are to settle the vesting of restricted and deferred stock awards granted as part of discretionary annual incentive awards. These annual incentive awards generally also include immediate cash bonus payments and deferred cash awards and, in the European Union (EU), immediately vested stock payments.
Discretionary annual incentives generally are awarded in the first quarter of the year based upon the previous year’s performance. Awards valued at less than U.S. $100,000 (or the local currency equivalent) generally are paid entirely in the form of an immediate cash bonus. Pursuant to Citigroup policy and/or regulatory requirements, employees and officers with higher incentive award values are subject to mandatory deferrals of incentive pay and generally receive 25%-60% of their award in a combination of restricted or deferred stock and deferred cash awards. Certain employees are subject to reduced deferral requirements that apply to awards valued at less than U.S. $100,000 (or local currency equivalent). Discretionary annual incentive awards made to many employees in the EU are subject to deferral requirements between 40%-60%, regardless of the total award value, with 50% of the immediate incentive delivered in the form of a stock payment subject to a restriction on sale or transfer (generally, for six months).
Deferred annual incentive awards generally are delivered as two awards—a restricted or deferred stock award under the Company’s Capital Accumulation Program (CAP) and a deferred cash award. The applicable mix of CAP and deferred cash awards may vary based on the employee’s minimum deferral requirement and the country of employment. In some cases, the entire deferral will be in the form of either a CAP or deferred cash award.

Subject to certain exceptions (principally, for retirement-eligible employees), continuous employment within Citigroup is required to vest in CAP and deferred cash awards. Post-employment vesting by retirement-eligible employees and participants who meet other conditions generally is conditioned upon their refraining from competition with Citigroup during the remaining vesting period, unless the employment relationship has been terminated by Citigroup under certain conditions.
Generally, the CAP and deferred cash awards vest in equal annual installments over three- or four-year periods. Vested CAP awards are delivered in shares of common stock. Dividend equivalent payments are paid to participants during the vesting period or accrued for participants who have a CAP award subject to the performance-vesting conditions described below. Deferred cash awards are payable in cash and earn a fixed notional rate of interest that is paid only if and when the underlying principal award amount vests. Generally, in the EU, vested CAP shares are subject to a restriction on sale or transfer after vesting, and vested deferred cash awards are subject to hold-back (generally, for six months in each case).
Unvested CAP and deferred cash awards made in January 2011 or later are subject to one or more clawback provisions that apply in certain circumstances, including in the case of employee risk-limit violations or other misconduct or where the awards were based on earnings that were misstated. Deferred cash awards made to certain employees in February 2013 and later are subject to a discretionary performance-based vesting condition under which an amount otherwise scheduled to vest may be reduced in the event of a “material adverse outcome” for which a participant has “significant responsibility.” Deferred cash awards made to these employees in February 2014 are subject to an additional clawback provision pursuant to which unvested awards may be canceled if the employee engaged in misconduct or exercised materially imprudent judgment, or who failed to supervise or escalate the behavior of other employees who did.
CAP awards made to certain employees in February 2013 and later and deferred cash awards made to certain employees in January 2012 are subject to a formulaic performance-based vesting condition pursuant to which amounts otherwise scheduled to vest will be reduced based on the amount of any pretax loss by a participant’s business in the calendar year preceding the scheduled vesting date. For CAP awards made in February 2013 and later, a minimum reduction of 20% applies for the first dollar of loss.
The annual incentive award structure and terms and conditions described above apply generally to awards made in 2011 and later, except where indicated otherwise. Annual incentive awards in January 2009 and 2010 of U.S. $100,000 or more (or local currency equivalent) were generally subject to deferral requirements between 25%-40%. In 2010, because an insufficient number of shares were available for grant under the 2009 Stock Incentive Plan, an alternative award structure was applied, primarily for deferrals of incentive awards in the U.S. and U.K. Under this structure, portions of the amounts that normally would have been deferred in the form of CAP awards were instead awarded as two types of deferred cash awards—one subject to a four-year vesting schedule and earning a LIBOR-based return, and the other subject to a two-year vesting schedule and denominated in stock units, the value of which fluctuated based on the price of Citigroup common stock. Other terms and conditions of these awards were the same as the CAP awards granted in 2010. In 2009, some deferrals also were made in the form of a deferred cash award subject to a four-year vesting schedule and earning a LIBOR-based return, in addition to a CAP award.
Prior to 2009, a mandatory deferral requirement of at least 25% applied to incentive awards valued at $20,000 or more. Deferrals were in the form of CAP awards. In some cases, participants were entitled to elect to receive stock options in lieu of some or all of the value that otherwise would have been awarded as restricted or deferred stock. CAP awards granted prior to 2011 were not subject to clawback provisions or performance criteria.
Except for awards subject to variable accounting (as described below), the total expense recognized for stock awards represents the grant date fair value of such awards, which is generally recognized as a charge to income ratably over the vesting period, except for awards to retirement-eligible employees and stock payments (e.g., immediately vested awards). Whenever awards are made or are expected to be made to retirement-eligible employees, the charge to income is accelerated based on when the applicable conditions to retirement eligibility are or will be met. If the employee is retirement eligible on the grant date, the entire expense is recognized in the year prior to grant. For immediately vested stock payments, the charge to income is recognized in the year prior to grant. For employees who become retirement eligible during the vesting period, expense is recognized from the grant date until eligibility conditions are met.
Expense for immediately vested stock awards that generally are made in lieu of cash compensation also is recognized in the year prior to grant in accordance with U.S. GAAP.
Annual incentive awards made in January 2011 and January 2010 to certain executive officers and other highly compensated employees were administered in accordance with the Emergency Economic Stabilization Act of 2008, as amended (EESA), pursuant to structures approved by the Special Master for TARP Executive Compensation (Special Master). These structures included stock awards subject to vesting requirements over periods of up to three years and/or sale restrictions. Certain of these awards are subject to discretionary performance-based vesting conditions. These awards, and CAP awards to participants in the EU that are subject to certain discretionary clawback provisions, are subject to variable accounting, pursuant to which the associated charges fluctuate with changes in Citigroup’s common stock price over the applicable vesting periods. For these awards, the total amount that will be recognized as expense cannot be determined in full until the awards vest. For stock awards subject to discretionary performance conditions, compensation expense was accrued based on Citigroup’s common stock price at the end of the reporting period and on the estimated outcome of meeting the performance conditions.
In January 2009, certain senior executives received 30% of their annual incentive awards as performance-vesting equity awards conditioned primarily on stock-price performance. Because the price targets were not met, only a fraction of the awards vested. The fraction of awarded shares that vested was determined based on a ratio of the price of Citigroup’s common stock on January 14, 2013 (the award termination date) to the award’s price targets of $106.10 and $178.50. None of the shares awarded or vested were entitled to any payment or accrual of dividend equivalents. The grant-date fair value of the awards was recognized as compensation expense ratably over the vesting period.
 This fair value was determined using the following assumptions:

Weighted-average per-share fair value	$22.97
Weighted-average expected life	3.85 years
Valuation assumptions
Expected volatility	36.07%
Risk-free interest rate	1.21%
Expected dividend yield	0.88%

Sign-on and Long-Term Awards
As referenced above, from time to time, restricted or deferred stock awards and/or stock option grants are made outside of Citigroup’s annual incentive programs to induce employees to join Citigroup or as special retention awards to key employees. Vesting periods vary, but generally are two to four years. Generally, recipients must remain employed through the vesting dates to vest in the awards, except in cases of death, disability or involuntary termination other than for “gross misconduct.” Unlike CAP awards, these awards do not usually provide for post-employment vesting by retirement-eligible participants. If these stock awards are subject to certain clawback provisions or performance conditions, they may be subject to variable accounting.
Deferred cash awards often are granted to induce new hires to join the Company and usually are intended to replace deferred incentives awarded by prior employers that were forfeited when the employees joined Citigroup. As such, the vesting schedules and terms and conditions of these awards generally are structured to match the vesting schedules and terms and conditions of the forfeited awards. The expense recognized in 2013 and 2012 for these awards was $93 million and $147 million, respectively.
A retention award of deferred stock to then-CEO Vikram Pandit was made on May 17, 2011, and was scheduled to vest in three equal installments on December 31, 2013, 2014 and 2015. The award was cancelled in its entirety when Mr. Pandit resigned in October 2012. Because of discretionary performance vesting conditions, the award was subject to variable accounting until its cancellation in the fourth quarter of 2012.

Director Compensation
Non-employee directors receive part of their compensation in the form of deferred stock awards that vest in two years and may elect to receive part of their retainer in the form of a stock payment, which they may elect to defer.

A summary of the status of Citigroup’s unvested stock awards that are not subject to variable accounting at December 31, 2013, and changes during the 12 months ended December 31, 2013, are presented below:

Unvested stock awards	Shares	Weighted- average grant date fair value per share
Unvested at January 1, 2013	63,976,925	$37.62
New awards	19,619,715	43.96
Cancelled awards	(2,007,674)	35.89
Vested awards (1)	(26,438,206)	38.83
Unvested at December 31, 2013	55,150,760	$39.37

(1)	The weighted-average fair value of the vestings during 2013 was approximately $41.89 per share.

A summary of the status of Citigroup’s unvested stock awards that are subject to variable accounting at December 31, 2013, and changes during the 12 months ended December 31, 2013, are presented below:

Unvested stock awards	Shares	Weighted- average award issuance fair value per share
Unvested at January 1, 2013	5,964,224	$42.50
New awards	1,975,174	43.94
Cancelled awards	(65,409)	47.71
Vested awards (1)	(1,887,967)	42.52
Unvested at December 31, 2013	5,986,022	$42.91

(1)	The weighted-average fair value of the vestings during 2013 was approximately $41.41 per share.

At December 31, 2013, there was $694 million of total unrecognized compensation cost related to unvested stock awards, net of the forfeiture provision. That cost is expected to be recognized over a weighted-average period of 1.9 years. However, the cost of awards subject to variable accounting will fluctuate with changes in Citigroup’s common stock price.

Stock Option Programs
Beginning in 2009, directors were no longer able to elect to receive any of their compensation in the form of stock options, and the Company no longer grants stock options to employees as part of its annual incentive award programs (this last occurred when certain CAP participants were permitted to elect to receive stock options in lieu of restricted or deferred awards made in 2009). Citigroup still grants stock options to employees on occasion, as sign-on awards or as retention awards, as referenced above. All stock options are granted on Citigroup common stock with exercise prices that are no less than the fair market value at the time of grant. Vesting periods and other terms and conditions of sign-on and retention option grants tend to vary by grant.
On February 14, 2011, Citigroup granted options exercisable for approximately 2.9 million shares of Citigroup common stock to certain of its executive officers. The options have six-year terms and vest in three equal annual installments beginning on February 14, 2012. The exercise price of the options is $49.10, which was the closing price of a share of Citigroup common stock on the grant date. On any exercise of the options before the fifth anniversary of the grant date, the shares received on exercise (net of the amount required to pay taxes and the exercise price) are subject to a one-year transfer restriction.
On April 20, 2010, Citigroup made an option grant to a group of employees who were not eligible for the October 29, 2009 broad-based grant described below. The options were awarded with an exercise price equal to the NYSE closing price of a share of Citigroup common stock on the trading day immediately preceding the date of grant ($48.80). The options vested in three annual installments beginning on October 29, 2010. The options have a six-year term.
On October 29, 2009, Citigroup made a broad-based option grant to employees worldwide. The options have a six-year term, and generally vested in three equal installments over three years, beginning on the first anniversary of the grant date. The options were awarded with an exercise price equal to the NYSE closing price on the trading day immediately preceding the date of grant ($40.80). The CEO and other employees whose 2009 compensation was subject to structures approved by the Special Master did not participate in this grant.
In January 2009, members of Citigroup’s Management Executive Committee received 10% of their awards as performance-based stock options, with an exercise price that placed the awards significantly “out of the money” on the date of grant. Half of each executive’s options has an exercise price of $178.50 and half has an exercise price of $106.10. The options were granted on a day on which the NYSE closing price of a share of Citigroup common stock was $45.30. The options have a 10-year term and vested ratably over a four-year period.
Generally, all other options granted from 2003 through 2009 have six-year terms and vested ratably over three- or four-year periods; however, options granted to directors provided for cliff vesting. All outstanding options granted prior to 2009 are significantly “out of the money”.

Prior to 2003, Citigroup options had 10-year terms and generally vested at a rate of 20% per year over five years (with the first vesting date occurring 12 to 18 months following the grant date). All outstanding options that were granted prior to 2003 expired in 2012.
From 1997 to 2002, a broad base of employees participated in annual option grant programs. The options vested over five-year periods, or cliff vested after five years,

and had 10-year terms but no reload features. No grants have been made under these programs since 2002 and all options that remained outstanding expired in 2012.
All unvested options granted to former CEO Vikram Pandit, including premium-priced stock options granted on May 17, 2011, were canceled upon his resignation in October 2012.

Information with respect to stock option activity under Citigroup stock option programs for the years ended December 31, 2013, 2012 and 2011 is as follows:

	2013			2012			2011
	Options	Weighted- average exercise price	Intrinsic value per share	Options	Weighted- average exercise price	Intrinsic value per share	Options	Weighted- average exercise price	Intrinsic value per share
Outstanding, beginning of period	35,020,397	$51.20	$—	37,596,029	$69.60	$—	37,486,011	$93.70	$—
Granted—original	—	—	—	—	—	—	3,425,000	48.86	—
Forfeited or exchanged	(50,914)	212.35	—	(858,906)	83.84	—	(1,539,227)	176.41	—
Expired	(86,964)	528.40	—	(1,716,726)	438.14	—	(1,610,450)	487.24	—
Exercised	(3,374,413)	40.81	9.54	—	—	—	(165,305)	40.80	6.72
Outstanding, end of period	31,508,106	$50.72	$1.39	35,020,397	$51.20	$—	37,596,029	$69.60	$—
Exercisable, end of period	30,662,588			32,973,444			23,237,069

The following table summarizes information about stock options outstanding under Citigroup stock option programs at December 31, 2013:

		Options outstanding		Options exercisable
Range of exercise prices	Number outstanding	Weighted-average contractual life remaining	Weighted-average exercise price	Number exercisable	Weighted-average exercise price
$29.70—$49.99 (1)	30,009,552	2.1 years	$42.57	29,164,034	$42.39
$50.00—$99.99	69,956	7.1 years	56.76	69,956	56.76
$100.00—$199.99	516,531	4.9 years	147.33	516,531	147.33
$200.00—$299.99	712,067	0.8 years	243.80	712,067	243.80
$300.00—$399.99	200,000	4.1 years	335.50	200,000	335.50
Total at December 31, 2013	31,508,106	2.1 years	$50.73	30,662,588	$50.78

(1)	A significant portion of the outstanding options are in the $40 to $45 range of exercise prices.

As of December 31, 2013, there was $0.6 million of total unrecognized compensation cost related to stock options; this cost is expected to be recognized over a weighted-average period of 0.1 years. Valuations and related assumptions for Citigroup option programs are presented below. Citigroup uses a lattice-type model to value stock options.

For options granted during	2013	2012	2011
Weighted-average per-share fair value, at December 31	N/A	N/A	$13.90
Weighted-average expected life
Original grants	N/A	N/A	4.95 yrs.
Valuation assumptions
Expected volatility	N/A	N/A	35.64%
Risk-free interest rate	N/A	N/A	2.33%
Expected dividend yield	N/A	N/A	—
Expected annual forfeitures
Original and reload grants	N/A	N/A	9.62%
N/A Not applicable

Profit Sharing Plan
In October 2010, the Committee approved awards under the 2010 Key Employee Profit Sharing Plan (KEPSP), which entitled participants to profit-sharing payments based on an initial performance measurement period of January 1, 2010 through December 31, 2012. Generally, if a participant remains employed and all other conditions to vesting and payment are satisfied, the participant would be entitled to an initial payment in 2013, as well as a holdback payment in 2014 that would be reduced based on performance during the subsequent holdback period (generally, January 1, 2013 through December 31, 2013). Because the vesting and performance conditions were satisfied, the participant’s initial payment equaled two-thirds of the product of the cumulative pretax income of Citicorp (as defined in the KEPSP) for the initial performance period and the participant’s applicable percentage. The initial payments were paid in 2013 and were paid in cash, except for U.K. participants who received 50% of their payment in Citigroup common stock that was subject to a six-month sale restriction.
Participants who satisfied the vesting and performance conditions for the KEPSP holdback payment were entitled to such payment equal to the product of (i) the lesser of cumulative pretax income of Citicorp for the initial performance period and cumulative pretax income of Citicorp for the initial performance period and the holdback period combined (generally, January 1, 2010 through December 31, 2013), and (ii) the participant’s applicable percentage, less the initial payment. The holdback payment will be paid after January 20, 2014 but no later than March 15, 2014. The holdback payment will be credited with notional interest during the holdback period. The holdback payment will be paid in cash; however, a portion of the awards will be paid in Citigroup common stock if required by regulatory authority. Regulators required that U.K. participants receive at least 50% of their initial payment and at least 50% of their holdback payment, if any, in shares of Citigroup common stock that will be subject to a six-month sale restriction. Clawbacks apply to the award.
Independent risk function employees were not eligible to participate in the KEPSP, as the independent risk function participates in the determination of whether payouts will be made under the KEPSP. Instead, key employees in the independent risk function were eligible to receive deferred cash retention awards, which vest two-thirds on January 20, 2013 and one-third on January 20, 2014. The deferred cash awards incentivize key risk employees to contribute to the Company’s long-term profitability by ensuring that the Company’s risk profile is properly aligned with its long-term strategies, objectives and risk appetite, thereby aligning the employees’ interests with those of Company shareholders.
On February 14, 2011, the Committee approved grants of awards under the 2011 KEPSP to certain executive officers, and on May 17, 2011 to the then-CEO Vikram Pandit. These awards had a performance period of January 1, 2011 to December 31, 2012 and other terms of the awards are similar to the 2010 KEPSP. The KEPSP award granted to Mr. Pandit was cancelled upon his resignation in October 2012.

Expense recognized in 2013 and 2012 in respect of the KEPSP was $78 million and $246 million, respectively.

Performance Share Units
Certain executive officers were awarded a target number of performance share units (PSUs) on February 19, 2013 for performance in 2012, and to a broader group of executives on February 18, 2014, for performance in 2013. PSUs will be earned only to the extent that Citigroup attains specified performance goals relating to Citigroup’s return on assets and relative total shareholder return against peers over the three-year period beginning with the year of award. The actual number of PSUs ultimately earned could vary from zero, if performance goals are not met, to as much as 150% of target, if performance goals are meaningfully exceeded. The value of each PSU is equal to the value of one share of Citi common stock. The value of the award will fluctuate with changes in Citigroup’s share price and the attainment of the specified performance goals for each award, until it is settled solely in cash after the end of the performance period.

Variable Incentive Compensation
Citigroup has various incentive plans globally that are used to motivate and reward performance primarily in the areas of sales, operational excellence and customer satisfaction. These programs are reviewed on a periodic basis to ensure that they are structured appropriately, aligned to shareholder interests and adequately risk balanced. For the years ended December 31, 2013, 2012 and 2011, Citigroup expensed $1.1 billion, $670 million and $1.0 billion, respectively, for these plans globally.

8. RETIREMENT BENEFITS

Pension and Postretirement Plans
The Company has several non-contributory defined benefit pension plans covering certain U.S. employees and has various defined benefit pension and termination indemnity plans covering employees outside the United States. The U.S. qualified defined benefit plan was frozen effective January 1, 2008 for most employees. Accordingly, no additional compensation-based contributions were credited to the cash balance portion of the plan for existing plan participants after 2007. However, certain employees covered under the prior final pay plan formula continue to accrue benefits. The Company also offers postretirement health care and life insurance benefits to certain eligible U.S. retired employees, as well as to certain eligible employees outside the United States.

The Company also sponsors a number of noncontributory, nonqualified pension plans.  These plans, which are unfunded, provide supplemental defined pension benefits to certain U.S. employees.  With the exception of a few employees covered under the prior final average pay formulas, the benefits under these plans were frozen in prior years.
The following table summarizes the components of net (benefit) expense recognized in the Consolidated Statement of Income for the Company’s U.S. qualified and nonqualified pension plans, postretirement plans and plans outside the United States. Beginning in the second quarter of 2013, the Company utilizes a quarterly, rather than annual, measurement for the Significant Plans (as defined in Note 1 to the Consolidated Financial Statements). For All Other Plans (as defined in Note 1 to the Consolidated Financial Statements), the Company will continue to utilize an annual measurement approach.

Net (Benefit) Expense

	Pension plans						Postretirement benefit plans
	U.S. plans			Non-U.S. plans			U.S. plans			Non-U.S. plans
In millions of dollars	2013	2012	2011	2013	2012	2011	2013	2012	2011	2013	2012	2011
Qualified plans
Benefits earned during the year	$8	$12	$13	$210	$199	$203	$—	$—	$—	$43	$29	$28
Interest cost on benefit obligation	538	565	612	384	367	382	33	44	53	146	116	118
Expected return on plan assets	(863)	(897)	(890)	(396)	(399)	(422)	(2)	(4)	(6)	(133)	(108)	(117)
Amortization of unrecognized
Net transition obligation	—	—	—	—	—	(1)	—	—	—	—	—	—
Prior service cost (benefit)	(4)	(1)	(1)	4	4	4	(1)	(1)	(3)	—	—	—
Net actuarial loss	104	96	64	95	77	72	—	4	3	45	25	24
Curtailment loss	21	—	—	4	10	4	—	—	—	—	—	—
Settlement (gain) loss	—	—	—	13	35	10	—	—	—	(1)	—	—
Special termination benefits	—	—	—	8	1	27	—	—	—	—	—	—
Net qualified (benefit) expense	$(196)	$(225)	$(202)	$322	$294	$279	$30	$43	$47	$100	$62	$53
Nonqualified plans expense	$46	$42	$42	$—	$—	$—	$—	$—	$—	$—	$—	$—
Cumulative effect of change in accounting policy(1)	$(23)	$—	$—	$—	$—	$—	$—	$—	$—	$3	$—	$—
Total net (benefit) expense	$(173)	$(183)	$(160)	$322	$294	$279	$30	$43	$47	$103	$62	$53
(1) See Note 1 to the Consolidated Financial Statements for additional information on the change in accounting policy.

Contributions
The Company’s funding practice for U.S. and non-U.S. pension plans is generally to fund to minimum funding requirements in accordance with applicable local laws and regulations. The Company may increase its contributions above the minimum required contribution, if appropriate. In addition, management has the ability to change its funding practices. For the U.S. pension plans, there were no required minimum cash contributions for 2013 or 2012. The following table summarizes the actual Company contributions for the years ended December 31, 2013 and 2012, as well as estimated expected Company contributions for 2014. Expected contributions are subject to change since contribution decisions are affected by various factors, such as market performance and regulatory requirements.

	Pension plans (1)						Postretirement plans (1)
	U.S. plans (2)			Non-U.S. plans			U.S. plans			Non-U.S. plans
In millions of dollars	2014	2013	2012	2014	2013	2012	2014	2013	2012	2014	2013	2012
Cash contributions paid by the Company	$—	$—	$—	$116	$308	$270	$—	$—	$—	$5	$251	$88
Benefits paid directly by the Company	54	51	54	49	49	82	62	52	54	6	5	4
Total Company contributions	$54	$51	$54	$165	$357	$352	$62	$52	$54	$11	$256	$92

(1)	Payments reported for 2014 are expected amounts.

(2)	The U.S. pension plans include benefits paid directly by the Company for the nonqualified pension plans.
The estimated net actuarial loss and prior service cost that will be amortized from Accumulated other comprehensive income (loss) into net expense in 2014 are approximately $181 million and $3 million, respectively, for defined benefit pension plans. For postretirement plans, the estimated 2014 net actuarial loss and prior service cost amortizations are approximately $31 million and $(12) million, respectively.

The following table summarizes the funded status and amounts recognized in the Consolidated Balance Sheet for the Company’s U.S. qualified and nonqualified pension plans, postretirement plans and plans outside the United States.
Net Amount Recognized

	Pension plans				Postretirement plans
	U.S. plans		Non-U.S. plans		U.S. plans		Non-U.S. plans
In millions of dollars	2013	2012	2013	2012	2013	2012	2013	2012
Change in projected benefit obligation
Qualified plans
Projected benefit obligation at beginning of year	$13,268	$12,377	$7,399	$6,262	$1,072	$1,127	$2,002	$1,368
Cumulative effect of change in accounting policy (1)	(368)	—	385	—	—	—	81	—
Benefits earned during the year	8	12	210	199	—	—	43	29
Interest cost on benefit obligation	538	565	384	367	33	44	146	116
Plan amendments	—	(13)	(28)	17	—	—	(171)	—
Actuarial (gain) loss	(671)	965	(733)	923	(253)	(24)	(617)	457
Benefits paid, net of participants contributions	(661)	(638)	(296)	(306)	(85)	(85)	(64)	(54)
Expected government subsidy	—	—	—	—	13	10	—	—
Settlements	—	—	(57)	(254)	—	—	(2)	—
Curtailment (gain) loss	23	—	(2)	(8)	—	—	(3)	—
Special/contractual termination benefits	—	—	8	1	—	—	—	—
Foreign exchange impact and other	—	—	(76)	198	—	—	(4)	86
Qualified plans	$12,137	$13,268	$7,194	$7,399	$780	$1,072	$1,411	$2,002
Nonqualified plans (2)	$692	$769	$—	$—	$—	$—	$—	$—
Projected benefit obligation at year end	$12,829	$14,037	$7,194	$7,399	$780	$1,072	$1,411	$2,002

(1)	See Note 1 to the Consolidated Financial Statements for additional information on the change in accounting policy.

(2)	These plans are unfunded.

	Pension plans				Postretirement plans
	U.S. plans		Non-U.S. plans		U.S. plans		Non-U.S. plans
In millions of dollars	2013	2012	2013	2012	2013	2012	2013	2012
Change in plan assets
Qualified plans
Plan assets at fair value at beginning of year	$12,656	$11,991	$7,154	$6,421	$50	$74	$1,497	$1,096
Cumulative effect of change in accounting policy (1)	(53)	—	126	—	3	—	21	—
Actual return on plan assets	789	1,303	(256)	786	(1)	7	(223)	277
Company contributions	—	—	357	352	52	54	256	92
Plan participants contributions	—	—	6	6	50	58	—	—
Settlements	—	—	(61)	(254)	—	—	—	—
Benefits paid	(661)	(638)	(302)	(312)	(122)	(143)	(64)	(54)
Foreign exchange impact and other	—	—	(106)	155	—	—	(15)	86
Qualified plans	$12,731	$12,656	$6,918	$7,154	$32	$50	$1,472	$1,497
Nonqualified plans (2)	$—	$—	$—	$—	$—	$—	$—	$—
Plan assets at fair value at year end	$12,731	$12,656	$6,918	$7,154	$32	$50	$1,472	$1,497

Funded status of the plans
Qualified plans (3)	$593	$(612)	$(276)	$(245)	$(748)	$(1,022)	$61	(505)
Nonqualified plans (2)	(692)	(769)	—	—	—	—	—	—
Funded status of the plans at year end	$(99)	$(1,381)	$(276)	$(245)	$(748)	$(1,022)	$61	$(505)

Net amount recognized
Qualified plans
Benefit asset	$593	$—	$709	$763	$—	$—	$407	$—
Benefit liability	—	(612)	(985)	(1,008)	(748)	(1,022)	(346)	(505)
Qualified plans	$593	$(612)	$(276)	$(245)	$(748)	$(1,022)	$61	$(505)
Nonqualified plans (2)	$(692)	$(769)	$—	$—	$—	$—	$—	$—
Net amount recognized on the balance sheet	$(99)	$(1,381)	$(276)	$(245)	$(748)	$(1,022)	$61	$(505)

Amounts recognized in Accumulated other comprehensive income (loss)
Qualified plans
Net transition asset (obligation)	$—	$—	$(1)	$(2)	$—	$—	$(1)	$(1)
Prior service benefit (cost)	7	13	(2)	(33)	1	1	173	5
Net actuarial gain (loss)	(3,911)	(4,904)	(2,007)	(1,936)	129	(123)	(555)	(802)
Qualified plans	$(3,904)	$(4,891)	$(2,010)	$(1,971)	$130	$(122)	$(383)	$(798)
Nonqualified plans (2)	$(226)	$(298)	$—	$—	$—	$—	$—	$—
Net amount recognized in equity—pretax	$(4,130)	$(5,189)	$(2,010)	$(1,971)	$130	$(122)	$(383)	$(798)

Accumulated benefit obligation
Qualified plans	$12,122	$13,246	$6,652	$6,369	$780	$1,072	$1,411	$2,002
Nonqualified plans (2)	668	738	—	—	—	—	—	—
Accumulated benefit obligation at year end	$12,790	$13,984	$6,652	$6,369	$780	$1,072	$1,411	$2,002

(1)	See Note 1 to the Consolidated Financial Statements for additional information on the change in accounting policy.

(2)	These plans are unfunded.

(3)
The U.S. qualified pension plan is fully funded under specified Employee Retirement Income Security Act (ERISA) funding rules as of January 1, 2014 and no minimum required funding is expected for 2014.

The following table shows the change in Accumulated other comprehensive income (loss) related to pension and post-retirement benefit plans for the years ended December 31, 2013, 2012 and 2011:

In millions of dollars	2013	2012	2011
Balance, January 1, net of tax (1)	$(5,270)	$(4,282)	$(4,105)
Cumulative effect of change in accounting policy	(22)	—	—
Actuarial assumptions changes and plan experience (2)	2,380	(2,400)	(820)
Net asset gain (loss) due to difference between actual and expected returns	(1,084)	963	197
Net amortizations	271	214	183
Prior service credit (cost)	360	—	—
Foreign exchange impact and other	74	(155)	28
Change in deferred taxes, net	(666)	390	235
Change, net of tax	$1,313	$(988)	$(177)
Balance, December 31, net of tax (1)	$(3,957)	$(5,270)	$(4,282)

(1)    See Note 20 to the Consolidated Financial Statements for further discussion of net Accumulated other comprehensive income (loss) balance.
(2)    Includes $58 million and $62 million of actuarial losses related to the U.S. nonqualified pension plans for 2013 and 2012, respectively.

At December 31, 2013 and 2012, for both qualified and nonqualified pension plans and for both funded and unfunded plans, the aggregate projected benefit obligation (PBO), the aggregate accumulated benefit obligation (ABO), and the aggregate fair value of plan assets are presented for pension plans with a projected benefit obligation in excess of plan assets and for pension plans with an accumulated benefit obligation in excess of plan assets as follows:

	PBO exceeds fair value of plan assets				ABO exceeds fair value plan assets
	U.S. plans (1)		Non-U.S. plans		U.S. plans (1)		Non-U.S. plans
In millions of dollars	2013	2012	2013	2012	2013	2012	2013	2012
Projected benefit obligation	$692	$14,037	$2,765	$4,792	$692	$14,037	$2,408	$2,608
Accumulated benefit obligation	668	13,984	2,375	3,876	668	13,984	2,090	2,263
Fair value of plan assets	—	12,656	1,780	3,784	—	12,656	1,468	1,677

(1)
At December 31, 2013, assets for the U.S. qualified plan exceeded both the projected benefit obligation (PBO) and accumulated benefit obligation (ABO). The U.S. nonqualified plans are not funded and thus the PBO and ABO exceeded plan assets as of this date. At December 31, 2012, for both the U.S. qualified and nonqualified plans, the aggregate PBO and the aggregate ABO exceeded plan assets. In 2012, the PBO and ABO of the U.S. plans include $13,268 million and $13,246 million, respectively, relating to the qualified plan and $769 million and $738 million, respectively, relating to the nonqualified plans.

At December 31, 2013, combined accumulated benefit obligations for the U.S. and non-U.S. pension plans, excluding U.S. nonqualified plans, were less than plan assets by $0.9 billion. At December 31, 2012, combined accumulated benefit obligations for the U.S. and non-U.S. pension plans, excluding U.S. nonqualified plans, were less than plan assets by $0.2 billion.

Plan Assumptions
The Company utilizes a number of assumptions to determine plan obligations and expense. Changes in one or a combination of these assumptions will have an impact on the Company’s pension and postretirement PBO, funded status and benefit expense. Changes in the plans’ funded status resulting from changes in the PBO and fair value of plan assets will have a corresponding impact on Accumulated other comprehensive income (loss).
Certain assumptions used in determining pension and postretirement benefit obligations and net benefit expenses for the Company’s plans are shown in the following table:

At year end	2013	2012
Discount rate
U.S. plans (1)
Pension	4.75%	3.90%
Postretirement	4.35	3.60
Non-U.S. pension plans (2)
Range	1.60 to 29.25	1.50 to 28.00
Weighted average	5.60	5.24
Non-U.S. postretirement plans (2)
Range	3.50 to 11.90	3.50 to 10.00
Weighted average	8.65	7.46
Future compensation increase rate
U.S. plans (3)	N/A	N/A
Non-U.S. pension plans
Range	1.00 to 26.00	1.20 to 26.00
Weighted average	3.40	3.93
Expected return on assets
U.S. plans	7.00	7.00
Non-U.S. pension plans
Range	1.20 to 11.50	0.90 to 11.50
Weighted average	5.68	5.76
Non-U.S. postretirement plans
Range	8.50 to 8.90	8.50 to 9.60
Weighted average	8.50	8.50

(1)
Effective April 1, 2013, Citigroup changed to a quarterly remeasurement approach for its six largest plans, including the U.S. qualified pension and postretirement plans. For the U.S. qualified pension and postretirement plans, the 2013 rates shown above were utilized to calculate the December 31, 2013 benefit obligation and will be used to determine the 2014 first quarter expense. The 2012 rates shown above were utilized to calculate the December 31, 2012 benefit obligation and used for the 2013 first quarter expense. For the U.S. nonqualified pension plans, the 2013 rates shown above were utilized to calculate the December 31, 2013 benefit obligations and will be used to determine the expense for 2014. The 2012 rates shown above were utilized to calculate the December 31, 2012 benefit obligations and the expense for the full year 2013.

(2)
Effective April 1, 2013, Citigroup changed to a quarterly remeasurement approach for its four largest non-U.S. plans, including the qualified pension and postretirement plans. For the four largest non-U.S. qualified pension and postretirement plans, the 2013 rates shown above were utilized to calculate the December 31, 2013 benefit obligation and will be used to determine the 2014 first quarter expense. The 2012 rates shown above were utilized to calculate the December 31, 2012 benefit obligation and used for the 2013 first quarter expense. For all other non-

U.S. qualified pension and postretirement plans, the 2013 rates shown above were utilized to calculate the December 31, 2013 benefit obligations and will be used to determine the expense for 2014. The 2012 rates shown above were utilized to calculate the December 31, 2012 benefit obligations and the expense for the full year 2013.

(3)
Since the U.S. qualified pension plan was frozen, a compensation increase rate applies only to certain small groups of grandfathered employees accruing benefits under a final pay plan formula. Only the future compensation increases for these grandfathered employees will affect future pension expense and obligations. Compensation increase rates for these small groups of participants range from 3.00% to 4.00%.

During the year	2013	2012
Discount rate
U.S. plans (1)
Pension	3.90%/4.2%/4.75%/ 4.80%	4.70%
Postretirement	3.60/3.60/ 4.40/ 4.30	4.30
Non-U.S. pension plans
Range	1.50 to 28.00	1.75 to 13.25
Weighted average (2)	5.24	5.94
Non-U.S. postretirement plans
Range	3.50 to 10.00	4.25 to 10.25
Weighted average (2)	7.46	8.25
Future compensation increase rate
U.S. plans (3)	N/A	N/A
Non-U.S. pension plans
Range	1.20 to 26.00	1.60 to 13.30
Weighted average (2)	3.93	4.04
Expected return on assets
U.S. plans	7.00	7.50
Non-U.S. pension plans
Range	0.90 to 11.50	1.00 to 12.50
Weighted average (2)	5.76	6.25
Non-U.S. postretirement plans
Range	8.50 to 9.60	9.5 to 10.00
Weighted average (2)	8.50	9.50

(1)
For the U.S. qualified pension and postretirement plans, the 2013 rates shown above were utilized to calculate the expense in each of the respective four quarters in 2013. The 2012 rates shown above were utilized to calculate expense for 2012.

(2)
For the four largest non-U.S. plans, which follow the quarterly remeasurement approach adopted effective April 1, 2013, the 2013 weighted averages shown above reflect the assumptions for the first quarter of 2013. All other non-U.S. plans were remeasured annually, the weighted averages shown above were used to calculate the expense for the full year.

(3)
Since the U.S. qualified pension plan was frozen, a compensation increase rate applies only to certain small groups of grandfathered employees accruing benefits under a final pay plan formula. Only the future compensation increases for these grandfathered employees will affect future pension expense and obligations. Compensation increase rates for these small groups of participants range from 3.00% to 4.00%.

Discount Rate
The discount rates for the U.S. pension and postretirement plans were selected by reference to a Citigroup-specific analysis using each plan’s specific cash flows and compared with high-quality corporate bond indices for reasonableness. Citigroup’s policy is to round to the nearest five hundredths of a percent. The discount rates for the non-U.S. pension and postretirement plans are selected by reference to high-quality corporate bond rates in countries that have developed corporate bond markets. However, where developed corporate bond markets do not exist, the discount rates are selected by reference to local government bond rates with a premium added to reflect the additional risk for corporate bonds in certain countries.

Expected Rate of Return
The Company determines its assumptions for the expected rate of return on plan assets for its U.S. pension and postretirement plans using a “building block” approach, which focuses on ranges of anticipated rates of return for each asset class. A weighted average range of nominal rates is then determined based on target allocations to each asset class. Market performance over a number of earlier years is evaluated covering a wide range of economic conditions to determine whether there are sound reasons for projecting any past trends.
The Company considers the expected rate of return to be a long-term assessment of return expectations and does not anticipate changing this assumption unless there are significant changes in investment strategy or economic conditions. This contrasts with the selection of the discount rate and certain other assumptions, which are reconsidered annually in accordance with generally accepted accounting principles.
The expected rate of return for the U.S. pension and postretirement plans was 7.00% at December 31, 2013, 7.00% at December 31, 2012, and 7.50% at December 31, 2011. The expected return on assets reflects the expected annual appreciation of the plan assets and reduces the Company’s annual pension expense. The expected return on assets is deducted from the sum of service cost, interest cost and other components of pension expense to arrive at the net pension (benefit) expense. Net pension (benefit) expense for the U.S. pension plans for 2013, 2012 and 2011 reflects deductions of $863 million, $897 million and $890 million of expected returns, respectively.

The following table shows the expected rate of return used in determining the Company’s pension expense compared to the actual rate of return on plan assets during 2013, 2012 and 2011 for the U.S. pension and postretirement plans:

	2013	2012	2011
Expected rate of return (1)	7.00%	7.50%	7.50%
Actual rate of return (2)	6.00%	11.00%	11.00%

(1)	Effective December 31, 2012, the expected rate of return was changed from 7.50% to 7.00%.

(2)	Actual rates of return are presented net of fees.

For the non-U.S. plans, pension expense for 2013 was reduced by the expected return of $396 million, compared with the actual return of $(130) million. Pension expense for 2012 and 2011 was reduced by expected returns of $399 million and $422 million, respectively. Actual returns were lower in 2013, but higher in 2012 and 2011 than the expected returns in those years.

Sensitivities of Certain Key Assumptions
The following tables summarize the effect on pension expense of a one-percentage-point change in the discount rate:

	One-percentage-point increase
In millions of dollars	2013	2012	2011
U.S. plans	$16	$18	$19
Non-U.S. plans	(52)	(48)	(57)

	One-percentage-point decrease
In millions of dollars	2013	2012	2011
U.S. plans	$(57)	$(36)	$(34)
Non-U.S. plans	79	64	70

Since the U.S. qualified pension plan was frozen, the majority of the prospective service cost has been eliminated and the gain/loss amortization period was changed to the life expectancy for inactive participants. As a result, pension expense for the U.S. qualified pension plan is driven more by interest costs than service costs, and an increase in the discount rate would increase pension expense, while a decrease in the discount rate would decrease pension expense.

The following tables summarize the effect on pension expense of a one-percentage-point change in the expected rates of return:

	One-percentage-point increase
In millions of dollars	2013	2012	2011
U.S. plans	$(123)	$(120)	$(118)
Non-U.S. plans	(68)	(64)	(62)

	One-percentage-point decrease
In millions of dollars	2013	2012	2011
U.S. plans	$123	$120	$118
Non-U.S. plans	68	64	62

Health Care Cost-Trend Rate
Assumed health care cost-trend rates were as follows:

	2013	2012
Health care cost increase rate for U.S. plans
Following year	8.00%	8.50%
Ultimate rate to which cost increase is assumed to decline	5.00	5.00
Year in which the ultimate rate is reached	2020	2020

 A one-percentage-point change in assumed health care cost-trend rates would have the following effects on postretirement expense:

	One-percentage- point increase		One- percentage- point decrease
In millions of dollars	2013	2012	2013	2012
Effect on benefits earned and interest cost for U.S. postretirement plans	$1	$2	$(1)	$(1)
Effect on accumulated postretirement benefit obligation for U.S. postretirement plans	24	44	(19)	(39)

Plan Assets
Citigroup’s pension and postretirement plans’ asset allocations for the U.S. plans at December 31, 2013 and 2012, and the target allocations for 2014 by asset category based on asset fair values, are as follows:

	Target asset allocation	U.S. pension assets at December 31,		U.S. postretirement assets at December 31,
Asset category (1)	2014	2013	2012	2013	2012
Equity securities (2)	0 - 30%	19%	17%	19%	17%
Debt securities	25 - 73	42	45	42	45
Real estate	0 - 7	5	5	5	5
Private equity	0 - 15	11	11	11	11
Other investments	12 - 29	23	22	23	22
Total		100%	100%	100%	100%

(1)
Asset allocations for the U.S. plans are set by investment strategy, not by investment product. For example, private equities with an underlying investment in real estate are classified in the real estate asset category, not private equity.

(2)	Equity securities in the U.S. pension and postretirement plans do not include any Citigroup common stock at the end of 2013 and 2012.

Third-party investment managers and advisors provide their services to Citigroup’s U.S. pension and postretirement plans. Assets are rebalanced as Citi’s Pension Plan Investment Committee deems appropriate. Citigroup’s investment strategy, with respect to its assets, is to maintain a globally diversified investment portfolio across several asset classes that, when combined with Citigroup’s contributions to the plans, will maintain the plans’ ability to meet all required benefit obligations.

Citigroup’s pension and postretirement plans’ weighted-average asset allocations for the non-U.S. plans and the actual ranges at the end of 2013 and 2012, and the weighted-average target allocations for 2014 by asset category based on asset fair values are as follows:

	Non-U.S. pension plans
	Weighted-average target asset allocation	Actual range at December 31,		Weighted-average at December 31,
Asset category (1)	2014	2013	2012	2013	2012
Equity securities	19%	0 - 69%	0 - 63%	20%	16%
Debt securities	74	0 - 99	0 - 100	72	72
Real estate	1	0 - 19	0 - 41	1	1
Other investments	6	0 - 100	0 - 100	7	11
Total	100%			100%	100%

	Non-U.S. postretirement plans
	Weighted-average target asset allocation	Actual range at December 31,		Weighted-average at December 31,
Asset category (1)	2014	2013	2012	2013	2012
Equity securities	42%	0 - 41%	0 - 28%	41%	28%
Debt securities	52	51 - 100	46 - 100	51	46
Other investments	6	0 - 8	0 - 26	8	26
Total	100%			100%	100%

(1)	Similar to the U.S. plans, asset allocations for certain non-U.S. plans are set by investment strategy, not by investment product.

Fair Value Disclosure
For information on fair value measurements, including descriptions of Level 1, 2 and 3 of the fair value hierarchy and the valuation methodology utilized by the Company, see Note 1 and Note 25 to the Consolidated Financial Statements.

Certain investments may transfer between the fair value hierarchy classifications during the year due to changes in valuation methodology and pricing sources. There were no significant transfers of investments between Level 1 and Level 2 during the years ended December 31, 2013 and 2012.
Plan assets by detailed asset categories and the fair value hierarchy are as follows:

In millions of dollars	U.S. pension and postretirement benefit plans (1)
	Fair value measurement at December 31, 2013
Asset categories	Level 1	Level 2	Level 3	Total
Equity securities
U.S. equity	$864	$—	$—	$864
Non-U.S. equity	441	—	—	441
Mutual funds	203	—	—	203
Commingled funds	—	895	—	895
Debt securities
U.S. Treasuries	1,112	—	—	1,112
U.S. agency	—	91	—	91
U.S. corporate bonds	—	1,385	—	1,385
Non-U.S. government debt	—	344	—	344
Non-U.S. corporate bonds	—	403	—	403
State and municipal debt	—	137	—	137
Hedge funds	—	2,014	1,180	3,194
Asset-backed securities	—	61	—	61
Mortgage-backed securities	—	64	—	64
Annuity contracts	—	—	91	91
Private equity	—	—	2,106	2,106
Derivatives	8	601	—	609
Other investments	—	100	157	257
Total investments at fair value	$2,628	$6,095	$3,534	$12,257
Cash and short-term investments	$107	$957	$—	$1,064
Other investment receivables	—	49	52	101
Total assets	$2,735	$7,101	$3,586	$13,422
Other investment liabilities	$(9)	$(650)	$—	$(659)
Total net assets	$2,726	$6,451	$3,586	$12,763

(1)
The investments of the U.S. pension and postretirement benefit plans are commingled in one trust. At December 31, 2013, the allocable interests of the U.S. pension and postretirement benefit plans were 99.7% and 0.3%, respectively.

In millions of dollars	U.S. pension and postretirement benefit plans (1)
	Fair value measurement at December 31, 2012
Asset categories	Level 1	Level 2	Level 3	Total
Equity securities
U.S. equity	$677	$—	$—	$677
Non-U.S. equity	412	5	—	417
Mutual funds	177	—	—	177
Commingled funds	—	1,132	—	1,132
Debt securities
U.S. Treasuries	1,431	—	—	1,431
U.S. agency	—	112	—	112
U.S. corporate bonds	—	1,397	—	1,397
Non-U.S. government debt	—	387	—	387
Non-U.S. corporate bonds	—	350	—	350
State and municipal debt	—	142	—	142
Hedge funds	—	1,132	1,524	2,656
Asset-backed securities	—	55	—	55
Mortgage-backed securities	—	52	—	52
Annuity contracts	—	—	130	130
Private equity	—	—	2,419	2,419
Derivatives	3	627	—	630
Other investments	—	—	142	142
Total investments at fair value	$2,700	$5,391	$4,215	$12,306
Cash and short-term investments	$131	$906	$—	$1,037
Other investment receivables	—	6	24	30
Total assets	$2,831	$6,303	$4,239	$13,373
Other investment liabilities	$(10)	$(657)	$—	$(667)
Total net assets	$2,821	$5,646	$4,239	$12,706

(1)
The investments of the U.S. pension and postretirement benefit plans are commingled in one trust. At December 31, 2012, the allocable interests of the U.S. pension and postretirement benefit plans were 99.6% and 0.4%, respectively.

	Non-U.S. pension and postretirement benefit plans
In millions of dollars	Fair value measurement at December 31, 2013
Asset categories	Level 1	Level 2	Level 3	Total
Equity securities
U.S. equity	$6	$13	$—	$19
Non-U.S. equity	117	292	49	458
Mutual funds	242	3,593	—	3,835
Commingled funds	7	22	—	29
Debt securities
U.S. corporate bonds	—	392	—	392
Non-U.S. government debt	2,559	232	—	2,791
Non-U.S. corporate bonds	110	780	5	895
Hedge funds	—	—	11	11
Mortgage-backed securities	3	1	—	4
Annuity contracts	—	1	32	33
Derivatives	42	—	—	42
Other investments	7	12	202	221
Total investments at fair value	$3,093	$5,338	$299	$8,730
Cash and short-term investments	$92	$4	$—	$96
Total assets	$3,185	$5,342	$299	$8,826
Other investment liabilities	$—	$(436)	$—	$(436)
Total net assets	$3,185	$4,906	$299	$8,390

	Non-U.S. pension and postretirement benefit plans
In millions of dollars	Fair value measurement at December 31, 2012
Asset categories	Level 1	Level 2	Level 3	Total
Equity securities
U.S. equity	$12	$12	$—	$24
Non-U.S. equity	88	77	48	213
Mutual funds	31	4,583	—	4,614
Commingled funds	—	26	—	26
Debt securities
U.S. Treasuries	—	1	—	1
U.S. corporate bonds	—	488	—	488
Non-U.S. government debt	1,806	144	4	1,954
Non-U.S. corporate bonds	162	804	4	970
Hedge funds	—	—	16	16
Mortgage-backed securities	—	1	—	1
Annuity contracts	—	5	6	11
Derivatives	—	40	—	40
Other investments	3	9	219	231
Total investments at fair value	$2,102	$6,190	$297	$8,589
Cash and short-term investments	$55	$4	$3	$62
Total assets	$2,157	$6,194	$300	$8,651

Level 3 Roll Forward
The reconciliations of the beginning and ending balances during the period for Level 3 assets are as follows:

In millions of dollars	U.S. pension and postretirement benefit plans

Asset categories	Beginning Level 3 fair value at Dec. 31, 2012	Realized gains (losses)	Unrealized gains (losses)	Purchases, sales, and issuances	Transfers in and/or out of Level 3	Ending Level 3 fair value at Dec. 31, 2013
Hedge funds	$1,524	$45	$69	$19	$(477)	$1,180
Annuity contracts	130	—	(9)	(33)	3	91
Private equity	2,419	264	(10)	(564)	(3)	2,106
Other investments	142	—	7	8	—	157
Total investments	$4,215	$309	$57	$(570)	$(477)	$3,534
Other investment receivables	24	—	—	28	—	52
Total assets	$4,239	$309	$57	$(542)	$(477)	$3,586

In millions of dollars	U.S. pension and postretirement benefit plans

Asset categories	Beginning Level 3 fair value at Dec. 31, 2011	Realized gains (losses)	Unrealized gains (losses)	Purchases, sales, and issuances	Transfers in and/or out of Level 3	Ending Level 3 fair value at Dec. 31, 2012
Equity securities
U.S. equity	$51	$—	$—	$—	$(51)	$—
Non-U.S. equity	19	—	8	—	(27)	—
Debt securities
U.S. corporate bonds	5	—	1	—	(6)	—
Non-U.S. government debt	—	(1)	—	1	—	—
Hedge funds	870	(28)	149	199	334	1,524
Annuity contracts	155	—	6	(31)	—	130
Private equity	2,474	267	98	(484)	64	2,419
Other investments	121	—	14	12	(5)	142
Total investments	$3,695	$238	$276	$(303)	$309	$4,215
Other investment receivables	221	—	—	—	(197)	24
Total assets	$3,916	$238	$276	$(303)	$112	$4,239

In millions of dollars	Non-U.S. pension and postretirement benefit plans

Asset categories	Beginning Level 3 fair value at Dec. 31, 2012	Realized gains (losses)	Unrealized gains (losses)	Purchases, sales, and issuances	Transfers in and/or out of Level 3	Ending Level 3 fair value at Dec. 31, 2013
Equity securities
Non-U.S. equity	$48	$—	$5	$—	$(4)	$49
Debt securities
Non-U.S. government bonds	4	—	—	—	(4)	—
Non-U.S. corporate bonds	4	—	(1)	2	—	5
Hedge funds	16	—	1	(6)	—	11
Annuity contracts	6	—	3	(1)	24	32
Other investments	219	—	—	3	(20)	202
Total investments	$297	$—	$8	$(2)	$(4)	$299
Cash and short-term investments	3	—	—	—	(3)	—
Total assets	$300	$—	$8	$(2)	$(7)	$299

In millions of dollars	Non-U.S. pension and postretirement benefit plans

Asset categories	Beginning Level 3 fair value at Dec. 31, 2011	Realized gains (losses)	Unrealized gains (losses)	Purchases, sales, and issuances	Transfers in and/or out of Level 3	Ending Level 3 fair value at Dec. 31, 2012
Equity securities
Non-U.S. equity	$5	$—	$—	$43	$—	$48
Mutual funds	32	—	—	(10)	(22)	—
Debt securities
Non-U.S. government bonds	5	—	—	—	(1)	4
Non-U.S. corporate bonds	3	(3)	—	2	2	4
Hedge funds	12	—	—	—	4	16
Annuity contracts	—	—	—	1	5	6
Other investments	240	7	14	(23)	(19)	219
Total investments	$297	$4	$14	$13	$(31)	$297
Cash and short-term investments	—	—	—	—	3	3
Total assets	$297	$4	$14	$13	$(28)	$300

Investment Strategy
The Company’s global pension and postretirement funds’ investment strategies are to invest in a prudent manner for the exclusive purpose of providing benefits to participants. The investment strategies are targeted to produce a total return that, when combined with the Company’s contributions to the funds, will maintain the funds’ ability to meet all required benefit obligations. Risk is controlled through diversification of asset types and investments in domestic and international equities, fixed-income securities and cash and short-term investments. The target asset allocation in most locations outside the U.S. is primarily in equity and debt securities. These allocations may vary by geographic region and country depending on the nature of applicable obligations and various other regional considerations. The wide variation in the actual range of plan asset allocations for the funded non-U.S. plans is a result of differing local statutory requirements and economic conditions. For example, in certain countries local law requires that all pension plan assets must be invested in fixed-income investments, government funds, or local-country securities.

Significant Concentrations of Risk in Plan Assets
The assets of the Company’s pension plans are diversified to limit the impact of any individual investment. The U.S. qualified pension plan is diversified across multiple asset classes, with publicly traded fixed income, hedge funds, publicly traded equity, and private equity representing the most significant asset allocations. Investments in these four asset classes are further diversified across funds, managers, strategies, vintages, sectors and geographies, depending on the specific characteristics of each asset class. The pension assets for the Company’s largest non-U.S. plans are primarily invested in publicly traded fixed income and publicly traded equity securities.

Oversight and Risk Management Practices
The framework for the Company’s pensions oversight process includes monitoring of retirement plans by plan fiduciaries and/or management at the global, regional or country level, as appropriate. Independent risk management contributes to the risk oversight and monitoring for the Company’s U.S. qualified pension plan and largest non-U.S. pension plans. Although the specific components of the oversight process are tailored to the requirements of each region, country and plan, the following elements are common to the Company’s monitoring and risk management process:

•	periodic asset/liability management studies and strategic asset allocation reviews;

•	periodic monitoring of funding levels and funding ratios;

•	periodic monitoring of compliance with asset allocation guidelines;

•	periodic monitoring of asset class and/or investment manager performance against benchmarks; and

•	periodic risk capital analysis and stress testing.

Estimated Future Benefit Payments
The Company expects to pay the following estimated benefit payments in future years:

	Pension plans		Postretirement benefit plans
In millions of dollars	U.S. plans	Non-U.S. plans	U.S. plans	Non-U.S. plans
2014	$804	$382	$79	$64
2015	828	359	76	69
2016	830	390	73	74
2017	842	411	70	80
2018	853	437	67	87
2019—2023	4,473	2,699	286	580

Prescription Drugs
In December 2003, the Medicare Prescription Drug Improvement and Modernization Act of 2003 (Act of 2003) was enacted. The Act of 2003 established a prescription drug benefit under Medicare known as “Medicare Part D,” and a federal subsidy to sponsors of U.S. retiree health care benefit plans that provide a benefit that is at least actuarially equivalent to Medicare Part D. The benefits provided to certain participants are at least actuarially equivalent to Medicare Part D and, accordingly, the Company is entitled to a subsidy.
The expected subsidy reduced the accumulated postretirement benefit obligation (APBO) by approximately $4 million and $93 million as of December 31, 2013 and 2012, respectively, and the postretirement expense by approximately $3 million and $9 million for 2013 and 2012, respectively. The reduction in the expected subsidy was due to the Company’s adoption of the Employee Group Waiver Plan, as described below.
The following table shows the estimated future benefit payments without the effect of the subsidy and the amounts of the expected subsidy in future years:

	Expected U.S. postretirement benefit payments
In millions of dollars	Before Medicare Part D subsidy	Medicare Part D subsidy	After Medicare Part D subsidy
2014	$79	$—	$79
2015	76	—	76
2016	73	—	73
2017	70	—	70
2018	67	—	67
2019—2023	288	2	286

The Patient Protection and Affordable Care Act and the Health Care and Education Reconciliation Act of 2010 (collectively, the Act of 2010) were signed into law in the U.S. in March 2010. One provision that impacted Citigroup was the elimination of the tax deductibility for benefits paid that are related to the Medicare Part D subsidy, starting in 2013. Citigroup was required to recognize the full accounting impact in 2010, the period in which the Act of 2010 was signed. As a result, there was a $45 million reduction in deferred tax assets with a corresponding charge to earnings from continuing operations.

Certain provisions of the Act of 2010 improved the Medicare Part D option known as the Employer Group Waiver Plan (EGWP) with respect to the Medicare Part D subsidy. The EGWP provides prescription drug benefits that are more cost effective for Medicare-eligible participants and large employers. Effective April 1, 2013, the Company began sponsoring and implementing an EGWP for eligible retirees. The expected Company subsidy received under EGWP during 2013 was $10.5 million.
The other provisions of the Act of 2010 are not expected to have a significant impact on Citigroup’s pension and postretirement plans.

Postemployment Plans
The Company sponsors U.S. postemployment plans that provide income continuation and health and welfare benefits to certain eligible U.S. employees on long-term disability.
As of December 31, 2013 and 2012, the plans’ funded status recognized in the Company’s Consolidated Balance Sheet was $(252) million and $(501) million, respectively. The amounts recognized in Accumulated other comprehensive income (loss) as of December 31, 2013 and 2012 were $46 million and $(185) million, respectively. During 2013, the Company made changes to its postemployment plans that limit the period for which future disabled employees are eligible for continued company subsidized medical benefits. These changes resulted in the decreases in the Company’s obligations, as shown above.
The following table summarizes the components of net expense recognized in the Consolidated Statement of Income for the Company’s U.S. postemployment plans.

	Net expense
In millions of dollars	2013	2012	2011
Service related expense
Service cost	$20	$22	$16
Interest cost	10	13	12
Prior service cost (benefit)	(3)	7	7
Net actuarial loss	17	13	9
Total service related expense	$44	$55	$44
Non-service related expense (benefit)	$(14)	$24	$23
Total net expense	$30	$79	$67

The following table summarizes certain assumptions used in determining the postemployment benefit obligations and net benefit expenses for the Company’s U.S. postemployment plans.

	2013	2012
Discount rate	4.05%	3.10%
Health care cost increase rate
Following year	8.00%	8.50%
Ultimate rate to which cost increase is assumed to decline	5.00	5.00
Year in which the ultimate rate is reached	2020	2020
Early Retiree Reinsurance Program
The Company participates in the Early Retiree Reinsurance Program (ERRP), which provides federal government reimbursement to eligible employers to cover a portion of the health benefit costs associated with early retirees. Of the $8 million the Company received in reimbursements, approximately $3 million and $5 million were used to reduce the health benefit costs for certain eligible employees for the years ended December 31, 2013 and 2012, respectively.

Defined Contribution Plans
The Company sponsors defined contribution plans in the U.S. and in certain non-U.S. locations, all of which are administered in accordance with local laws. The most significant defined contribution plan is the Citigroup
401(k) Plan sponsored by the Company in the U.S.
Under the Citigroup 401(k) Plan, eligible U.S. employees received matching contributions of up to 6% of their eligible compensation for 2013 and 2012, subject to statutory limits. Additionally, for eligible employees whose eligible compensation is $100,000 or less, a fixed contribution of up to 2% of eligible compensation is provided. All Company contributions are invested according to participants’ individual elections. The pretax expense associated with this plan amounted to approximately $394 million, $384 million and $374 million in 2013, 2012 and 2011, respectively.

9. INCOME TAXES

Details of the Company’s income tax provision for the years ended December 31 are presented in the table below:

Income Taxes

In millions of dollars	2013	2012	2011
Current
Federal	$(260)	$(71)	$(144)
Foreign	3,788	3,869	3,552
State	(41)	300	241
Total current income taxes	$3,487	$4,098	$3,649
Deferred
Federal	$2,550	$(4,943)	$(793)
Foreign	(716)	900	628
State	546	(48)	91
Total deferred income taxes	$2,380	$(4,091)	$(74)
Provision (benefit) for income tax on continuing operations before noncontrolling interests (1)	$5,867	$7	$3,575
Provision (benefit) for income taxes on discontinued operations	(244)	(52)	12
Provision (benefit) for income taxes on cumulative effect of accounting changes	—	(58)	—
Income tax expense (benefit) reported in stockholders’ equity related to:
Foreign currency translation	5	(709)	(609)
Investment securities	(1,353)	369	1,495
Employee stock plans	28	265	297
Cash flow hedges	625	311	(92)
Benefit Plans	698	(390)	(235)
Income taxes before noncontrolling interests	$5,626	$(257)	$4,443

(1)
Includes the effect of securities transactions and other-than-temporary-impairment losses resulting in a provision (benefit) of $262 million and $(187) million in 2013, $1,138 million and $(1,740) million in 2012 and $699 million and $(789) million in 2011, respectively.

Tax Rate
The reconciliation of the federal statutory income tax rate to the Company’s effective income tax rate applicable to income from continuing operations (before noncontrolling interests and the cumulative effect of accounting changes) for the years ended December 31 was as follows:

	2013	2012	2011
Federal statutory rate	35.0%	35.0%	35.0%
State income taxes, net of federal benefit	1.7	3.0	1.5
Foreign income tax rate differential	(2.2)	(4.6)	(8.4)
Audit settlements (1)	(0.6)	(11.8)	—
Effect of tax law changes (2)	(0.3)	(0.1)	2.0
Basis difference in affiliates	—	(9.2)	—
Tax advantaged investments	(4.2)	(12.4)	(6.0)
Other, net	0.7	0.2	0.2
Effective income tax rate	30.1%	0.1%	24.3%

(1)
For 2013, relates to the settlement of U.S. federal issues for 2003-2005 at IRS appeals. For 2012, relates to the conclusion of the audit of various issues in the Company’s 2006-2008 U.S. federal tax audits and the conclusion of a New York City tax audit for 2006-2008.

(2)	For 2011, includes the results of the Japan tax rate change which resulted in a $300 million DTA charge.

As set forth in the table above, Citi’s effective tax rate for 2013 was 30.1%, which included a tax benefit of $127 million for the resolution of certain tax items during the year. This compared to an effective tax rate for 2012 of 0.1% due to the effect of permanent differences on the comparably lower level of pretax income. 2012 included a $925 million tax benefit, also related to the resolution of certain tax audit items during the year.
As previously disclosed, during 2013, Citi decided that earnings in certain foreign subsidiaries would no longer be indefinitely reinvested outside the U.S. (as asserted under ASC 740, Income Taxes). This decision increased Citi’s 2013 tax provision on these foreign subsidiary earnings to the higher U.S. tax rate and thus increased Citi’s effective tax rate for 2013 and reduced its after-tax earnings. For additional information on Citi’s foreign earnings, see “Foreign Earnings” below.

Deferred Income Taxes
Deferred income taxes at December 31 related to the following:

In millions of dollars	2013	2012
Deferred tax assets
Credit loss deduction	$8,356	$10,947
Deferred compensation and employee benefits	4,067	4,890
Restructuring and settlement reserves	1,806	1,645
Unremitted foreign earnings	6,910	5,114
Investment and loan basis differences	4,409	3,878
Cash flow hedges	736	1,361
Tax credit and net operating loss carry-forwards	26,097	28,087
Fixed assets and leases	666	—
Debt Issuances	—	614
Other deferred tax assets	2,734	1,964
Gross deferred tax assets	$55,781	$58,500
Valuation allowance	—	—
Deferred tax assets after valuation allowance	$55,781	$58,500
Deferred tax liabilities
Deferred policy acquisition costs and value of insurance in force	$(455)	$(495)
Fixed assets and leases	—	(623)
Intangibles	(1,076)	(1,517)
Debt issuances	(811)	—
Other deferred tax liabilities	(640)	(543)
Gross deferred tax liabilities	$(2,982)	$(3,178)
Net deferred tax assets	$52,799	$55,322

Unrecognized Tax Benefits
The following is a roll-forward of the Company’s unrecognized tax benefits.

In millions of dollars	2013	2012	2011
Total unrecognized tax benefits at January 1	$3,109	$3,923	$4,035
Net amount of increases for current year’s tax positions	58	136	193
Gross amount of increases for prior years’ tax positions	251	345	251
Gross amount of decreases for prior years’ tax positions	(716)	(1,246)	(507)
Amounts of decreases relating to settlements	(1,115)	(44)	(11)
Reductions due to lapse of statutes of limitation	(15)	(3)	(38)
Foreign exchange, acquisitions and dispositions	2	(2)	—
Total unrecognized tax benefits at December 31	$1,574	$3,109	$3,923

The total amounts of unrecognized tax benefits at December 31, 2013, 2012 and 2011 that, if recognized, would affect Citi’s effective tax rate, are $0.8 billion, $1.3 billion and $2.2 billion, respectively. The remaining uncertain tax positions have offsetting amounts in other jurisdictions or are temporary differences, except for $0.4 billion at December 31, 2013, which would be booked directly to Retained earnings.

Interest and penalties (not included in “unrecognized tax benefits” above) are a component of the Provision for income taxes.

	2013		2012		2011
In millions of dollars	Pretax	Net of tax	Pretax	Net of tax	Pretax	Net of tax
Total interest and penalties in the Consolidated Balance Sheet at January 1	$492	$315	$404	$261	$348	$223
Total interest and penalties in the Consolidated Statement of Income	(108)	(72)	114	71	61	41
Total interest and penalties in the Consolidated Balance Sheet at December 31 (1)	277	173	492	315	404	261

(1)	Includes $2 million, $10 million and $14 million for foreign penalties in 2013, 2012 and 2011, respectively. Also includes $4 million for state penalties in 2013, 2012 and 2011.
Citi currently is under audit by the Internal Revenue Service and other major taxing jurisdictions around the world. It is thus reasonably possible that significant changes in the gross balance of unrecognized tax benefits may occur within the next 12 months, although Citi does not expect such audits to result in amounts that would cause a significant change to its effective tax rate, other than as discussed below.
Citi expects to conclude its IRS audit for the 2009-2011 cycle within the next 12 months. The gross uncertain tax positions at December 31, 2013 for the items that may be resolved are as much as $520 million. Because of the number and nature of the issues remaining to be resolved, the potential tax benefit to continuing operations could be anywhere from $0 to $150 million, while the potential tax benefit to retained earnings could be from $0 to $350 million. In addition, Citi may conclude certain state and local tax audits within the next

12 months. The gross uncertain tax positions at December 31, 2013 are as much as $170 million. The potential tax benefit to continuing operations could be anywhere between $0 and $110 million, excluding interest.

The following are the major tax jurisdictions in which the Company and its affiliates operate and the earliest tax year subject to examination:

Jurisdiction	Tax year
United States	2009
Mexico	2008
New York State and City	2005
United Kingdom	2012
India	2009
Brazil	2009
Singapore	2007
Hong Kong	2007
Ireland	2010
Foreign Earnings
Foreign pretax earnings approximated $13.1 billion in 2013, $14.7 billion in 2012 and $13.1 billion in 2011 (of which $0.1 billion, $0.0 billion and $0.1 billion, respectively, are in Discontinued operations). As a U.S. corporation, Citigroup and its U.S. subsidiaries are subject to U.S. taxation on all foreign pretax earnings earned by a foreign branch. Pretax earnings of a foreign subsidiary or affiliate are subject to U.S. taxation when effectively repatriated. The Company provides income taxes on the undistributed earnings of non-U.S. subsidiaries except to the extent that such earnings are indefinitely reinvested outside the United States.
At December 31, 2013, $43.8 billion of accumulated undistributed earnings of non-U.S. subsidiaries was indefinitely invested. At the existing U.S. federal income tax rate, additional taxes (net of U.S. foreign tax credits) of $11.7 billion would have to be provided if such earnings were remitted currently. The current year’s effect on the income tax expense from continuing operations is included in the “Foreign income tax rate differential” line in the reconciliation of the federal statutory rate to the Company’s effective income tax rate in the table above.
Income taxes are not provided for the Company’s “savings bank base year bad debt reserves” that arose before 1988, because under current U.S. tax rules, such taxes will become payable only to the extent such amounts are distributed in excess of limits prescribed by federal law. At December 31, 2013, the amount of the base year reserves totaled approximately $358 million (subject to a tax of $125 million).

Deferred Tax Assets (DTAs)
As of December 31, 2013 and 2012, Citi had no valuation allowance on its DTAs.

In billions of dollars
Jurisdiction/component	DTAs balance December 31, 2013	DTAs balance December 31, 2012
U.S. federal (1)
Net operating losses (NOLs)(2)	$1.4	$0.8
Foreign tax credits (FTCs)(3)	19.6	22.0
Consolidated tax return general business credits (GBCs)	2.5	2.6
Future tax deductions and credits	21.5	22.0
Other	—	0.1
Total U.S. federal	$45.0	$47.5
State and local
New York NOLs	$1.4	$1.3
Other state NOLs	0.5	0.6
Future tax deductions	2.4	2.6
Total state and local	$4.3	$4.5
Foreign
APB 23 subsidiary NOLs	$0.2	$0.2
Non-APB 23 subsidiary NOLs	1.2	1.2
Future tax deductions	2.1	1.9
Total foreign	$3.5	$3.3
Total	$52.8	$55.3

(1)
Included in the net U.S. federal DTAs of $45.0 billion as of December 31, 2013 were deferred tax liabilities of $2 billion that will reverse in the relevant carry-forward period and may be used to support the DTAs.

(2)
Includes $0.6 billion and $0.8 billion for 2013 and 2012, respectively, of NOL carry-forwards related to non-consolidated tax return companies that are expected to be utilized separately from Citigroup’s consolidated tax return and $0.8 billion of non-consolidated tax return NOL carry-forwards for 2013 that are eventually expected to be utilized in Citigroup’s consolidated tax return.

(3)	Includes $0.7 billion of non-consolidated tax return FTC carry-forwards that are eventually expected to be utilized in Citigroup’s consolidated tax return.

The following table summarizes the amounts of tax carry-forwards and their expiration dates as of December 31, 2013:

In billions of dollars	Amount
Year of expiration	December 31, 2013	December 31, 2012
U.S. tax return foreign tax credit carry-forwards
2016	$—	$0.4
2017	4.7	6.6
2018	5.2	5.3
2019	1.2	1.3
2020	3.1	2.3
2021	1.4	1.9
2022	3.3	4.2
2023(1)	0.7	—
Total U.S. tax return foreign tax credit carry-forwards	$19.6	$22.0
U.S. tax return general business credit carry-forwards
2027	$—	$0.3
2028	0.4	0.4
2029	0.4	0.4
2030	0.4	0.5
2031	0.4	0.5
2032	0.5	0.5
2033	0.4	—
Total U.S. tax return general business credit carry-forwards	$2.5	$2.6
U.S. subsidiary separate federal NOL carry-forwards
2027	$0.2	$0.2
2028	0.1	0.1
2030	0.3	0.3
2031	1.7	1.8
2033	1.7	—
Total U.S. subsidiary separate federal NOL carry-forwards (2)	$4.0	$2.4
New York State NOL carry-forwards
2027	$0.1	$0.1
2028	6.5	7.2
2029	2.0	1.9
2030	0.1	0.4
2032	0.9	—
Total New York State NOL carry-forwards (2)	$9.6	$9.6
New York City NOL carry-forwards
2027	$0.1	$0.1
2028	3.9	3.7
2029	1.5	1.6
2032	0.6	0.2
Total New York City NOL carry-forwards (2)	$6.1	$5.6
APB 23 subsidiary NOL carry-forwards
Various	$0.2	$0.2
Total APB 23 subsidiary NOL carry-forwards	$0.2	$0.2

(1)	The $0.7 billion in FTC carry-forwards that expires in 2023 is in a non-consolidated tax return entity but is eventually expected to be utilized in

Citigroup’s consolidated tax return.

(2)	Pretax.
While Citi’s net total DTAs decreased year-over-year, the time remaining for utilization has shortened, given the passage of time, particularly with respect to the FTC component of the DTAs. Realization of the DTAs will continue to be driven by Citi’s ability to generate U.S. taxable earnings in the carry-forward periods, including through actions that optimize Citi’s U.S. taxable earnings.
Although realization is not assured, Citi believes that the realization of the recognized net DTAs of $52.8 billion at December 31, 2013 is more likely than not based upon expectations as to future taxable income in the jurisdictions in which the DTAs arise and available tax planning strategies (as defined in ASC 740, Income Taxes) that would be implemented, if necessary, to prevent a carry-forward from expiring. In general, Citi would need to generate approximately $98 billion of U.S. taxable income during the FTC carry-forward periods to prevent this most time sensitive component of Citi’s DTAs from expiring. Citi’s net DTAs will decline primarily as additional domestic GAAP taxable income is generated.
Citi has concluded that two components of positive evidence support the full realization of its DTAs. First, Citi forecasts sufficient U.S. taxable income in the carry-forward periods, exclusive of ASC 740 tax planning strategies. Citi’s forecasted taxable income, which will continue to be subject to overall market and global economic conditions, incorporates geographic business forecasts and taxable income adjustments to those forecasts (e.g., U.S. tax exempt income, loan loss reserves deductible for U.S. tax reporting in subsequent years), and actions intended to optimize its U.S. taxable earnings.
Second, Citi has sufficient tax planning strategies available to it under ASC 740 that would be implemented to prevent a carry-forward from expiring. These strategies include: repatriating low taxed foreign source earnings for which an assertion that the earnings have been indefinitely reinvested has not been made; accelerating U.S. taxable income into, or deferring U.S. tax deductions out of, the latter years of the carry-forward period (e.g., selling appreciated intangible assets, electing straight-line depreciation); accelerating deductible temporary differences outside the U.S.; and selling certain assets that produce tax-exempt income, while purchasing assets that produce fully taxable income. In addition, the sale or restructuring of certain businesses can produce significant U.S. taxable income within the relevant carry-forward periods.
Based upon the foregoing discussion, Citi believes the U.S. federal and New York state and city NOL carry-forward period of 20 years provides enough time to fully utilize the DTAs pertaining to the existing NOL carry-forwards and any NOL that would be created by the reversal of the future net deductions that have not yet been taken on a tax return.
The U.S. FTC carry-forward period is 10 years and represents the most time-sensitive component of Citi’s DTAs.
Utilization of FTCs in any year is restricted to 35% of foreign source taxable income in that year. However, overall domestic losses that Citi has incurred of approximately $64 billion as of December 31, 2013 are allowed to be reclassified as foreign source income to the extent of 50% of domestic source income produced in subsequent years. Such resulting foreign source income would cover the FTCs being carried forward. As such, Citi believes the foreign source taxable income limitation will not be an impediment to the FTC carry-forward usage, as long as Citi can generate sufficient domestic taxable income within the 10-year carry-forward period.
As noted in the tables above, Citi’s FTC carry-forwards were $19.6 billion as of December 31, 2013, compared to $22.0 billion as of December 31, 2012. This decrease represented $2.4 billion of the $2.5 billion decrease in Citi’s overall DTAs during 2013. Citi believes that it will generate sufficient U.S. taxable income within the 10-year carry-forward period referenced above to be able to fully utilize the FTC carry-forward, in addition to any FTCs produced in such period, which must be used prior to any carry-forward utilization.

10.     EARNINGS PER SHARE

The following is a reconciliation of the income and share data used in the basic and diluted earnings per share (EPS) computations for the years ended December 31:

In millions, except shares and per-share amounts	2013	2012	2011(1)
Income from continuing operations before attribution of noncontrolling interests	$13,630	$7,818	$11,147
Less: Noncontrolling interests from continuing operations	227	219	148
Net income from continuing operations (for EPS purposes)	$13,403	$7,599	$10,999
Income (loss) from discontinued operations, net of taxes	270	(58)	68
Less: Noncontrolling interests from discontinuing operations	—	—	—
Citigroup's net income	$13,673	$7,541	$11,067
Less: Preferred dividends(2)	194	26	26
Net income available to common shareholders	$13,479	$7,515	$11,041
Less: Dividends and undistributed earnings allocated to employee restricted and deferred shares with nonforfeitable rights to dividends, applicable to basic EPS	263	166	186
Net income allocated to common shareholders for basic EPS	$13,216	$7,349	$10,855
Add: Interest expense, net of tax, and dividends on convertible securities and adjustment of undistributed earnings allocated to employee restricted and deferred shares with nonforfeitable rights to dividends, applicable to diluted EPS	1	11	17
Net income allocated to common shareholders for diluted EPS	$13,217	$7,360	$10,872
Weighted-average common shares outstanding applicable to basic EPS	3,035.8	2,930.6	2,909.8
Effect of dilutive securities
T-DECs(3)	—	84.2	87.6
Options(4)	5.3	—	0.8
Other employee plans	0.5	0.6	0.5
Convertible securities(5)	—	0.1	0.1
Adjusted weighted-average common shares outstanding applicable to diluted EPS	3,041.6	3,015.5	2,998.8
Basic earnings per share(6)
Income from continuing operations	$4.27	$2.53	$3.71
Discontinued operations	0.09	(0.02)	0.02
Net income	$4.35	$2.51	$3.73
Diluted earnings per share(6)
Income from continuing operations	$4.26	$2.46	$3.60
Discontinued operations	0.09	(0.02)	0.02
Net income	$4.35	$2.44	$3.63

(1)	All per-share amounts and Citigroup shares outstanding reflect Citigroup’s 1-for-10 reverse stock split which was effective May 6, 2011.

(2)	See Note 21 to the Consolidated Financial Statements for the potential future impact of preferred stock dividends.

(3)
Pursuant to the terms of Citi’s previously outstanding Tangible Dividend Enhanced Common Stock Securities (T-DECs), on December 17, 2012, the Company delivered 96,337,772 shares of Citigroup common stock for the final settlement of the prepaid stock purchase contract. The impact of the T-DECs is fully reflected in the basic shares for 2013 and diluted shares for 2012 and 2011.

(4)
During 2013, 2012 and 2011, weighted-average options to purchase 4.8 million, 35.8 million and 24.1 million shares of common stock, respectively, were outstanding but not included in the computation of earnings per share because the weighted-average exercise prices of $101.11, $54.23 and $92.89, respectively, were anti-dilutive.

(5)
Warrants issued to the U.S. Treasury as part of the Troubled Asset Relief Program (TARP) and the loss-sharing agreement (all of which were subsequently sold to the public in January 2011), with an exercise price of $178.50 and $106.10 for approximately 21.0 million and 25.5 million shares of Citigroup common stock, respectively, were not included in the computation of earnings per share in 2013, 2012 and 2011 because they were anti-dilutive.

(6)	Due to rounding, earnings per share on continuing operations and discontinued operations may not sum to earnings per share on net income.

11. FEDERAL FUNDS, SECURITIES BORROWED, LOANED, AND SUBJECT TO REPURCHASE AGREEMENTS
Federal funds sold and securities borrowed or purchased under agreements to resell, at their respective carrying values, consisted of the following at December 31:

In millions of dollars	2013	2012
Federal funds sold	$20	$97
Securities purchased under agreements to resell	136,649	138,549
Deposits paid for securities borrowed	120,368	122,665
Total	$257,037	$261,311
Federal funds purchased and securities loaned or sold under agreements to repurchase, at their respective carrying values, consisted of the following at December 31:

In millions of dollars	2013	2012
Federal funds purchased	$910	$1,005
Securities sold under agreements to repurchase	175,691	182,330
Deposits received for securities loaned	26,911	27,901
Total	$203,512	$211,236
The resale and repurchase agreements represent collateralized financing transactions. The Company executes these transactions through its broker-dealer subsidiaries to facilitate customer matched-book activity and to efficiently fund a portion of the Company’s trading inventory. Transactions executed by the Company’s bank subsidiaries primarily facilitate customer financing activity.
It is the Company’s policy to take possession of the underlying collateral, monitor its market value relative to the amounts due under the agreements and, when necessary, require prompt transfer of additional collateral in order to maintain contractual margin protection. Collateral typically consists of government and government-agency securities, corporate and municipal bonds, and mortgage-backed and other asset-backed securities.
The resale and repurchase agreements are generally documented under industry standard agreements that allow the prompt close-out of all transactions (including the liquidation of securities held) and the offsetting of obligations to return cash or securities by the non-defaulting party, following a payment or other type of default under the relevant master agreement. Events of default generally include: (i) failure to deliver cash or securities as required under the transaction, (ii) failure to provide or return cash or securities as used for margining purposes, (iii) breach of representation, (iv) cross-default to another transaction entered into among the parties, or, in some cases, their affiliates, and (v) a repudiation of obligations under the agreement. The counterparty that receives the securities in these transactions is generally unrestricted in its use of the securities, with the exception of transactions executed on a tri-party basis.
The majority of the resale and repurchase agreements is recorded at fair value, as described in Note 25 to the Consolidated Financial Statements. The remaining portion is carried at the amount of cash initially advanced or received, plus accrued interest, as specified in the respective agreements.
The securities borrowing and lending agreements also represent collateralized financing transactions similar to the resale and repurchase agreements. Collateral typically consists of government and government-agency securities and corporate debt and equity securities.
Similar to the resale and repurchase agreements, securities borrowing and lending agreements are generally documented under industry standard agreements that allow the prompt close-out of all transactions (including the liquidation of securities held) and the offsetting of obligations to return cash or securities by the non-defaulting party, following a payment or other default by the other party under the relevant master agreement. Events of default and rights to use securities under the securities borrowing and lending agreements are similar to the resale and repurchase agreements referenced above.
A majority of securities borrowing and lending agreements is recorded at the amount of cash advanced or received. The remaining portion is recorded at fair value as the Company elected the fair value option for certain securities borrowed and loaned portfolios, as described in Note 26 to the Consolidated Financial Statements. With respect to securities loaned, the Company receives cash collateral in an amount generally in excess of the market value of the securities loaned. The Company monitors the market value of securities borrowed and securities loaned on a daily basis and obtains or posts additional collateral in order to maintain contractual margin protection.
The enforceability of offsetting rights incorporated in the master netting agreements for resale and repurchase agreements and securities borrowing and lending agreements is evidenced to the extent that a supportive legal opinion has been obtained from counsel of recognized standing which provides the requisite level of certainty regarding the enforceability of these agreements and that the exercise of rights by the non-defaulting party to terminate and close-out transactions on a net basis under these agreements will not be stayed, or avoided under applicable law upon an event of default including bankruptcy, insolvency or similar proceeding.
A legal opinion may not have been sought or obtained for certain jurisdictions where local law is silent or sufficiently ambiguous to determine the enforceability of offsetting rights or where adverse case law or conflicting regulation may cast doubt on the enforceability of such rights. In some jurisdictions and for some counterparty types, the insolvency law for a particular counterparty type may be nonexistent or unclear as overlapping regimes may exist. For example, this may be the case for certain sovereigns, municipalities, central banks and U.S. pension plans.
The following tables present the gross and net resale and repurchase agreements and securities borrowing and lending agreements and the related offsetting amount permitted under ASC 210-20-45, as of December 31, 2013 and December 31, 2012. The tables also include amounts related to financial instruments that are not permitted to be offset under ASC 210-20-45 but would be eligible for offsetting to the extent an event of default occurred and a legal opinion supporting enforceability of the offsetting rights has been obtained. Remaining exposures continue to be secured by financial collateral, but the Company may not have sought or been able to obtain a legal opinion evidencing enforceability of the offsetting right.

	As of December 31, 2013
In millions of dollars	Gross amounts of recognized assets	Gross amounts offset on the Consolidated Balance Sheet(1)	Net amounts of assets included on the Consolidated Balance Sheet(2)	Amounts not offset on the Consolidated Balance Sheet but eligible for offsetting upon counterparty default(3)	Net amounts(4)
Securities purchased under agreements to resell	$179,894	$43,245	$136,649	$105,226	$31,423
Deposits paid for securities borrowed	120,368	—	120,368	26,728	93,640
Total	$300,262	$43,245	$257,017	$131,954	$125,063

In millions of dollars	Gross amounts of recognized liabilities	Gross amounts offset on the Consolidated Balance Sheet(1)	Net amounts of liabilities included on the Consolidated Balance Sheet(2)	Amounts not offset on the Consolidated Balance Sheet but eligible for offsetting upon counterparty default(3)	Net amounts(4)
Securities sold under agreements to repurchase	$218,936	$43,245	$175,691	$80,082	$95,609
Deposits received for securities loaned	26,911	—	26,911	3,833	23,078
Total	$245,847	$43,245	$202,602	$83,915	$118,687

	As of December 31, 2012
In millions of dollars	Gross amounts of recognized assets	Gross amounts offset on the Consolidated Balance Sheet(1)	Net amounts of assets included on the Consolidated Balance Sheet(2)	Amounts not offset on the Consolidated Balance Sheet but eligible for offsetting upon counterparty default(3)	Net amounts(4)
Securities purchased under agreements to resell	$187,950	$49,401	$138,549	$111,745	$26,804
Deposits paid for securities borrowed	122,665	—	122,665	34,733	87,932
Total	$310,615	$49,401	$261,214	$146,478	$114,736

In millions of dollars	Gross amounts of recognized liabilities	Gross amounts offset on the Consolidated Balance Sheet(1)	Net amounts of liabilities included on the Consolidated Balance Sheet(2)	Amounts not offset on the Consolidated Balance Sheet but eligible for offsetting upon counterparty default(3)	Net amounts(4)
Securities sold under agreements to repurchase	$231,731	$49,401	$182,330	$104,681	$77,649
Deposits received for securities loaned	27,901	—	27,901	15,579	12,322
Total	$259,632	$49,401	$210,231	$120,260	$89,971

(1)	Includes financial instruments subject to enforceable master netting agreements that are permitted to be offset under ASC 210-20-45.

(2)	The total of this column for each period excludes Federal funds sold/purchased. See table on prior page.

(3)
Includes financial instruments subject to enforceable master netting agreements that are not permitted to be offset under ASC 210-20-45 but would be eligible for offsetting to the extent an event of default has occurred and a legal opinion supporting enforceability of the offsetting right has been obtained.

(4)	Remaining exposures continue to be secured by financial collateral, but the Company may not have sought or been able to obtain a legal opinion evidencing enforceability of the offsetting right.

12. BROKERAGE RECEIVABLES AND BROKERAGE
PAYABLES

The Company has receivables and payables for financial instruments sold to and purchased from brokers, dealers and customers, which arise in the ordinary course of business. The Company is exposed to risk of loss from the inability of brokers, dealers or customers to pay for purchases or to deliver the financial instruments sold, in which case the Company would have to sell or purchase the financial instruments at prevailing market prices. Credit risk is reduced to the extent that an exchange or clearing organization acts as a counterparty to the transaction and replaces the broker, dealer or customer in question.
The Company seeks to protect itself from the risks associated with customer activities by requiring customers to maintain margin collateral in compliance with regulatory and internal guidelines. Margin levels are monitored daily, and customers deposit additional collateral as required. Where customers cannot meet collateral requirements, the Company will liquidate sufficient underlying financial instruments to bring the customer into compliance with the required margin level.
Exposure to credit risk is impacted by market volatility, which may impair the ability of clients to satisfy their obligations to the Company. Credit limits are established and closely monitored for customers and for brokers and dealers engaged in forwards, futures and other transactions deemed to be credit sensitive.
Brokerage receivables and Brokerage payables consisted of the following at December 31:

In millions of dollars	2013	2012
Receivables from customers	$5,811	$12,191
Receivables from brokers, dealers, and clearing organizations	19,863	10,299
Total brokerage receivables (1)	$25,674	$22,490
Payables to customers	$34,751	$38,279
Payables to brokers, dealers, and clearing organizations	18,956	18,734
Total brokerage payables (1)	$53,707	$57,013

(1)	Brokerage receivables and payables are accounted for in accordance with ASC 940-320.

13.   TRADING ACCOUNT ASSETS AND LIABILITIES
Trading account assets and Trading account liabilities, at fair value, consisted of the following at December 31:

In millions of dollars	2013	2012
Trading account assets
Mortgage-backed securities(1)
U.S. government-sponsored agency guaranteed	$23,955	$31,160
Prime	1,422	1,248
Alt-A	721	801
Subprime	1,211	812
Non-U.S. residential	723	607
Commercial	2,574	2,441
Total mortgage-backed securities	$30,606	$37,069
U.S. Treasury and federal agency securities
U.S. Treasury	$13,537	$17,472
Agency obligations	1,300	2,884
Total U.S. Treasury and federal agency securities	$14,837	$20,356
State and municipal securities	$3,207	$3,806
Foreign government securities	74,856	89,239
Corporate	30,534	35,224
Derivatives(2)	52,821	54,620
Equity securities	61,776	56,998
Asset-backed securities(1)	5,616	5,352
Other trading assets(3)	11,675	18,265
Total trading account assets	$285,928	$320,929
Trading account liabilities
Securities sold, not yet purchased	$61,508	$63,798
Derivatives(2)	47,254	51,751
Total trading account liabilities	$108,762	$115,549

(1)
The Company invests in mortgage-backed and asset-backed securities. These securitizations are generally considered VIEs. The Company’s maximum exposure to loss from these VIEs is equal to the carrying amount of the securities, which is reflected in the table above. For mortgage-backed and asset-backed securitizations in which the Company has other involvement, see Note 22 to the Consolidated Financial Statements.

(2)	Presented net, pursuant to enforceable master netting agreements. See Note 23 to the Consolidated Financial Statements for a discussion regarding the accounting and reporting for derivatives.

(3)
Includes investments in unallocated precious metals, as discussed in Note 26 to the Consolidated Financial Statements. Also includes physical commodities accounted for at the lower of cost or fair value.

14.   INVESTMENTS

Overview

In millions of dollars	2013	2012
Securities available-for-sale (AFS)	$286,511	$288,695
Debt securities held-to-maturity (HTM)(1)	10,599	10,130
Non-marketable equity securities carried at fair value(2)	4,705	5,768
Non-marketable equity securities carried at cost(3)	7,165	7,733
Total investments	$308,980	$312,326

(1)	Recorded at amortized cost less impairment for securities that have credit-related impairment.

(2)	Unrealized gains and losses for non-marketable equity securities carried at fair value are recognized in earnings.

(3)
Non-marketable equity securities carried at cost primarily consist of shares issued by the Federal Reserve Bank, Federal Home Loan Banks, foreign central banks and various clearing houses of which Citigroup is a member.

The following table presents interest and dividends on investments for the years ended December 31, 2013, 2012 and 2011:

In millions of dollars	2013	2012	2011
Taxable interest	$5,750	$6,509	$7,257
Interest exempt from U.S. federal income tax	732	683	746
Dividends	437	333	317
Total interest and dividends	$6,919	$7,525	$8,320
The following table presents realized gains and losses on all investments for the years ended December 31, 2013, 2012 and 2011. The gross realized investment losses exclude losses from OTTI:

In millions of dollars	2013	2012	2011
Gross realized investment gains	$1,606	$3,663	$2,498
Gross realized investment losses	(858)	(412)	(501)
Net realized gains	$748	$3,251	$1,997
The Company has sold various debt securities that were classified as HTM. These sales were in response to a significant deterioration in the creditworthiness of the issuers or securities. In addition, certain securities were reclassified to AFS investments in response to significant credit deterioration and, because the Company intends to sell the securities, recorded OTTI on the securities. The following table sets forth, for the periods indicated, gain (loss) on HTM securities sold, securities reclassified to AFS and OTTI recorded on AFS securities reclassified.

In millions of dollars	2013	2012	2011
Carrying value of HTM securities sold	$935	$2,110	$1,612
Net realized gain (loss) on sale of HTM securities	(128)	(187)	(299)
Carrying value of securities reclassified to AFS	989	244	—
OTTI losses on securities reclassified to AFS	(156)	(59)	—

Securities Available-for-Sale
The amortized cost and fair value of AFS securities at December 31, 2013 and 2012 were as follows:

	2013				2012
In millions of dollars	Amortized cost	Gross unrealized gains(1)	Gross unrealized losses(1)	Fair value	Amortized cost	Gross unrealized gains(1)	Gross unrealized losses(1)	Fair value
Debt securities AFS
Mortgage-backed securities(2)
U.S. government-sponsored agency guaranteed	$42,494	$391	$888	$41,997	$46,001	$1,507	$163	$47,345
Prime	33	2	3	32	85	1	—	86
Alt-A	84	10	—	94	1	—	—	1
Subprime	12	—	—	12	—	—	—	—
Non-U.S. residential	9,976	95	4	10,067	7,442	148	—	7,590
Commercial	455	6	8	453	436	16	3	449
Total mortgage-backed securities	$53,054	$504	$903	$52,655	$53,965	$1,672	$166	$55,471
U.S. Treasury and federal agency securities
U.S. Treasury	$68,891	$476	$147	$69,220	$64,667	$943	$16	$65,594
Agency obligations	18,320	123	67	18,376	26,014	237	4	26,247
Total U.S. Treasury and federal agency securities	$87,211	$599	$214	$87,596	$90,681	$1,180	$20	$91,841
State and municipal(3)	$20,761	$184	$2,005	$18,940	$20,020	$132	$1,820	$18,332
Foreign government	96,745	403	677	96,471	93,298	903	154	94,047
Corporate	11,039	210	119	11,130	9,302	398	26	9,674
Asset-backed securities(2)	15,352	42	120	15,274	14,188	85	143	14,130
Other debt securities	710	1	—	711	256	2	—	258
Total debt securities AFS	$284,872	$1,943	$4,038	$282,777	$281,710	$4,372	$2,329	$283,753
Marketable equity securities AFS	$3,832	$85	$183	$3,734	$4,643	$444	$145	$4,942
Total securities AFS	$288,704	$2,028	$4,221	$286,511	$286,353	$4,816	$2,474	$288,695

(1)
Gross unrealized gains and losses, as presented, do not include the impact of minority investments and the related allocations and pick-up of unrealized gains and losses of AFS securities. These amounts totaled $36 million and $32 million of unrealized gains as of December 31, 2013 and 2012, respectively.

(2)
The Company invests in mortgage-backed and asset-backed securities. These securitizations are generally considered VIEs. The Company’s maximum exposure to loss from these VIEs is equal to the carrying amount of the securities, which is reflected in the table above. For mortgage-backed and asset-backed securitizations in which the Company has other involvement, see Note 22 to the Consolidated Financial Statements.

(3)
The unrealized losses on state and municipal debt securities are primarily attributable to the effects of fair value hedge accounting.  Specifically, Citi hedges the LIBOR-benchmark interest rate component of certain fixed-rate tax-exempt state and municipal debt securities utilizing LIBOR-based interest rate swaps.  During the hedge period, losses incurred on the LIBOR-hedging swaps recorded in earnings were substantially offset by gains on the state and municipal debt securities attributable to changes in the LIBOR Swap Rate being hedged.  However, because the LIBOR Swap Rate decreased significantly during the hedge period while the overall fair value of the municipal debt securities was relatively unchanged, the effect of reclassifying fair value gains on these securities from Accumulated other comprehensive income (AOCI) to earnings, attributable solely to changes in the LIBOR Swap Rate, resulted in net unrealized losses remaining in AOCI that relate to the unhedged components of these securities.

At December 31, 2013, the amortized cost of approximately 6,300 investments in equity and fixed income securities exceeded their fair value by $4,221 million. Of the $4,221 million, the gross unrealized loss on equity securities was $183 million. Of the remainder, $1,553 million represented unrealized loss on fixed-income investments that have been in a gross-unrealized-loss position for less than a year and, of these, 98% were rated investment grade; $2,485 million represents unrealized loss on fixed-income investments that have been in a gross-unrealized-loss position for a year or more and, of these, 96% were rated investment grade.
At December 31, 2013, the AFS mortgage-backed securities portfolio fair value balance of $52,655 million consisted of $41,997 million of government-sponsored agency securities, and $10,658 million of privately sponsored securities, substantially all of which were backed by non-U.S. residential mortgages.
As discussed in more detail below, the Company conducts and documents periodic reviews of all securities with unrealized losses to evaluate whether the impairment is other-than-temporary. Any credit-related impairment related to debt securities that the Company does not plan to sell and is not likely to be required to sell is recognized in the Consolidated Statement of Income, with the non-credit-related impairment recognized in AOCI. For other debt securities with OTTI, the entire impairment is recognized in the Consolidated Statement of Income.

The table below shows the fair value of AFS securities that have been in an unrealized loss position for less than 12 months or for 12 months or longer as of December 31, 2013 and 2012:

	Less than 12 months		12 months or longer		Total
In millions of dollars	Fair value	Gross unrealized losses	Fair value	Gross unrealized losses	Fair value	Gross unrealized losses
December 31, 2013
Securities AFS
Mortgage-backed securities
U.S. government-sponsored agency guaranteed	$19,377	$533	$5,643	$355	$25,020	$888
Prime	85	3	3	—	88	3
Non-U.S. residential	2,103	4	5	—	2,108	4
Commercial	206	6	28	2	234	8
Total mortgage-backed securities	$21,771	$546	$5,679	$357	$27,450	$903
U.S. Treasury and federal agency securities
U.S. Treasury	$34,780	$133	$268	$14	$35,048	$147
Agency obligations	6,692	66	101	1	6,793	67
Total U.S. Treasury and federal agency securities	$41,472	$199	$369	$15	$41,841	$214
State and municipal	$595	$29	$11,447	$1,976	$12,042	$2,005
Foreign government	35,783	614	5,778	63	41,561	677
Corporate	4,565	108	387	11	4,952	119
Asset-backed securities	11,207	57	1,931	63	13,138	120
Marketable equity securities AFS	1,271	92	806	91	2,077	183
Total securities AFS	$116,664	$1,645	$26,397	$2,576	$143,061	$4,221
December 31, 2012
Securities AFS
Mortgage-backed securities
U.S. government-sponsored agency guaranteed	$8,759	$138	$464	$25	$9,223	$163
Prime	15	—	5	—	20	—
Non-U.S. residential	5	—	7	—	12	—
Commercial	29	—	24	3	53	3
Total mortgage-backed securities	$8,808	$138	$500	$28	$9,308	$166
U.S. Treasury and federal agency securities
U.S. Treasury	$9,374	$11	$105	$5	$9,479	$16
Agency obligations	1,001	4	—	—	1,001	4
Total U.S. Treasury and federal agency securities	$10,375	$15	$105	$5	$10,480	$20
State and municipal	$10	$—	$11,095	$1,820	$11,105	$1,820
Foreign government	24,235	78	3,910	76	28,145	154
Corporate	1,420	8	225	18	1,645	26
Asset-backed securities	1,942	4	2,888	139	4,830	143
Marketable equity securities AFS	15	1	764	144	779	145
Total securities AFS	$46,805	$244	$19,487	$2,230	$66,292	$2,474

The following table presents the amortized cost and fair value of AFS debt securities by contractual maturity dates as of December 31, 2013 and 2012:

	2013		2012
In millions of dollars	Amortized cost	Fair value	Amortized cost	Fair value
Mortgage-backed securities(1)
Due within 1 year	$87	$87	$10	$10
After 1 but within 5 years	346	354	365	374
After 5 but within 10 years	2,898	2,932	1,992	2,124
After 10 years(2)	49,723	49,282	51,598	52,963
Total	$53,054	$52,655	$53,965	$55,471
U.S. Treasury and federal agency securities
Due within 1 year	$15,789	$15,853	$9,387	$9,499
After 1 but within 5 years	66,232	66,457	76,454	77,267
After 5 but within 10 years	2,129	2,185	2,171	2,408
After 10 years(2)	3,061	3,101	2,669	2,667
Total	$87,211	$87,596	$90,681	$91,841
State and municipal
Due within 1 year	$576	$581	$208	$208
After 1 but within 5 years	3,731	3,735	3,221	3,223
After 5 but within 10 years	439	482	155	165
After 10 years(2)	16,015	14,142	16,436	14,736
Total	$20,761	$18,940	$20,020	$18,332
Foreign government
Due within 1 year	$37,022	$36,959	$34,873	$34,869
After 1 but within 5 years	51,446	51,304	49,587	49,933
After 5 but within 10 years	7,332	7,216	7,239	7,380
After 10 years(2)	945	992	1,599	1,865
Total	$96,745	$96,471	$93,298	$94,047
All other(3)
Due within 1 year	$2,786	$2,733	$1,001	$1,009
After 1 but within 5 years	10,934	11,020	11,285	11,351
After 5 but within 10 years	5,632	5,641	4,330	4,505
After 10 years(2)	7,749	7,721	7,130	7,197
Total	$27,101	$27,115	$23,746	$24,062
Total debt securities AFS	$284,872	$282,777	$281,710	$283,753

(1)	Includes mortgage-backed securities of U.S. government-sponsored agencies.

(2)	Investments with no stated maturities are included as contractual maturities of greater than 10 years. Actual maturities may differ due to call or prepayment rights.

(3)	Includes corporate, asset-backed and other debt securities.

Debt Securities Held-to-Maturity
The carrying value and fair value of debt securities HTM at December 31, 2013 and 2012 were as follows:

In millions of dollars	Amortized cost(1)	Net unrealized losses recognized in AOCI	Carrying value(2)	Gross unrealized gains	Gross unrealized losses	Fair value
December 31, 2013
Debt securities held-to-maturity
Mortgage-backed securities(3)
Prime	$72	$16	$56	$5	$2	$59
Alt-A	1,379	287	1,092	449	263	1,278
Subprime	2	—	2	1	—	3
Non-U.S. residential	1,372	206	1,166	60	20	1,206
Commercial	10	—	10	1	—	11
Total mortgage-backed securities	$2,835	$509	$2,326	$516	$285	$2,557
State and municipal	$1,394	$62	$1,332	$50	$70	$1,312
Foreign government	5,628	—	5,628	70	10	5,688
Corporate	818	78	740	111	—	851
Asset-backed securities(3)	599	26	573	22	10	585
Total debt securities held-to-maturity	$11,274	$675	$10,599	$769	$375	$10,993
December 31, 2012
Debt securities held-to-maturity
Mortgage-backed securities(3)
Prime	$258	$49	$209	$30	$4	$235
Alt-A	2,969	837	2,132	653	250	2,535
Subprime	201	43	158	13	21	150
Non-U.S. residential	2,488	401	2,087	50	81	2,056
Commercial	123	—	123	1	2	122
Total mortgage-backed securities	$6,039	$1,330	$4,709	$747	$358	$5,098
State and municipal	$1,278	$73	$1,205	$89	$37	$1,257
Foreign government	2,987	—	2,987	—	—	2,987
Corporate	829	103	726	73	—	799
Asset-backed securities(3)	529	26	503	8	8	503
Total debt securities held-to-maturity	$11,662	$1,532	$10,130	$917	$403	$10,644

(1)
For securities transferred to HTM from Trading account assets, amortized cost is defined as the fair value of the securities at the date of transfer plus any accretion income and less any impairments recognized in earnings subsequent to transfer. For securities transferred to HTM from AFS, amortized cost is defined as the original purchase cost, plus or minus any accretion or amortization of a purchase discount or premium, less any impairment recognized in earnings.

(2)
HTM securities are carried on the Consolidated Balance Sheet at amortized cost, plus or minus any unamortized unrealized gains and losses recognized in AOCI prior to reclassifying the securities from AFS to HTM. The changes in the values of these securities are not reported in the financial statements, except for other-than-temporary impairments. For HTM securities, only the credit loss component of the impairment is recognized in earnings, while the remainder of the impairment is recognized in AOCI.

(3)
The Company invests in mortgage-backed and asset-backed securities. These securitizations are generally considered VIEs. The Company’s maximum exposure to loss from these VIEs is equal to the carrying amount of the securities, which is reflected in the table above. For mortgage-backed and asset-backed securitizations in which the Company has other involvement, see Note 22 to the Consolidated Financial Statements.

The Company has the positive intent and ability to hold these securities to maturity absent any unforeseen further significant changes in circumstances, including deterioration in credit or with regard to regulatory capital requirements.
The net unrealized losses classified in AOCI relate to debt securities previously reclassified from AFS investments to HTM investments. Additionally, for HTM securities that have suffered credit impairment, declines in fair value for reasons other than credit losses are recorded in AOCI, while credit-related impairment is recognized in earnings. The AOCI balance for HTM securities is amortized over the remaining life of the related securities as an adjustment of yield in a manner consistent with the accretion of discount on the same debt securities. This will have no impact on the Company’s net income because the amortization of the unrealized holding loss reported in equity will offset the effect on interest income of the accretion of the discount on these securities.

The table below shows the fair value of debt securities in HTM that have been in an unrecognized loss position as of December 31, 2013 and 2012:

	Less than 12 months		12 months or longer		Total
In millions of dollars	Fair value	Gross unrecognized losses	Fair value	Gross unrecognized losses	Fair value	Gross unrecognized losses
December 31, 2013
Debt securities held-to-maturity
Mortgage-backed securities	$—	$—	$358	$285	$358	$285
State and municipal	235	20	302	50	537	70
Foreign government	920	10	—	—	920	10
Asset-backed securities	98	6	198	4	296	10
Total debt securities held-to-maturity	$1,253	$36	$858	$339	$2,111	$375
December 31, 2012
Debt securities held-to-maturity
Mortgage-backed securities	$88	$7	$1,522	$351	$1,610	$358
State and municipal	—	—	383	37	383	37
Foreign government	294	—	—	—	294	—
Asset-backed securities	—	—	406	8	406	8
Total debt securities held-to-maturity	$382	$7	$2,311	$396	$2,693	$403
Excluded from the gross unrecognized losses presented in the above table are the $675 million and $1,532 million of gross unrealized losses recorded in AOCI as of December 31, 2013 and December 31, 2012, respectively, mainly related to the HTM securities that were reclassified from AFS investments. Virtually all of these unrecognized losses relate to securities that have been in a loss position for 12 months or longer at December 31, 2013 and December 31, 2012.

The following table presents the carrying value and fair value of HTM debt securities by contractual maturity dates as of December 31, 2013 and 2012:

	2013		2012
In millions of dollars	Carrying value	Fair value	Carrying value	Fair value
Mortgage-backed securities
Due within 1 year	$—	$—	$—	$—
After 1 but within 5 years	—	—	69	67
After 5 but within 10 years	10	11	54	54
After 10 years(1)	2,316	2,546	4,586	4,977
Total	$2,326	$2,557	$4,709	$5,098
State and municipal
Due within 1 year	$8	$9	$14	$15
After 1 but within 5 years	17	17	36	37
After 5 but within 10 years	69	72	58	62
After 10 years(1)	1,238	1,214	1,097	1,143
Total	$1,332	$1,312	$1,205	$1,257
Foreign government
Due within 1 year	$—	$—	$—	$—
After 1 but within 5 years	5,628	5,688	2,987	2,987
After 5 but within 10 years	—	—	—	—
After 10 years(1)	—	—	—	—
Total	$5,628	$5,688	$2,987	$2,987
All other(2)
Due within 1 year	$—	$—	$—	$—
After 1 but within 5 years	740	851	728	802
After 5 but within 10 years	—	—	—	—
After 10 years(1)	573	585	501	500
Total	$1,313	$1,436	$1,229	$1,302
Total debt securities held-to-maturity	$10,599	$10,993	$10,130	$10,644

(1)	Investments with no stated maturities are included as contractual maturities of greater than 10 years. Actual maturities may differ due to call or prepayment rights.

(2)	Includes corporate and asset-backed securities.

Evaluating Investments for Other-Than-Temporary Impairment

Overview
The Company conducts and documents periodic reviews of all securities with unrealized losses to evaluate whether the impairment is other-than-temporary.
An unrealized loss exists when the current fair value of an individual security is less than its amortized cost basis. Unrealized losses that are determined to be temporary in nature are recorded, net of tax, in AOCI for AFS securities. Losses related to HTM securities generally are not recorded, as these investments are carried at amortized cost. However, for HTM securities with credit-related losses, only the credit loss component of the impairment is recognized in earnings, while the remainder of the impairment is recognized in AOCI. For securities transferred to HTM from Trading account assets, amortized cost is defined as the fair value of the securities at the date of transfer, plus any accretion income and less any impairment recognized in earnings subsequent to transfer. For securities transferred to HTM from AFS, amortized cost is defined as the original purchase cost, plus or minus any accretion or amortization of a purchase discount or premium, less any impairment recognized in earnings.
Regardless of the classification of the securities as AFS or HTM, the Company has assessed each position with an unrealized loss for OTTI. Factors considered in determining whether a loss is temporary include:

•	the length of time and the extent to which fair value has been below cost;

•	the severity of the impairment;

•	the cause of the impairment and the financial condition and near-term prospects of the issuer;

•	activity in the market of the issuer that may indicate adverse credit conditions; and

•	the Company’s ability and intent to hold the investment for a period of time sufficient to allow for any anticipated recovery.

The Company’s review for impairment generally entails:

•	identification and evaluation of investments that have indications of possible impairment;

•
analysis of individual investments that have fair values less than amortized cost, including consideration of the length of time the investment has been in an unrealized loss position and the expected recovery period;

•
discussion of evidential matter, including an evaluation of factors or triggers that could cause individual investments to qualify as having other-than-temporary impairment and those that would not support other-than-temporary impairment; and

•	documentation of the results of these analyses, as required under business policies.
Debt
Under the guidance for debt securities, OTTI is recognized in earnings for debt securities that the Company has an intent to sell or that the Company believes it is more-likely-than-not that it will be required to sell prior to recovery of the amortized cost basis. For those securities that the Company does not intend to sell or expect to be required to sell, credit-related impairment is recognized in earnings, with the non-credit-related impairment recorded in AOCI.
For debt securities that are not deemed to be credit impaired, management assesses whether it intends to sell or whether it is more-likely-than-not that it would be required to sell the investment before the expected recovery of the amortized cost basis. In most cases, management has asserted that it has no intent to sell and that it believes it is not likely to be required to sell the investment before recovery of its amortized cost basis. Where such an assertion cannot be made, the security’s decline in fair value is deemed to be other than temporary and is recorded in earnings.
For debt securities, a critical component of the evaluation for OTTI is the identification of credit impaired securities, where management does not expect to receive cash flows sufficient to recover the entire amortized cost basis of the security. For securities purchased and classified as AFS with the expectation of receiving full principal and interest cash flows as of the date of purchase, this analysis considers the likelihood and the timing of receiving all contractual principal and interest. For securities reclassified out of the trading category in the fourth quarter of 2008, the analysis considers the likelihood of receiving the expected principal and interest cash flows anticipated as of the date of reclassification in the fourth quarter of 2008.

Equity
For equity securities, management considers the various factors described above, including its intent and ability to hold the equity security for a period of time sufficient for recovery to cost or whether it is more-likely-than-not that the Company will be required to sell the security prior to recovery of its cost basis. Where management lacks that intent or ability, the security’s decline in fair value is deemed to be other-than-temporary and is recorded in earnings. AFS equity securities deemed other-than-temporarily impaired are written down to fair value, with the full difference between fair value and cost recognized in earnings.
Management assesses equity method investments with fair value less than carrying value for OTTI. Fair value is measured as price multiplied by quantity if the investee has publicly listed securities. If the investee is not publicly listed, other methods are used (see Note 25 to the Consolidated Financial Statements).
For impaired equity method investments that Citi plans to sell prior to recovery of value or would likely be required to sell, with no expectation that the fair value will recover prior to the expected sale date, the full impairment is recognized in earnings as OTTI regardless of severity and duration. The measurement of the OTTI does not include partial projected recoveries subsequent to the balance sheet date.
For impaired equity method investments that management does not plan to sell prior to recovery of value and is not likely to be required to sell, the evaluation of whether an impairment is other-than-temporary is based on (i) whether and when an equity method investment will recover in value and (ii) whether the investor has the intent and ability to hold that investment for a period of time sufficient to recover the value. The determination of whether the impairment is considered other-than-temporary is based on all of the following indicators, regardless of the time and extent of impairment:

•	cause of the impairment and the financial condition and near-term prospects of the issuer, including any specific events that may influence the operations of the issuer;

•	intent and ability to hold the investment for a period of time sufficient to allow for any anticipated recovery in market value; and

•	length of time and extent to which fair value has been less than the carrying value.
The sections below describe current circumstances related to certain of the Company’s significant equity method investments, specific impairments and the Company’s process for identifying credit-related impairments in its security types with the most significant unrealized losses as of December 31, 2013.

Akbank
In March 2012, Citi decided to reduce its ownership interest in Akbank T.A.S., an equity investment in Turkey (Akbank), to below 10%. As of March 31, 2012, Citi held a 20% equity interest in Akbank, which it purchased in January 2007, accounted for as an equity method investment. As a result of its decision to sell its share holdings in Akbank, in the first quarter of 2012 Citi recorded an impairment charge related to its total investment in Akbank amounting to approximately $1.2 billion pretax ($763 million after-tax). This impairment charge was primarily driven by the recognition of all net investment foreign currency hedging and translation losses previously reflected in AOCI, as well as a reduction in the carrying value of the investment to reflect the market price of Akbank’s shares. The impairment charge was recorded in OTTI losses on investments in the Consolidated Statement of Income. During the second quarter of 2012, Citi sold a 10.1% stake in Akbank, resulting in a loss on sale of $424 million

($274 million after-tax) recorded in Other revenue. As of December 31, 2013, the remaining 9.9% stake in Akbank is recorded within marketable equity securities available-for-sale. The revaluation of the Turkish Lira was hedged, so the change in the value of the currency related to Akbank investment did not have a significant impact on earnings during the year.

MSSB
On September 17, 2012, Citi sold to Morgan Stanley a 14% interest (the 14% Interest) in the MSSB joint venture, pursuant to the exercise of the purchase option by Morgan Stanley on June 1, 2012. Morgan Stanley paid Citi $1.89 billion in cash as the purchase price of the 14% Interest. The purchase price was based on an implied 100% valuation of the MSSB joint venture of $13.5 billion, as agreed between Morgan Stanley and Citi pursuant to an agreement dated September 11, 2012. The related approximately $4.5 billion in deposits were transferred to Morgan Stanley at no premium, as agreed between the parties.
Prior to the September 2012 sale, Citi’s carrying value of its 49% interest in the MSSB joint venture was approximately $11.3 billion. As a result of the agreement entered into with Morgan Stanley on September 11, 2012, Citi recorded a charge to net income in the third quarter of 2012 of approximately $2.9 billion after-tax ($4.7 billion pretax), consisting of (i) a charge recorded in Other revenue of approximately $800 million after-tax ($1.3 billion pretax), representing a loss on sale of the 14% Interest, and (ii) an OTTI of the carrying value of its then-remaining 35% interest in the MSSB joint venture of approximately $2.1 billion after-tax ($3.4 billion pretax).
On June 21, 2013, Morgan Stanley notified Citi of its intent to exercise its call option with respect to Citi’s remaining 35% investment in the MSSB joint venture, composed of an approximate $4.725 billion equity investment and $3 billion of other MSSB financing (consisting of approximately $2.028 billion of preferred stock and a $0.880 billion loan). At the closing of the transaction on June 28, 2013, the loan to MSSB was repaid and the MSSB interests and preferred stock were settled, with no significant gains or losses recorded at the time of settlement. In addition, MSSB made a dividend payment to Citi on June 28, 2013 in the amount of $37.5 million.

Mortgage-backed securities
For U.S. mortgage-backed securities (and in particular for Alt-A and other mortgage-backed securities that have significant unrealized losses as a percentage of amortized cost), credit impairment is assessed using a cash flow model that estimates the cash flows on the underlying mortgages, using the security-specific collateral and transaction structure. The model estimates cash flows from the underlying mortgage loans and distributes those cash flows to various tranches of securities, considering the transaction structure and any subordination and credit enhancements that exist in that structure. The cash flow model incorporates actual cash flows on the mortgage-backed securities through the current period and then projects the remaining cash flows using a number of assumptions, including default rates, prepayment rates, recovery rates (on foreclosed properties) and loss severity rates (on non-agency mortgage-backed securities).
Management develops specific assumptions using as much market data as possible and includes internal estimates, as well as estimates published by rating agencies and other third-party sources. Default rates are projected by considering current underlying mortgage loan performance, generally assuming the default of (i) 10% of current loans, (ii) 25% of 30-59 day delinquent loans, (iii) 70% of 60-90 day delinquent loans and (iv) 100% of 91+ day delinquent loans. These estimates are extrapolated along a default timing curve to estimate the total lifetime pool default rate. Other assumptions contemplate the actual collateral attributes, including geographic concentrations, rating actions and current market prices.
Cash flow projections are developed using different stress test scenarios. Management evaluates the results of those stress tests (including the severity of any cash shortfall indicated and the likelihood of the stress scenarios actually occurring based on the underlying pool’s characteristics and performance) to assess whether management expects to recover the amortized cost basis of the security. If cash flow projections indicate that the Company does not expect to recover its amortized cost basis, the Company recognizes the estimated credit loss in earnings.

State and municipal securities
The process for identifying credit impairments in Citigroup’s AFS state and municipal bonds is primarily based on a credit analysis that incorporates third-party credit ratings.  Citigroup monitors the bond issuers and any insurers providing default protection in the form of financial guarantee insurance.  The average external credit rating, ignoring any insurance, is Aa3/AA-.  In the event of an external rating downgrade or other indicator of credit impairment (i.e., based on instrument-specific estimates of cash flows or probability of issuer default), the subject bond is specifically reviewed for adverse changes in the amount or timing of expected contractual principal and interest.
For AFS state and municipal bonds with unrealized losses that Citigroup plans to sell, would likely be required to sell or will be subject to an issuer call deemed probable of exercise prior to the expected recovery of its amortized cost basis, the full impairment is recognized in earnings.

Recognition and Measurement of OTTI
The following table presents the total OTTI recognized in earnings for the year ended December 31, 2013:

OTTI on Investments and Other Assets	Year ended December 31, 2013
In millions of dollars	AFS(1)	HTM	Other Assets (2)	Total
Impairment losses related to securities that the Company does not intend to sell nor will likely be required to sell:
Total OTTI losses recognized during the year ended December 31, 2013	$9	$154	$—	$163
Less: portion of impairment loss recognized in AOCI (before taxes)	—	98	—	98
Net impairment losses recognized in earnings for securities that the Company does not intend to sell nor will likely be required to sell	$9	$56	$—	$65
Impairment losses recognized in earnings for securities that the Company intends to sell or more-likely-than-not will be required to sell before recovery(2)	269	—	201	470
Total impairment losses recognized in earnings	$278	$56	$201	$535

(1)	Includes OTTI on non-marketable equity securities.

(2)
The year ended December 31, 2013 included $192 million of impairment charges related to the carrying value of Citi’s then-remaining 35% interest in the MSSB joint venture, which was offset by the equity pickup from the joint venture in the respective quarter, which was recorded in Other revenue. See “MSSB” above for further discussion.

OTTI on Investments and Other Assets	Year ended December 31, 2012
In millions of dollars	AFS(1)	HTM	Other Assets (2)	Total
Impairment losses related to securities that the Company does not intend to sell nor will likely be required to sell:
Total OTTI losses recognized during the year ended December 31, 2012	$17	$365	$—	$382
Less: portion of impairment loss recognized in AOCI (before taxes)	1	65	—	66
Net impairment losses recognized in earnings for securities that the Company does not intend to sell nor will likely be required to sell	$16	$300	$—	$316
Impairment losses recognized in earnings for securities that the Company intends to sell or more-likely-than-not will be required to sell before recovery(2)	139	—	4,516	4,655
Total impairment losses recognized in earnings	$155	$300	$4,516	$4,971

(1)	Includes OTTI on non-marketable equity securities.

(2)
The year ended December 31, 2012 included the recognition of a $3.4 billion ($2.1 billion after-tax) impairment charge related to the carrying value of Citi’s then-remaining 35% interest in MSSB, and $1.2 billion pretax ($763 million after-tax) impairment charge relating to its total investment in Akbank. See “MSSB” and “Akbank” above for further discussion.

The following is a 12-month roll-forward of the credit-related impairments recognized in earnings for AFS and HTM debt securities held as of December 31, 2013 that the Company does not intend to sell nor likely will be required to sell:

	Cumulative OTTI credit losses recognized in earnings
In millions of dollars	Dec. 31, 2012 balance	Credit impairments recognized in earnings on securities not previously impaired	Credit impairments recognized in earnings on securities that have been previously impaired	Reductions due to credit-impaired securities sold, transferred or matured	Dec. 31, 2013 balance
AFS debt securities
Mortgage-backed securities	$295	$—	$—	$—	$295
Foreign government securities	169	—	2	—	171
Corporate	116	—	—	(3)	113
All other debt securities	137	7	—	—	144
Total OTTI credit losses recognized for AFS debt securities	$717	$7	$2	$(3)	$723
HTM debt securities
Mortgage-backed securities(1)	$869	$47	$7	$(245)	$678
Corporate	56	—	—	—	56
All other debt securities	135	2	—	(4)	133
Total OTTI credit losses recognized for HTM debt securities	$1,060	$49	$7	$(249)	$867

(1)	Primarily consists of Alt-A securities.

Investments in Alternative Investment Funds That Calculate Net Asset Value per Share
The Company holds investments in certain alternative investment funds that calculate net asset value (NAV) per share, including hedge funds, private equity funds, funds of funds and real estate funds. The Company’s investments include co-investments in funds that are managed by the

Company and investments in funds that are managed by third parties. Investments in funds are generally classified as non-marketable equity securities carried at fair value.
The fair values of these investments are estimated using the NAV per share of the Company’s ownership interest in the funds, where it is not probable that the Company will sell an investment at a price other than the NAV.

	Fair value		Unfunded commitments		Redemption frequency (if currently eligible) monthly, quarterly, annually	Redemption notice period
In millions of dollars	2013	2012	2013	2012
Hedge funds	$751	$1,316	$—	$—	Generally quarterly	10-95 days
Private equity funds(1)(2)	794	837	170	342	—	—
Real estate funds (2)(3)	294	228	36	57	—	—
Total(4)	$1,839	$2,381	$206	$399	—	—

(1)	Private equity funds include funds that invest in infrastructure, leveraged buyout transactions, emerging markets and venture capital.

(2)
With respect to the Company’s investments in private equity funds and real estate funds, distributions from each fund will be received as the underlying assets held by these funds are liquidated. It is estimated that the underlying assets of these funds will be liquidated over a period of several years as market conditions allow. Private equity and real estate funds do not allow redemption of investments by their investors. Investors are permitted to sell or transfer their investments, subject to the approval of the general partner or investment manager of these funds, which generally may not be unreasonably withheld.

(3)	Includes several real estate funds that invest primarily in commercial real estate in the U.S., Europe and Asia.

(4)
Included in the total fair value of investments above are $1.6 billion and $0.4 billion of fund assets that are valued using NAVs provided by third-party asset managers as of December 31, 2013 and December 31, 2012, respectively. The increase in the investments valued using NAVs provided by third party asset managers was primarily driven by the sale of certain of the Citi Capital Advisors business as discussed in Note 2 to the Consolidated Financial Statements. Amounts presented exclude investments in funds that are consolidated by Citi.

15.   LOANS
Citigroup loans are reported in two categories—Consumer and Corporate. These categories are classified primarily according to the segment and subsegment that manage the loans.
Consumer Loans
Consumer loans represent loans and leases managed primarily by the Global Consumer Banking businesses in Citicorp and in Citi Holdings. The following table provides information by loan type:

In millions of dollars	2013	2012
Consumer loans
In U.S. offices
Mortgage and real estate(1)	$108,453	$125,946
Installment, revolving credit, and other	13,398	14,070
Cards	115,651	111,403
Commercial and industrial	6,592	5,344
	$244,094	$256,763
In offices outside the U.S.
Mortgage and real estate(1)	$55,511	$54,709
Installment, revolving credit, and other	33,182	33,958
Cards	36,740	40,653
Commercial and industrial	24,107	22,225
Lease financing	769	781
	$150,309	$152,326
Total Consumer loans	$394,403	$409,089
Net unearned income	(572)	(418)
Consumer loans, net of unearned income	$393,831	$408,671

(1)	Loans secured primarily by real estate.

Included in the loan table above are lending products whose terms may give rise to greater credit issues. Credit cards with below-market introductory interest rates and interest-only loans are examples of such products. These products are closely managed using credit techniques that are intended to mitigate their higher inherent risk.
During the years ended December 31, 2013 and 2012, the Company sold and/or reclassified to held-for-sale $11.5 billion and $4.3 billion, respectively, of Consumer loans. During the year ended December 31, 2013, Citi acquired approximately $7 billion of loans related to the acquisition of Best Buy’s U.S. credit card portfolio. The Company did not have significant purchases of Consumer loans during the year ended December 31, 2012.
Citigroup has established a risk management process to monitor, evaluate and manage the principal risks associated with its Consumer loan portfolio. Credit quality indicators that are actively monitored include delinquency status, consumer credit scores (FICO), and loan to value (LTV) ratios, each as discussed in more detail below.

Delinquency Status
Delinquency status is monitored and considered a key indicator of credit quality of Consumer loans. Substantially all of the U.S. residential first mortgage loans use the Mortgage Banking Association (MBA) method of reporting delinquencies, which considers a loan delinquent if a monthly payment has not been received by the end of the day immediately preceding the loan’s next due date. All other loans use the Office of Thrift Supervision (OTS) method of reporting delinquencies, which considers a loan delinquent if a monthly payment has not been received by the close of business on the loan’s next due date.
As a general policy, residential first mortgages, home equity loans and installment loans are classified as non-accrual when loan payments are 90 days contractually past due. Credit cards and unsecured revolving loans generally accrue interest until payments are 180 days past due. Home equity loans in regulated bank entities are classified as non-accrual if the related residential first mortgage is 90 days or more past due. Mortgage loans in regulated bank entities discharged through Chapter 7 bankruptcy, other than FHA-insured loans, are classified as non-accrual. Commercial market loans are placed on a cash (non-accrual) basis when it is determined, based on actual experience and a forward-looking assessment of the collectability of the loan in full, that the payment of interest or principal is doubtful or when interest or principal is 90 days past due.
The policy for re-aging modified U.S. Consumer loans to current status varies by product. Generally, one of the conditions to qualify for these modifications is that a minimum number of payments (typically ranging from one to three) be made. Upon modification, the loan is re-aged to current status. However, re-aging practices for certain open-ended Consumer loans, such as credit cards, are governed by Federal Financial Institutions Examination Council (FFIEC) guidelines. For open-ended Consumer loans subject to FFIEC guidelines, one of the conditions for the loan to be re-aged to current status is that at least three consecutive minimum monthly payments, or the equivalent amount, must be received. In addition, under FFIEC guidelines, the number of times that such a loan can be re-aged is subject to limitations (generally once in 12 months and twice in five years). Furthermore, Federal Housing Administration (FHA) and Department of Veterans Affairs (VA) loans are modified under those respective agencies’ guidelines and payments are not always required in order to re-age a modified loan to current.
The following tables provide details on Citigroup’s Consumer loan delinquency and non-accrual loans as of December 31, 2013 and December 31, 2012:
Consumer Loan Delinquency and Non-Accrual Details at December 31, 2013

In millions of dollars	Total current(1)(2)	30-89 days past due(3)	≥ 90 days past due(3)	Past due government guaranteed(4)	Total loans(2)	Total non-accrual	90 days past due and accruing
In North America offices
Residential first mortgages	$66,666	$2,040	$1,925	$5,271	$75,902	$3,369	$3,997
Home equity loans(5)	30,603	434	605	—	31,642	1,452	—
Credit cards	113,878	1,495	1,456	—	116,829	—	1,456
Installment and other	12,609	225	243	—	13,077	247	7
Commercial market loans	8,630	26	28	—	8,684	112	7
Total	$232,386	$4,220	$4,257	$5,271	$246,134	$5,180	$5,467
In offices outside North America
Residential first mortgages	$46,067	$435	$332	$—	$46,834	$584	$—
Home equity loans(5)	—	—	—	—	—	—	—
Credit cards	34,733	780	641	—	36,154	402	413
Installment and other	30,138	398	158	—	30,694	230	—
Commercial market loans	33,242	111	295	—	33,648	610	—
Total	$144,180	$1,724	$1,426	$—	$147,330	$1,826	$413
Total GCB and Citi Holdings	$376,566	$5,944	$5,683	$5,271	$393,464	$7,006	$5,880
Other	338	13	16	—	367	43	—
Total Citigroup	$376,904	$5,957	$5,699	$5,271	$393,831	$7,049	$5,880

(1)	Loans less than 30 days past due are presented as current.

(2)	Includes $0.9 billion of residential first mortgages recorded at fair value.

(3)	Excludes loans guaranteed by U.S. government entities.

(4)	Consists of residential first mortgages that are guaranteed by U.S. government entities that are 30-89 days past due of $1.2 billion and 90 days past due of $4.1 billion.

(5)	Fixed rate home equity loans and loans extended under home equity lines of credit, which are typically in junior lien positions.
Consumer Loan Delinquency and Non-Accrual Details at December 31, 2012

In millions of dollars	Total current(1)(2)	30-89 days past due(3)	≥ 90 days past due(3)	Past due government guaranteed(4)	Total loans(2)	Total non-accrual	90 days past due and accruing
In North America offices
Residential first mortgages	$75,791	$3,074	$3,339	$6,000	$88,204	$4,922	$4,695
Home equity loans(5)	35,740	642	843	—	37,225	1,797	—
Credit cards	108,892	1,582	1,527	—	112,001	—	1,527
Installment and other	13,319	288	325	—	13,932	179	8
Commercial market loans	7,874	32	19	—	7,925	210	11
Total	$241,616	$5,618	$6,053	$6,000	$259,287	$7,108	$6,241
In offices outside North America
Residential first mortgages	$45,496	$547	$485	$—	$46,528	$807	$—
Home equity loans(5)	4	—	2	—	6	2	—
Credit cards	38,920	970	805	—	40,695	516	508
Installment and other	29,351	496	166	—	30,013	254	—
Commercial market loans	31,263	106	181	—	31,550	428	—
Total	$145,034	$2,119	$1,639	$—	$148,792	$2,007	$508
Total GCB and Citi Holdings	$386,650	$7,737	$7,692	$6,000	$408,079	$9,115	$6,749
Other	545	18	29	—	592	81	—
Total Citigroup	$387,195	$7,755	$7,721	$6,000	$408,671	$9,196	$6,749

(1)	Loans less than 30 days past due are presented as current.

(2)	Includes $1.2 billion of residential first mortgages recorded at fair value.

(3)	Excludes loans guaranteed by U.S. government entities.

(4)	Consists of residential first mortgages that are guaranteed by U.S. government entities that are 30-89 days past due of $1.3 billion and 90 days past due of $4.7 billion.

(5)	Fixed rate home equity loans and loans extended under home equity lines of credit, which are typically in junior lien positions.
Consumer Credit Scores (FICO)
In the U.S., independent credit agencies rate an individual’s risk for assuming debt based on the individual’s credit history and assign every consumer a “FICO” credit score. These scores are continually updated by the agencies based upon an individual’s credit actions (e.g., taking out a loan or missed or late payments).
The following table provides details on the FICO scores attributable to Citi’s U.S. Consumer loan portfolio as of December 31, 2013 and 2012 (commercial market loans are not included in the table since they are business-based and FICO scores are not a primary driver in their credit evaluation). FICO scores are updated monthly for substantially all of the portfolio or, otherwise, on a quarterly basis.

FICO score distribution in U.S. portfolio(1)(2)	December 31, 2013
In millions of dollars	Less than 620	≥ 620 but less than 660	Equal to or greater than 660
Residential first mortgages	$11,860	$6,426	$46,207
Home equity loans	4,093	2,779	23,152
Credit cards	8,125	10,693	94,437
Installment and other	3,900	2,399	5,186
Total	$27,978	$22,297	$168,982

(1)	Excludes loans guaranteed by U.S. government entities, loans subject to long-term standby commitments (LTSCs) with U.S. government-sponsored entities and loans recorded at fair value.

(2)	Excludes balances where FICO was not available. Such amounts are not material.

FICO score distribution in U.S. portfolio(1)(2)	December 31, 2012
In millions of dollars	Less than 620	≥ 620 but less than 660	Equal to or greater than 660
Residential first mortgages	$16,754	$8,013	$50,833
Home equity loans	5,439	3,208	26,820
Credit cards	7,833	10,304	90,248
Installment and other	4,414	2,417	5,365
Total	$34,440	$23,942	$173,266

(1)	Excludes loans guaranteed by U.S. government entities, loans subject to LTSCs with U.S. government-sponsored entities and loans recorded at fair value.

(2)	Excludes balances where FICO was not available. Such amounts are not material.

Loan to Value (LTV) Ratios
LTV ratios (loan balance divided by appraised value) are calculated at origination and updated by applying market price data.
The following tables provide details on the LTV ratios attributable to Citi’s U.S. Consumer mortgage portfolios as of December 31, 2013 and 2012. LTV ratios are updated monthly using the most recent Core Logic HPI data available for substantially all of the portfolio applied at the Metropolitan Statistical Area level, if available, or the state level if not. The remainder of the portfolio is updated in a similar manner using the Office of Federal Housing Enterprise Oversight indices.

LTV distribution in U.S. portfolio(1)(2)	December 31, 2013
In millions of dollars	Less than or equal to 80%	> 80% but less than or equal to 100%	Greater than 100%
Residential first mortgages	$45,809	$13,458	$5,269
Home equity loans	14,216	8,685	6,935
Total	$60,025	$22,143	$12,204

(1)	Excludes loans guaranteed by U.S. government entities, loans subject to LTSCs with U.S. government-sponsored entities and loans recorded at fair value.

(2)	Excludes balances where LTV was not available. Such amounts are not material.

LTV distribution in U.S. portfolio(1)(2)	December 31, 2012
In millions of dollars	Less than or equal to 80%	> 80% but less than or equal to 100%	Greater than 100%
Residential first mortgages	$41,555	$19,070	$14,995
Home equity loans	12,611	9,529	13,153
Total	$54,166	$28,599	$28,148

(1)	Excludes loans guaranteed by U.S. government entities, loans subject to LTSCs with U.S. government-sponsored entities and loans recorded at fair value.

(2)	Excludes balances where LTV was not available. Such amounts are not material.
Impaired Consumer Loans
Impaired loans are those loans that Citigroup believes it is probable all amounts due according to the original contractual terms of the loan will not be collected. Impaired Consumer loans include non-accrual commercial market loans, as well as smaller-balance homogeneous loans whose terms have been modified due to the borrower’s financial difficulties and where Citigroup has granted a concession to the borrower. These modifications may include interest rate reductions and/or principal forgiveness. Impaired Consumer loans exclude smaller-balance homogeneous loans that have not been modified and are carried on a non-accrual basis. In addition, impaired Consumer loans exclude substantially all loans modified pursuant to Citi’s short-term modification programs (i.e., for periods of 12 months or less) that were modified prior to January 1, 2011.
As a result of OCC guidance issued in the third quarter of 2012, mortgage loans to borrowers that have gone through Chapter 7 bankruptcy are classified as troubled debt restructurings (TDRs). These TDRs, other than FHA-insured loans, are written down to collateral value less cost to sell. FHA-insured loans are reserved based on a discounted cash flow model (see Note 1 to the Consolidated Financial Statements). The recorded investment in receivables reclassified to TDRs in the third quarter of 2012 as a result of this OCC guidance approximated $1,714 million, composed of $1,327 million of residential first mortgages and $387 million of home equity loans.
The following tables present information about total impaired Consumer loans at and for the years ending December 31, 2013 and 2012, respectively:
Impaired Consumer Loans

	At and for the year ended December 31, 2013
In millions of dollars	Recorded investment(1)(2)	Unpaid principal balance	Related specific allowance(3)	Average carrying value(4)	Interest income recognized(5)(6)
Mortgage and real estate
Residential first mortgages	$16,801	$17,788	$2,309	$17,616	$790
Home equity loans	2,141	2,806	427	2,116	81
Credit cards	3,339	3,385	1,178	3,720	234
Installment and other
Individual installment and other	1,114	1,143	536	1,094	153
Commercial market loans	398	605	183	404	22
Total(7)	$23,793	$25,727	$4,633	$24,950	$1,280

(1)	Recorded investment in a loan includes net deferred loan fees and costs, unamortized premium or discount and direct write-downs and includes accrued interest only on credit card loans.
(2) $2,169 million of residential first mortgages, $568 million of home equity loans and $111 million of commercial market loans do not have a specific allowance.
(3) Included in the Allowance for loan losses.
(4) Average carrying value represents the average recorded investment ending balance for the last four quarters and does not include the related specific allowance.
(5) Includes amounts recognized on both an accrual and cash basis.
(6) Cash interest receipts on smaller-balance homogeneous loans are generally recorded as revenue. The interest recognition policy for commercial market loans is identical to that for Corporate loans, as described below.
(7) Prior to 2008, the Company’s financial accounting systems did not separately track impaired smaller-balance, homogeneous Consumer loans whose terms were modified due to the borrowers’ financial difficulties and where it was determined that a concession was granted to the borrower. Smaller-balance Consumer loans modified since January 1, 2008 amounted to $23.4 billion at December 31, 2013. However, information derived from Citi’s risk management systems indicates that the amounts of outstanding modified loans, including those modified prior to 2008, approximated $24.0 billion at December 31, 2013.

	At and for the year ended December 31, 2012
In millions of dollars	Recorded investment(1)(2)	Unpaid principal balance	Related specific allowance(3)	Average carrying value(4)	Interest income recognized(5)(6)(7)
Mortgage and real estate
Residential first mortgages	$20,870	$22,062	$3,585	$19,956	$875
Home equity loans	2,135	2,727	636	1,911	68
Credit cards	4,584	4,639	1,800	5,272	308
Installment and other
Individual installment and other	1,612	1,618	860	1,958	248
Commercial market loans	439	737	60	495	21
Total(8)	$29,640	$31,783	$6,941	$29,592	$1,520

(1)	Recorded investment in a loan includes net deferred loan fees and costs, unamortized premium or discount and direct write-downs and includes accrued interest only on credit card loans.

(2)	$2,344 million of residential first mortgages, $378 million of home equity loans and $183 million of commercial market loans do not have a specific allowance.

(3)	Included in the Allowance for loan losses.

(4)	Average carrying value represents the average recorded investment ending balance for last four quarters and does not include related specific allowance.
(5) Includes amounts recognized on both an accrual and cash basis.
(6) Cash interest receipts on smaller-balance homogeneous loans are generally recorded as revenue. The interest recognition policy for commercial market loans is identical to that for Corporate loans, as described below.
(7) Interest income recognized for the year ended December 31, 2011 was $1,711 million.
(8) Prior to 2008, the Company’s financial accounting systems did not separately track impaired smaller-balance, homogeneous Consumer loans whose terms were modified due to the borrowers’ financial difficulties and where it was determined that a concession was granted to the borrower. Smaller-balance Consumer loans modified since January 1, 2008 amounted to $29.2 billion at December 31, 2012. However, information derived from Citi’s risk management systems indicates that the amounts of outstanding modified loans, including those modified prior to 2008, approximated $30.1 billion at December 31, 2012.

Consumer Troubled Debt Restructurings
The following tables present Consumer TDRs occurring during the years ended December 31, 2013 and 2012:

	At and for the year ended December 31, 2013
In millions of dollars except number of loans modified	Number of loans modified	Post- modification recorded investment(1)(2)	Deferred principal(3)	Contingent principal forgiveness(4)	Principal forgiveness(5)	Average interest rate reduction
North America
Residential first mortgages	32,116	$4,160	$68	$25	$158	1%
Home equity loans	11,043	349	1	—	91	1
Credit cards	172,211	826	—	—	—	14
Installment and other revolving	53,326	381	—	—	—	7
Commercial markets(6)	202	39	—	—	—	—
Total	268,898	$5,755	$69	$25	$249
International
Residential first mortgages	3,618	$161	$—	$—	$2	1%
Home equity loans	68	2	—	—	—	—
Credit cards	199,025	613	—	—	21	15
Installment and other revolving	65,708	351	—	—	10	8
Commercial markets(6)	413	104	2	—	—	—
Total	268,832	$1,231	$2	$—	$33

	At and for the year ended December 31, 2012
In millions of dollars except number of loans modified	Number of loans modified	Post- modification recorded investment(1)(7)	Deferred principal(3)	Contingent principal forgiveness(4)	Principal forgiveness(5)	Average interest rate reduction
North America
Residential first mortgages	66,759	$9,081	$22	$3	$218	1%
Home equity loans	32,710	833	5	—	78	2
Credit cards	234,460	1,191	—	—	—	15
Installment and other revolving	67,605	488	—	—	—	6
Commercial markets(6)	170	18	—	—	—	—
Total	401,704	$11,611	$27	$3	$296
International
Residential first mortgages	5,237	$197	$—	$—	$3	1%
Home equity loans	7	1	—	—	—	—
Credit cards	142,107	528	—	—	23	15
Installment and other revolving	64,153	372	—	1	9	8
Commercial markets(6)	377	171	—	1	2	—
Total	211,881	$1,269	$—	$2	$37

(1)	Post-modification balances include past due amounts that are capitalized at modification date.

(2)
Post-modification balances in North America include $502 million of residential first mortgages and $101 million of home equity loans to borrowers who have gone through Chapter 7 bankruptcy in the year ended December 31, 2013. These amounts include $332 million of residential first mortgages and $85 million of home equity loans that are newly classified as TDRs as a result of OCC guidance received in the year ended December 31, 2013, as described above.

(3)
Represents portion of contractual loan principal that is non-interest bearing but still due from the borrower. Such deferred principal is charged off at the time of permanent modification to the extent that the related loan balance exceeds the underlying collateral value.

(4)	Represents portion of contractual loan principal that is non-interest bearing and, depending upon borrower performance, eligible for forgiveness.

(5)	Represents portion of contractual loan principal that was forgiven at the time of permanent modification.
(6) Commercial markets loans are generally borrower-specific modifications and incorporate changes in the amount and/or timing of principal and/or interest.
(7) Post-modification balances in North America include $2,702 million of residential first mortgages and $498 million of home equity loans to borrowers who have gone through Chapter 7 bankruptcy in the year ended December 31, 2012. These amounts include $1,401 million of residential first mortgages and $408 million     of home equity loans that are newly classified as TDRs as a result of OCC guidance received in the year ended December 31, 2012, as described above.

The following table presents Consumer TDRs that defaulted during the years ended December 31, 2013 and 2012, respectively, and for which the payment default occurred within one year of a permanent modification. Default is defined as 60 days past due, except for classifiably managed commercial markets loans, where default is defined as 90 days past due.

In millions of dollars	Year ended December 31,	Year ended December 31,
	2013	2012
North America
Residential first mortgages	$1,532	$1,323
Home equity loans	180	126
Credit cards	204	508
Installment and other revolving	91	130
Commercial markets	3	—
Total	$2,010	$2,087
International
Residential first mortgages	$61	$74
Home equity loans	—	—
Credit cards	222	199
Installment and other revolving	105	106
Commercial markets	15	5
Total	$403	$384

Corporate Loans
Corporate loans represent loans and leases managed by the Institutional Clients Group in Citicorp or, to a much lesser extent, in Citi Holdings. The following table presents information by Corporate loan type as of December 31, 2013 and 2012:

In millions of dollars	December 31, 2013	December 31, 2012
Corporate
In U.S. offices
Commercial and industrial	$32,704	$26,985
Financial institutions	25,102	18,159
Mortgage and real estate(1)	29,425	24,705
Installment, revolving credit and other	34,434	32,446
Lease financing	1,647	1,410
	$123,312	$103,705
In offices outside the U.S.
Commercial and industrial	$82,663	$82,939
Financial institutions	38,372	37,739
Mortgage and real estate(1)	6,274	6,485
Installment, revolving credit and other	18,714	14,958
Lease financing	527	605
Governments and official institutions	2,341	1,159
	$148,891	$143,885
Total Corporate loans	$272,203	$247,590
Net unearned income	(562)	(797)
Corporate loans, net of unearned income	$271,641	$246,793

(1)	Loans secured primarily by real estate.

The Company sold and/or reclassified (to held-for-sale) $5.8 billion and $4.4 billion of Corporate loans for the years ended December 31, 2013 and 2012, respectively.
Corporate loans are identified as impaired and placed on a cash (non-accrual) basis when it is determined, based on actual experience and a forward-looking assessment of the collectability of the loan in full, that the payment of interest or principal is doubtful or when interest or principal is 90 days past due, except when the loan is well collateralized and in the process of collection. Any interest accrued on impaired Corporate loans and leases is reversed at 90 days and charged against current earnings, and interest is thereafter included in earnings only to the extent actually received in cash. When there is doubt regarding the ultimate collectability of principal, all cash receipts are thereafter applied to reduce the recorded investment in the loan. While Corporate loans are generally managed based on their internally assigned risk rating (see further discussion below), the following tables present delinquency information by Corporate loan type as of December 31, 2013 and December 31, 2012:

Corporate Loan Delinquency and Non-Accrual Details at December 31, 2013

In millions of dollars	30-89 days past due and accruing(1)	≥ 90 days past due and accruing(1)	Total past due and accruing	Total non-accrual(2)	Total current(3)	Total loans
Commercial and industrial	$72	$5	$77	$769	$112,985	$113,831
Financial institutions	—	—	—	365	61,704	62,069
Mortgage and real estate	183	175	358	515	34,027	34,900
Leases	9	1	10	189	1,975	2,174
Other	47	2	49	70	54,476	54,595
Loans at fair value						4,072
Total	$311	$183	$494	$1,908	$265,167	$271,641

(1)	Corporate loans that are 90 days past due are generally classified as non-accrual. Corporate loans are considered past due when principal or interest is contractually due but unpaid.

(2)
Citi generally does not manage Corporate loans on a delinquency basis. Non-accrual loans generally include those loans that are ≥ 90 days past due or those loans for which Citi believes, based on actual experience and a forward-looking assessment of the collectability of the loan in full, that the payment of interest or principal is doubtful.

(3)	Corporate loans are past due when principal or interest is contractually due but unpaid. Loans less than 30 days past due are presented as current.

Corporate Loan Delinquency and Non-Accrual Details at December 31, 2012

In millions of dollars	30-89 days past due and accruing(1)	≥ 90 days past due and accruing(1)	Total past due and accruing	Total non-accrual(2)	Total current(3)	Total loans
Commercial and industrial	$38	$10	$48	$1,078	$107,650	$108,776
Financial institutions	5	—	5	454	53,858	54,317
Mortgage and real estate	224	109	333	680	30,057	31,070
Leases	7	—	7	52	1,956	2,015
Other	70	6	76	69	46,414	46,559
Loans at fair value						4,056
Total	$344	$125	$469	$2,333	$239,935	$246,793

(1)	Corporate loans that are 90 days past due are generally classified as non-accrual. Corporate loans are considered past due when principal or interest is contractually due but unpaid.

(2)
Citi generally does not manage Corporate loans on a delinquency basis. Non-accrual loans generally include those loans that are ≥ 90 days past due or those loans for which Citi believes, based on actual experience and a forward-looking assessment of the collectability of the loan in full, that the payment of interest or principal is doubtful.

(3)	Corporate loans are past due when principal or interest is contractually due but unpaid. Loans less than 30 days past due are presented as current.
Citigroup has a risk management process to monitor, evaluate and manage the principal risks associated with its Corporate loan portfolio. As part of its risk management process, Citi assigns numeric risk ratings to its Corporate loan facilities based on quantitative and qualitative assessments of the obligor and facility. These risk ratings are reviewed at least annually or more often if material events related to the obligor or facility warrant. Factors considered in assigning the risk ratings include: financial condition of the obligor, qualitative assessment of management and strategy, amount and sources of repayment, amount and type of collateral and guarantee arrangements, amount and type of any contingencies associated with the obligor, and the obligor’s industry and geography.
The obligor risk ratings are defined by ranges of default probabilities. The facility risk ratings are defined by ranges of loss norms, which are the product of the probability of default and the loss given default. The investment grade rating categories are similar to the category BBB-/Baa3 and above as defined by S&P and Moody’s. Loans classified according to the bank regulatory definitions as special mention, substandard and doubtful will have risk ratings within the non-investment grade categories.

Corporate Loans Credit Quality Indicators at December 31, 2013 and 2012

	Recorded investment in loans(1)
In millions of dollars	December 31, 2013	December 31, 2012
Investment grade(2)
Commercial and industrial	$79,360	$73,822
Financial institutions	49,699	43,895
Mortgage and real estate	13,178	12,587
Leases	1,600	1,404
Other	51,370	42,575
Total investment grade	$195,207	$174,283
Non-investment grade(2)
Accrual
Commercial and industrial	$33,702	$33,876
Financial institutions	12,005	9,968
Mortgage and real estate	4,205	2,858
Leases	385	559
Other	3,155	3,915
Non-accrual
Commercial and industrial	769	1,078
Financial institutions	365	454
Mortgage and real estate	515	680
Leases	189	52
Other	70	69
Total non-investment grade	$55,360	$53,509
Private Banking loans managed on a delinquency basis (2)	$17,002	$14,945
Loans at fair value	4,072	4,056
Corporate loans, net of unearned income	$271,641	$246,793

(1)	Recorded investment in a loan includes net deferred loan fees and costs, unamortized premium or discount, less any direct write-downs.

(2)	Held-for-investment loans are accounted for on an amortized cost basis.
Corporate loans and leases identified as impaired and placed on non-accrual status are written down to the extent that principal is judged to be uncollectible. Impaired collateral-dependent loans and leases, where repayment is expected to be provided solely by the sale of the underlying collateral and there are no other available and reliable sources of repayment, are written down to the lower of cost or collateral value, less cost to sell. Cash-basis loans are returned to an accrual status when all contractual principal and interest amounts are reasonably assured of repayment and there is a sustained period of repayment performance, generally six months, in accordance with the contractual terms of the loan.

The following tables present non-accrual loan information by Corporate loan type at and for the years ended December 31, 2013, and 2012, respectively:
Non-Accrual Corporate Loans

	At and for the year ended December 31, 2013
In millions of dollars	Recorded investment(1)	Unpaid principal balance	Related specific allowance	Average carrying value(2)	Interest income recognized (3)
Non-accrual Corporate loans
Commercial and industrial	$769	$1,074	$79	$967	$30
Financial institutions	365	382	3	378	9
Mortgage and real estate	515	651	35	585	3
Lease financing	189	190	131	189	—
Other	70	216	20	64	1
Total non-accrual Corporate loans	$1,908	$2,513	$268	$2,183	$43

	At and for the year ended December 31, 2012
In millions of dollars	Recorded investment(1)	Unpaid principal balance	Related specific allowance	Average carrying value(2)	Interest income recognized (3)
Non-accrual Corporate loans
Commercial and industrial	$1,078	$1,368	$155	$1,076	$65
Financial institutions	454	504	14	518	—
Mortgage and real estate	680	810	74	811	23
Lease financing	52	61	16	19	2
Other	69	245	25	154	8
Total non-accrual Corporate loans	$2,333	$2,988	$284	$2,578	$98

	December 31, 2013		December 31, 2012
In millions of dollars	Recorded investment(1)	Related specific allowance	Recorded investment(1)	Related specific allowance
Non-accrual Corporate loans with valuation allowances
Commercial and industrial	$401	$79	$608	$155
Financial institutions	24	3	41	14
Mortgage and real estate	253	35	345	74
Lease financing	186	131	47	16
Other	61	20	59	25
Total non-accrual Corporate loans with specific allowance	$925	$268	$1,100	$284
Non-accrual Corporate loans without specific allowance
Commercial and industrial	$368		$470
Financial institutions	341		413
Mortgage and real estate	262		335
Lease financing	3		5
Other	9		10
Total non-accrual Corporate loans without specific allowance	$983	N/A	$1,233	N/A

(1)	Recorded investment in a loan includes net deferred loan fees and costs, unamortized premium or discount, less any direct write-downs.

(2)	Average carrying value represents the average recorded investment balance and does not include related specific allowance.

(3)	Interest income recognized for the year ended December 31, 2011 was $109 million.
N/A Not Applicable

Corporate Troubled Debt Restructurings
The following table presents TDR activity at and for the year ended December 31, 2013.

In millions of dollars	Carrying Value	TDRs involving changes in the amount and/or timing of principal payments(1)	TDRs involving changes in the amount and/or timing of interest payments(2)	TDRs involving changes in the amount and/or timing of both principal and interest payments	Balance of principal forgiven or deferred	Net P&L impact(3)
Commercial and industrial	$130	$55	$58	$17	$—	$1
Financial institutions	—	—	—	—	—	—
Mortgage and real estate	34	19	14	1	—	—
Other	5	—	—	5	—	—
Total	$169	$74	$72	$23	$—	$1

(1)	TDRs involving changes in the amount or timing of principal payments may involve principal forgiveness or deferral of periodic and/or final principal payments.

(2)	TDRs involving changes in the amount or timing of interest payments may involve a below-market interest rate.

(3)	Balances reflect charge-offs and reserves recorded during the year ended December 31, 2013 on loans subject to a TDR during the period then ended.

The following table presents TDR activity at and for the year ended December 31, 2012.

In millions of dollars	Carrying Value	TDRs involving changes in the amount and/or timing of principal payments(1)	TDRs involving changes in the amount and/or timing of interest payments(2)	TDRs involving changes in the amount and/or timing of both principal and interest payments	Balance of principal forgiven or deferred	Net P&L impact(3)
Commercial and industrial	$99	$84	$4	$11	$—	$1
Financial institutions	—	—	—	—	—	—
Mortgage and real estate	113	60	—	53	—	—
Other	—	—	—	—	—	—
Total	$212	$144	$4	$64	$—	$1

(1)	TDRs involving changes in the amount or timing of principal payments may involve principal forgiveness or deferral of periodic and/or final principal payments.

(2)	TDRs involving changes in the amount or timing of interest payments may involve a below-market interest rate.

(3)	Balances reflect charge-offs and reserves recorded during the year ended December 31, 2012 on loans subject to a TDR during the period then ended.

The following table presents total Corporate loans modified in a TDR at December 31, 2013 and 2012, as well as those TDRs that defaulted during the years ended 2013 and 2012, and for which the payment default occurred within one year of a permanent modification. Default is defined as 60 days past due, except for classifiably managed commercial markets loans, where default is defined as 90 days past due.

	TDR balances at	TDR loans in payment default during the year ended	TDR balances at	TDR loans in payment default during the year ended
In millions of dollars	December 31, 2013	December 31, 2013	December 31, 2012	December 31, 2012
Commercial and industrial	$197	$27	$275	$94
Loans to financial institutions	14	—	17	—
Mortgage and real estate	161	17	131	—
Other	422	—	450	—
Total	$794	$44	$873	$94

Purchased Distressed Loans
Included in the Corporate and Consumer loan outstanding tables above are purchased distressed loans, which are loans that have evidenced significant credit deterioration subsequent to origination but prior to acquisition by Citigroup. In accordance with SOP 03-3 (codified as ASC 310-30), the difference between the total expected cash flows for these loans and the initial recorded investment is recognized in income over the life of the loans using a level yield. Accordingly, these loans have been excluded from the impaired loan table information presented above. In addition, per SOP 03-3, subsequent decreases in the expected cash flows for a purchased distressed loan require a build of an allowance so the loan retains its level yield. However, increases in the expected cash flows are first recognized as a reduction of any previously established allowance and then recognized as income prospectively over the remaining life of the loan by increasing the loan’s level yield. Where the expected cash flows cannot be reliably estimated, the purchased distressed loan is accounted for under the cost recovery method. The carrying amount of the Company’s purchased distressed loan portfolio was $636 million and $440 million, net of an allowance of $113 million, and $98 million at December 31, 2013 and December 31, 2012, respectively.

The changes in the accretable yield, related allowance and carrying amount net of accretable yield for 2013 and 2012 are as follows:

In millions of dollars	Accretable yield	Carrying amount of loan receivable	Allowance
Balance at December 31, 2011	$2	$511	$68
Purchases (1)	15	269	—
Disposals/payments received	(6)	(171)	(6)
Accretion	—	—	—
Builds (reductions) to the allowance	9	—	41
Increase to expected cash flows	5	1	—
FX/other	(3)	(72)	(5)
Balance at December 31, 2012 (2)	$22	$538	$98
Purchases (1)	46	405	—
Disposals/payments received	(5)	(154)	(8)
Accretion	(10)	10	—
Builds (reductions) to the allowance	22	—	25
Increase to expected cash flows	3	—	—
FX/other	—	(50)	(2)
Balance at December 31, 2013 (2)	$78	$749	$113

(1)
The balance reported in the column “Carrying amount of loan receivable” consists of $405 million and $269 million in 2013 and 2012, respectively, of purchased loans accounted for under the level-yield method. No purchased loans were accounted for under the cost-recovery method. These balances represent the fair value of these loans at their acquisition date. The related total expected cash flows for the level-yield loans at their acquisition dates were $451 million and $285 million in 2013 and 2012, respectively.

(2)
The balance reported in the column “Carrying amount of loan receivable” consists of $737 million $524 million of loans accounted for under the level-yield method and $12 million and $14 million accounted for under the cost-recovery method in 2013 and 2012, respectively.

16. ALLOWANCE FOR CREDIT LOSSES

In millions of dollars	2013	2012	2011
Allowance for loan losses at beginning of year	$25,455	$30,115	$40,655
Gross credit losses (1)(2)	(12,769)	(17,005)	(22,699)
Gross recoveries	2,306	2,774	3,012
Net credit losses (NCLs)	$(10,463)	$(14,231)	$(19,687)
NCLs	$10,463	$14,231	$19,687
Net reserve builds (releases) (1)	(1,961)	(1,908)	(8,525)
Net specific reserve builds (releases) (2)	(898)	(1,865)	174
Total provision for credit losses	$7,604	$10,458	$11,336
Other, net (3)	(2,948)	(887)	(2,189)
Allowance for loan losses at end of year	$19,648	$25,455	$30,115
Allowance for credit losses on unfunded lending commitments at beginning of year (4)	$1,119	$1,136	$1,066
Provision for unfunded lending commitments	80	(16)	51
Other, net	30	(1)	19
Allowance for credit losses on unfunded lending commitments at end of year (4)	$1,229	$1,119	$1,136
Total allowance for loans, leases, and unfunded lending commitments	$20,877	$26,574	$31,251

(1)
2012 includes approximately $635 million of incremental charge-offs related to OCC guidance issued in the third quarter of 2012, which required mortgage loans to borrowers that have gone through Chapter 7 of the U.S. Bankruptcy Code to be written down to collateral value. There was a corresponding approximate $600 million release in the third quarter of 2012 allowance for loan losses related to these charge-offs. 2012 also includes a benefit to charge-offs of approximately $40 million related to finalizing the impact of this OCC guidance in the fourth quarter of 2012.

(2)
2012 includes approximately $370 million of incremental charge-offs related to previously deferred principal balances on modified loans in the first quarter of 2012. These charge-offs were related to anticipated forgiveness of principal in connection with the national mortgage settlement. There was a corresponding approximate $350 million reserve release in the first quarter of 2012 related to these charge-offs.

(3)
2013 includes reductions of approximately $2.4 billion related to the sale or transfer to held-for-sale of various loan portfolios, which includes approximately $360 million related to the sale of Credicard and approximately $255 million related to a transfer to held-for-sale of a loan portfolio in Greece, approximately $230 million related to a non-provision transfer of reserves associated with deferred interest to other assets which includes deferred interest and approximately $220 million related to foreign currency translation. 2012 includes reductions of approximately $875 million related to the sale or transfer to held-for-sale of various U.S. loan portfolios. 2011 includes reductions of approximately $1.6 billion related to the sale or transfer to held-for-sale of various U.S. loan portfolios, approximately $240 million related to the sale of the Egg Banking PLC credit card business, approximately $72 million related to the transfer of the Citi Belgium business to held-for-sale and approximately $290 million related to foreign exchange translation.

(4)	Represents additional credit loss reserves for unfunded lending commitments and letters of credit recorded in Other liabilities on the Consolidated Balance Sheet.

Allowance for Credit Losses and Investment in Loans at December 31, 2013

In millions of dollars	Corporate	Consumer	Total
Allowance for loan losses at beginning of year	$2,776	$22,679	$25,455
Charge-offs	(369)	(12,400)	(12,769)
Recoveries	168	2,138	2,306
Replenishment of net charge-offs	201	10,262	10,463
Net reserve builds (releases)	(199)	(1,762)	(1,961)
Net specific reserve builds (releases)	(1)	(897)	(898)
Other	8	(2,956)	(2,948)
Ending balance	$2,584	$17,064	$19,648
Allowance for loan losses
Determined in accordance with ASC 450-20	$2,232	$12,402	$14,634
Determined in accordance with ASC 310-10-35	268	4,633	4,901
Determined in accordance with ASC 310-30	84	29	113
Total allowance for loan losses	$2,584	$17,064	$19,648
Loans, net of unearned income
Loans collectively evaluated for impairment in accordance with ASC 450-20	$265,230	$368,449	$633,679
Loans individually evaluated for impairment in accordance with ASC 310-10-35	2,222	23,793	26,015
Loans acquired with deteriorated credit quality in accordance with ASC 310-30	117	632	749
Loans held at fair value	4,072	957	5,029
Total loans, net of unearned income	$271,641	$393,831	$665,472

Allowance for Credit Losses and Investment in Loans at December 31, 2012

In millions of dollars	Corporate	Consumer	Total
Allowance for loan losses at beginning of year	$2,879	$27,236	$30,115
Charge-offs	(640)	(16,365)	(17,005)
Recoveries	417	2,357	2,774
Replenishment of net charge-offs	223	14,008	14,231
Net reserve releases	2	(1,910)	(1,908)
Net specific reserve builds (releases)	(138)	(1,727)	(1,865)
Other	33	(920)	(887)
Ending balance	$2,776	$22,679	$25,455
Allowance for loan losses
Determined in accordance with ASC 450-20	$2,429	$15,703	$18,132
Determined in accordance with ASC 310-10-35	284	6,941	7,225
Determined in accordance with ASC 310-30	63	35	98
Total allowance for loan losses	$2,776	$22,679	$25,455
Loans, net of unearned income
Loans collectively evaluated for impairment in accordance with ASC 450-20	$239,849	$377,374	$617,223
Loans individually evaluated for impairment in accordance with ASC 310-10-35	2,776	29,640	32,416
Loans acquired with deteriorated credit quality in accordance with ASC 310-30	112	426	538
Loans held at fair value	4,056	1,231	5,287
Total loans, net of unearned income	$246,793	$408,671	$655,464

Allowance for Credit Losses at December 31, 2011

In millions of dollars	Corporate	Consumer	Total
Allowance for loan losses at beginning of year	$5,249	$35,406	$40,655
Charge-offs	(2,000)	(20,699)	(22,699)
Recoveries	386	2,626	3,012
Replenishment of net charge-offs	1,614	18,073	19,687
Net reserve releases	(1,083)	(7,442)	(8,525)
Net specific reserve builds (releases)	(1,270)	1,444	174
Other	(17)	(2,172)	(2,189)
Ending balance	$2,879	$27,236	$30,115

17.   GOODWILL AND INTANGIBLE ASSETS
Goodwill
The changes in Goodwill during 2013 and 2012 were as follows:

In millions of dollars
Balance at December 31, 2011	$25,413
Foreign exchange translation	294
Smaller acquisitions/divestitures, purchase accounting adjustments and other	(21)
Discontinued operations	(13)
Balance at December 31, 2012	$25,673
Foreign exchange translation	(577)
Smaller acquisitions/divestitures, purchase accounting adjustments and other	(25)
Sale of Brazil Credicard	(62)
Balance at December 31, 2013	$25,009

The changes in Goodwill by segment during 2013 and 2012 were as follows:

In millions of dollars	Global Consumer Banking	Institutional Clients Group	Citi Holdings	Corporate/Other	Total
Balance at December 31, 2011	$10,236	$10,737	$4,440	$—	$25,413
Goodwill acquired during 2012	$—	$—	$—	$—	$—
Goodwill disposed of during 2012	—	—	(8)	—	(8)
Other (1)	20	244	4	—	268
Intersegment transfers in/(out) (2)	4,283	—	(4,283)	—	—
Balance at December 31, 2012	$14,539	$10,981	$153	$—	$25,673
Goodwill acquired during 2013	$—	$—	$—	$—	$—
Goodwill disposed of during 2013 (3)	(82)	—	—	—	(82)
Other (1)	(472)	(113)	3	—	(582)
Balance at December 31, 2013	$13,985	$10,868	$156	$—	$25,009

(1)	Other changes in Goodwill primarily reflect foreign exchange effects on non-dollar-denominated goodwill and purchase accounting adjustments.

(2)
Primarily includes the transfer of the substantial majority of the Citi retail services business from Citi Holdings—Local Consumer Lending to Citicorp—North America Regional Consumer Banking during the first quarter of 2012.

(3)	Primarily related to the Sale of Brazil Credicard. See Note 2 to the Consolidated Financial Statements.

Goodwill impairment testing is performed at the level below the business segments (referred to as a reporting unit). The Company performed its annual goodwill impairment test as of July 1, 2013 resulting in no impairment for any of the reporting units.
The reporting unit structure in 2013 was the same as the reporting unit structure in 2012, although certain names were changed and certain underlying businesses were transferred between certain reporting units in the third quarter of 2013.
Specifically, assets were transferred from the legacy Brokerage Asset Management reporting unit to the Special Asset Pool, both components within the Citi Holdings segment. While goodwill affected by the reorganization was reassigned to reporting units that receive businesses using a relative fair value approach, no goodwill was allocated to this transferred portfolio as the assets do not represent a business as defined by GAAP and therefore goodwill allocation was not appropriate. The legacy reporting unit was renamed as Latin America Retirement Services, and continues to hold the $42 million of goodwill as of December 31, 2013. Additionally, the legacy Local Consumer Lending—Cards reporting unit was renamed Citi Holdings—Cards, but no changes were made to the businesses and assets assigned to the reporting unit. An interim goodwill impairment test was performed on the impacted reporting units as of July 1, 2013, resulting in no impairment.
No goodwill was deemed impaired in 2013, 2012 and 2011.
As discussed in Note 3 to the Consolidated Financial Statements, effective January 1, 2014, the businesses within the legacy ICG reporting units, Securities and Banking and Transaction Services, were realigned and aggregated within two new ICG reporting units—Banking and Markets and Securities Services (Markets). The ICG reorganization was identified as a triggering event for purposes of goodwill impairment testing. Consistent with the requirements of ASC 350, goodwill has been assessed for impairment as of January 1, 2014. The total goodwill associated with the legacy reporting units was allocated among the component businesses based on their relative fair values, and these allocated goodwill amounts were then re-aggregated based on the new classification within either Banking or Markets reporting units. The fair values of the legacy and new ICG reporting units exceeded their respective carrying values, resulting in no impairment of goodwill. Subsequent to January 1, 2014, goodwill will be allocated to disposals and tested for impairment under Banking and Markets.

The following table shows reporting units with goodwill balances as of December 31, 2013.

In millions of dollars
Reporting Unit	Fair Value as a % of allocated book value	Goodwill
North America Regional Consumer Banking	183%	$6,785
EMEA Regional Consumer Banking	159	355
Asia Regional Consumer Banking	251	5,067
Latin America Regional Consumer Banking	244	1,778
Banking(1)	292	3,900
Markets and Securities Services(1)	176	6,968
Latin America Retirement Services(2)	224	42
Citi Holdings—Cards(3)	170	114
Citi Holdings—Other	—	—

(1)
Effective January 1, 2014, the businesses within the legacy ICG reporting units, Securities and Banking and Transaction Services, were realigned and aggregated within two new ICG reporting units, Banking and Markets and Securities Services.

(2)
Latin America Retirement Services: fair value as a percentage of allocated book value reflects the reorganization under the new reporting unit structure as of July 1, 2013. This reporting unit was formerly known as Brokerage Asset Management.

(3)	Citi Holdings—Cards: this reporting unit was formerly known as Local Consumer Lending—Cards.

Citigroup engaged an independent valuation specialist in 2013 and 2012 to assist in Citi’s valuation for most of the reporting units employing both the market approach and the discounted cash flow (DCF) method. Citi believes that the DCF method, using management projections for the selected reporting units and an appropriate risk-adjusted discount rate, is the most reflective of a market participant’s view of fair values given current market conditions. For the reporting units where both methods were utilized in 2013 and 2012, the resulting fair values were relatively consistent and appropriate weighting was given to outputs from both methods.

Intangible Assets
The components of intangible assets were as follows:

	December 31, 2013			December 31, 2012
In millions of dollars	Gross carrying amount	Accumulated amortization	Net carrying amount	Gross carrying amount	Accumulated amortization	Net carrying amount
Purchased credit card relationships	$7,552	$6,006	$1,546	$7,632	$5,726	$1,906
Core deposit intangibles	1,255	1,052	203	1,315	1,019	296
Other customer relationships	675	389	286	767	380	387
Present value of future profits	238	146	92	239	135	104
Indefinite-lived intangible assets	323	—	323	487	—	487
Other(1)	5,073	2,467	2,606	4,764	2,247	2,517
Intangible assets (excluding MSRs)	$15,116	$10,060	$5,056	$15,204	$9,507	$5,697
Mortgage servicing rights (MSRs)	2,718	—	2,718	1,942	—	1,942
Total intangible assets	$17,834	$10,060	$7,774	$17,146	$9,507	$7,639

(1)	Includes contract-related intangible assets.

Intangible assets amortization expense was $808 million, $856 million and $898 million for 2013, 2012 and 2011, respectively. Intangible assets amortization expense is estimated to be $743 million in 2014, $699 million in 2015, $792 million in 2016, $851 million in 2017 and $403 million in 2018.

The changes in intangible assets during 2013 were as follows:

	Net carrying amount at					Net carrying amount at
In millions of dollars	December 31, 2012	Acquisitions/ divestitures	Amortization	Impairments	FX and other (1)	December 31, 2013
Purchased credit card relationships	$1,906	$22	$(377)	$(4)	$(1)	$1,546
Core deposit intangibles	296	—	(72)	(21)	—	203
Other customer relationships	387		(36)	—	(65)	286
Present value of future profits	104	—	(12)	—	—	92
Indefinite-lived intangible assets	487	(162)	—	—	(2)	323
Other	2,517	431	(311)	—	(31)	2,606
Intangible assets (excluding MSRs)	$5,697	$291	$(808)	$(25)	$(99)	$5,056
Mortgage servicing rights (MSRs) (2)	1,942					2,718
Total intangible assets	$7,639					$7,774

(1)	Includes foreign exchange translation and purchase accounting adjustments.

(2)	See Note 22 to the Consolidated Financial Statements for the roll-forward of MSRs.

18.   DEBT
Short-Term Borrowings
Short-term borrowings consist of commercial paper and other borrowings with weighted average interest rates at December 31 as follows:

	2013		2012
In millions of dollars	Balance	Weighted average coupon	Balance	Weighted average coupon
Commercial paper
Significant Citibank Entities(1)	$17,677	0.25%	$11,092	0.36%
Parent(2)	201	1.11	378	0.84
	$17,878		$11,470
Other borrowings (3)	41,066	0.87%	40,557	1.06%
Total	$58,944		$52,027

(1)	Significant Citibank Entities consist of Citibank, N.A. units domiciled in the U.S., Western Europe, Hong Kong and Singapore.

(2)	Parent includes the parent holding company (Citigroup Inc.) and Citi’s broker-dealer subsidiaries that are consolidated into Citigroup.

(3)	At December 31, 2013 and December 31, 2012, collateralized short-term advances from the Federal Home Loan Banks were $11 billion and $4 billion, respectively.

Borrowings under bank lines of credit may be at interest rates based on LIBOR, CD rates, the prime rate or bids submitted by the banks. Citigroup pays commitment fees for its lines of credit.
Some of Citigroup’s non-bank subsidiaries have credit facilities with Citigroup’s subsidiary depository institutions, including Citibank, N.A. Borrowings under these facilities are secured in accordance with Section 23A of the Federal Reserve Act.
Citigroup Global Markets Holdings Inc. (CGMHI) has borrowing agreements consisting of facilities that CGMHI has been advised are available, but where no contractual lending obligation exists. These arrangements are reviewed on an ongoing basis to ensure flexibility in meeting CGMHI’s short-term requirements.

Long-Term Debt

			Balances at December 31,
In millions of dollars	Weighted average coupon	Maturities	2013	2012
Citigroup Inc.(1)
Senior debt	4.02%	2014-2098	$124,857	$138,862
Subordinated debt(2)	4.48	2014-2043	28,039	27,581
Trust preferred securities(3)	6.90	2032-2067	3,908	10,110
Bank(4)
Senior debt	1.99	2014-2038	56,039	50,527
Subordinated debt(2)	6.02	2014-2037	418	707
Broker-dealer(5)
Senior debt	3.11	2014-2039	7,831	11,651
Subordinated debt(2)	2.62	2015-2017	24	25
Total(6)			$221,116	$239,463
Senior debt			$188,727	$201,040
Subordinated debt(2)			28,481	28,313
Trust preferred securities(3)			3,908	10,110
Total			$221,116	$239,463

(1)	Parent holding company, Citigroup Inc.

(2)	Includes notes that are subordinated within certain countries, regions or subsidiaries.

(3)
In issuing trust preferred securities, Citi formed statutory business trusts under the laws of the State of Delaware. The trusts exist for the exclusive purposes of (i) issuing trust preferred securities representing undivided beneficial interests in the assets of the trust; (ii) investing the gross proceeds of the trust preferred securities in junior subordinated deferrable interest debentures (subordinated debentures) of its parent; and (iii) engaging in only those activities necessary or incidental thereto. Generally, upon receipt of certain regulatory approvals, Citigroup has the right to redeem these securities upon the date specified in the respective security. The respective common securities issued by each trust and held by Citigroup are redeemed concurrently with the redemption of the applicable trust preferred securities.

(4)
Represents the Significant Citibank Entities as well as other Citibank and Banamex entities. At December 31, 2013 and December 31, 2012, collateralized long-term advances from the Federal Home Loan Banks were $14.0 billion and $16.3 billion, respectively.

(5)	Represents broker-dealer subsidiaries that are consolidated into Citigroup Inc., the parent holding company.

(6)
Includes senior notes with carrying values of $87 million issued to outstanding Safety First Trusts at December 31, 2013 and $186 million issued to these trusts at December 31, 2012. Citigroup owns all of the voting securities of the Safety First Trusts. The Safety First Trusts have no assets, operations, revenues or cash flows other than those related to the issuance, administration and repayment of the Safety First Trust securities and the Safety First Trusts’ common securities.

The Company issues both fixed and variable rate debt in a range of currencies. It uses derivative contracts, primarily interest rate swaps, to effectively convert a portion of its fixed rate debt to variable rate debt and variable rate debt to fixed rate debt. The maturity structure of the derivatives generally corresponds to the maturity structure of the debt being hedged. In addition, the Company uses other derivative contracts to manage the foreign exchange impact of certain debt issuances. At December 31, 2013, the Company’s overall weighted average interest rate for long-term debt was 3.58% on a contractual basis and 2.73% including the effects of derivative contracts.

Aggregate annual maturities of long-term debt obligations (based on final maturity dates) including trust preferred securities are as follows:

In millions of dollars	2014	2015	2016	2017	2018	Thereafter	Total
Bank	$18,823	$11,265	$13,131	$3,153	$6,630	$3,455	$56,457
Broker-dealer	2,269	1,332	467	24	1,092	2,671	7,855
Citigroup Inc.	22,332	19,095	20,982	21,159	13,208	60,028	156,804
Total	$43,424	$31,692	$34,580	$24,336	$20,930	$66,154	$221,116

The following table summarizes the Company’s outstanding trust preferred securities at December 31, 2013:

						Junior subordinated debentures owned by trust
Trust	Issuance date	Securities issued	Liquidation value(1)	Coupon rate	Common shares issued to parent	Amount	Maturity	Redeemable by issuer beginning
In millions of dollars, except share amounts
Citigroup Capital III	Dec. 1996	194,053	$194	7.625%	6,003	$200	Dec. 1, 2036	Not redeemable
Citigroup Capital IX	Feb. 2003	33,874,813	847	6.000%	1,047,675	873	Feb. 14, 2033	Feb. 13, 2008
Citigroup Capital XI	Sept. 2004	18,387,128	460	6.000%	568,675	474	Sept. 27, 2034	Sept. 27, 2009
Citigroup Capital XIII	Sept. 2010	89,840,000	2,246	7.875%	1,000	2,246	Oct. 30, 2040	Oct. 30, 2015
Citigroup Capital XVII	Mar. 2007	28,047,927	701	6.350%	20,000	702	Mar. 15, 2067	Mar. 15, 2012
Citigroup Capital XVIII	Jun. 2007	99,901	165	6.829%	50	165	June 28, 2067	June 28, 2017
Adam Capital Trust III	Dec. 2002	17,500	18	3 mo. LIB +335 bp.	542	18	Jan. 7, 2033	Jan. 7, 2008
Adam Statutory Trust III	Dec. 2002	25,000	25	3 mo. LIB +325 bp.	774	26	Dec. 26, 2032	Dec. 26, 2007
Adam Statutory Trust IV	Sept. 2003	40,000	40	3 mo. LIB +295 bp.	1,238	41	Sept. 17, 2033	Sept. 17, 2008
Adam Statutory Trust V	Mar. 2004	35,000	35	3 mo. LIB +279 bp.	1,083	36	Mar. 17, 2034	Mar. 17, 2009
Total obligated			$4,731			$4,781

(1)	Represents the notional value received by investors from the trusts at the time of issuance.

In each case, the coupon rate on the subordinated debentures is the same as that on the trust preferred securities. Distributions on the trust preferred securities and interest on the subordinated debentures are payable quarterly, except for Citigroup Capital III and Citigroup Capital XVIII on which distributions are payable semiannually.

19. REGULATORY CAPITAL AND CITIGROUP, INC. PARENT COMPANY INFORMATION

Citigroup is subject to risk-based capital and leverage guidelines issued by the Federal Reserve Board. Citi’s U.S. insured depository institution subsidiaries, including Citibank, N.A., are subject to similar guidelines issued by their respective primary federal bank regulatory agencies. These guidelines are used to evaluate capital adequacy and include the required minimums shown in the following table. The regulatory agencies are required by law to take specific prompt actions with respect to institutions that do not meet minimum capital standards.
 The following table sets forth Citigroup’s and Citibank, N.A.’s regulatory capital tiers, risk-weighted assets, quarterly adjusted average total assets, and capital ratios as of December 31, 2013 in accordance with current regulatory guidelines:

In millions of dollars, except ratios	Required minimum	Well capitalized minimum	Citigroup	Citibank, N.A.
Tier 1 Common			$138,070	$121,713
Tier 1 Capital			149,444	122,450
Total Capital(1)			181,958	141,341
Risk-weighted assets			1,092,707	905,836
Quarterly adjusted average total assets (2)			1,820,998	1,317,673
Tier 1 Common ratio	N/A	N/A	12.64%	13.44%
Tier 1 Capital ratio	4.0%	6.0%	13.68	13.52
Total Capital ratio	8.0	10.0	16.65	15.60
Leverage ratio	3.0	5.0 (3)	8.21	9.29

(1)	Total Capital includes Tier 1 Capital and Tier 2 Capital.

(2)	Represents the Leverage ratio denominator.
(3)    Applicable only to depository institutions.
N/A  Not Applicable

As indicated in the table above, Citigroup and Citibank, N.A. were well capitalized under the current federal bank regulatory definitions as of December 31, 2013.

Banking Subsidiaries—Constraints on Dividends
There are various legal limitations on the ability of Citigroup’s subsidiary depository institutions to extend credit, pay dividends or otherwise supply funds to Citigroup and its non-bank subsidiaries. The approval of the Office of the Comptroller of the Currency is required if total dividends declared in any calendar year exceed amounts specified by the applicable agency’s regulations. State-chartered depository institutions are subject to dividend limitations imposed by applicable state law.
In determining the dividends, each depository institution must also consider its effect on applicable risk-based capital and leverage ratio requirements, as well as policy statements of the federal regulatory agencies that indicate that banking organizations should generally pay dividends out of current operating earnings. Citigroup received $12.2 billion and $19.1 billion in dividends from Citibank, N.A. during 2013 and 2012, respectively.

Non-Banking Subsidiaries
Citigroup also receives dividends from its non-bank subsidiaries. These non-bank subsidiaries are generally not subject to regulatory restrictions on dividends, although their ability to declare dividends can be restricted by capital considerations, as set forth in the table below.

In millions of dollars
Subsidiary	Jurisdiction	Net capital or equivalent	Excess over minimum requirement
Citigroup Global Markets Inc.	U.S. Securities and Exchange Commission Uniform Net Capital Rule (Rule 15c3-1)	$5,376	$4,546
Citigroup Global Markets Limited	United Kingdom’s Financial Services Authority	$7,425	$4,333

Citigroup Inc. Parent Company Only Income Statement and Statement of Comprehensive Income

	Years ended December 31,
In millions of dollars	2013	2012	2011
Revenues
Interest revenue	$3,234	$3,384	$3,684
Interest expense	5,559	6,573	7,618
Net interest expense	$(2,325)	$(3,189)	$(3,934)
Dividends from subsidiaries	13,044	20,780	13,046
Non-interest revenue	139	613	939
Total revenues, net of interest expense	$10,858	$18,204	$10,051
Total operating expenses	$851	$1,497	$1,503
Income before taxes and equity in undistributed income of subsidiaries	$10,007	$16,707	$8,548
Benefit for income taxes	(1,637)	(2,062)	(1,821)
Equity in undistributed income (loss) of subsidiaries	2,029	(11,228)	698
Parent company’s net income	$13,673	$7,541	$11,067
Comprehensive income
Parent company’s net income	$13,673	$7,541	$11,067
Other comprehensive income (loss)	(2,237)	892	(1,511)
Parent company’s comprehensive income	$11,436	$8,433	$9,556

Citigroup Inc. Parent Company Only Balance Sheet

	Years ended December 31,
In millions of dollars	2013	2012
Assets
Cash and due from banks	$233	$153
Trading account assets	184	150
Investments	1,032	1,676
Advances to subsidiaries	83,110	107,074
Investments in subsidiaries	203,739	184,615
Other assets (1)	106,170	102,335
Total assets	$394,468	$396,003
Liabilities
Federal funds purchased and securities loaned or sold under agreements to repurchase	$185	$185
Trading account liabilities	165	170
Short-term borrowings	382	725
Long-term debt	156,804	176,553
Advances from subsidiaries other than banks	24,181	12,759
Other liabilities	8,412	16,562
Total liabilities	$190,129	$206,954
Total equity	204,339	189,049
Total liabilities and equity	$394,468	$396,003

(1)
Other assets included $43.3 billion of placements to Citibank, N.A. and its branches at December 31, 2013, of which $33.6 billion had a remaining term of less than 30 days. Other assets at December 31, 2012 included $30.2 billion of placements to Citibank, N.A. and its branches, of which $28.2 billion had a remaining term of less than 30 days.

Citigroup Inc. Parent Company Only Cash Flows Statement

	Years ended December 31,
In millions of dollars	2013	2012	2011
Net cash provided by (used in ) operating activities of continuing operations	$(7,881)	$1,598	$1,710
Cash flows from investing activities of continuing operations
Purchases of investments	$—	$(5,701)	$(47,190)
Proceeds from sales of investments	385	37,056	9,524
Proceeds from maturities of investments	233	4,286	22,386
Changes in investments and advances—intercompany	7,226	(397)	32,419
Other investing activities	4	994	(10)
Net cash provided by investing activities of continuing operations	$7,848	$36,238	$17,129
Cash flows from financing activities of continuing operations
Dividends paid	$(314)	$(143)	$(113)
Issuance of preferred stock	4,192	2,250	—
Proceeds (repayments) from issuance of long-term debt—third-party, net	(13,426)	(33,434)	(16,481)
Net change in short-term borrowings and other advances—intercompany	11,402	(6,160)	(5,772)
Other financing activities	(1,741)	(199)	3,519
Net cash provided by (used in) financing activities of continuing operations	$113	$(37,686)	$(18,847)
Net increase (decrease) in cash and due from banks	$80	$150	$(8)
Cash and due from banks at beginning of period	153	3	11
Cash and due from banks at end of period	$233	$153	$3
Supplemental disclosure of cash flow information for continuing operations
Cash paid (received) during the year for
Income taxes	$(71)	$78	$(458)
Interest	6,514	7,883	9,271
Note: With respect to the tables above, “Citigroup Inc. parent company only” refers to the parent holding company Citigroup Inc., excluding consolidated subsidiaries. Citigroup Funding Inc. (CFI) was previously a first-tier subsidiary of Citigroup Inc., issuing commercial paper, medium-term notes and structured equity-linked and credit-linked notes. The debt of CFI was guaranteed by Citigroup Inc. On December 31, 2012, CFI was merged into Citigroup Inc., the parent holding company.

20.   CHANGES IN ACCUMULATED OTHER COMPREHENSIVE INCOME (LOSS)
Changes in each component of Citigroup’s Accumulated other comprehensive income (loss) for the three-year period ended December 31, 2013 are as follows:

In millions of dollars	Net unrealized gains (losses) on investment securities	Cash flow hedges (1)	Benefit plans (2)	Foreign currency translation adjustment, net of hedges (CTA)(3)	Accumulated other comprehensive income (loss)
Balance at December 31, 2010	$(2,395)	$(2,650)	$(4,105)	$(7,127)	$(16,277)
Change, net of taxes	2,360	(170)	(177)	(3,524)	(1,511)
Balance at December 31, 2011	$(35)	$(2,820)	$(4,282)	$(10,651)	$(17,788)
Change, net of taxes (4)(5)	632	527	(988)	721	892
Balance at December 31, 2012	$597	$(2,293)	$(5,270)	$(9,930)	$(16,896)
Other comprehensive income before reclassifications	$(1,962)	$512	$1,098	$(2,534)	$(2,886)
Increase (decrease) due to amounts reclassified from AOCI	(275)	536	183	205	649
Change, net of taxes (6)	(2,237)	1,048	1,281	(2,329)	(2,237)
Balance at December 31, 2013	$(1,640)	$(1,245)	$(3,989)	$(12,259)	$(19,133)

(1)	Primarily driven by Citigroup’s pay fixed/receive floating interest rate swap programs that hedge the floating rates on liabilities.

(2)
Primarily reflects adjustments based on the final year-end actuarial valuations of the Company’s pension and postretirement plans and amortization of amounts previously recognized in other comprehensive income.

(3)
Primarily reflects the movements in (by order of impact) the Japanese yen, Mexican peso, Australian dollar, and Indian rupee against the U.S. dollar, and changes in related tax effects and hedges in 2013. Primarily reflects the movements in the Mexican peso, Japanese yen, Euro, and Brazilian real against the U.S. dollar, and changes in related tax effects and hedges in 2012. Primarily reflects the movements in the Mexican peso, Turkish lira, Brazilian real, Indian rupee and Polish zloty against the U.S. dollar, and changes in related tax effects and hedges in 2011.

(4)
Includes the after-tax impact of realized gains from the sales of minority investments: $672 million from the Company’s entire interest in Housing Development Finance Corporation Ltd. (HDFC); and $421 million from the Company’s entire interest in Shanghai Pudong Development Bank (SPDB).

(5)
The after-tax impact due to impairment charges and the loss related to Akbank, included within the foreign currency translation adjustment, during the six months ended June 30, 2012 was $667 million. See Note 14 to the Consolidated Financial Statements.

(6)	On December 20, 2013, the sale of Credicard was completed. The total impact to the gross CTA (Net CTA including hedges) was a pretax loss of $314 million ($205 million net of tax).

The pretax and after-tax changes in each component of Accumulated other comprehensive income (loss) for the three-year period ended December 31, 2013 are as follows:

In millions of dollars	Pretax	Tax effect	After-tax
Balance, December 31, 2010	$(24,855)	$8,578	$(16,277)
Change in net unrealized gains (losses) on investment securities	3,855	(1,495)	2,360
Cash flow hedges	(262)	92	(170)
Benefit plans	(412)	235	(177)
Foreign currency translation adjustment	(4,133)	609	(3,524)
Change	$(952)	$(559)	$(1,511)
Balance, December 31, 2011	$(25,807)	$8,019	$(17,788)
Change in net unrealized gains (losses) on investment securities	1,001	(369)	632
Cash flow hedges	838	(311)	527
Benefit plans	(1,378)	390	(988)
Foreign currency translation adjustment	12	709	721
Change	$473	$419	$892
Balance, December 31, 2012	$(25,334)	$8,438	$(16,896)
Change in net unrealized gains (losses) on investment securities	(3,537)	1,300	(2,237)
Cash flow hedges	1,673	(625)	1,048
Benefit plans	1,979	(698)	1,281
Foreign currency translation adjustment	(2,377)	48	(2,329)
Change	$(2,262)	$25	$(2,237)
Balance, December 31, 2013	$(27,596)	$8,463	$(19,133)

During the year ended December 31, 2013, the Company recognized a pretax loss of $1,071 million ($649 million net of tax) related to amounts reclassified out of Accumulated other comprehensive income (loss) into the Consolidated Statement of income. See details in the table below:

Increase (decrease) in AOCI due to amounts reclassified to Consolidated Statement of Income
In millions of dollars	Year ended December 31, 2013
Realized (gains) losses on sales of investments	$(748)
OTTI gross impairment losses	334
Subtotal	$(414)
Tax effect	139
Net realized (gains) losses on investment securities(1)	$(275)
Interest rate contracts	$700
Foreign exchange contracts	176
Subtotal	$876
Tax effect	(340)
Amortization of cash flow hedges(2)	$536
Amortization of unrecognized
Prior service cost (benefit)	$—
Net actuarial loss	271
Curtailment/settlement impact	44
Cumulative effect of change in accounting policy(3)(4)	(20)
Subtotal	$295
Tax effect	(112)
Amortization of benefit plans(3)	$183
Foreign currency translation adjustment	$314
Tax effect	(109)
Foreign currency translation adjustment (5)	$205
Total amounts reclassified out of AOCI—pretax	$1,071
Total tax effect	(422)
Total amounts reclassified out of AOCI—after-tax	$649

(1)
The pretax amount is reclassified to Realized gains (losses) on sales of investments, net and Gross impairment losses on the Consolidated Statement of Income. See Note 14 to the Consolidated Financial Statements for additional details.

(2)	See Note 23 to the Consolidated Financial Statements for additional details.

(3)	See Note 8 to the Consolidated Financial Statements for additional details.

(4)	See Note 1 to the Consolidated Financial Statements for additional details.

(5)	Amount relates to the sale of Credicard, see Note 2 to the Consolidated Financial Statements for additional details.

21.   PREFERRED STOCK

The following table summarizes the Company’s preferred stock outstanding at December 31, 2013 and December 31, 2012:

						Carrying value in millions of dollars
	Issuance date	Redeemable by issuer beginning	Dividend rate	Redemption price per depositary share/preference share	Number of depositary shares	December 31, 2013	December 31, 2012
Series F(1)	May 13, 2008	June 15, 2013	8.500%	$25	2,863,369	$—	$71
Series T(2)	January 23, 2008	June 17, 2013	6.500%	50	453,981	—	23
Series AA(3)	January 25, 2008	February 15, 2018	8.125%	25	3,870,330	97	97
Series E(4)	April 28, 2008	April 30, 2018	8.400%	1,000	121,254	121	121
Series A(5)	October 29, 2012	January 30, 2023	5.950%	1,000	1,500,000	1,500	1,500
Series B(6)	December 13, 2012	February 15, 2023	5.900%	1,000	750,000	750	750
Series C(7)	March 26, 2013	April 22, 2018	5.800%	25	23,000,000	575	—
Series D(8)	April 30, 2013	May 15, 2023	5.350%	1,000	1,250,000	1,250	—
Series J(9)	September 19, 2013	September 30, 2023	7.125%	25	38,000,000	950	—
Series K(10)	October 31, 2013	November 15, 2023	6.875%	25	59,800,000	1,495	—
						$6,738	$2,562

(1)	The Series F preferred stock was redeemed in full on June 15, 2013.

(2)	The Series T preferred stock was redeemed in full on June 17, 2013.

(3)
Issued as depositary shares, each representing a 1/1,000th interest in a share of the corresponding series of non-cumulative perpetual preferred stock. Dividends payable quarterly on February 15, May 15, August 15 and November 15 when, as and if declared by the Citi Board of Directors.

(4)
Issued as depositary shares, each representing a 1/25th interest in a share of the corresponding series of non-cumulative perpetual preferred stock. Dividends payable semi-annually on April 30 and October 30 at a fixed rate until April 30, 2018, thereafter payable quarterly on January 30, April 30, July 30 and October 30 at a floating rate, in each case when, as and if declared by the Citi Board of Directors.

(5)
Issued as depositary shares, each representing a 1/25th interest in a share of the corresponding series of non-cumulative perpetual preferred stock. Dividends payable semi-annually on January 30 and July 30 at a fixed rate until January 30, 2023, thereafter payable quarterly on January 30, April 30, July 30 and October 30 at a floating rate, in each case when, as and if declared by the Citi Board of Directors.

(6)
Issued as depositary shares, each representing a 1/25th interest in a share of the corresponding series of non-cumulative perpetual preferred stock. Dividends payable semi-annually on February 15 and August 15 at a fixed rate until February 15, 2023, thereafter payable quarterly on February 15, May 15, August 15 and November 15 at a floating rate, in each case when, as and if declared by the Citi Board of Directors.

(7)
Issued as depositary shares, each representing a 1/1,000th interest in a share of the corresponding series of non-cumulative perpetual preferred stock. Dividends payable quarterly on January 22, April 22, July 22 and October 22 when, as and if declared by the Citi Board of Directors.

(8)
Issued as depositary shares, each representing a 1/25th interest in a share of the corresponding series of non-cumulative perpetual preferred stock. Dividends payable semi-annually on May 15 and November 15 at a fixed rate until May 15, 2023, thereafter payable quarterly on February 15, May 15, August 15 and November 15 at a floating rate, in each case when, as and if declared by the Citi Board of Directors.

(9)
Issued as depositary shares, each representing a 1/1,000th interest in a share of the corresponding series of non-cumulative perpetual preferred stock. Dividends payable quarterly on March 30, June 30, September 30 and December 30 at a fixed rate until September 30, 2023, thereafter payable quarterly on the same dates at a floating rate, in each case when, as and if declared by the Citi Board of Directors.

(10)
Issued as depositary shares, each representing a 1/1,000th interest in a share of the corresponding series of non-cumulative perpetual preferred stock. Dividends payable quarterly on February 15, May 15, August 15 and November 15 at a fixed rate until November 15, 2023, thereafter payable quarterly on the same dates at a floating rate, in each case when, as and if declared by the Citi Board of Directors.

On February 12, 2014, Citi issued $480 million of Series L Preferred Stock as depository shares, each representing a 1/1,000th interest in a share of the corresponding series of non-cumulative perpetual preferred stock. The dividend rate is 6.875%, payable quarterly on February 12, May 12, August 12 and November 12, commencing May 12, 2014, in each case when, as and if declared by Citigroup’s Board of Directors.
During 2013, Citi distributed approximately $194 million in dividends on its outstanding preferred stock. Based on its preferred stock outstanding as of December 31, 2013, Citi estimates it will distribute preferred dividends of approximately $427 million during 2014, in each case assuming such dividends are approved by Citigroup’s Board of Directors.

22. SECURITIZATIONS AND VARIABLE INTEREST ENTITIES

Uses of Special Purpose Entities
A special purpose entity (SPE) is an entity designed to fulfill a specific limited need of the company that organized it. The principal uses of SPEs are to obtain liquidity and favorable capital treatment by securitizing certain of Citigroup’s financial assets, to assist clients in securitizing their financial assets and to create investment products for clients. SPEs may be organized in various legal forms including trusts, partnerships or corporations. In a securitization, the company transferring assets to an SPE converts all (or a portion) of those assets into cash before they would have been realized in the normal course of business through the SPE’s issuance of debt and equity instruments, certificates, commercial paper and other notes of indebtedness. These issuances are recorded on the balance sheet of the SPE, which may or may not be consolidated onto the balance sheet of the company that organized the SPE.
Investors usually have recourse only to the assets in the SPE and often benefit from other credit enhancements, such as a collateral account or over-collateralization in the form of excess assets in the SPE, a line of credit, or a liquidity facility, such as a liquidity put option or asset purchase agreement. Because of these enhancements, the SPE issuances can typically obtain a more favorable credit rating from rating agencies than the transferor could obtain for its own debt issuances. This results in less expensive financing costs than unsecured debt. The SPE may also enter into derivative contracts in order to convert the yield or currency of the underlying assets to match the needs of the SPE investors or to limit or change the credit risk of the SPE. Citigroup may be the provider of certain credit enhancements as well as the counterparty to any related derivative contracts.
Most of Citigroup’s SPEs are variable interest entities (VIEs), as described below.

Variable Interest Entities
VIEs are entities that have either a total equity investment that is insufficient to permit the entity to finance its activities without additional subordinated financial support, or whose equity investors lack the characteristics of a controlling financial interest (i.e., ability to make significant decisions through voting rights and right to receive the expected residual returns of the entity or obligation to absorb the expected losses of the entity). Investors that finance the VIE through debt or equity interests or other counterparties providing other forms of support such as guarantees, subordinated fee arrangements or certain types of derivative contracts, are variable interest holders in the entity.
The variable interest holder, if any, that has a controlling financial interest in a VIE is deemed to be the primary beneficiary and must consolidate the VIE. Citigroup would be deemed to have a controlling financial interest and be the primary beneficiary if it has both of the following characteristics:

•	power to direct activities of a VIE that most significantly impact the entity’s economic performance; and

•	obligation to absorb losses of the entity that could potentially be significant to the VIE, or right to receive benefits from the entity that could potentially be significant to the VIE.

The Company must evaluate its involvement in each VIE and understand the purpose and design of the entity, the role the Company had in the entity’s design and its involvement in the VIE’s ongoing activities. The Company then must evaluate which activities most significantly impact the economic performance of the VIE and who has the power to direct such activities.
For those VIEs where the Company determines that it has the power to direct the activities that most significantly impact the VIE’s economic performance, the Company then must evaluate its economic interests, if any, and determine whether it could absorb losses or receive benefits that could potentially be significant to the VIE. When evaluating whether the Company has an obligation to absorb losses that could potentially be significant, it considers the maximum exposure to such loss without consideration of probability. Such obligations could be in various forms, including, but not limited to, debt and equity investments, guarantees, liquidity agreements and certain derivative contracts.
In various other transactions, the Company may: (i) act as a derivative counterparty (for example, interest rate swap, cross-currency swap, or purchaser of credit protection under a credit default swap or total return swap where the Company pays the total return on certain assets to the SPE); (ii) act as underwriter or placement agent; (iii) provide administrative, trustee or other services; or (iv) make a market in debt securities or other instruments issued by VIEs. The Company generally considers such involvement, by itself, not to be variable interests and thus not an indicator of power or potentially significant benefits or losses.

Citigroup’s involvement with consolidated and unconsolidated VIEs with which the Company holds significant variable interests or has continuing involvement through servicing a majority of the assets in a VIE, each as of December 31, 2013 and 2012, is presented below:

	As of December 31, 2013
				Maximum exposure to loss in significant unconsolidated VIEs (1)
				Funded exposures (2)		Unfunded exposures (3)
In millions of dollars	Total involvement with SPE assets	Consolidated VIE / SPE assets	Significant unconsolidated VIE assets (4)	Debt investments	Equity investments	Funding commitments	Guarantees and derivatives	Total
Citicorp
Credit card securitizations (5)	$52,229	$52,229	$—	$—	$—	$—	$—	$—
Mortgage securitizations (6)
U.S. agency-sponsored	239,204	—	239,204	3,583	—	—	36	3,619
Non-agency-sponsored	7,711	598	7,113	583	—	—	—	583
Citi-administered asset-backed commercial paper conduits (ABCP)	31,759	31,759	—	—	—	—	—	—
Collateralized debt obligations (CDOs)	4,204	—	4,204	34	—	—	—	34
Collateralized loan obligations (CLOs)	16,883	—	16,883	1,938	—	—	—	1,938
Asset-based financing	45,884	971	44,913	17,452	74	1,132	195	18,853
Municipal securities tender option bond trusts (TOBs)	12,716	7,039	5,677	29	—	3,881	—	3,910
Municipal investments	15,962	223	15,739	1,846	2,073	1,173	—	5,092
Client intermediation	1,778	195	1,583	145	—	—	—	145
Investment funds (7)	32,324	3,094	29,230	191	264	81	—	536
Trust preferred securities	4,822	—	4,822	—	51	—	—	51
Other	2,439	225	2,214	143	649	20	78	890
Total	$467,915	$96,333	$371,582	$25,944	$3,111	$6,287	$309	$35,651
Citi Holdings
Credit card securitizations	$1,867	$1,448	$419	$—	$—	$—	$—	$—
Mortgage securitizations
U.S. agency-sponsored	73,549	—	73,549	549	—	—	77	626
Non-agency-sponsored	13,193	1,695	11,498	35	—	—	2	37
Student loan securitizations	1,520	1,520	—	—	—	—	—	—
Collateralized debt obligations (CDOs)	3,625	—	3,625	88	—	—	87	175
Collateralized loan obligations (CLOs)	2,733	—	2,733	358	—	—	111	469
Asset-based financing	3,508	3	3,505	629	3	258	—	890
Municipal investments	7,304	—	7,304	3	204	939	—	1,146
Client intermediation	—	—	—	—	—	—	—	—
Investment funds	1,237	—	1,237	—	61	—	—	61
Other	4,494	4,434	60	—	—	—	—	—
Total	$113,030	$9,100	$103,930	$1,662	$268	$1,197	$277	$3,404
Total Citigroup	$580,945	$105,433	$475,512	$27,606	$3,379	$7,484	$586	$39,055
(1)    The definition of maximum exposure to loss is included in the text that follows this table.

(2)	Included in Citigroup’s December 31, 2013 Consolidated Balance Sheet.

(3)	Not included in Citigroup’s December 31, 2013 Consolidated Balance Sheet.

(4)	A significant unconsolidated VIE is an entity where the Company has any variable interest considered to be significant, regardless of the likelihood of loss or the notional amount of exposure.
(5) As part of its liquidity and funding strategy, during the first quarter of 2013, the Company elected to remove approximately $27 billion of randomly selected credit card receivables from the Master Trust ($12 billion) and Omni Trust ($15 billion) that represented a portion of the excess seller’s interest in each trust. Subsequently, during the second half of 2013, Citi elected to add approximately $7.4 billion of credit card receivables to the Master Trust from the U.S. Citi-branded cards business’ portfolio of eligible unsecuritized credit card receivables (for a discussion of Citi’s credit card securitizations, see “Credit Card Securitizations” below). These credit card receivables continue to be included in Consumer loans on the Consolidated Balance Sheet as of December 31, 2013.

(6)
Citicorp mortgage securitizations also include agency and non-agency (private-label) re-securitization activities. These SPEs are not consolidated. See “Re-securitizations” below for further discussion.

(7) Substantially all of the unconsolidated investment funds’ assets are related to retirement funds in Mexico managed by Citi. See “Investment Funds” below for further discussion.

	As of December 31, 2012
				Maximum exposure to loss in significant unconsolidated VIEs (1)
				Funded exposures (2)		Unfunded exposures (3)
In millions of dollars	Total involvement with SPE assets	Consolidated VIE / SPE assets	Significant unconsolidated VIE assets (4)	Debt investments	Equity investments	Funding commitments	Guarantees and derivatives	Total
Citicorp
Credit card securitizations	$77,770	$77,770	$—	$—	$—	$—	$—	$—
Mortgage securitizations (5)
U.S. agency-sponsored	232,741	—	232,741	3,042	—	—	45	3,087
Non-agency-sponsored	8,810	1,188	7,622	382	—	—	—	382
Citi-administered asset-backed commercial paper conduits (ABCP)	30,002	22,387	7,615	—	—	7,615	—	7,615
Collateralized debt obligations (CDOs)	5,539	—	5,539	24	—	—	—	24
Collateralized loan obligations (CLOs)	15,120	—	15,120	642	19	—	—	661
Asset-based financing	41,399	1,125	40,274	14,798	84	2,081	159	17,122
Municipal securities tender option bond trusts (TOBs)	15,163	7,573	7,590	352	—	4,628	—	4,980
Municipal investments	19,693	255	19,438	2,003	3,049	1,669	—	6,721
Client intermediation	2,486	151	2,335	319	—	—	—	319
Investment funds (6)	30,264	2,196	28,068	—	223	—	—	223
Trust preferred securities	12,221	—	12,221	—	126	—	—	126
Other	2,023	115	1,908	113	382	22	76	593
Total	$493,231	$112,760	$380,471	$21,675	$3,883	$16,015	$280	$41,853
Citi Holdings
Credit card securitizations	$2,177	$1,736	$441	$—	$—	$—	$—	$—
Mortgage securitizations
U.S. agency-sponsored	106,888	—	106,888	700	—	—	163	863
Non-agency-sponsored	17,192	2,127	15,065	43	—	—	2	45
Student loan securitizations	1,681	1,681	—	—	—	—	—	—
Collateralized debt obligations (CDOs)	4,752	—	4,752	139	—	—	124	263
Collateralized loan obligations (CLOs)	4,676	—	4,676	435	—	13	108	556
Asset-based financing	4,166	3	4,163	984	6	243	—	1,233
Municipal investments	7,766	—	7,766	90	235	992	—	1,317
Client intermediation	13	13	—	—	—	—	—	—
Investment funds	1,083	—	1,083	—	47	—	—	47
Other	6,005	5,851	154	—	3	—	—	3
Total	$156,399	$11,411	$144,988	$2,391	$291	$1,248	$397	$4,327
Total Citigroup	$649,630	$124,171	$525,459	$24,066	$4,174	$17,263	$677	$46,180

(1)	The definition of maximum exposure to loss is included in the text that follows this table.

(2)	Included in Citigroup’s December 31, 2012 Consolidated Balance Sheet.

(3)	Not included in Citigroup’s December 31, 2012 Consolidated Balance Sheet.

(4)	A significant unconsolidated VIE is an entity where the Company has any variable interest considered to be significant, regardless of the likelihood of loss or the notional amount of exposure.

(5)
Citicorp mortgage securitizations also include agency and non-agency (private-label) re-securitization activities. These SPEs are not consolidated. See “Re-securitizations” below for further discussion.

(6) Substantially all of the unconsolidated investment funds’ assets are related to retirement funds in Mexico managed by Citi. See “Investment Funds” below for further discussion.

The previous tables do not include:

•
certain venture capital investments made by some of the Company’s private equity subsidiaries, as the Company accounts for these investments in accordance with the Investment Company Audit Guide (codified in ASC 946);

•
certain limited partnerships that are investment funds that qualify for the deferral from the requirements of ASC 810 where the Company is the general partner and the limited partners have the right to replace the general partner or liquidate the funds;

•
certain investment funds for which the Company provides investment management services and personal estate trusts for which the Company provides administrative, trustee and/or investment management services;

•	VIEs structured by third parties where the Company holds securities in inventory, as these investments are made on arm’s-length terms;

•
certain positions in mortgage-backed and asset-backed securities held by the Company, which are classified as Trading account assets or Investments, where the Company has no other involvement with the related securitization entity deemed to be significant (for more information on these positions, see Notes 13 and 14 to the Consolidated Financial Statements);

•
certain representations and warranties exposures in legacy Securities and Banking-sponsored mortgage-backed and asset-backed securitizations, where the Company has no variable interest or continuing involvement as servicer. The outstanding balance of mortgage loans securitized during 2005 to 2008 where the Company has no variable interest or continuing involvement as servicer was approximately $16 billion and $19 billion at December 31, 2013 and 2012, respectively; and

•	certain representations and warranties exposures in Citigroup residential mortgage securitizations, where the original mortgage loan balances are no longer outstanding.

The asset balances for consolidated VIEs represent the carrying amounts of the assets consolidated by the Company. The carrying amount may represent the amortized cost or the current fair value of the assets depending on the legal form of the asset (e.g., security or loan) and the Company’s standard accounting policies for the asset type and line of business.
The asset balances for unconsolidated VIEs where the Company has significant involvement represent the most current information available to the Company. In most cases, the asset balances represent an amortized cost basis without regard to impairments in fair value, unless fair value information is readily available to the Company. For VIEs that obtain asset exposures synthetically through derivative instruments (for example, synthetic CDOs), the tables generally include the full original notional amount of the derivative as an asset balance.
The maximum funded exposure represents the balance sheet carrying amount of the Company’s investment in the VIE. It reflects the initial amount of cash invested in the VIE adjusted for any accrued interest and cash principal payments received. The carrying amount may also be adjusted for increases or declines in fair value or any impairment in value recognized in earnings. The maximum exposure of unfunded positions represents the remaining undrawn committed amount, including liquidity and credit facilities provided by the Company, or the notional amount of a derivative instrument considered to be a variable interest. In certain transactions, the Company has entered into derivative instruments or other arrangements that are not considered variable interests in the VIE (e.g., interest rate swaps, cross-currency swaps, or where the Company is the purchaser of credit protection under a credit default swap or total return swap where the Company pays the total return on certain assets to the SPE). Receivables under such arrangements are not included in the maximum exposure amounts.

Funding Commitments for Significant Unconsolidated VIEs—Liquidity Facilities and Loan Commitments
The following table presents the notional amount of liquidity facilities and loan commitments that are classified as funding commitments in the VIE tables above as of December 31, 2013 and 2012:

	December 31, 2013		December 31, 2012
	Liquidity	Loan	Liquidity	Loan
In millions of dollars	facilities	commitments	facilities	commitments
Citicorp
Citi-administered asset-backed commercial paper conduits (ABCP)	$—	$—	$7,615	$—
Asset-based financing	5	1,127	6	2,075
Municipal securities tender option bond trusts (TOBs)	3,881	—	4,628	—
Municipal investments	—	1,173	—	1,669
Investment funds	—	81	—	—
Other	—	20	—	22
Total Citicorp	$3,886	$2,401	$12,249	$3,766
Citi Holdings
Collateralized loan obligations (CLOs)	$—	$—	$13	$—
Asset-based financing	—	258	—	243
Municipal investments	—	939	—	992
Total Citi Holdings	$—	$1,197	$13	$1,235
Total Citigroup funding commitments	$3,886	$3,598	$12,262	$5,001
Citicorp and Citi Holdings Consolidated VIEs
The Company engages in on-balance-sheet securitizations, which are securitizations that do not qualify for sales treatment; thus, the assets remain on the Company’s balance sheet. The consolidated VIEs included in the tables below represent hundreds of separate entities with which the Company is involved. In general, the third-party investors in the obligations of consolidated VIEs have legal recourse only to the assets of the VIEs and do not have such recourse to the Company, except where the Company has provided a guarantee to the investors or is the counterparty to certain derivative transactions involving the VIE. In addition, the assets are generally restricted only to pay such liabilities.

Thus, the Company’s maximum legal exposure to loss related to consolidated VIEs is significantly less than the carrying value of the consolidated VIE assets due to outstanding third-party financing. Intercompany assets and liabilities are excluded from the table. All assets are restricted from being sold or pledged as collateral. The cash flows from these assets are the only source used to pay down the associated liabilities, which are non-recourse to the Company’s general assets.
The following table presents the carrying amounts and classifications of consolidated assets that are collateral for consolidated VIE and SPE obligations as of December 31, 2013 and 2012:

	December 31, 2013			December 31, 2012
In billions of dollars	Citicorp	Citi Holdings	Citigroup	Citicorp	Citi Holdings	Citigroup
Cash	$0.2	$0.2	$0.4	$0.3	$0.2	$0.5
Trading account assets	1.0	—	1.0	0.5	—	0.5
Investments	10.9	—	10.9	10.7	—	10.7
Total loans, net	83.2	8.7	91.9	100.8	11.0	111.8
Other	1.1	0.2	1.3	0.5	0.2	0.7
Total assets	$96.4	$9.1	$105.5	$112.8	$11.4	$124.2
Short-term borrowings	$24.3	$—	$24.3	$17.9	$—	$17.9
Long-term debt	32.8	2.0	34.8	23.8	2.6	26.4
Other liabilities	0.9	0.1	1.0	1.1	0.1	1.2
Total liabilities	$58.0	$2.1	$60.1	$42.8	$2.7	$45.5

Citicorp and Citi Holdings Significant Interests in Unconsolidated VIEs—Balance Sheet Classification
The following table presents the carrying amounts and classification of significant variable interests in unconsolidated VIEs as of December 31, 2013 and 2012:

	December 31, 2013			December 31, 2012
In billions of dollars	Citicorp	Citi Holdings	Citigroup	Citicorp	Citi Holdings	Citigroup
Trading account assets	$4.8	$0.4	$5.2	$4.0	$0.5	$4.5
Investments	3.7	0.4	4.1	5.4	0.7	6.1
Total loans, net	18.3	0.6	18.9	14.6	0.9	15.5
Other	2.2	0.5	2.7	1.6	0.5	2.1
Total assets	$29.0	$1.9	$30.9	$25.6	$2.6	$28.2

Credit Card Securitizations
The Company securitizes credit card receivables through trusts that are established to purchase the receivables. Citigroup transfers receivables into the trusts on a non-recourse basis. Credit card securitizations are revolving securitizations; as customers pay their credit card balances, the cash proceeds are used to purchase new receivables and replenish the receivables in the trust.
Substantially all of the Company’s credit card securitization activity is through two trusts—Citibank Credit Card Master Trust (Master Trust) and the Citibank Omni Master Trust (Omni Trust). These trusts are treated as consolidated entities because, as servicer, Citigroup has the power to direct the activities that most significantly impact the economic performance of the trusts, holds a seller’s interest and certain securities issued by the trusts, and provides liquidity facilities to the trusts, which could result in potentially significant losses or benefits from the trusts. Accordingly, the transferred credit card receivables remain on Citi’s Consolidated Balance Sheet with no gain or loss recognized. The debt issued by the trusts to third parties is included in Citi’s Consolidated Balance Sheet.
The Company utilizes securitizations as one of the sources of funding for its business in North America. The following table reflects amounts related to the Company’s securitized credit card receivables as of December 31, 2013 and 2012:

	Citicorp		Citi Holdings
In billions of dollars	December 31, 2013	December 31, 2012	December 31, 2013	December 31, 2012
Ownership interests in principal amount of trust credit card receivables
Sold to investors via trust-issued securities	$32.3	$22.9	$—	$0.1
Retained by Citigroup as trust-issued securities	8.1	11.9	1.3	1.4
Retained by Citigroup via non-certificated interests (1)	12.1	44.6	—	0.2
Total ownership interests in principal amount of trust credit card receivables	$52.5	$79.4	$1.3	$1.7

(1)
As part of its liquidity and funding strategy, during the first quarter of 2013, the Company elected to remove approximately $27 billion of randomly selected credit card receivables from the Master Trust ($12 billion) and Omni Trust ($15 billion) that represented a portion of the excess seller’s interest in each trust. Subsequently, during the second half of 2013, Citi elected to add approximately $7.4 billion of credit card receivables to the Master Trust from the U.S. Citi-branded cards business’ portfolio of eligible unsecuritized credit card receivables. These credit card receivables continue to be included in Consumer loans on the Consolidated Balance Sheet as of December 31, 2013.

Credit Card Securitizations—Citicorp
The following table summarizes selected cash flow information related to Citicorp’s credit card securitizations for the years ended December 31, 2013, 2012 and 2011:

In billions of dollars	2013	2012	2011
Proceeds from new securitizations	$15.2	$2.4	$3.9
Pay down of maturing notes	(11.2)	(21.7)	(20.5)

Credit Card Securitizations—Citi Holdings
The following table summarizes selected cash flow information related to Citi Holdings’ credit card securitizations for the years ended December 31, 2013, 2012 and 2011:

In billions of dollars	2013	2012	2011
Proceeds from new securitizations	$0.2	$0.4	$—
Pay down of maturing notes	(0.1)	—	—

Managed Loans
After securitization of credit card receivables, the Company continues to maintain credit card customer account relationships and provides servicing for receivables transferred to the trusts. As a result, the Company considers the securitized credit card receivables to be part of the business it manages. As Citigroup consolidates the credit card trusts, all managed securitized card receivables are on-balance sheet.

Funding, Liquidity Facilities and Subordinated Interests
As noted above, Citigroup securitizes credit card receivables through two securitization trusts—Master Trust, which is part of Citicorp, and Omni Trust, which is also substantially part of Citicorp. The liabilities of the trusts are included in the Consolidated Balance Sheet, excluding those retained by Citigroup.
Master Trust issues fixed- and floating-rate term notes. Some of the term notes are issued to multi-seller commercial paper conduits. The weighted average maturity of the term notes issued by the Master Trust was 3.1 years as of December 31, 2013 and 3.8 years as of December 31, 2012.

Master Trust Liabilities (at par value)

In billions of dollars	Dec. 31, 2013	Dec. 31, 2012
Term notes issued to third parties	$27.9	$18.6
Term notes retained by Citigroup affiliates	6.2	4.8
Total Master Trust liabilities	$34.1	$23.4

The Omni Trust issues fixed- and floating-rate term notes, some of which are purchased by multi-seller commercial paper conduits. The weighted average maturity of the third-party term notes issued by the Omni Trust was 0.7 years as of December 31, 2013 and 1.7 years as of December 31, 2012.

Omni Trust Liabilities (at par value)

In billions of dollars	Dec. 31, 2013	Dec. 31, 2012
Term notes issued to third parties	$4.4	$4.4
Term notes retained by Citigroup affiliates	1.9	7.1
Total Omni Trust liabilities	$6.3	$11.5

Mortgage Securitizations
The Company provides a wide range of mortgage loan products to a diverse customer base. Once originated, the Company often securitizes these loans through the use of SPEs. These SPEs are funded through the issuance of trust certificates backed solely by the transferred assets. These certificates have the same life as the transferred assets. In addition to providing a source of liquidity and less expensive funding, securitizing these assets also reduces the Company’s credit exposure to the borrowers. These mortgage loan securitizations are primarily non-recourse, thereby effectively transferring the risk of future credit losses to the purchasers of the securities issued by the trust. However, the Company’s Consumer business generally retains the servicing rights and in certain instances retains investment securities, interest-only strips and residual interests in future cash flows from the trusts and also provides servicing for a limited number of ICG securitizations. ICG and Citi Holdings do not retain servicing for their mortgage securitizations.
The Company securitizes mortgage loans generally through either a government-sponsored agency, such as Ginnie Mae, Fannie Mae or Freddie Mac (U.S. agency-sponsored mortgages), or private-label (non-agency-sponsored mortgages) securitization. The Company is not the primary beneficiary of its U.S. agency-sponsored mortgage securitizations because Citigroup does not have the power to direct the activities of the SPE that most significantly impact the entity’s economic performance. Therefore, Citi does not consolidate these U.S. agency-sponsored mortgage securitizations.
The Company does not consolidate certain non-agency-sponsored mortgage securitizations, because Citi is either not the servicer with the power to direct the significant activities of the entity or Citi is the servicer but the servicing relationship is deemed to be a fiduciary relationship and, therefore, Citi is not deemed to be the primary beneficiary of the entity.
In certain instances, the Company has (i) the power to direct the activities and (ii) the obligation to either absorb losses or the right to receive benefits that could be potentially significant to its non-agency-sponsored mortgage securitizations and, therefore, is the primary beneficiary and thus consolidates the SPE.

Mortgage Securitizations—Citicorp
The following table summarizes selected cash flow information related to Citicorp mortgage securitizations for the years ended December 31, 2013, 2012 and 2011:

	2013		2012	2011
In billions of dollars	U.S. agency- sponsored mortgages	Non-agency- sponsored mortgages	Agency- and non-agency- sponsored mortgages	Agency- and non-agency- sponsored mortgages
Proceeds from new securitizations	$65.8	$6.7	$56.5	$57.3
Contractual servicing fees received	0.4	—	0.5	0.5
Cash flows received on retained interests and other net cash flows	0.1	—	0.1	0.1

Agency and non-agency securitization gains for the year ended December 31, 2013 were $154 million and $49 million, respectively.

Agency and non-agency securitization gains (losses) for the years ended December 31, 2012 and 2011 were $30 million and $(9) million, respectively.

Key assumptions used in measuring the fair value of retained interests at the date of sale or securitization of mortgage receivables for the years ended December 31, 2013 and 2012 were as follows:

	December 31, 2013
		Non-agency-sponsored mortgages (1)
	U.S. agency- sponsored mortgages	Senior interests	Subordinated interests
Discount rate	0.0% to 12.4%	2.3% to 4.3%	0.1% to 19.2%
Weighted average discount rate	10.1%	3.4%	7.8%
Constant prepayment rate	0.0% to 21.4%	5.4% to 10.0%	0.1% to 11.2%
Weighted average constant prepayment rate	5.5%	7.2%	7.5%
Anticipated net credit losses (2)	NM	47.2% to 53.0%	0.1% to 89.0%
Weighted average anticipated net credit losses	NM	49.3%	49.2%
Weighted average life	0.0 to 12.4 years	2.9 to 9.7 years	2.5 to 16.5 years

	December 31, 2012
		Non-agency-sponsored mortgages (1)
	U.S. agency- sponsored mortgages	Senior interests	Subordinated interests
Discount rate	0.2% to 14.4%	1.2% to 24.0%	1.1% to 29.2%
Weighted average discount rate	11.4%	8.1%	13.8%
Constant prepayment rate	6.7% to 36.4%	1.9% to 22.8%	1.6% to 29.4%
Weighted average constant prepayment rate	10.2%	9.3%	10.1%
Anticipated net credit losses (2)	NM	37.5% to 80.2%	33.4% to 90.0%
Weighted average anticipated net credit losses	NM	60.3%	54.1%
Weighted average life	1.8 to 16.0 years	0.4 to 11.2 years	0.0 to 25.7 years

(1)	Disclosure of non-agency-sponsored mortgages as senior and subordinated interests is indicative of the interests’ position in the capital structure of the securitization.

(2)
Anticipated net credit losses represent estimated loss severity associated with defaulted mortgage loans underlying the mortgage securitizations disclosed above. Anticipated net credit losses, in this instance, do not represent total credit losses incurred to date, nor do they represent credit losses expected on retained interests in mortgage securitizations.

NM Not meaningful. Anticipated net credit losses are not meaningful due to U.S. agency guarantees.

The interests retained by the Company range from highly rated and/or senior in the capital structure to unrated and/or residual interests.
At December 31, 2013 and 2012, the key assumptions used to value retained interests, and the sensitivity of the fair value to adverse changes of 10% and 20% in each of the key assumptions, are set forth in the tables below. The negative effect of each change is calculated independently, holding all other assumptions constant. Because the key assumptions may not be independent, the net effect of simultaneous adverse changes in the key assumptions may be less than the sum of the individual effects shown below.

	December 31, 2013
		Non-agency-sponsored mortgages (1)
	U.S. agency- sponsored mortgages	Senior interests	Subordinated interests
Discount rate	0.1% to 20.9%	0.5% to 17.4%	2.1% to 19.6%
Weighted average discount rate	6.9%	5.5%	11.2%
Constant prepayment rate	6.2% to 30.4%	1.3% to 100.0%	1.4% to 23.1%
Weighted average constant prepayment rate	11.1%	6.4%	7.4%
Anticipated net credit losses (2)	NM	0.1% to 80.0%	25.5% to 81.9%
Weighted average anticipated net credit losses	NM	49.5%	52.8%
Weighted average life	2.1 to 14.1 years	0.0 to 11.9 years	0.0 to 26.0 years

	December 31, 2012
		Non-agency-sponsored mortgages (1)
	U.S. agency- sponsored mortgages	Senior interests	Subordinated interests
Discount rate	0.6% to 17.2%	1.2% to 24.0%	1.1% to 29.2%
Weighted average discount rate	6.1%	9.0%	13.8%
Constant prepayment rate	9.0% to 57.8%	1.9% to 24.9%	0.5% to 29.4%
Weighted average constant prepayment rate	27.7%	12.3%	10.0%
Anticipated net credit losses (2)	NM	0.1% to 80.2%	33.4% to 90.0%
Weighted average anticipated net credit losses	NM	47.0%	54.1%
Weighted average life	0.3 to 18.3 years	0.4 to 11.2 years	0.0 to 25.7 years

(1)	Disclosure of non-agency-sponsored mortgages as senior and subordinated interests is indicative of the interests’ position in the capital structure of the securitization.

(2)
Anticipated net credit losses represent estimated loss severity associated with defaulted mortgage loans underlying the mortgage securitizations disclosed above. Anticipated net credit losses, in this instance, do not represent total credit losses incurred to date, nor do they represent credit losses expected on retained interests in mortgage securitizations.

NM Not meaningful. Anticipated net credit losses are not meaningful due to U.S. agency guarantees.

		Non-agency-sponsored mortgages (1)
In millions of dollars at December 31, 2013	U.S. agency- sponsored mortgages	Senior interests	Subordinated interests
Carrying value of retained interests	$2,519	$293	$429
Discount rates
Adverse change of 10%	$(76)	$(6)	$(25)
Adverse change of 20%	(148)	(11)	(48)
Constant prepayment rate
Adverse change of 10%	(96)	(1)	(7)
Adverse change of 20%	(187)	(2)	(14)
Anticipated net credit losses
Adverse change of 10%	NM	(2)	(7)
Adverse change of 20%	NM	(3)	(14)

		Non-agency-sponsored mortgages (1)
In millions of dollars at December 31, 2012	U.S. agency- sponsored mortgages	Senior interests	Subordinated interests
Carrying value of retained interests	$1,987	$88	$466
Discount rates
Adverse change of 10%	$(46)	$(2)	$(31)
Adverse change of 20%	(90)	(4)	(59)
Constant prepayment rate
Adverse change of 10%	(110)	(1)	(11)
Adverse change of 20%	(211)	(3)	(22)
Anticipated net credit losses
Adverse change of 10%	NM	(1)	(13)
Adverse change of 20%	NM	(3)	(24)

(1)	Disclosure of non-agency-sponsored mortgages as senior and subordinated interests is indicative of the interests’ position in the capital structure of the securitization.
NM Not meaningful. Anticipated net credit losses are not meaningful due to U.S. agency guarantees.

Mortgage Securitizations—Citi Holdings
The following table summarizes selected cash flow information related to Citi Holdings mortgage securitizations for the years ended December 31, 2013, 2012 and 2011:

	2013		2012	2011
In billions of dollars	U.S. agency- sponsored mortgages	Non-agency- sponsored mortgages	Agency- and non-agency- sponsored mortgages	Agency- and non-agency- sponsored mortgages
Proceeds from new securitizations	$0.2	$—	$0.4	$1.1
Contractual servicing fees received	0.3	—	0.4	0.6
Cash flows received on retained interests and other net cash flows	—	—	—	0.1

Gains recognized on the securitization of U.S. agency-sponsored mortgages during 2013 were $20 million. Agency securitization gains for the years ended December 31, 2012 and 2011 were $45 million and $78 million, respectively.
The Company did not securitize non-agency-sponsored mortgages for the years ended December 31, 2013, 2012 and 2011.
Similar to Citicorp mortgage securitizations discussed above, the range in the key assumptions is due to the different characteristics of the interests retained by the Company. The interests retained range from highly rated and/or senior in the capital structure to unrated and/or residual interests.

At December 31, 2013 and 2012, the key assumptions used to value retained interests, and the sensitivity of the fair value to adverse changes of 10% and 20% in each of the key assumptions, are set forth in the tables below. The negative effect of each change is calculated independently, holding all other assumptions constant. Because the key assumptions may not in fact be independent, the net effect of simultaneous adverse changes in the key assumptions may be less than the sum of the individual effects shown below.

	December 31, 2013
		Non-agency-sponsored mortgages (1)
	U.S. agency- sponsored mortgages	Senior interests	Subordinated interests (2)
Discount rate	0.0% to 49.3%	9.9%	—
Weighted average discount rate	9.5%	9.9%	—
Constant prepayment rate	9.6% to 26.2%	12.3% to 27.3%	—
Weighted average constant prepayment rate	20.0%	15.6%	—
Anticipated net credit losses	NM	0.3%	—
Weighted average anticipated net credit losses	NM	0.3%	—
Weighted average life	2.3 to 7.6 years	5.2 years	—

	December 31, 2012
		Non-agency-sponsored mortgages (1)
	U.S. agency- sponsored mortgages	Senior interests	Subordinated interests
Discount rate	0.0% to 52.7%	4.1% to 29.2%	3.4% to 12.4%
Weighted average discount rate	9.7%	4.2%	8.0%
Constant prepayment rate	8.2% to 37.4%	21.7% to 26.0%	12.7% to 18.7%
Weighted average constant prepayment rate	28.6%	21.7%	15.7%
Anticipated net credit losses	NM	0.5%	50.0% to 50.1%
Weighted average anticipated net credit losses	NM	0.5%	50.1%
Weighted average life	2.2 to 7.8 years	2.1 to 4.4 years	6.0 to 7.4 years

(1)	Disclosure of non-agency-sponsored mortgages as senior and subordinated interests is indicative of the interests’ position in the capital structure of the securitization.

(2)	Citi Holdings held no subordinated interests in mortgage securitizations as of December 31, 2013.
NM Not meaningful. Anticipated net credit losses are not meaningful due to U.S. agency guarantees.

		Non-agency-sponsored mortgages (1)
In millions of dollars at December 31, 2013	U.S. agency- sponsored mortgages	Senior interests	Subordinated interests
Carrying value of retained interests	$585	$50	$—
Discount rates
Adverse change of 10%	$(16)	$(3)	$—
Adverse change of 20%	(32)	(5)	—
Constant prepayment rate
Adverse change of 10%	(33)	(3)	—
Adverse change of 20%	(65)	(6)	—
Anticipated net credit losses
Adverse change of 10%	NM	(5)	—
Adverse change of 20%	NM	(11)	—

		Non-agency-sponsored mortgages (1)
In millions of dollars at December 31, 2012	U.S. agency- sponsored mortgages	Senior interests	Subordinated interests
Carrying value of retained interests	$618	$39	$16
Discount rates
Adverse change of 10%	$(22)	$—	$(1)
Adverse change of 20%	(42)	(1)	(2)
Constant prepayment rate
Adverse change of 10%	(57)	(3)	—
Adverse change of 20%	(109)	(7)	(1)
Anticipated net credit losses
Adverse change of 10%	NM	(9)	(2)
Adverse change of 20%	NM	(19)	(4)

(1)	Disclosure of non-agency-sponsored mortgages as senior and subordinated interests is indicative of the interests’ position in the capital structure of the securitization.
NM Not meaningful. Anticipated net credit losses are not meaningful due to U.S. agency guarantees.

Mortgage Servicing Rights
In connection with the securitization of mortgage loans, the Company’s U.S. Consumer mortgage business generally retains the servicing rights, which entitle the Company to a future stream of cash flows based on the outstanding principal balances of the loans and the contractual servicing fee. Failure to service the loans in accordance with contractual requirements may lead to a termination of the servicing rights and the loss of future servicing fees.
The fair value of capitalized mortgage servicing rights (MSRs) was $2.7 billion and $1.9 billion at December 31, 2013 and 2012, respectively. The MSRs correspond to principal loan balances of $286 billion and $325 billion as of December 31, 2013 and 2012, respectively. The following table summarizes the changes in capitalized MSRs for the years ended December 31, 2013 and 2012:

In millions of dollars	2013	2012
Balance, beginning of year	$1,942	$2,569
Originations	634	423
Changes in fair value of MSRs due to changes in inputs and assumptions	640	(198)
Other changes (1)	(496)	(852)
Sale of MSRs	(2)	—
Balance, as of December 31	$2,718	$1,942

(1)	Represents changes due to customer payments and passage of time.

The fair value of the MSRs is primarily affected by changes in prepayments of mortgages that result from shifts in mortgage interest rates. In managing this risk, the Company economically hedges a significant portion of the value of its MSRs through the use of interest rate derivative contracts, forward purchase and sale commitments of mortgage-backed securities and purchased securities classified as Trading account assets.
The Company receives fees during the course of servicing previously securitized mortgages. The amounts of these fees for the years ended December 31, 2013, 2012 and 2011 were as follows:

In millions of dollars	2013	2012	2011
Servicing fees	$800	$990	$1,170
Late fees	42	65	76
Ancillary fees	100	122	130
Total MSR fees	$942	$1,177	$1,376

These fees are classified in the Consolidated Statement of Income as Other revenue.

Re-securitizations
The Company engages in re-securitization transactions in which debt securities are transferred to a VIE in exchange for new beneficial interests. During the years ended December 31, 2013 and 2012, Citi transferred non-agency (private-label) securities with an original par value of approximately $955 million and $1.5 billion, respectively, to re-securitization entities. These securities are backed by either residential or commercial mortgages and are often structured on behalf of clients.
As of December 31, 2013, the fair value of Citi-retained interests in private-label re-securitization transactions structured by Citi totaled approximately $425 million ($131 million of which related to re-securitization transactions executed in 2013), and are recorded in Trading account assets. Of this amount, approximately $58 million was related to senior beneficial interests, and approximately $367 million was related to subordinated beneficial interests. As of December 31, 2012, the fair value of Citi-retained interests in private-label re-securitization transactions structured by Citi totaled approximately $380 million ($128 million of which related to re-securitization transactions executed in 2012). Of this amount, approximately $11 million was related to senior beneficial interests, and approximately $369 million was related to subordinated beneficial interests. The original par value of private-label re-securitization transactions in which Citi holds a retained interest as of December 31, 2013 and 2012 was approximately $6.1 billion and $7.1 billion, respectively.
The Company also re-securitizes U.S. government-agency guaranteed mortgage-backed (agency) securities. During the years ended December 31, 2013 and 2012, Citi transferred agency securities with a fair value of approximately $26.3 billion and $30.3 billion, respectively, to re-securitization entities.
      As of December 31, 2013, the fair value of Citi-retained interests in agency re-securitization transactions structured by Citi totaled approximately $1.5 billion ($1.2 billion of which related to re-securitization transactions executed in 2013) compared to $1.7 billion as of December 31, 2012 ($1.1 billion of which related to re-securitization transactions executed in 2012), which is recorded in Trading account assets. The original fair value of agency re-securitization transactions in which Citi holds a retained interest as of December 31, 2013 and 2012 was approximately $75.5 billion and $71.2 billion, respectively.
      As of December 31, 2013 and 2012, the Company did not consolidate any private-label or agency re-securitization entities.

Citi-Administered Asset-Backed Commercial Paper Conduits
The Company is active in the asset-backed commercial paper conduit business as administrator of several multi-seller commercial paper conduits and also as a service provider to single-seller and other commercial paper conduits sponsored by third parties.
Citi’s multi-seller commercial paper conduits are designed to provide the Company’s clients access to low-cost funding in the commercial paper markets. The conduits purchase assets from or provide financing facilities to clients and are funded by issuing commercial paper to third-party investors. The conduits generally do not purchase assets originated by the Company. The funding of the conduits is facilitated by the liquidity support and credit enhancements provided by the Company.
As administrator to Citi’s conduits, the Company is generally responsible for selecting and structuring assets purchased or financed by the conduits, making decisions regarding the funding of the conduits, including determining the tenor and other features of the commercial paper issued, monitoring the quality and performance of the conduits’ assets, and facilitating the operations and cash flows of the conduits. In return, the Company earns structuring fees from customers for individual transactions and earns an administration fee from the conduit, which is equal to the income from the client program and liquidity fees of the conduit after payment of conduit expenses. This administration fee is fairly stable, since most risks and rewards of the underlying assets are passed back to the clients. Once the asset pricing is negotiated, most ongoing income, costs and fees are relatively stable as a percentage of the conduit’s size.
The conduits administered by the Company do not generally invest in liquid securities that are formally rated by third parties. The assets are privately negotiated and structured transactions that are generally designed to be held by the conduit, rather than actively traded and sold. The yield earned by the conduit on each asset is generally tied to the rate on the commercial paper issued by the conduit, thus passing interest rate risk to the client. Each asset purchased by the conduit is structured with transaction-specific credit enhancement features provided by the third-party client seller, including over collateralization, cash and excess spread collateral accounts, direct recourse or third-party guarantees. These credit enhancements are sized with the objective of approximating a credit rating of A or above, based on the Company’s internal risk ratings. At December 31, 2013 and 2012, the conduits had approximately $32 billion and $30 billion of purchased assets outstanding, respectively, and had incremental funding commitments with clients of approximately $13.5 billion and $14 billion, respectively.
Substantially all of the funding of the conduits is in the form of short-term commercial paper. At the respective periods ended December 31, 2013 and 2012, the weighted average remaining lives of the commercial paper issued by the conduits were approximately 67 and 38 days, respectively.
The primary credit enhancement provided to the conduit investors is in the form of transaction-specific credit enhancements described above. One conduit holds only loans that are fully guaranteed primarily by AAA-rated government agencies that support export and development financing programs. In addition to the transaction-specific credit enhancements, the conduits, other than the government guaranteed loan conduit, have obtained a letter of credit from the Company, which is equal to at least 8 to 10% of the conduit’s assets with a minimum of $200 million. The letters of credit provided by the Company to the conduits total approximately $2.3 billion and $2.1 billion as of December 31, 2013 and 2012, respectively. The net result across multi-seller conduits administered by the Company, other than the government guaranteed loan conduit, is that, in the event defaulted assets exceed the transaction-specific credit enhancements described above, any losses in each conduit are allocated first to the Company and then the commercial paper investors.
The Company also provides the conduits with two forms of liquidity agreements that are used to provide funding to the conduits in the event of a market disruption, among other events. Each asset of the conduits is supported by a transaction-specific liquidity facility in the form of an asset purchase agreement (APA). Under the APA, the Company has generally agreed to purchase non-defaulted eligible receivables from the conduit at par. The APA is not generally designed to provide credit support to the conduit, as it generally does not permit the purchase of defaulted or impaired assets. Any funding under the APA will likely subject the underlying conduit clients to increased interest costs. In addition, the Company provides the conduits with program-wide liquidity in the form of short-term lending commitments. Under these commitments, the Company has agreed to lend to the conduits in the event of a short-term disruption in the commercial paper market, subject to specified conditions. The Company receives fees for providing both types of liquidity agreements and considers these fees to be on fair market terms.
Finally, the Company is one of several named dealers in the commercial paper issued by the conduits and earns a market-based fee for providing such services. Along with third-party dealers, the Company makes a market in the commercial paper and may from time to time fund commercial paper pending sale to a third party. On specific dates with less liquidity in the market, the Company may hold in inventory commercial paper issued by conduits administered by the Company, as well as conduits administered by third parties. The amount of commercial paper issued by its administered conduits held in inventory fluctuates based on market conditions and activity. At December 31, 2013 and 2012, the Company owned $13.9 billion and $11.7 billion, respectively, of the commercial paper issued by its administered conduits.
The asset-backed commercial paper conduits are consolidated by the Company. The Company determined that, through its roles as administrator and liquidity provider, it had the power to direct the activities that most significantly impacted the entities’ economic performance. These powers included its ability to structure and approve the assets purchased by the conduits, its ongoing surveillance and credit mitigation activities, its ability to sell or repurchase assets out of the conduits, and its liability management. In addition, as a result of all the Company’s involvement described above, it was concluded that the Company had an economic interest that could potentially be significant. However, the assets and liabilities of the conduits are separate and apart from those of Citigroup. No assets of any conduit are available to satisfy the creditors of Citigroup or any of its other subsidiaries.
During the second quarter of 2013, Citi consolidated the government guaranteed loan conduit it administers that was previously not consolidated due to changes in the primary risks and design of the conduit that were identified as a reconsideration event. Citi, as the administrator and liquidity provider, previously determined it had an economic interest that could potentially be significant. Upon the reconsideration event, it was determined that Citi had the power to direct the activities that most significantly impacted the conduit’s economic performance. The impact of the consolidation resulted in an increase of assets and liabilities of approximately $7 billion each and a net pretax gain to the Consolidated Statement of Income of approximately $40 million.

Collateralized Debt and Loan Obligations
A securitized collateralized debt obligation (CDO) is an SPE that purchases a pool of assets consisting of asset-backed securities and synthetic exposures through derivatives on asset-backed securities and issues multiple tranches of equity and notes to investors.
A cash CDO, or arbitrage CDO, is a CDO designed to take advantage of the difference between the yield on a portfolio of selected assets, typically residential mortgage-backed securities, and the cost of funding the CDO through the sale of notes to investors. “Cash flow” CDOs are entities in which the CDO passes on cash flows from a pool of assets, while “market value” CDOs pay to investors the market value of the pool of assets owned by the CDO at maturity. In these transactions, all of the equity and notes issued by the CDO are funded, as the cash is needed to purchase the debt securities.     A synthetic CDO is similar to a cash CDO, except that the CDO obtains exposure to all or a portion of the referenced assets synthetically through derivative instruments, such as credit default swaps. Because the CDO does not need to raise cash sufficient to purchase the entire referenced portfolio, a substantial portion of the senior tranches of risk is typically passed on to CDO investors in the form of unfunded liabilities or derivative instruments. The CDO writes credit protection on select referenced debt securities to the Company or third parties. Risk is then passed on to the CDO investors in the form of funded notes or purchased credit protection through derivative instruments. Any cash raised from investors is invested in a portfolio of collateral securities or investment contracts. The collateral is then used to support the obligations of the CDO on the credit default swaps written to counterparties.
A securitized collateralized loan obligation (CLO) is substantially similar to the CDO transactions described above, except that the assets owned by the SPE (either cash instruments or synthetic exposures through derivative instruments) are corporate loans and to a lesser extent corporate bonds, rather than asset-backed debt securities.
A third-party asset manager is typically retained by the CDO/CLO to select the pool of assets and manage those assets over the term of the SPE. The Company is the manager for a limited number of CLO transactions over the term of the SPE.

The Company earns fees for warehousing assets prior to the creation of a “cash flow” or “market value” CDO/CLO, structuring CDOs/CLOs and placing debt securities with investors. In addition, the Company has retained interests in many of the CDOs/CLOs it has structured and makes a market in the issued notes.
The Company’s continuing involvement in synthetic
CDOs/CLOs generally includes purchasing credit protection through credit default swaps with the CDO/CLO, owning a portion of the capital structure of the CDO/CLO in the form of both unfunded derivative positions (primarily “super-senior” exposures discussed below) and funded notes, entering into interest-rate swap and total-return swap transactions with the CDO/CLO, lending to the CDO/CLO, and making a market in the funded notes.
Where a CDO/CLO entity issues preferred shares (or subordinated notes that are the equivalent form), the preferred shares generally represent an insufficient amount of equity (less than 10%) and create the presumption that preferred shares are insufficient to finance the entity’s activities without subordinated financial support. In addition, although the preferred shareholders generally have full exposure to expected losses on the collateral and uncapped potential to receive expected residual returns, they generally do not have the ability to make decisions significantly affecting the entity’s financial results because of their limited role in making day-to-day decisions and their limited ability to remove the asset manager. Because one or both of the above conditions will generally be met, the Company has concluded, even where a CDO/CLO entity issued preferred shares, the entity should be classified as a VIE.
In general, the asset manager, through its ability to purchase and sell assets or—where the reinvestment period of a CDO/CLO has expired—the ability to sell assets, will have the power to direct the activities of the entity that most significantly impact the economic performance of the CDO/CLO. However, where a CDO/CLO has experienced an event of default or an optional redemption period has gone into effect, the activities of the asset manager may be curtailed and/or certain additional rights will generally be provided to the investors in a CDO/CLO entity, including the right to direct the liquidation of the CDO/CLO entity.
The Company has retained significant portions of the “super-senior” positions issued by certain CDOs. These positions are referred to as “super-senior” because they represent the most senior positions in the CDO and, at the time of structuring, were senior to tranches rated AAA by independent rating agencies.
The Company does not generally have the power to direct the activities of the entity that most significantly impact the economic performance of the CDOs/CLOs, as this power is generally held by a third-party asset manager of the CDO/CLO. As such, those CDOs/CLOs are not consolidated. The Company may consolidate the CDO/CLO when: (i) the Company is the asset manager and no other single investor has the unilateral ability to remove the Company or unilaterally cause the liquidation of the CDO/CLO, or the Company is not the asset manager but has a unilateral right to remove the third-party asset manager or unilaterally liquidate the CDO/CLO and receive the underlying assets, and (ii) the Company has economic exposure to the entity that could be potentially significant to the entity.
The Company continues to monitor its involvement in unconsolidated CDOs/CLOs to assess future consolidation risk. For example, if the Company were to acquire additional interests in these entities and obtain the right, due to an event of default trigger being met, to unilaterally liquidate or direct the activities of a CDO/CLO, the Company may be required to consolidate the asset entity. For cash CDOs/CLOs, the net result of such consolidation would be to gross up the Company’s balance sheet by the current fair value of the securities held by third parties and assets held by the CDO/CLO, which amounts are not considered material. For synthetic CDOs/CLOs, the net result of such consolidation may reduce the Company’s balance sheet, because intercompany derivative receivables and payables would be eliminated in consolidation, and other assets held by the CDO/CLO and the securities held by third parties would be recognized at their current fair values.

Key Assumptions and Retained Interests—Citi Holdings
At December 31, 2013 and 2012, the key assumptions used to value retained interests, and the sensitivity of the fair value to adverse changes of 10% and 20% are set forth in the tables below:

December 31, 2013
	CDOs	CLOs
Discount rate	44.3% to 48.7%	1.3% to 1.5%

December 31, 2012
	CDOs	CLOs
Discount rate	46.9% to 51.6%	1.9% to 2.1%

	December 31, 2013
In millions of dollars	CDOs	CLOs
Carrying value of retained interests	$19	$1,365
Discount rates
Adverse change of 10%	$(1)	$(7)
Adverse change of 20%	(2)	(14)

	December 31, 2012
In millions of dollars	CDOs	CLOs
Carrying value of retained interests	$16	$428
Discount rates
Adverse change of 10%	$(2)	$(2)
Adverse change of 20%	(3)	(4)

Asset-Based Financing
The Company provides loans and other forms of financing to VIEs that hold assets. Those loans are subject to the same credit approvals as all other loans originated or purchased by the Company. Financings in the form of debt securities or derivatives are, in most circumstances, reported in Trading account assets and accounted for at fair value through earnings. The Company generally does not have the power to direct the activities that most significantly impact these VIEs’ economic performance and thus it does not consolidate them.

Asset-Based Financing—Citicorp
The primary types of Citicorp’s asset-based financings, total assets of the unconsolidated VIEs with significant involvement and the Company’s maximum exposure to loss at December 31, 2013 and 2012 are shown below. For the Company to realize the maximum loss, the VIE (borrower) would have to default with no recovery from the assets held by the VIE.

	December 31, 2013
In billions of dollars	Total unconsolidated VIE assets	Maximum exposure to unconsolidated VIEs
Type
Commercial and other real estate	$14.0	$3.9
Corporate loans	2.2	1.8
Hedge funds and equities	—	—
Airplanes, ships and other assets	28.7	13.2
Total	$44.9	$18.9

	December 31, 2012
In billions of dollars	Total unconsolidated VIE assets	Maximum exposure to unconsolidated VIEs
Type
Commercial and other real estate	$16.1	$3.1
Corporate loans	2.0	1.6
Hedge funds and equities	0.6	0.4
Airplanes, ships and other assets	21.5	12.0
Total	$40.2	$17.1

The following table summarizes selected cash flow information related to asset-based financings for the years ended December 31, 2013, 2012 and 2011:

In billions of dollars	2013	2012	2011
Proceeds from new securitizations	$0.5	$—	$—
Cash flows received on retained interest and other net cash flows	$0.7	$0.3	$—

At December 31, 2013 and 2012, the key assumption used to value retained interests, and the sensitivity of the fair value to adverse changes of 10% and 20% are set forth in the tables below:

	December 31, 2013	December 31, 2012
Discount rate	3.0%	3.2%

December 31, 2013
In millions of dollars	Asset-based financing
Carrying value of retained interests	$1,316
Value of underlying portfolio
Adverse change of 10%	$(11)
Adverse change of 20%	(23)

December 31, 2012
In millions of dollars	Asset-based financing
Carrying value of retained interests	$1,726
Value of underlying portfolio
Adverse change of 10%	$(22)
Adverse change of 20%	(44)

Asset-Based Financing—Citi Holdings
The primary types of Citi Holdings’ asset-based financing, total assets of the unconsolidated VIEs with significant involvement and the Company’s maximum exposure to loss at December 31, 2013 and 2012 are shown below. For the Company to realize the maximum loss, the VIE (borrower) would have to default with no recovery from the assets held by the VIE.

	December 31, 2013
In billions of dollars	Total unconsolidated VIE assets	Maximum exposure to unconsolidated VIEs
Type
Commercial and other real estate	$0.8	$0.3
Corporate loans	0.1	0.1
Airplanes, ships and other assets	2.6	0.5
Total	$3.5	$0.9

	December 31, 2012
In billions of dollars	Total unconsolidated VIE assets	Maximum exposure to unconsolidated VIEs
Type
Commercial and other real estate	$0.9	$0.3
Corporate loans	0.4	0.3
Airplanes, ships and other assets	2.9	0.6
Total	$4.2	$1.2

The following table summarizes selected cash flow information related to asset-based financings for the years ended December 31, 2013, 2012 and 2011:

In billions of dollars	2013	2012	2011
Cash flows received on retained interest and other net cash flows	$0.2	$1.7	$1.4

At December 31, 2013 and 2012, the effects of adverse changes of 10% and 20% in the discount rate used to determine the fair value of retained interests are set forth in the tables below:

December 31, 2013
In millions of dollars	Asset-based financing
Carrying value of retained interests	$95
Value of underlying portfolio
Adverse change of 10%	$—
Adverse change of 20%	—

December 31, 2012
In millions of dollars	Asset-based financing
Carrying value of retained interests	$339
Value of underlying portfolio
Adverse change of 10%	$—
Adverse change of 20%	—

Municipal Securities Tender Option Bond (TOB) Trusts
TOB trusts hold fixed- and floating-rate, taxable and tax-exempt securities issued by state and local governments and municipalities. The trusts are typically single-issuer trusts whose assets are purchased from the Company or from other investors in the municipal securities market. The TOB trusts fund the purchase of their assets by issuing long-term, putable floating rate certificates (Floaters) and residual certificates (Residuals). The trusts are referred to as TOB trusts because the Floater holders have the ability to tender their interests periodically back to the issuing trust, as described further below. The Floaters and Residuals evidence beneficial ownership interests in, and are collateralized by, the underlying assets of the trust. The Floaters are held by third-party investors, typically tax-exempt money market funds. The Residuals are typically held by the original owner of the municipal securities being financed.
The Floaters and the Residuals have a tenor that is equal to or shorter than the tenor of the underlying municipal bonds. The Residuals entitle their holders to the residual cash flows from the issuing trust, the interest income generated by the underlying municipal securities net of interest paid on the Floaters, and trust expenses. The Residuals are rated based on the long-term rating of the underlying municipal bond. The Floaters bear variable interest rates that are reset periodically to a new market rate based on a spread to a high grade, short-term, tax-exempt index. The Floaters have a long-term rating based on the long-term rating of the underlying municipal bond and a short-term rating based on that of the liquidity provider to the trust.
There are two kinds of TOB trusts: customer TOB trusts and non-customer TOB trusts. Customer TOB trusts are trusts through which customers finance their investments in municipal securities. The Residuals are held by customers and the Floaters by third-party investors, typically tax-exempt money market funds. Non-customer TOB trusts are trusts through which the Company finances its own investments in municipal securities. In such trusts, the Company holds the Residuals, and third-party investors, typically tax-exempt money market funds, hold the Floaters.
The Company serves as remarketing agent to the trusts, placing the Floaters with third-party investors at inception, facilitating the periodic reset of the variable rate of interest on the Floaters, and remarketing any tendered Floaters. If Floaters are tendered and the Company (in its role as remarketing agent) is unable to find a new investor within a specified period of time, it can declare a failed remarketing, in which case the trust is unwound. The Company may, but is not obligated to, buy the Floaters into its own inventory. The level of the Company’s inventory of Floaters fluctuates over time. At December 31, 2013 and 2012, the Company held $176 million and $203 million, respectively, of Floaters related to both customer and non-customer TOB trusts.
For certain non-customer trusts, the Company also provides credit enhancement. At December 31, 2013 and 2012 approximately $230 million and $184 million, respectively, of the municipal bonds owned by TOB trusts have a credit guarantee provided by the Company.
The Company provides liquidity to many of the outstanding trusts. If a trust is unwound early due to an event other than a credit event on the underlying municipal bond, the underlying municipal bonds are sold in the market. If there is a shortfall in the trust’s cash flows between the redemption price of the tendered Floaters and the proceeds from the sale of the underlying municipal bonds, the trust draws on a liquidity agreement in an amount equal to the shortfall. For customer TOBs where the Residual is less than 25% of the trust’s capital structure, the Company has a reimbursement agreement with the Residual holder under which the Residual holder reimburses the Company for any payment made under the liquidity arrangement. Through this reimbursement agreement, the Residual holder remains economically exposed to fluctuations in value of the underlying municipal bonds. These reimbursement agreements are generally subject to daily margining based on changes in value of the underlying municipal bond. In cases where a third party provides liquidity to a non-customer TOB trust, a similar reimbursement arrangement is made whereby the Company (or a consolidated subsidiary of the Company) as Residual holder absorbs any losses incurred by the liquidity provider.
At December 31, 2013 and 2012, liquidity agreements provided with respect to customer TOB trusts totaled $3.9 billion and $4.9 billion, respectively, of which $2.8 billion and $3.6 billion, respectively, were offset by reimbursement agreements. For the remaining exposure related to TOB transactions, where the Residual owned by the customer was at least 25% of the bond value at the inception of the transaction, no reimbursement agreement was executed. The Company also provides other liquidity agreements or letters of credit to customer-sponsored municipal investment funds, which are not variable interest entities, and municipality-related issuers that totaled $5.4 billion and $6.4 billion as of December 31, 2013 and 2012, respectively. These liquidity agreements and letters of credit are offset by reimbursement agreements with various term-out provisions.
The Company considers the customer and non-customer TOB trusts to be VIEs. Customer TOB trusts are not consolidated by the Company. The Company has concluded that the power to direct the activities that most significantly impact the economic performance of the customer TOB trusts is primarily held by the customer Residual holder, which may unilaterally cause the sale of the trust’s bonds.
Non-customer TOB trusts generally are consolidated. Similar to customer TOB trusts, the Company has concluded that the power over the non-customer TOB trusts is primarily held by the Residual holder, which may unilaterally cause the sale of the trust’s bonds. Because the Company holds the Residual interest, and thus has the power to direct the activities that most significantly impact the trust’s economic performance, it consolidates the non-customer TOB trusts.

Municipal Investments
Municipal investment transactions include debt and equity interests in partnerships that finance the construction and rehabilitation of low-income housing, facilitate lending in new or underserved markets, or finance the construction or operation of renewable municipal energy facilities. The Company generally invests in these partnerships as a limited partner and earns a return primarily through the receipt of tax credits and grants earned from the investments made by the partnership. The Company may also provide construction loans or permanent loans for the development or operations of real estate properties held by partnerships. These entities are generally considered VIEs. The power to direct the activities of these entities is typically held by the general partner. Accordingly, these entities are not consolidated by the Company.

Client Intermediation
Client intermediation transactions represent a range of transactions designed to provide investors with specified returns based on the returns of an underlying security, referenced asset or index. These transactions include credit-linked notes and equity-linked notes. In these transactions, the VIE typically obtains exposure to the underlying security, referenced asset or index through a derivative instrument, such as a total-return swap or a credit-default swap. In turn the VIE issues notes to investors that pay a return based on the specified underlying security, referenced asset or index. The VIE invests the proceeds in a financial asset or a guaranteed insurance contract that serves as collateral for the derivative contract over the term of the transaction. The Company’s involvement in these transactions includes being the counterparty to the VIE’s derivative instruments and investing in a portion of the notes issued by the VIE. In certain transactions, the investor’s maximum risk of loss is limited and the Company absorbs risk of loss above a specified level. The Company does not have the power to direct the activities of the VIEs that most significantly impact their economic performance and thus it does not consolidate them.
The Company’s maximum risk of loss in these transactions is defined as the amount invested in notes issued by the VIE and the notional amount of any risk of loss absorbed by the Company through a separate instrument issued by the VIE. The derivative instrument held by the Company may generate a receivable from the VIE (for example, where the Company purchases credit protection from the VIE in connection with the VIE’s issuance of a credit-linked note), which is collateralized by the assets owned by the VIE. These derivative instruments are not considered variable interests and any associated receivables are not included in the calculation of maximum exposure to the VIE.

Investment Funds
The Company is the investment manager for certain investment funds and retirement funds that invest in various asset classes including private equity, hedge funds, real estate, fixed income and infrastructure. The Company earns a management fee, which is a percentage of capital under management, and may earn performance fees. In addition, for some of these funds the Company has an ownership interest in the investment funds. The Company has also established a number of investment funds as opportunities for qualified employees to invest in private equity investments. The Company acts as investment manager to these funds and may provide employees with financing on both recourse and non-recourse bases for a portion of the employees’ investment commitments.
The Company has determined that a majority of the investment entities managed by Citigroup are provided a deferral from the requirements of SFAS 167, Amendments to FASB Interpretation No. 46(R), because they meet the criteria in Accounting Standards Update No. 2010-10, Consolidation (Topic 810), Amendments for Certain Investment Funds (ASU 2010-10). These entities continue to be evaluated under the requirements of ASC 810-10, prior to the implementation of SFAS 167 (FIN 46(R), Consolidation of Variable Interest Entities), which required that a VIE be consolidated by the party with a variable interest that will absorb a majority of the entity’s expected losses or residual returns, or both.

Trust Preferred Securities
The Company has raised financing through the issuance of trust preferred securities. In these transactions, the Company forms a statutory business trust and owns all of the voting equity shares of the trust. The trust issues preferred equity securities to third-party investors and invests the gross proceeds in junior subordinated deferrable interest debentures issued by the Company. The trusts have no assets, operations, revenues or cash flows other than those related to the issuance, administration and repayment of the preferred equity securities held by third-party investors. Obligations of the trusts are fully and unconditionally guaranteed by the Company.
Because the sole asset of each of the trusts is a receivable from the Company and the proceeds to the Company from the receivable exceed the Company’s investment in the VIE’s equity shares, the Company is not permitted to consolidate the trusts, even though it owns all of the voting equity shares of the trust, has fully guaranteed the trusts’ obligations, and has the right to redeem the preferred securities in certain circumstances. The Company recognizes the subordinated debentures on its Consolidated Balance Sheet as long-term liabilities. For additional information, see Note 18 to the Consolidated Financial Statements.

23.   DERIVATIVES ACTIVITIES
In the ordinary course of business, Citigroup enters into various types of derivative transactions. These derivative transactions include:

•	Futures and forward contracts, which are commitments to buy or sell at a future date a financial instrument, commodity or currency at a contracted price and may be settled in cash or through delivery.

•
Swap contracts, which are commitments to settle in cash at a future date or dates that may range from a few days to a number of years, based on differentials between specified financial indices, as applied to a notional principal amount.

•
Option contracts, which give the purchaser, for a premium, the right, but not the obligation, to buy or sell within a specified time a financial instrument, commodity or currency at a contracted price that may also be settled in cash, based on differentials between specified indices or prices.

The swap and forward contracts are over-the-counter (OTC) derivatives that are bilaterally negotiated with counterparties and settled with those counterparties, except for swap contracts that are novated and "cleared" through central counterparties (CCPs). Futures and option contracts are generally standardized contracts that are traded on an exchange with a CCP as the counterparty from the inception of the transaction. Citigroup enters into these derivative contracts relating to interest rate, foreign currency, commodity and other market/credit risks for the following reasons:

•
Trading Purposes—Customer Needs: Citigroup offers its customers derivatives in connection with their risk-management actions to transfer, modify or reduce their interest rate, foreign exchange and other market/credit risks or for their own trading purposes. As part of this process, Citigroup considers the customers’ suitability for the risk involved and the business purpose for the transaction. Citigroup also manages its derivative risk positions through offsetting trade activities, controls focused on price verification, and daily reporting of positions to senior managers.

•	Trading Purposes—Citigroup trades derivatives as an active market maker. Trading limits and price verification controls are key aspects of this activity.

•
Hedging—Citigroup uses derivatives in connection with its risk-management activities to hedge certain risks or reposition the risk profile of the Company. For example, Citigroup issues fixed-rate long-term debt and then enters into a receive-fixed, pay-variable-rate interest rate swap with the same tenor and notional amount to convert the interest payments to a net variable-rate basis. This strategy is the most common form of an interest rate hedge, as it minimizes interest cost in certain yield curve environments. Derivatives are also used to manage risks inherent in specific groups of on-balance-sheet assets and liabilities, including AFS securities and borrowings, as well as other interest-sensitive assets and liabilities. In addition, foreign-exchange contracts are used to hedge non-U.S.-dollar-denominated debt, foreign-currency-denominated AFS securities and net investment exposures.

Derivatives may expose Citigroup to market, credit or liquidity risks in excess of the amounts recorded on the Consolidated Balance Sheet. Market risk on a derivative product is the exposure created by potential fluctuations in interest rates, foreign-exchange rates and other factors and is a function of the type of product, the volume of transactions, the tenor and terms of the agreement and the underlying volatility. Credit risk is the exposure to loss in the event of nonperformance by the other party to the transaction where the value of any collateral held is not adequate to cover such losses. The recognition in earnings of unrealized gains on these transactions is subject to management’s assessment as to collectability. Liquidity risk is the potential exposure that arises when the size of the derivative position may not be able to be rapidly adjusted at a reasonable cost in periods of high volatility and financial stress.
Derivative transactions are customarily documented under industry standard master agreements and credit support annexes, which provide that following an uncured payment default or other event of default the non-defaulting party may promptly terminate all transactions between the parties and determine a net amount due to be paid to, or by, the defaulting party. Events of default generally include: (i) failure to make a payment on a derivatives transaction (which remains uncured following applicable notice and grace periods), (ii) breach of a covenant (which remains uncured after applicable notice and grace periods), (iii) breach of a representation, (iv) cross default, either to third-party debt or to another derivatives transaction entered into among the parties, or, in some cases, their affiliates, (v) the occurrence of a merger or consolidation which results in a party becoming a materially weaker credit, and (vi) the cessation or repudiation of any applicable guarantee or other credit support document. An event of default may also occur under a credit support annex if a party fails to make a collateral delivery (which remains uncured following applicable notice and grace periods).
The enforceability of offsetting rights incorporated in the master netting agreements for derivative transactions is evidenced to the extent that a supportive legal opinion has been obtained from counsel of recognized standing that provides the requisite level of certainty regarding the enforceability of these agreements and that the exercise of rights by the non-defaulting party to terminate and close-out transactions on a net basis under these agreements will not be stayed or avoided under applicable law upon an event of default including bankruptcy, insolvency or similar proceeding.
A legal opinion may not have been sought or obtained for certain jurisdictions where local law is silent or sufficiently ambiguous to determine the enforceability of offsetting rights or where adverse case law or conflicting regulation may cast doubt on the enforceability of such rights. In some jurisdictions and for some counterparty types, the insolvency law for a particular counterparty type may be nonexistent or unclear as overlapping regimes may exist. For example, this may be the case for certain sovereigns, municipalities, central banks and U.S. pension plans.
Exposure to credit risk on derivatives is impacted by market volatility, which may impair the ability of clients to satisfy their obligations to the Company. Credit limits are established and closely monitored for customers engaged in derivatives transactions. Citi considers the level of legal certainty regarding enforceability of its offsetting rights under master netting agreements and credit support annexes to be an important factor in its risk management process. For example, because derivatives executed under master netting agreements where Citi does not have the requisite level of legal certainty regarding enforceability, consume much greater amounts of single counterparty credit limits, than those executed under enforceable master netting agreements, Citi generally transacts much lower volumes of derivatives under master netting agreements where Citi does not have the requisite level of legal certainty regarding enforceability.
Cash collateral and security collateral in the form of G10 government debt securities generally is posted to secure the net open exposure of derivative transactions, at a counterparty level, whereby the receiving party is free to commingle/rehypothecate such collateral in the ordinary course of its business. Nonstandard collateral such as corporate bonds, municipal bonds, U.S. agency securities and/or MBS may also be pledged as collateral for derivative transactions. Security collateral posted to open and maintain a master netting agreement with a counterparty, in the form of cash and securities, may from time to time be segregated in an account at a third-party custodian pursuant to a tri-party Account Control Agreement.

Information pertaining to the volume of derivative activity is provided in the table below. The notional amounts, for both long and short derivative positions, of Citigroup’s derivative instruments as of December 31, 2013 and December 31, 2012 are presented in the table below.
Derivative Notionals

	Hedging instruments under ASC 815 (SFAS 133)(1)(2)		Other derivative instruments
			Trading derivatives		Management hedges(3)
In millions of dollars	December 31, 2013	December 31, 2012	December 31, 2013	December 31, 2012	December 31, 2013	December 31, 2012
Interest rate contracts
Swaps	$132,823	$114,296	$36,370,196	$30,050,856	$93,286	$99,434
Futures and forwards	20	—	6,129,742	4,823,370	61,398	45,856
Written options	—	—	4,105,632	3,752,905	3,103	22,992
Purchased options	—	—	3,971,697	3,542,048	3,185	7,890
Total interest rate contract notionals	$132,843	$114,296	$50,577,267	$42,169,179	$160,972	$176,172
Foreign exchange contracts
Swaps	$22,402	$22,207	$1,552,292	$1,393,368	$20,013	$16,900
Futures and forwards	79,646	70,484	3,728,511	3,484,193	14,226	33,768
Written options	101	96	1,037,433	781,698	—	989
Purchased options	106	456	1,029,872	778,438	71	2,106
Total foreign exchange contract notionals	$102,255	$93,243	$7,348,108	$6,437,697	$34,310	$53,763
Equity contracts
Swaps	$—	$—	$100,019	$96,039	$—	$—
Futures and forwards	—	—	23,161	16,171	—	—
Written options	—	—	333,945	320,243	—	—
Purchased options	—	—	266,570	281,236	—	—
Total equity contract notionals	$—	$—	$723,695	$713,689	$—	$—
Commodity and other contracts
Swaps(4)	$—	$—	$81,112	$27,323	$—	$—
Futures and forwards	—	—	98,265	75,897	—	—
Written options	—	—	100,482	86,418	—	—
Purchased options	—	—	97,626	89,284	—	—
Total commodity and other contract notionals	$—	$—	$377,485	$278,922	$—	$—
Credit derivatives(5)
Protection sold	$—	$—	$1,143,363	$1,346,494	$—	$—
Protection purchased	95	354	1,195,223	1,412,194	19,744	21,741
Total credit derivatives	$95	$354	$2,338,586	$2,758,688	$19,744	$21,741
Total derivative notionals	$235,193	$207,893	$61,365,141	$52,358,175	$215,026	$251,676

(1)
The notional amounts presented in this table do not include hedge accounting relationships under ASC 815 (SFAS 133) where Citigroup is hedging the foreign currency risk of a net investment in a foreign operation by issuing a foreign-currency-denominated debt instrument. The notional amount of such debt was $6,450 million and $4,888 million at December 31, 2013 and December 31, 2012, respectively.

(2)
Derivatives in hedge accounting relationships accounted for under ASC 815 (SFAS 133) are recorded in either Other assets/Other liabilities or Trading account assets/Trading account liabilities on the Consolidated Balance Sheet.

(3)
Management hedges represent derivative instruments used in certain economic hedging relationships that are identified for management purposes, but for which hedge accounting is not applied. These derivatives are recorded in either Other assets/Other liabilities or Trading account assets/Trading account liabilities on the Consolidated Balance Sheet.

(4)
During the first quarter of 2014, the notional amounts of commodity swaps were determined under a new methodology to be more consistent with the risk and economics of the contracts. Notional amounts as of December 31, 2013 were also presented applying the new methodology. As this treatment is prospective and information was not available for 2012, the December 31, 2012 notional amounts for commodity swap contracts are not reported under this new methodology and are not comparable to the December 31, 2013 amounts.

(5)
Credit derivatives are arrangements designed to allow one party (protection buyer) to transfer the credit risk of a “reference asset” to another party (protection seller). These arrangements allow a protection seller to assume the credit risk associated with the reference asset without directly purchasing that asset. The Company has entered into credit derivative positions for purposes such as risk management, yield enhancement, reduction of credit concentrations and diversification of overall risk.

The following tables present the gross and net fair values of the Company’s derivative transactions, and the related offsetting amount permitted under ASC 210-20-45 and 815-10-45, as of December 31, 2013 and December 31, 2012. Under ASC 210-20-45, gross positive fair values are offset against gross negative fair values by counterparty pursuant to enforceable master netting agreements. Under ASC 815-10-45, payables and receivables in respect of cash collateral received from or paid to a given counterparty pursuant to an enforceable credit support annex are included in the offsetting amount. GAAP does not permit offsetting for security collateral posted. The table also includes amounts that are not permitted to be offset under ASC 210-20-45 and 815-10-45, such as security collateral posted or cash collateral posted at third-party custodians, but would be eligible for offsetting to the extent an event of default occurred and a legal opinion supporting enforceability of the offsetting rights has been obtained.

Derivative Mark-to-Market (MTM) Receivables/Payables

In millions of dollars at December 31, 2013	Derivatives classified in Trading accounts assets / liabilities(1)(2)(3)		Derivatives classified in Other assets / liabilities(2)(3)
Derivatives instruments designated as ASC 815 (SFAS 133) hedges	Assets	Liabilities	Assets	Liabilities
Over-the-counter	$956	$306	$3,082	$854
Cleared	2,505	585	5	—
Exchange traded	—	—	—	—
Interest rate contracts	$3,461	$891	$3,087	$854
Over-the-counter	$1,540	$1,244	$989	$293
Cleared	—	—	—	—
Exchange traded	—	—	—	—
Foreign exchange contracts	$1,540	$1,244	$989	$293
Over-the-counter	$—	$—	$—	$2
Cleared	—	—	—	—
Exchange traded	—	—	—	—
Credit Derivatives	$—	$—	$—	$2
Total derivative instruments designated as ASC 815 (SFAS 133) hedges	$5,001	$2,135	$4,076	$1,149
Derivatives instruments not designated as ASC 815 (SFAS 133) hedges
Over-the-counter	$314,250	$297,589	$37	$9
Cleared	310,636	318,716	27	5
Exchange traded	33	30	—	—
Interest rate contracts	$624,919	$616,335	$64	$14
Over-the-counter	$90,965	$87,336	$79	$3
Cleared	1	2	—	—
Exchange traded	48	55	—	—
Foreign exchange contracts	$91,014	$87,393	$79	$3
Over-the-counter	$19,080	$28,458	$—	$—
Cleared	—	—	—	—
Exchange traded	5,797	5,834	—	—
Equity contracts	$24,877	$34,292	$—	$—
Over-the-counter	$7,921	$9,059	$—	$—
Cleared	—	—	—	—
Exchange traded	1,161	1,111	—	—
Commodity and other contracts	$9,082	$10,170	$—	$—
Over-the-counter	$38,496	$38,247	$71	$563
Cleared	1,850	2,547	—	—
Exchange traded	—	—	—	—
Credit derivatives(4)	$40,346	$40,794	$71	$563
Total derivatives instruments not designated as ASC 815 (SFAS 133) hedges	$790,238	$788,984	$214	$580
Total derivatives	$795,239	$791,119	$4,290	$1,729
Cash collateral paid/received(5)(6)	$6,073	$8,827	$82	$282
Less: Netting agreements(7)	(713,598)	(713,598)	—	—
Less: Netting cash collateral received/paid(8)	(34,893)	(39,094)	(2,951)	—
Net receivables/payables included on the Consolidated Balance Sheet(9)	$52,821	$47,254	$1,421	$2,011
Additional amounts subject to an enforceable master netting agreement but not offset on the Consolidated Balance Sheet
Less: Does not meet applicable offsetting guidance	$—	$—	$—	$—
Less: Cash collateral received/paid	(365)	(5)	—	—
Less: Non-cash collateral received/paid	(7,478)	(3,345)	(341)	—
Total Net receivables/payables(9)	$44,978	$43,904	$1,080	$2,011

(1)	The trading derivatives fair values are presented in Note 13 to the Consolidated Financial Statements.

(2)	Derivative mark-to-market receivables/payables related to management hedges are recorded in either Other assets/Other liabilities or Trading account assets/Trading account liabilities.

(3)
Over-the-counter (OTC) derivatives include derivatives executed and settled bilaterally with counterparties without the use of an organized exchange or central clearing house. Cleared derivatives include derivatives executed bilaterally with a counterparty in the OTC market but then novated to a central clearing house, whereby the central clearing house becomes the counterparty to both of the original counterparties. Exchange traded derivatives include derivatives executed directly on an organized exchange that provides pre-trade price transparency.

(4)
The credit derivatives trading assets comprise $13,673 million related to protection purchased and $26,673 million related to protection sold as of December 31, 2013. The credit derivatives trading liabilities comprise $28,158 million related to protection purchased and $12,636 million related to protection sold as of December 31, 2013.

(5)
For the trading assets/liabilities, this is the net amount of the $45,167 million and $43,720 million of gross cash collateral paid and received, respectively. Of the gross cash collateral paid, $39,094 million was used to offset derivative liabilities and, of the gross cash collateral received, $34,893 million was used to offset derivative assets.

(6)
For the other assets/liabilities, this is the net amount of the $82 million and $3,233 million of the gross cash collateral paid and received, respectively. Of the gross cash collateral received, $2,951 million was used to offset derivative assets.

(7)
Represents the netting of derivative receivable and payable balances for the same counterparty under enforceable netting agreements. Approximately $394 billion, $315 billion and $5 billion of the netting against trading account asset/liability balances is attributable to OTC, Cleared and Exchange traded derivatives, respectively.

(8)
Represents the netting of cash collateral paid and received by counterparty under enforceable credit support agreements. Substantially all cash collateral received is netted against OTC derivative assets. Cash collateral paid of approximately $33 billion and $6 billion is netted against OTC and Cleared derivative liabilities, respectively.

(9)	The net receivables/payables include approximately $16 billion of both derivative asset and liability fair values not subject to enforceable master netting agreements.

In millions of dollars at December 31, 2012	Derivatives classified in Trading accounts assets / liabilities(1)(2)(3)		Derivatives classified in Other assets / liabilities(2)(3)
Derivatives instruments designated as ASC 815 (SFAS 133) hedges	Assets	Liabilities	Assets	Liabilities
Over-the-counter	$5,110	$1,702	$4,574	$1,175
Cleared	2,685	561	—	3
Exchange traded	—	—	—	—
Interest Rate contracts	$7,795	$2,263	$4,574	$1,178
Over-the-counter	$341	$1,350	$978	$525
Cleared	—	—	—	—
Exchange traded	—	—	—	—
Foreign exchange contracts	$341	$1,350	$978	$525
Over-the-counter	$—	$—	$—	$16
Cleared	—	—	—	—
Exchange traded	—	—	—	—
Credit derivatives	$—	$—	$—	$16
Total derivative instruments designated as ASC 815 (SFAS 133) hedges	$8,136	$3,613	$5,552	$1,719
Derivatives instruments not designated as ASC 815 (SFAS 133) hedges
Over-the-counter	$485,100	$473,446	$438	$4
Cleared	406,384	416,127	11	25
Exchange traded	68	56	—	—
Interest Rate contracts	$891,552	$889,629	$449	$29
Over-the-counter	$75,933	$80,695	$200	$112
Cleared	4	4	—	—
Exchange traded	—	—	—	—
Foreign exchange contracts	$75,937	$80,699	$200	$112
Over-the-counter	$14,273	$28,138	$—	$—
Cleared	53	91	—	—
Exchange traded	3,883	3,610	—	—
Equity contracts	$18,209	$31,839	$—	$—
Over-the-counter	$8,889	$10,154	$—	$—
Cleared	—	—	—	—
Exchange traded	1,968	1,977	—	—
Commodity and other Contracts	$10,857	$12,131	$—	$—
Over-the-counter	$52,809	$51,175	$102	$392
Cleared	1,215	1,079	—	—
Exchange traded	—	—	—	—
Credit derivatives(4)	$54,024	$52,254	$102	$392
Total Derivatives instruments not designated as ASC 815 (SFAS 133) hedges	$1,050,579	$1,066,552	$751	$533
Total derivatives	$1,058,715	$1,070,165	$6,303	$2,252
Cash collateral paid/received(5)(6)	$5,597	$7,923	$214	$658
Less: Netting agreements(7)	(970,782)	(970,782)	—	—
Less: Netting cash collateral received/paid(8)	(38,910)	(55,555)	(4,660)	—
Net receivables/payables included on the Consolidated Balance Sheet(9)	$54,620	$51,751	$1,857	$2,910
Additional amounts subject to an enforceable master netting agreement but not offset on the Consolidated Balance Sheet
Less: Does not meet applicable offsetting guidance	$—	$—	$—	$—
Less: Cash collateral received/paid	(1,021)	(10)	—	—
Less: Non-cash collateral received/paid	(7,143)	(5,641)	(388)	—
Total Net receivables/payables(9)	$46,456	$46,100	$1,469	$2,910

(1)	The trading derivatives fair values are presented in Note 13 to the Consolidated Financial Statements.

(2)	Derivative mark-to-market receivables/payables related to management hedges are recorded in either Other assets/Other liabilities or Trading account assets/Trading account liabilities.

(3)
Over-the-counter (OTC) derivatives include derivatives executed and settled bilaterally with counterparties without the use of an organized exchange or central clearing house. Cleared derivatives include derivatives executed bilaterally with a counterparty in the OTC market but then novated to a central clearing house, whereby the central clearing house becomes the counterparty to both of the original counterparties. Exchange traded derivatives include derivatives executed directly on an organized exchange that provides pre-trade price transparency.

(4)
The credit derivatives trading assets comprise $34,314 million related to protection purchased and $19,710 million related to protection sold as of December 31, 2012. The credit derivatives trading liabilities comprise $20,424 million related to protection purchased and $31,830 million related to protection sold as of December 31, 2012.

(5)
For the trading assets/liabilities, this is the net amount of the $61,152 million and $46,833 million of gross cash collateral paid and received, respectively. Of the gross cash collateral paid, $55,555 million was used to offset derivative liabilities and, of the gross cash collateral received, $38,910 million was used to offset derivative assets.

(6)
For the other assets/liabilities, this is the net amount of the $214 million and $5,318 million of the gross cash collateral paid and received, respectively. Of the gross cash collateral received, $4,660 million was used to offset derivative assets.

(7)	Represents the netting of derivative receivable and payable balances for the same counterparty under enforceable netting agreements.

(8)	Represents the netting of cash collateral paid and received by counterparty under enforceable credit support agreements.

(9)	The net receivables/payables include approximately $17 billion and $18 billion of derivative asset and liability fair values, respectively, not subject to enforceable master netting agreements.

The amounts recognized in Principal transactions in the Consolidated Statement of Income for the years ended December 31, 2013, 2012 and 2011 related to derivatives not designated in a qualifying hedging relationship as well as the underlying non-derivative instruments are presented in Note 6 to the Consolidated Financial Statements. Citigroup presents this disclosure by business classification, showing derivative gains and losses related to its trading activities together with gains and losses related to non-derivative instruments within the same trading portfolios, as this represents the way these portfolios are risk managed.
The amounts recognized in Other revenue in the Consolidated Statement of Income for the years ended December 31, 2013, 2012 and 2011 related to derivatives not designated in a qualifying hedging relationship are shown below. The table below does not include the offsetting gains/losses on the hedged items, which amounts are also recorded in Other revenue.

	Gains (losses) included in Other revenue
	Year ended December 31,
In millions of dollars	2013	2012	2011
Interest rate contracts	$(376)	$(427)	$1,192
Foreign exchange	221	182	224
Credit derivatives	(595)	(1,022)	115
Total Citigroup	$(750)	$(1,267)	$1,531

Accounting for Derivative Hedging
Citigroup accounts for its hedging activities in accordance with ASC 815, Derivatives and Hedging (formerly SFAS 133). As a general rule, hedge accounting is permitted where the Company is exposed to a particular risk, such as interest-rate or foreign-exchange risk, that causes changes in the fair value of an asset or liability or variability in the expected future cash flows of an existing asset, liability or a forecasted transaction that may affect earnings.
Derivative contracts hedging the risks associated with the changes in fair value are referred to as fair value hedges, while contracts hedging the risks affecting the expected future cash flows are called cash flow hedges. Hedges that utilize derivatives or debt instruments to manage the foreign exchange risk associated with equity investments in non-U.S.-

dollar-functional-currency foreign subsidiaries (net investment in a foreign operation) are called net investment hedges.
If certain hedging criteria specified in ASC 815 are met, including testing for hedge effectiveness, special hedge accounting may be applied. The hedge effectiveness assessment methodologies for similar hedges are performed in a similar manner and are used consistently throughout the hedging relationships. For fair value hedges, the changes in value of the hedging derivative, as well as the changes in value of the related hedged item due to the risk being hedged, are reflected in current earnings. For cash flow hedges and net investment hedges, the changes in value of the hedging derivative are reflected in Accumulated other comprehensive income (loss) in Citigroup’s stockholders’ equity, to the extent the hedge is effective. Hedge ineffectiveness, in either case, is reflected in current earnings.
For asset/liability management hedging, the fixed-rate long-term debt would be recorded at amortized cost under current GAAP. However, by electing to use ASC 815 (SFAS 133) fair value hedge accounting, the carrying value of the debt is adjusted for changes in the benchmark interest rate, with any such changes in value recorded in current earnings. The related interest-rate swap also is recorded on the balance sheet at fair value, with any changes in fair value reflected in earnings. Thus, any ineffectiveness resulting from the hedging relationship is recorded in current earnings. Alternatively, a management hedge, which does not meet the ASC 815 hedging criteria, would involve recording only the derivative at fair value on the balance sheet, with its associated changes in fair value recorded in earnings. The debt would continue to be carried at amortized cost and, therefore, current earnings would be impacted only by the interest rate shifts and other factors that cause the change in the swap’s value and may change the underlying yield of the debt. This type of hedge is undertaken when hedging requirements cannot be achieved or management decides not to apply ASC 815 hedge accounting. Another alternative for the Company is to elect to carry the debt at fair value under the fair value option. Once the irrevocable election is made upon issuance of the debt, the full change in fair value of the debt would be reported in earnings. The related interest rate swap, with changes in fair value, would also be reflected in earnings, and provides a natural offset to the debt’s fair value change. To the extent the two offsets are not exactly equal, the difference is reflected in current earnings.
Key aspects of achieving ASC 815 hedge accounting are documentation of hedging strategy and hedge effectiveness at the hedge inception and substantiating hedge effectiveness on an ongoing basis. A derivative must be highly effective in accomplishing the hedge objective of offsetting either changes in the fair value or cash flows of the hedged item for the risk being hedged. Any ineffectiveness in the hedge relationship is recognized in current earnings. The assessment of effectiveness excludes changes in the value of the hedged item that are unrelated to the risks being hedged. Similarly, the assessment of effectiveness may exclude changes in the fair value of a derivative related to time value that, if excluded, are recognized in current earnings.

Fair Value Hedges

Hedging of benchmark interest rate risk
Citigroup hedges exposure to changes in the fair value of outstanding fixed-rate issued debt and certificates of deposit. Depending on the risk management objectives, these types of hedges are designated as either fair value hedges of only the benchmark interest rate risk or fair value hedges of both the benchmark interest rate and foreign exchange risk. The fixed cash flows from those financing transactions are converted to benchmark variable-rate cash flows by entering into, respectively, receive-fixed, pay-variable interest rate swaps or receive-fixed in non-functional currency, pay variable in functional currency swaps. These fair value hedge relationships use either regression or dollar-offset ratio analysis to determine whether the hedging relationships are highly effective at inception and on an ongoing basis.
Citigroup also hedges exposure to changes in the fair value of fixed-rate assets, including available-for-sale debt securities and loans. When certain interest rates do not qualify as a benchmark interest rate, Citigroup designates the risk being hedged as the risk of changes in overall fair value. The hedging instruments used are receive-variable, pay-fixed interest rate swaps. These fair value hedging relationships use either regression or dollar-offset ratio analysis to determine whether the hedging relationships are highly effective at inception and on an ongoing basis.

Hedging of foreign exchange risk
Citigroup hedges the change in fair value attributable to foreign-exchange rate movements in available-for-sale securities that are denominated in currencies other than the functional currency of the entity holding the securities, which may be within or outside the U.S. The hedging instrument employed is a forward foreign-exchange contract. In this type of hedge, the change in fair value of the hedged available-for-sale security attributable to the portion of foreign exchange risk hedged is reported in earnings and not Accumulated other comprehensive income—a process that serves to offset substantially the change in fair value of the forward contract that is also reflected in earnings. Citigroup considers the premium associated with forward contracts (differential between spot and contractual forward rates) as the cost of hedging; this is excluded from the assessment of hedge effectiveness and reflected directly in earnings. The dollar-offset method is used to assess hedge effectiveness. Since that assessment is based on changes in fair value attributable to changes in spot rates on both the available-for-sale securities and the forward contracts for the portion of the relationship hedged, the amount of hedge ineffectiveness is not significant.

The following table summarizes the gains (losses) on the Company’s fair value hedges for the years ended December 31, 2013, 2012 and 2011:

	Gains (losses) on fair value hedges(1)
	Year ended December 31,
In millions of dollars	2013	2012	2011
Gain (loss) on the derivatives in designated and qualifying fair value hedges
Interest rate contracts	$(3,288)	$122	$4,423
Foreign exchange contracts	265	377	(117)
Total gain (loss) on the derivatives in designated and qualifying fair value hedges	$(3,023)	$499	$4,306
Gain (loss) on the hedged item in designated and qualifying fair value hedges
Interest rate hedges	$3,204	$(371)	$(4,296)
Foreign exchange hedges	(185)	(331)	26
Total gain (loss) on the hedged item in designated and qualifying fair value hedges	$3,019	$(702)	$(4,270)
Hedge ineffectiveness recognized in earnings on designated and qualifying fair value hedges
Interest rate hedges	$(84)	$(249)	$118
Foreign exchange hedges	(4)	16	1
Total hedge ineffectiveness recognized in earnings on designated and qualifying fair value hedges	$(88)	$(233)	$119
Net gain (loss) excluded from assessment of the effectiveness of fair value hedges
Interest rate contracts	$—	$—	$9
Foreign exchange contracts(2)	84	30	(92)
Total net gain (loss) excluded from assessment of the effectiveness of fair value hedges	$84	$30	$(83)

(1)	Amounts are included in Other revenue on the Consolidated Statement of Income. The accrued interest income on fair value hedges is recorded in Net interest revenue and is excluded from this table.

(2)
Amounts relate to the premium associated with forward contracts (differential between spot and contractual forward rates). These amounts are excluded from the assessment of hedge effectiveness and reflected directly in earnings.

Cash Flow Hedges

Hedging of benchmark interest rate risk
Citigroup hedges variable cash flows resulting from floating-rate liabilities and rollover (re-issuance) of liabilities. Variable cash flows from those liabilities are converted to fixed-rate cash flows by entering into receive-variable, pay-fixed interest rate swaps and receive-variable, pay-fixed forward-starting interest rate swaps. Citi also hedges variable cash flows from recognized and forecasted floating-rate assets and origination of short-term assets. Variable cash flows from those assets are converted to fixed-rate cash flows by entering into receive-fixed, pay-variable interest rate swaps. These cash-flow hedging relationships use either regression analysis or dollar-offset ratio analysis to assess whether the hedging relationships are highly effective at inception and on an ongoing basis. When certain interest rates do not qualify as a benchmark interest rate, Citigroup designates the risk being hedged as the risk of overall changes in the hedged cash flows. Since efforts are made to match the terms of the derivatives to those of the hedged forecasted cash flows as closely as possible, the amount of hedge ineffectiveness is not significant.

Hedging of foreign exchange risk
Citigroup locks in the functional currency equivalent cash flows of long-term debt and short-term borrowings that are denominated in a currency other than the functional currency of the issuing entity. Depending on the risk management objectives, these types of hedges are designated as either cash flow hedges of only foreign exchange risk or cash flow hedges of both foreign exchange and interest rate risk, and the hedging instruments used are foreign exchange cross-currency swaps and forward contracts. These cash flow hedge relationships use dollar-offset ratio analysis to determine whether the hedging relationships are highly effective at inception and on an ongoing basis.

Hedging of overall changes in cash flows
Citigroup hedges the overall exposure to variability in cash flows related to the future acquisition of mortgage-backed securities using “to be announced” forward contracts. Since the hedged transaction is the gross settlement of the forward contract, the assessment of hedge effectiveness is based on assuring that the terms of the hedging instrument and the hedged forecasted transaction are the same.

Hedging total return
Citigroup generally manages the risk associated with leveraged loans it has originated or in which it participates by transferring a majority of its exposure to the market through SPEs prior to or shortly after funding. Retained exposures to leveraged loans receivable are generally hedged using total return swaps.

The amount of hedge ineffectiveness on the cash flow hedges recognized in earnings for the years ended December 31, 2013, 2012 and 2011 is not significant.The pretax change in Accumulated other comprehensive income (loss) from cash flow hedges is presented below:

	Year ended December 31,
In millions of dollars	2013	2012	2011
Effective portion of cash flow hedges included in AOCI
Interest rate contracts	$749	$(322)	$(1,827)
Foreign exchange contracts	34	143	81
Credit derivatives	14	—	—
Total effective portion of cash flow hedges included in AOCI	$797	$(179)	$(1,746)
Effective portion of cash flow hedges reclassified from AOCI to earnings
Interest rate contracts	$(700)	$(837)	$(1,227)
Foreign exchange contracts	(176)	(180)	(257)
Total effective portion of cash flow hedges reclassified from AOCI to earnings(1)	$(876)	$(1,017)	$(1,484)

(1)	Included primarily in Other revenue and Net interest revenue on the Consolidated Income Statement.
For cash flow hedges, any changes in the fair value of the end-user derivative remaining in Accumulated other comprehensive income (loss) on the Consolidated Balance Sheet will be included in earnings of future periods to offset the variability of the hedged cash flows when such cash flows affect earnings. The net loss associated with cash flow hedges expected to be reclassified from Accumulated other comprehensive income (loss) within 12 months of December 31, 2013 is approximately $0.4 billion. The maximum length of time over which forecasted cash flows are hedged is 10 years.
The after-tax impact of cash flow hedges on AOCI is shown in Note 20 to the Consolidated Financial Statements.

Net Investment Hedges
Consistent with ASC 830-20, Foreign Currency Matters—Foreign Currency Transactions (formerly SFAS 52, Foreign Currency Translation), ASC 815 allows hedging of the foreign currency risk of a net investment in a foreign operation. Citigroup uses foreign currency forwards, options and foreign-currency-denominated debt instruments to manage the foreign exchange risk associated with Citigroup’s equity investments in several non-U.S.-dollar-functional-currency foreign subsidiaries. Citigroup records the change in the carrying amount of these investments in the Foreign currency translation adjustment account within Accumulated other comprehensive income (loss). Simultaneously, the effective portion of the hedge of this exposure is also recorded in the Foreign currency translation adjustment account and the ineffective portion, if any, is immediately recorded in earnings.
For derivatives designated as net investment hedges, Citigroup follows the forward-rate method from FASB Derivative Implementation Group Issue H8 (now ASC 815-35-35-16 through 35-26), “Foreign Currency Hedges: Measuring the Amount of Ineffectiveness in a Net Investment Hedge.” According to that method, all changes in fair value, including changes related to the forward-rate component of the foreign currency forward contracts and the time value of foreign currency options, are recorded in the Foreign currency translation adjustment account within Accumulated other comprehensive income (loss).
For foreign-currency-denominated debt instruments that are designated as hedges of net investments, the translation gain or loss that is recorded in the Foreign currency translation adjustment account is based on the spot exchange rate between the functional currency of the respective subsidiary and the U.S. dollar, which is the functional currency of Citigroup. To the extent the notional amount of the hedging instrument exactly matches the hedged net investment and the underlying exchange rate of the derivative hedging instrument relates to the exchange rate between the functional currency of the net investment and Citigroup’s functional currency (or, in the case of a non-derivative debt instrument, such instrument is denominated in the functional currency of the net investment), no ineffectiveness is recorded in earnings.
The pretax gain (loss) recorded in the Foreign currency translation adjustment account within Accumulated other comprehensive income (loss), related to the effective portion of the net investment hedges, is $2,370 million, $(3,829) million and $904 million for the years ended December 31, 2013, 2012 and 2011, respectively.

Credit Derivatives
A credit derivative is a bilateral contract between a buyer and a seller under which the seller agrees to provide protection to the buyer against the credit risk of a particular entity (“reference entity” or “reference credit”). Credit derivatives generally require that the seller of credit protection make payments to the buyer upon the occurrence of predefined credit events (commonly referred to as “settlement triggers”). These settlement triggers are defined by the form of the derivative and the reference credit and are generally limited to the market standard of failure to pay on indebtedness and bankruptcy of the reference credit and, in a more limited range of transactions, debt restructuring. Credit derivative transactions referring to emerging market reference credits will also typically include additional settlement triggers to cover the acceleration of indebtedness and the risk of repudiation or a payment moratorium. In certain transactions, protection may be provided on a portfolio of reference credits or asset-backed securities. The seller of such protection may not be required to make payment until a specified amount of losses has occurred with respect to the portfolio and/or may only be required to pay for losses up to a specified amount.
The Company is a market maker and trades a range of credit derivatives. Through these contracts, the Company either purchases or writes protection on either a single name or a portfolio of reference credits. The Company also uses credit derivatives to help mitigate credit risk in its Corporate and Consumer loan portfolios and other cash positions, and to facilitate client transactions.
The range of credit derivatives sold includes credit default swaps, total return swaps, credit options and credit-linked notes.
A credit default swap is a contract in which, for a fee, a protection seller agrees to reimburse a protection buyer for any losses that occur due to a credit event on a reference entity. If there is no credit default event or settlement trigger, as defined by the specific derivative contract, then the protection seller makes no payments to the protection buyer and receives only the contractually specified fee. However, if a credit event occurs as defined in the specific derivative contract sold, the protection seller will be required to make a payment to the protection buyer.
A total return swap transfers the total economic performance of a reference asset, which includes all associated cash flows, as well as capital appreciation or depreciation. The protection buyer receives a floating rate of interest and any depreciation on the reference asset from the protection seller and, in return, the protection seller receives the cash flows associated with the reference asset plus any appreciation. Thus, according to the total return swap agreement, the protection seller will be obligated to make a payment any time the floating interest rate payment and any depreciation of the reference asset exceed the cash flows associated with the underlying asset. A total return swap may terminate upon a default of the reference asset subject to the provisions of the related total return swap agreement between the protection seller and the protection buyer.
A credit option is a credit derivative that allows investors to trade or hedge changes in the credit quality of the reference asset. For example, in a credit spread option, the option writer assumes the obligation to purchase or sell the reference asset at a specified “strike” spread level. The option purchaser buys the right to sell the reference asset to, or purchase it from, the option writer at the strike spread level. The payments on credit spread options depend either on a particular credit spread or the price of the underlying credit-sensitive asset. The options usually terminate if the underlying assets default.
A credit-linked note is a form of credit derivative structured as a debt security with an embedded credit default swap. The purchaser of the note writes credit protection to the issuer and receives a return that could be negatively affected by credit events on the underlying reference credit. If the reference entity defaults, the purchaser of the credit-linked note may assume the long position in the debt security and any future cash flows from it but will lose the amount paid to the issuer of the credit-linked note. Thus, the maximum amount of the exposure is the carrying amount of the credit-linked note. As of December 31, 2013 and December 31, 2012, the amount of credit-linked notes held by the Company in trading inventory was immaterial.
The following tables summarize the key characteristics of the Company’s credit derivative portfolio as protection seller as of December 31, 2013 and December 31, 2012:

In millions of dollars at December 31, 2013	Maximum potential amount of future payments	Fair value payable(1)(2)
By industry/counterparty
Bank	$727,748	$6,520
Broker-dealer	224,073	4,001
Non-financial	2,820	56
Insurance and other financial institutions	188,722	2,059
Total by industry/counterparty	$1,143,363	$12,636
By instrument
Credit default swaps and options	$1,141,864	$12,607
Total return swaps and other	1,499	29
Total by instrument	$1,143,363	$12,636
By rating
Investment grade	$752,640	$3,242
Non-investment grade	390,723	9,394
Total by rating	$1,143,363	$12,636
By maturity
Within 1 year	$221,562	$858
From 1 to 5 years	853,391	7,492
After 5 years	68,410	4,286
Total by maturity	$1,143,363	$12,636

(1)	In addition, fair value amounts payable under credit derivatives purchased were $28,723 million.

(2)	In addition, fair value amounts receivable under credit derivatives sold were $26,673 million.

In millions of dollars at December 31, 2012	Maximum potential amount of future payments	Fair value payable(1)(2)
By industry/counterparty
Bank	$863,411	$18,824
Broker-dealer	304,968	9,193
Non-financial	3,241	87
Insurance and other financial institutions	174,874	3,726
Total by industry/counterparty	$1,346,494	$31,830
By instrument
Credit default swaps and options	$1,345,162	$31,624
Total return swaps and other	1,332	206
Total by instrument	$1,346,494	$31,830
By rating
Investment grade	$637,343	$6,290
Non-investment grade	709,151	25,540
Total by rating	$1,346,494	$31,830
By maturity
Within 1 year	$287,670	$2,388
From 1 to 5 years	965,059	21,542
After 5 years	93,765	7,900
Total by maturity	$1,346,494	$31,830

(1)	In addition, fair value amounts payable under credit derivatives purchased were $20,832 million.

(2)	In addition, fair value amounts receivable under credit derivatives sold were $19,710 million.

Citigroup evaluates the payment/performance risk of the credit derivatives for which it stands as a protection seller based on the credit rating assigned to the underlying referenced credit. Where external ratings by nationally recognized statistical rating organizations (such as Moody’s and S&P) are used, investment grade ratings are considered to be Baa/BBB or above, while anything below is considered non-investment grade. The Citigroup internal ratings are in line with the related external credit rating system. The non-investment grade category in the table above includes credit derivatives where the underlying referenced entity has been downgraded subsequent to the inception of the derivative. On certain underlying referenced credits or entities, ratings are not available and such referenced credits are included in the “non-investment grade” category. Beginning with the first quarter of 2014, the Company began applying internal ratings for reporting purposes to credit default swaps and other derivatives referencing investment grade and high yield credit index products and customized baskets. Previously these products were considered not-rated and included in the “non-investment grade” category. Amounts for December 31, 2013 reflect the new reporting methodology and are not comparable to the amounts presented for December 31, 2012 as the reporting change was made prospectively and information was not available to reclassify the amounts for December 31, 2012. This prospective change only affected disclosure amounts and had no impact on the valuation of the positions.

The maximum potential amount of future payments under credit derivative contracts presented in the table above is based on the notional value of the derivatives. The Company believes that the maximum potential amount of future payments for credit protection sold is not representative of the actual loss exposure based on historical experience. This amount has not been reduced by the Company’s rights to the underlying assets and the related cash flows. In accordance with most credit derivative contracts, should a credit event (or settlement trigger) occur, the Company usually is liable for the difference between the protection sold and the recourse it holds in the value of the underlying assets. Thus, if the reference entity defaults, Citi will have a right to collect on the underlying reference credit and any related cash flows, while being liable for the full notional amount of credit protection sold to the buyer. Furthermore, this maximum potential amount of future payments for credit protection sold has not been reduced for any cash collateral paid to a given counterparty, as such payments would be calculated after netting all derivative exposures, including any credit derivatives with that counterparty in accordance with a related master netting agreement. Due to such netting processes, determining the amount of collateral that corresponds to credit derivative exposures alone is not possible. The Company actively monitors open credit-risk exposures and manages this exposure by using a variety of strategies, including purchased credit derivatives, cash collateral or direct holdings of the referenced assets. This risk mitigation activity is not captured in the table above.

Credit-Risk-Related Contingent Features in Derivatives
Certain derivative instruments contain provisions that require the Company to either post additional collateral or immediately settle any outstanding liability balances upon the occurrence of a specified credit-risk-related event. These events, which are defined by the existing derivative contracts, are primarily downgrades in the credit ratings of the Company and its affiliates. The fair value (excluding CVA) of all derivative instruments with credit-risk-related contingent features that are in a net liability position at December 31, 2013 and December 31, 2012 was $26 billion and $36 billion, respectively. The Company has posted $24 billion and $32 billion as collateral for this exposure in the normal course of business as of December 31, 2013 and December 31, 2012, respectively.
Each downgrade would trigger additional collateral or cash settlement requirements for the Company and its affiliates. In the event that each legal entity was downgraded a single notch by the three rating agencies as of December 31, 2013, the Company would be required to post an additional $2.5 billion as either collateral or settlement of the derivative transactions. Additionally, the Company would be required to segregate with third-party custodians collateral previously received from existing derivative counterparties in the amount of $0.1 billion upon the single notch downgrade, resulting in aggregate cash obligations and collateral requirements of approximately $2.6 billion.

24. CONCENTRATIONS OF CREDIT RISK

Concentrations of credit risk exist when changes in economic, industry or geographic factors similarly affect groups of counterparties whose aggregate credit exposure is material in relation to Citigroup’s total credit exposure. Although Citigroup’s portfolio of financial instruments is broadly diversified along industry, product, and geographic lines, material transactions are completed with other financial institutions, particularly in the securities trading, derivatives and foreign exchange businesses.
In connection with the Company’s efforts to maintain a diversified portfolio, the Company limits its exposure to any one geographic region, country or individual creditor and monitors this exposure on a continuous basis. At December 31, 2013, Citigroup’s most significant concentration of credit risk was with the U.S. government and its agencies. The Company’s exposure, which primarily results from trading assets and investments issued by the U.S. government and its agencies, amounted to $168.4 billion and $190.7 billion at December 31, 2013 and 2012, respectively. The Mexican and Japanese governments and their agencies, which are rated investment grade by both Moody’s and S&P, were the next largest exposures. The Company’s exposure to Mexico amounted to $37.0 billion and $33.6 billion at December 31, 2013 and 2012, respectively, and was composed of investment securities, loans and trading assets. The Company’s exposure to Japan amounted to $29.0 billion and $38.7 billion at December 31, 2013 and 2012, respectively, and was composed of investment securities, loans and trading assets.
The Company’s exposure to states and municipalities amounted to $33.1 billion and $34.1 billion at December 31, 2013 and 2012, respectively, and was composed of trading assets, investment securities, derivatives and lending activities.

25.   FAIR VALUE MEASUREMENT
ASC 820-10 (formerly SFAS 157) Fair Value Measurement, defines fair value, establishes a consistent framework for measuring fair value and requires disclosures about fair value measurements. Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Among other things, the standard requires the Company to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value.
Under ASC 820-10, the probability of default of a counterparty is factored into the valuation of derivative positions and includes the impact of Citigroup’s own credit risk on derivatives and other liabilities measured at fair value.

Fair Value Hierarchy
ASC 820-10 specifies a hierarchy of inputs based on whether the inputs are observable or unobservable. Observable inputs reflect market data obtained from independent sources, while unobservable inputs reflect the Company’s market assumptions. These two types of inputs have created the following fair value hierarchy:

•	Level 1: Quoted prices for identical instruments in active markets.

•
Level 2: Quoted prices for similar instruments in active markets; quoted prices for identical or similar instruments in markets that are not active; and model-derived valuations in which all significant inputs and significant value drivers are observable in active markets.

•	Level 3: Valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

This hierarchy requires the use of observable market data when available. The Company considers relevant and observable market prices in its valuations where possible. The frequency of transactions, the size of the bid-ask spread and the amount of adjustment necessary when comparing similar transactions are all factors in determining the liquidity of markets and the relevance of observed prices in those markets.
The Company’s policy with respect to transfers between levels of the fair value hierarchy is to recognize transfers into and out of each level as of the end of the reporting period.

Determination of Fair Value
For assets and liabilities carried at fair value, the Company measures such value using the procedures set out below, irrespective of whether these assets and liabilities are carried at fair value as a result of an election or whether they are required to be carried at fair value.
When available, the Company generally uses quoted market prices to determine fair value and classifies such items as Level 1. In some cases where a market price is available, the Company will make use of acceptable practical expedients (such as matrix pricing) to calculate fair value, in which case the items are classified as Level 2.

If quoted market prices are not available, fair value is based upon internally developed valuation techniques that use, where possible, current market-based parameters, such as interest rates, currency rates, option volatilities, etc. Items valued using such internally generated valuation techniques are classified according to the lowest level input or value driver that is significant to the valuation. Thus, an item may be classified as Level 3 even though there may be some significant inputs that are readily observable.
The Company may also apply a price-based methodology, which utilizes, where available, quoted prices or other market information obtained from recent trading activity in positions with the same or similar characteristics to the position being valued. The market activity and the amount of the bid-ask spread are among the factors considered in determining the liquidity of markets and the relevance of observed prices from those markets. If relevant and observable prices are available, those valuations may be classified as Level 2. When less liquidity exists for a security or loan, a quoted price is stale, a significant adjustment to the price of a similar security is necessary to reflect differences in the terms of the actual security or loan being valued, or prices from independent sources are insufficient to corroborate the valuation, the “price” inputs are considered unobservable and the fair value measurements are classified as Level 3.
Fair value estimates from internal valuation techniques are verified, where possible, to prices obtained from independent vendors or brokers. Vendors and brokers’ valuations may be based on a variety of inputs ranging from observed prices to proprietary valuation models.
The following section describes the valuation methodologies used by the Company to measure various financial instruments at fair value, including an indication of the level in the fair value hierarchy in which each instrument is generally classified. Where appropriate, the description includes details of the valuation models, the key inputs to those models and any significant assumptions.

Market valuation adjustments
Liquidity adjustments are applied to items in Level 2 and Level 3 of the fair value hierarchy to ensure that the fair value reflects the liquidity or illiquidity of the market. The liquidity reserve may utilize the bid-offer spread for an instrument as one of the factors.
Counterparty credit-risk adjustments are applied to derivatives, such as over-the-counter uncollateralized derivatives, where the base valuation uses market parameters based on the relevant base interest rate curves. Not all counterparties have the same credit risk as that implied by the relevant base curve, so it is necessary to consider the market view of the credit risk of a counterparty in order to estimate the fair value of such an item.
Bilateral or “own” credit-risk adjustments are applied to reflect the Company’s own credit risk when valuing derivatives and liabilities measured at fair value. Counterparty and own credit adjustments consider the expected future cash flows between Citi and its counterparties under the terms of the instrument and the effect of credit risk on the valuation of those cash flows, rather than a point-in-time assessment of the current recognized net asset or liability. Furthermore, the credit-risk adjustments take into account the effect of credit-risk mitigants, such as pledged collateral and any legal right of offset (to the extent such offset exists) with a counterparty through arrangements such as netting agreements.
Generally, the unit of account for a financial instrument is the individual financial instrument. The Company applies market valuation adjustments that are consistent with the unit of account, which does not include adjustment due to the size of the Company’s position, except as follows. ASC 820-10 permits an exception, through an accounting policy election, to measure the fair value of a portfolio of financial assets and financial liabilities on the basis of the net open risk position when certain criteria are met. Citi has elected to measure certain portfolios of financial instruments, such as derivatives, that meet those criteria on the basis of the net open risk position. The Company applies market valuation adjustments, including adjustments to account for the size of the net open risk position, consistent with market participant assumptions and in accordance with the unit of account.

Valuation Process for Fair Value Measurements
Price verification procedures and related internal control procedures are governed by the Citigroup Pricing and Price Verification Policy and Standards, which is jointly owned by Finance and Risk Management. Finance has implemented the ICG Pricing and Price Verification Standards and Procedures to facilitate compliance with this policy.
For fair value measurements of substantially all assets and liabilities held by the Company, individual business units are responsible for valuing the trading account assets and liabilities, and Product Control within Finance performs independent price verification procedures to evaluate those fair value measurements. Product Control is independent of the individual business units and reports to the Global Head of Product Control. It has authority over the valuation of financial assets and liabilities. Fair value measurements of assets and liabilities are determined using various techniques, including, but not limited to, discounted cash flows and internal models, such as option and correlation models.
Based on the observability of inputs used, Product Control classifies the inventory as Level 1, Level 2 or Level 3 of the fair value hierarchy. When a position involves one or more significant inputs that are not directly observable, additional price verification procedures are applied. These procedures may include reviewing relevant historical data, analyzing profit and loss, valuing each component of a structured trade individually, and benchmarking, among others.
Reports of inventory that is classified within Level 3 of the fair value hierarchy are distributed to senior management in Finance, Risk and the individual business. This inventory is also discussed in Risk Committees and in monthly meetings with senior trading management. As deemed necessary, reports may go to the Audit Committee of the Board of Directors or to the full Board of Directors. Whenever a valuation adjustment is needed to bring the price of an asset or liability to its exit price, Product Control reports it to management along with other price verification results.

In addition, the pricing models used in measuring fair value are governed by an independent control framework. Although the models are developed and tested by the individual business units, they are independently validated by the Model Validation Group within Risk Management and reviewed by Finance with respect to their impact on the price verification procedures. The purpose of this independent control framework is to assess model risk arising from models’ theoretical soundness, calibration techniques where needed, and the appropriateness of the model for a specific product in a defined market. Valuation adjustments, if any, go through a similar independent review process as the valuation models. To ensure their continued applicability, models are independently reviewed annually. In addition, Risk Management approves and maintains a list of products permitted to be valued under each approved model for a given business.

Securities purchased under agreements to resell and securities sold under agreements to repurchase
No quoted prices exist for such instruments, so fair value is determined using a discounted cash-flow technique. Cash flows are estimated based on the terms of the contract, taking into account any embedded derivative or other features. Expected cash flows are discounted using interest rates appropriate to the maturity of the instrument as well as the nature of the underlying collateral. Generally, when such instruments are held at fair value, they are classified within Level 2 of the fair value hierarchy, as the inputs used in the valuation are readily observable. However, certain long-dated positions are classified within Level 3 of the fair value hierarchy.

Trading account assets and liabilities—trading securities and trading loans
When available, the Company uses quoted market prices to determine the fair value of trading securities; such items are classified as Level 1 of the fair value hierarchy. Examples include some government securities and exchange-traded equity securities.
For bonds and secondary market loans traded over the counter, the Company generally determines fair value utilizing valuation techniques, including discounted cash flows, price-based and internal models, such as Black-Scholes and Monte Carlo simulation. Fair value estimates from these internal valuation techniques are verified, where possible, to prices obtained from independent vendors. Vendors compile prices from various sources and may apply matrix pricing for similar bonds or loans where no price is observable. A price-based methodology utilizes, where available, quoted prices or other market information obtained from recent trading activity of assets with similar characteristics to the bond or loan being valued. The yields used in discounted cash flow models are derived from the same price information. Trading securities and loans priced using such methods are generally classified as Level 2. However, when less liquidity exists for a security or loan, a quoted price is stale, a significant adjustment to the price of a similar security or loan is necessary to reflect differences in the terms of the actual security or loan being valued, or prices from independent sources are insufficient to corroborate valuation, a loan or security is generally classified as Level 3. The price input used in a price-based methodology may be zero for a security, such as a subprime CDO, that is not receiving any principal or interest and is currently written down to zero.
Where the Company’s principal market for a portfolio of loans is the securitization market, the Company uses the securitization price to determine the fair value of the portfolio. The securitization price is determined from the assumed proceeds of a hypothetical securitization in the current market, adjusted for transformation costs (i.e., direct costs other than transaction costs) and securitization uncertainties such as market conditions and liquidity. As a result of the severe reduction in the level of activity in certain securitization markets since the second half of 2007, observable securitization prices for certain directly comparable portfolios of loans have not been readily available. Therefore, such portfolios of loans are generally classified as Level 3 of the fair value hierarchy. However, for other loan securitization markets, such as commercial real estate loans, price verification of the hypothetical securitizations has been possible, since these markets have remained active. Accordingly, this loan portfolio is classified as Level 2 of the fair value hierarchy.

Trading account assets and liabilities—derivatives
Exchange-traded derivatives are generally measured at fair value using quoted market (i.e., exchange) prices and are classified as Level 1 of the fair value hierarchy.
The majority of derivatives entered into by the Company are executed over the counter and are valued using internal valuation techniques, as no quoted market prices exist for such instruments. The valuation techniques and inputs depend on the type of derivative and the nature of the underlying instrument. The principal techniques used to value these instruments are discounted cash flows and internal models, including Black-Scholes and Monte Carlo simulation. The fair values of derivative contracts reflect cash the Company has paid or received (for example, option premiums paid and received).
The key inputs depend upon the type of derivative and the nature of the underlying instrument and include interest rate yield curves, foreign-exchange rates, volatilities and correlation. The Company uses overnight indexed swap (OIS) curves as fair value measurement inputs for the valuation of certain collateralized derivatives. Citi uses the relevant benchmark curve for the currency of the derivative (e.g., the London Interbank Offered Rate for U.S. dollar derivatives) as the discount rate for uncollateralized derivatives. Citi has not recognized any valuation adjustments to reflect the cost of funding uncollateralized derivative positions beyond that implied by the relevant benchmark curve. Citi continues to monitor market practices and activity with respect to discounting in derivative valuation.

The derivative instruments are classified as either Level 2 or Level 3 depending upon the observability of the significant inputs to the model.

Subprime-related direct exposures in CDOs
The valuation of high-grade and mezzanine asset-backed security (ABS) CDO positions utilizes prices based on the underlying assets of each high-grade and mezzanine ABS CDO. The high-grade and mezzanine positions are largely hedged through the ABS and bond short positions. This results in closer symmetry in the way these long and short positions are valued by the Company. Citigroup uses trader marks to value this portion of the portfolio and will do so as long as it remains largely hedged.
For most of the lending and structured direct subprime exposures, fair value is determined utilizing observable transactions where available, other market data for similar assets in markets that are not active and other internal valuation techniques.

Investments
The investments category includes available-for-sale debt and marketable equity securities, whose fair value is generally determined by utilizing similar procedures described for trading securities above or, in some cases, using consensus pricing as the primary source.
Also included in investments are nonpublic investments in private equity and real estate entities held by ICG. Determining the fair value of nonpublic securities involves a significant degree of management resources and judgment, as no quoted prices exist and such securities are generally very thinly traded. In addition, there may be transfer restrictions on private equity securities. The Company’s process for determining the fair value of such securities utilizes commonly accepted valuation techniques, including comparables analysis. In determining the fair value of nonpublic securities, the Company also considers events such as a proposed sale of the investee company, initial public offerings, equity issuances or other observable transactions. As discussed in Note 14 to the Consolidated Financial Statements, the Company uses net asset value to value certain of these investments.
Private equity securities are generally classified as Level 3 of the fair value hierarchy.

Short-term borrowings and long-term debt
Where fair value accounting has been elected, the fair value of non-structured liabilities is determined by utilizing internal models using the appropriate discount rate for the applicable maturity. Such instruments are generally classified as Level 2 of the fair value hierarchy, as all inputs are readily observable.
The Company determines the fair value of structured liabilities (where performance is linked to structured interest rates, inflation or currency risks) and hybrid financial instruments (where performance is linked to risks other than interest rates, inflation or currency risks) using the appropriate derivative valuation methodology (described above in “Trading account assets and liabilities—derivatives”) given the nature of the embedded risk profile. Such instruments are classified as Level 2 or Level 3 depending on the observability of significant inputs to the model.

Alt-A mortgage securities
The Company classifies its Alt-A mortgage securities as held-to-maturity, available-for-sale and trading investments. The securities classified as trading and available-for-sale are recorded at fair value with changes in fair value reported in current earnings and AOCI, respectively. For these purposes, Citi defines Alt-A mortgage securities as non-agency residential mortgage-backed securities (RMBS) where (i) the underlying collateral has weighted average FICO scores between 680 and 720 or (ii) for instances where FICO scores are greater than 720, RMBS have 30% or less of the underlying collateral composed of full documentation loans.
Similar to the valuation methodologies used for other trading securities and trading loans, the Company generally determines the fair values of Alt-A mortgage securities utilizing internal valuation techniques. Fair value estimates from internal valuation techniques are verified, where possible, to prices obtained from independent vendors. Consensus data providers compile prices from various sources. Where available, the Company may also make use of quoted prices for recent trading activity in securities with the same or similar characteristics to the security being valued.
The valuation techniques used for Alt-A mortgage securities, as with other mortgage exposures, are price-based and yield analysis. The primary market-derived input is yield. Cash flows are based on current collateral performance with prepayment rates and loss projections reflective of current economic conditions of housing price change, unemployment rates, interest rates, borrower attributes and other market indicators.
Alt-A mortgage securities that are valued using these methods are generally classified as Level 2. However, Alt-A mortgage securities backed by Alt-A mortgages of lower quality or subordinated tranches in the capital structure are mostly classified as Level 3 due to the reduced liquidity that exists for such positions, which reduces the reliability of prices available from independent sources.

Items Measured at Fair Value on a Recurring Basis
The following tables present for each of the fair value hierarchy levels the Company’s assets and liabilities that are measured at fair value on a recurring basis at December 31, 2013 and December 31, 2012. The Company’s hedging of positions that have been classified in the Level 3 category is not limited to other financial instruments (hedging instruments) that have been classified as Level 3, but also instruments classified as Level 1 or Level 2 of the fair value hierarchy. The effects of these hedges are presented gross in the following table.

Fair Value Levels

In millions of dollars at December 31, 2013	Level 1(1)	Level 2(1)	Level 3	Gross inventory	Netting(2)	Net balance
Assets
Federal funds sold and securities borrowed or purchased under agreements to resell	$—	$172,848	$3,566	$176,414	$(34,933)	$141,481
Trading non-derivative assets
Trading mortgage-backed securities
U.S. government-sponsored agency guaranteed	$—	$22,861	$1,094	$23,955	$—	$23,955
Residential	—	1,223	2,854	4,077	—	4,077
Commercial	—	2,318	256	2,574	—	2,574
Total trading mortgage-backed securities	$—	$26,402	$4,204	$30,606	$—	$30,606
U.S. Treasury and federal agency securities	$12,080	$2,757	$—	$14,837	$—	$14,837
State and municipal	—	2,985	222	3,207	—	3,207
Foreign government	49,220	25,220	416	74,856	—	74,856
Corporate	—	28,699	1,835	30,534	—	30,534
Equity securities	58,761	1,958	1,057	61,776	—	61,776
Asset-backed securities	—	1,274	4,342	5,616	—	5,616
Other trading assets	—	8,491	3,184	11,675	—	11,675
Total trading non-derivative assets	$120,061	$97,786	$15,260	$233,107	$—	$233,107
Trading derivatives
Interest rate contracts	$11	$624,902	$3,467	$628,380
Foreign exchange contracts	40	91,189	1,325	92,554
Equity contracts	5,793	17,611	1,473	24,877
Commodity contracts	506	7,775	801	9,082
Credit derivatives	—	37,336	3,010	40,346
Total trading derivatives	$6,350	$778,813	$10,076	$795,239
Cash collateral paid(3)				$6,073
Netting agreements					$(713,598)
Netting of cash collateral received					(34,893)
Total trading derivatives	$6,350	$778,813	$10,076	$801,312	$(748,491)	$52,821
Investments
Mortgage-backed securities
U.S. government-sponsored agency guaranteed	$—	$41,810	$187	$41,997	$—	$41,997
Residential	—	10,103	102	10,205	—	10,205
Commercial	—	453	—	453	—	453
Total investment mortgage-backed securities	$—	$52,366	$289	$52,655	$—	$52,655
U.S. Treasury and federal agency securities	$69,139	$18,449	$8	$87,596	$—	$87,596
State and municipal	$—	$17,297	$1,643	$18,940	$—	$18,940
Foreign government	35,179	60,948	344	96,471	—	96,471
Corporate	4	10,841	285	11,130	—	11,130
Equity securities	2,583	336	815	3,734	—	3,734
Asset-backed securities	—	13,314	1,960	15,274	—	15,274
Other debt securities	—	661	50	711	—	711
Non-marketable equity securities	—	358	4,347	4,705	—	4,705
Total investments	$106,905	$174,570	$9,741	$291,216	$—	$291,216

In millions of dollars at December 31, 2013	Level 1(1)	Level 2(1)	Level 3	Gross inventory	Netting(2)	Net balance
Loans(4)	$—	$886	$4,143	$5,029	$—	$5,029
Mortgage servicing rights	—	—	2,718	2,718	—	2,718
Non-trading derivatives and other financial assets measured on a recurring basis, gross	$—	$9,811	$181	$9,992
Cash collateral paid				$82
Netting of cash collateral received					$(2,951)
Non-trading derivatives and other financial assets measured on a recurring basis	$—	$9,811	$181	$10,074	$(2,951)	$7,123
Total assets	$233,316	$1,234,714	$45,685	$1,519,870	$(786,375)	$733,495
Total as a percentage of gross assets(5)	15.4%	81.6%	3.0%
Liabilities
Interest-bearing deposits	$—	$787	$890	$1,677	$—	$1,677
Federal funds purchased and securities loaned or sold under agreements to repurchase	$—	$85,576	$902	$86,478	$(34,933)	$51,545
Trading account liabilities
Securities sold, not yet purchased	51,035	9,883	590	61,508		61,508
Trading derivatives
Interest rate contracts	$12	$614,586	$2,628	$617,226
Foreign exchange contracts	29	87,978	630	88,637
Equity contracts	5,783	26,178	2,331	34,292
Commodity contracts	363	8,646	1,161	10,170
Credit derivatives	—	37,510	3,284	40,794
Total trading derivatives	$6,187	$774,898	$10,034	$791,119
Cash collateral received(6)				$8,827
Netting agreements					$(713,598)
Netting of cash collateral paid					(39,094)
Total trading derivatives	$6,187	$774,898	$10,034	$799,946	$(752,692)	$47,254
Short-term borrowings	$—	$3,663	$29	$3,692	$—	$3,692
Long-term debt	—	20,080	6,797	26,877	—	26,877
Non-trading derivatives and other financial liabilities measured on a recurring basis, gross	$—	$1,719	$10	$1,729
Cash collateral received(7)				$282
Total non-trading derivatives and other financial liabilities measured on a recurring basis	$—	$1,719	$10	$2,011		$2,011
Total liabilities	$57,222	$896,606	$19,252	$982,189	$(787,625)	$194,564
Total as a percentage of gross liabilities(5)	5.9%	92.1%	2.0%

(1)
For the year ended December 31, 2013, the Company transferred assets of approximately $2.5 billion from Level 1 to Level 2, primarily related to foreign government securities, which were not traded with sufficient frequency to constitute an active market. During the year ended December 31, 2013, the Company transferred assets of approximately $49.3 billion from Level 2 to Level 1, substantially all related to U.S. Treasury securities held across the Company’s major investment portfolios where Citi obtained additional information from its external pricing sources to meet the criteria for Level 1 classification. During the year ended December 31, 2013, the Company transferred liabilities of $30 million from Level 1 to Level 2, and liabilities of $75 million from Level 2 to Level 1.

(2)
Represents netting of: (i) the amounts due under securities purchased under agreements to resell and the amounts owed under securities sold under agreements to repurchase; and (ii) derivative exposures covered by a qualifying master netting agreement and cash collateral offsetting.

(3)	This is the net amount of the $45,167 million of gross cash collateral paid, of which $39,094 million was used to offset derivative liabilities.

(4)	There is no allowance for loan losses recorded for loans reported at fair value.

(5)
Because the amount of the cash collateral received has not been allocated to the Level 1, 2 and 3 subtotals, these percentages are calculated based on total assets and liabilities measured at fair value on a recurring basis, excluding the cash collateral paid/received on derivatives.

(6)	This is the net amount of the $43,720 million of gross cash collateral received, of which $34,893 million was used to offset derivative assets.

(7)	This is the net amount of the $3,233 million of gross cash collateral received, of which $2,951 million was used to offset derivative assets.

Fair Value Levels

In millions of dollars at December 31, 2012	Level 1(1)	Level 2(1)	Level 3	Gross inventory	Netting(2)	Net balance
Assets
Federal funds sold and securities borrowed or purchased under agreements to resell	$—	$198,278	$5,043	$203,321	$(42,732)	$160,589
Trading non-derivative assets
Trading mortgage-backed securities
U.S. government-sponsored agency guaranteed	—	29,835	1,325	31,160	—	31,160
Residential	—	1,663	1,805	3,468	—	3,468
Commercial	—	1,322	1,119	2,441	—	2,441
Total trading mortgage-backed securities	$—	$32,820	$4,249	$37,069	$—	$37,069
U.S. Treasury and federal agency securities	$15,416	$4,940	$—	$20,356	$—	$20,356
State and municipal	—	3,611	195	3,806	—	3,806
Foreign government	57,831	31,097	311	89,239	—	89,239
Corporate	—	33,194	2,030	35,224	—	35,224
Equity securities	54,640	2,094	264	56,998	—	56,998
Asset-backed securities	—	899	4,453	5,352	—	5,352
Other trading assets	—	15,944	2,321	18,265	—	18,265
Total trading non-derivative assets	$127,887	$124,599	$13,823	$266,309	$—	$266,309
Trading derivatives
Interest rate contracts	$2	$897,635	$1,710	$899,347
Foreign exchange contracts	18	75,358	902	76,278
Equity contracts	2,359	14,109	1,741	18,209
Commodity contracts	410	9,752	695	10,857
Credit derivatives	—	49,858	4,166	54,024
Total trading derivatives	$2,789	$1,046,712	$9,214	$1,058,715
Cash collateral paid(3)				$5,597
Netting agreements					$(970,782)
Netting of cash collateral received					(38,910)
Total trading derivatives	$2,789	$1,046,712	$9,214	$1,064,312	$(1,009,692)	$54,620
Investments
Mortgage-backed securities
U.S. government-sponsored agency guaranteed	$46	$45,841	$1,458	$47,345	$—	$47,345
Residential	—	7,472	205	7,677	—	7,677
Commercial	—	449	—	449	—	449
Total investment mortgage-backed securities	$46	$53,762	$1,663	$55,471	$—	$55,471
U.S. Treasury and federal agency securities	$13,204	$78,625	$12	$91,841	$—	$91,841
State and municipal	$—	$17,483	$849	$18,332	$—	$18,332
Foreign government	36,048	57,616	383	94,047	—	94,047
Corporate	—	9,289	385	9,674	—	9,674
Equity securities	4,037	132	773	4,942	—	4,942
Asset-backed securities	—	11,910	2,220	14,130	—	14,130
Other debt securities	—	—	258	258	—	258
Non-marketable equity securities	—	404	5,364	5,768	—	5,768
Total investments	$53,335	$229,221	$11,907	$294,463	$—	$294,463

In millions of dollars at December 31, 2012	Level 1(1)	Level 2(1)	Level 3	Gross inventory	Netting(2)	Net balance
Loans(4)	$—	$356	$4,931	$5,287	$—	$5,287
Mortgage servicing rights	—	—	1,942	1,942	—	1,942
Non-trading derivatives and other financial assets measured on a recurring basis, gross	$—	$15,293	$2,452	$17,745
Cash collateral paid				$214
Netting of cash collateral received					$(4,660)
Non-trading derivatives and other financial assets measured on a recurring basis	$—	$15,293	$2,452	$17,959	$(4,660)	$13,299
Total assets	$184,011	$1,614,459	$49,312	$1,853,593	$(1,057,084)	$796,509
Total as a percentage of gross assets(5)	10.0%	87.4%	2.7%
Liabilities
Interest-bearing deposits	$—	$661	$786	$1,447	$—	$1,447
Federal funds purchased and securities loaned or sold under agreements to repurchase	—	158,580	841	159,421	(42,732)	116,689
Trading account liabilities
Securities sold, not yet purchased	55,145	8,288	365	63,798		63,798
Trading account derivatives
Interest rate contracts	$1	$890,362	$1,529	$891,892
Foreign exchange contracts	10	81,137	902	82,049
Equity contracts	2,664	25,986	3,189	31,839
Commodity contracts	317	10,348	1,466	12,131
Credit derivatives	—	47,746	4,508	52,254
Total trading derivatives	$2,992	$1,055,579	$11,594	$1,070,165
Cash collateral received(6)				$7,923
Netting agreements					$(970,782)
Netting of cash collateral paid					(55,555)
Total trading derivatives	$2,992	$1,055,579	$11,594	$1,078,088	$(1,026,337)	$51,751
Short-term borrowings	—	706	112	818	—	818
Long-term debt	—	23,038	6,726	29,764	—	29,764
Non-trading derivatives and other financial liabilities measured on a recurring basis, gross	$—	$2,228	$24	$2,252
Cash collateral received(7)				$658
Non-trading derivatives and other financial liabilities measured on a recurring basis	$—	$2,228	$24	$2,910	$—	$2,910
Total liabilities	$58,137	$1,249,080	$20,448	$1,336,246	$(1,069,069)	$267,177
Total as a percentage of gross liabilities(5)	4.4%	94.1%	1.5%

(1)
For the year ended December 31, 2012, the Company transferred assets of $1.7 billion from Level 1 to Level 2, primarily related to foreign government bonds, which were not traded with enough frequency to constitute an active market. During the year ended December 31, 2012, the Company transferred assets of $1.2 billion from Level 2 to Level 1 primarily related to foreign government bonds, which were traded with sufficient frequency to constitute an active market. During the year ended December 31, 2012, the Company transferred liabilities of $70 million from Level 1 to Level 2, and liabilities of $150 million from Level 2 to Level 1.

(2)
Represents netting of: (i) the amounts due under securities purchased under agreements to resell and the amounts owed under securities sold under agreements to repurchase; and (ii) derivative exposures covered by a qualifying master netting agreement and cash collateral offsetting.

(3)	This is the net amount of the $61,152 million of gross cash collateral paid, of which $55,555 million was used to offset derivative liabilities.

(4)	There is no allowance for loan losses recorded for loans reported at fair value.

(5)
Because the amount of the cash collateral received has not been allocated to the Level 1, 2 and 3 subtotals, these percentages are calculated based on total assets and liabilities measured at fair value on a recurring basis, excluding the cash collateral paid/received on derivatives.

(6)	This is the net amount of the $46,833 million of gross cash collateral received, of which $38,910 million was used to offset derivative assets.

(7)	This is the net amount of the $5,318 million of gross cash collateral received, of which $4,660 million was used to offset derivative liabilities.

Changes in Level 3 Fair Value Category
The following tables present the changes in the Level 3 fair value category for the years ended December 31, 2013 and 2012. As discussed above, the Company classifies financial instruments as Level 3 of the fair value hierarchy when there is reliance on at least one significant unobservable input to the valuation model. In addition to these unobservable inputs, the valuation models for Level 3 financial instruments typically also rely on a number of inputs that are readily observable either directly or indirectly. The gains and losses presented below include changes in the fair value related to both observable and unobservable inputs.

The Company often hedges positions with offsetting positions that are classified in a different level. For example, the gains and losses for assets and liabilities in the Level 3 category presented in the tables below do not reflect the effect of offsetting losses and gains on hedging instruments that have been classified by the Company in the Level 1 and Level 2 categories. In addition, the Company hedges items classified in the Level 3 category with instruments also classified in Level 3 of the fair value hierarchy. The effects of these hedges are presented gross in the following tables.

Level 3 Fair Value Rollforward

		Net realized/unrealized gains (losses) incl. in		Transfers							Unrealized gains (losses) still held(3)
In millions of dollars	Dec. 31, 2012	Principal transactions	Other(1)(2)	into Level 3	out of Level 3	Purchases	Issuances	Sales	Settlements	Dec. 31, 2013
Assets
Federal funds sold and securities borrowed or purchased under agreements to resell	$5,043	$(137)	$—	$627	$(1,871)	$59	$—	$71	$(226)	$3,566	$(124)
Trading non-derivative assets
Trading mortgage-backed securities
U.S. government-sponsored agency guaranteed	$1,325	$141	$—	$1,386	$(1,477)	$1,316	$68	$(1,310)	$(355)	$1,094	$52
Residential	1,805	474	—	513	(372)	3,630	—	(3,189)	(7)	2,854	10
Commercial	1,119	114	—	278	(304)	244	—	(1,178)	(17)	256	14
Total trading mortgage-backed securities	$4,249	$729	$—	$2,177	$(2,153)	$5,190	$68	$(5,677)	$(379)	$4,204	$76
U.S. Treasury and federal agency securities	$—	$(1)	$—	$54	$—	$—	$—	$(53)	$—	$—	$—
State and municipal	195	37	—	9	—	107	—	(126)	—	222	15
Foreign government	311	(21)	—	156	(67)	326	—	(289)	—	416	5
Corporate	2,030	(20)	—	410	(410)	2,864	—	(2,116)	(923)	1,835	(406)
Equity securities	264	129	—	228	(210)	829	—	(183)	—	1,057	59
Asset-backed securities	4,453	544	—	181	(193)	5,165	—	(5,579)	(229)	4,342	123
Other trading assets	2,321	202	—	960	(1,592)	3,879	—	(2,253)	(333)	3,184	(7)
Total trading non-derivative assets	$13,823	$1,599	$—	$4,175	$(4,625)	$18,360	$68	$(16,276)	$(1,864)	$15,260	$(135)
Trading derivatives, net(4)
Interest rate contracts	181	292	—	692	(226)	228	—	(155)	(173)	839	779
Foreign exchange contracts	—	625	—	29	(35)	26	—	(10)	60	695	146
Equity contracts	(1,448)	96	—	25	295	298	—	(149)	25	(858)	(453)
Commodity contracts	(771)	296	—	—	46	15	—	(25)	79	(360)	384
Credit derivatives	(342)	(368)	—	106	(183)	20	—	—	493	(274)	(544)
Total trading derivatives, net(4)	$(2,380)	$941	$—	$852	$(103)	$587	$—	$(339)	$484	$42	$312

		Net realized/unrealized gains (losses) incl. in		Transfers							Unrealized gains (losses) still held(3)
In millions of dollars	Dec. 31, 2012	Principal transactions	Other(1)(2)	into Level 3	out of Level 3	Purchases	Issuances	Sales	Settlements	Dec. 31, 2013
Investments
Mortgage-backed securities
U.S. government-sponsored agency guaranteed	$1,458	$—	$(7)	$2,058	$(3,820)	$593	$—	$(38)	$(57)	$187	$11
Residential	205	—	30	60	(265)	212	—	(140)	—	102	7
Commercial	—	—	—	4	(21)	17	—	—	—	—	—
Total investment mortgage-backed securities	$1,663	$—	$23	$2,122	$(4,106)	$822	$—	$(178)	$(57)	$289	$18
U.S. Treasury and federal agency securities	$12	$—	$—	$—	$—	$—	$—	$(4)	$—	$8	$—
State and municipal	849	—	10	12	(122)	1,236	—	(217)	(125)	1,643	(75)
Foreign government	383	—	2	178	(256)	506	—	(391)	(78)	344	(28)
Corporate	385	—	(27)	334	(119)	104	—	(303)	(89)	285	—
Equity securities	773	—	56	19	(1)	1	—	(33)	—	815	47
Asset-backed securities	2,220	—	117	1,192	(1,684)	1,475	—	(337)	(1,023)	1,960	—
Other debt securities	258	—	—	—	(205)	50	—	(53)	—	50	—
Non-marketable equity securities	5,364	—	249	—	—	653	—	(342)	(1,577)	4,347	241
Total investments	$11,907	$—	$430	$3,857	$(6,493)	$4,847	$—	$(1,858)	$(2,949)	$9,741	$203
Loans	$4,931	$—	$(24)	$353	$—	$179	$652	$(192)	$(1,756)	$4,143	$(122)
Mortgage servicing rights	1,942	—	555	—	—	—	634	(2)	(411)	2,718	553
Other financial assets measured on a recurring basis	2,452	—	63	1	—	216	474	(2,046)	(979)	181	(5)
Liabilities
Interest-bearing deposits	$786	$—	$(125)	$32	$(21)	$—	$86	$—	$(118)	$890	$(41)
Federal funds purchased and securities loaned or sold under agreements to repurchase	841	91	—	216	(17)	36	—	40	(123)	902	50
Trading account liabilities
Securities sold, not yet purchased	365	42	—	89	(52)	—	—	612	(382)	590	73
Short-term borrowings	112	53	—	2	(10)	—	316	—	(338)	29	(5)
Long-term debt	6,726	(161)	153	2,461	(2,531)	—	1,466	(1)	(1,332)	6,797	(55)
Other financial liabilities measured on a recurring basis	24	—	(215)	5	(2)	(5)	104	—	(331)	10	(9)

(1)
Changes in fair value for available-for-sale investments are recorded in Accumulated other comprehensive income (loss), unless other-than-temporarily impaired, while gains and losses from sales are recorded in Realized gains (losses) from sales of investments on the Consolidated Statement of Income.

(2)	Unrealized gains (losses) on MSRs are recorded in Other revenue on the Consolidated Statement of Income.

(3)
Represents the amount of total gains or losses for the period, included in earnings (and Accumulated other comprehensive income (loss) for changes in fair value for available-for-sale investments), attributable to the change in fair value relating to assets and liabilities classified as Level 3 that are still held at December 31, 2013.

(4)	Total Level 3 derivative assets and liabilities have been netted in these tables for presentation purposes only.

		Net realized/unrealized gains (losses) incl. in		Transfers							Unrealized gains (losses) still held(3)
In millions of dollars	Dec. 31, 2011	Principal transactions	Other(1)(2)	into Level 3	out of Level 3	Purchases	Issuances	Sales	Settlements	Dec. 31, 2012
Assets
Federal funds sold and securities borrowed or purchased under agreements to resell	$4,701	$306	$—	$540	$(444)	$—	$—	$—	$(60)	$5,043	$317
Trading non-derivative assets
Trading mortgage-backed securities
U.S. government-sponsored agency guaranteed	$861	$38	$—	$1,294	$(735)	$657	$79	$(735)	$(134)	$1,325	$(16)
Residential	1,509	204	—	848	(499)	1,652	—	(1,897)	(12)	1,805	(27)
Commercial	618	(32)	—	327	(305)	1,056	—	(545)	—	1,119	28
Total trading mortgage-backed securities	$2,988	$210	$—	$2,469	$(1,539)	$3,365	$79	$(3,177)	$(146)	$4,249	$(15)
U.S. Treasury and federal agency securities	$3	$—	$—	$—	$—	$13	$—	$(16)	$—	$—	$—
State and municipal	252	24	—	19	(18)	61	—	(143)	—	195	(2)
Foreign government	521	25	—	89	(875)	960	—	(409)	—	311	5
Corporate	3,240	(90)	—	464	(558)	2,622	—	(1,942)	(1,706)	2,030	(28)
Equity securities	244	(25)	—	121	(47)	231	—	(192)	(68)	264	(5)
Asset-backed securities	5,801	503	—	222	(114)	6,873	—	(7,823)	(1,009)	4,453	(173)
Other trading assets	2,743	(8)	—	1,126	(2,089)	2,954	—	(2,092)	(313)	2,321	376
Total trading non-derivative assets	$15,792	$639	$—	$4,510	$(5,240)	$17,079	$79	$(15,794)	$(3,242)	$13,823	$158
Trading derivatives, net(4)
Interest rate contracts	726	(101)	—	682	(438)	311	—	(194)	(805)	181	(298)
Foreign exchange contracts	(562)	440	—	(1)	25	196	—	(213)	115	—	(190)
Equity contracts	(1,737)	326	—	(34)	443	428	—	(657)	(217)	(1,448)	(506)
Commodity contracts	(934)	145	—	(66)	5	100	—	(89)	68	(771)	114
Credit derivatives	1,728	(2,355)	—	32	(188)	117	—	(11)	335	(342)	(692)
Total trading derivatives, net(4)	$(779)	$(1,545)	$—	$613	$(153)	$1,152	$—	$(1,164)	$(504)	$(2,380)	$(1,572)
Investments
Mortgage-backed securities
U.S. government-sponsored agency guaranteed	$679	$—	$7	$894	$(3,742)	$3,622	$—	$—	$(2)	$1,458	$43
Residential	8	—	6	205	(6)	46	—	(54)	—	205	—
Commercial	—	—	—	—	(11)	11	—	—	—	—	—
Total investment mortgage-backed securities	$687	$—	$13	$1,099	$(3,759)	$3,679	$—	$(54)	$(2)	$1,663	$43
U.S. Treasury and federal agency securities	$75	$—	$—	$75	$(150)	$12	$—	$—	$—	$12	$—
State and municipal	667	—	12	129	(153)	412	—	(218)	—	849	(20)
Foreign government	447	—	20	193	(297)	519	—	(387)	(112)	383	1
Corporate	989	—	(6)	68	(698)	224	—	(144)	(48)	385	8
Equity securities	1,453	—	119	—	—	—	—	(308)	(491)	773	(34)
Asset-backed securities	4,041	—	(98)	—	(730)	930	—	(77)	(1,846)	2,220	1
Other debt securities	120	—	(53)	—	—	310	—	(118)	(1)	258	—
Non-marketable equity securities	8,318	—	453	—	—	1,266	—	(3,373)	(1,300)	5,364	313
Total investments	$16,797	$—	$460	$1,564	$(5,787)	$7,352	$—	$(4,679)	$(3,800)	$11,907	$312

		Net realized/unrealized gains (losses) incl. in		Transfers							Unrealized gains (losses) still held(3)
In millions of dollars	Dec. 31, 2011	Principal transactions	Other(1)(2)	into Level 3	out of Level 3	Purchases	Issuances	Sales	Settlements	Dec. 31, 2012
Loans	$4,682	$—	$(34)	$1,051	$(185)	$301	$930	$(251)	$(1,563)	$4,931	$156
Mortgage servicing rights	2,569	—	(426)	—	—	2	421	(5)	(619)	1,942	(427)
Other financial assets measured on a recurring basis	2,245	—	366	21	(35)	4	1,700	(50)	(1,799)	2,452	101
Liabilities
Interest-bearing deposits	$431	$—	$(141)	$213	$(36)	$—	$268	$—	$(231)	$786	$(414)
Federal funds purchased and securities loaned or sold under agreements to repurchase	1,061	(64)	—	—	(14)	—	—	(179)	(91)	841	43
Trading account liabilities
Securities sold, not yet purchased	412	(1)	—	294	(47)	—	—	216	(511)	365	(42)
Short-term borrowings	499	(108)	—	47	(20)	—	268	—	(790)	112	(57)
Long-term debt	6,904	98	119	2,548	(2,694)	—	2,480	—	(2,295)	6,726	(688)
Other financial liabilities measured on a recurring basis	3	—	(31)	2	(2)	(4)	6	—	(12)	24	(13)

(1)
Changes in fair value for available-for-sale investments are recorded in Accumulated other comprehensive income (loss), unless other-than-temporarily impaired, while gains and losses from sales are recorded in Realized gains (losses) from sales of investments on the Consolidated Statement of Income.

(2)	Unrealized gains (losses) on MSRs are recorded in Other revenue on the Consolidated Statement of Income.

(3)
Represents the amount of total gains or losses for the period, included in earnings (and Accumulated other comprehensive income (loss) for changes in fair value for available-for-sale investments), attributable to the change in fair value relating to assets and liabilities classified as Level 3 that are still held at December 31, 2013.

(4)	Total Level 3 derivative assets and liabilities have been netted in these tables for presentation purposes only.
Level 3 Fair Value Rollforward
The following were the significant Level 3 transfers for the period December 31, 2012 to December 31, 2013:

•
Transfers of Federal funds sold and securities borrowed or purchased under agreements to resell of $1.9 billion from Level 3 to Level 2 related to shortening of the remaining tenor of certain reverse repos. There is more transparency and observability for repo curves used in the valuation of structured reverse repos with tenors up to five years; thus, structured reverse repos maturing within five years are generally classified as Level 2.

•
Transfers of U.S. government-sponsored agency guaranteed mortgage-backed securities in Investments of $2.1 billion from Level 2 to Level 3, and of $3.8 billion from Level 3 to Level 2, due to changes in the level of price observability for the specific securities. Similarly, there were transfers of U.S. government-sponsored agency guaranteed mortgage-backed securities in Trading securities of $1.4 billion from Level 2 to Level 3, and of $1.5 billion from Level 3 to Level 2.

•
Transfers of asset-backed securities in Investments of $1.2 billion from Level 2 to Level 3, and of $1.7 billion from Level 3 to Level 2. These transfers were related to collateralized loan obligations, reflecting changes in the level of price observability.

•	Transfers of other debt trading assets from Level 3 to Level 2 of $1.6 billion were primarily related to trading loans for which there was an increased volume of market quotations as well as positions that were reclassified as Level 3 positions within Loans to conform to the balance sheet presentation. The reclassification has also been reflected as transfers into Level 3 within Loans in the rollforward table above.

•
Transfers of Long-term debt of $2.5 billion from Level 2 to Level 3, and of $2.5 billion from Level 3 to Level 2, related mainly to structured debt reflecting changes in the significance of unobservable inputs as well as certain underlying market inputs becoming less or more observable.

The following were the significant Level 3 transfers for the period December 31, 2011 to December 31, 2012:

•
    Transfers of U.S. government-sponsored agency guaranteed mortgage-backed securities in Trading account assets of $1.3 billion from Level 2 to Level 3 primarily due to a decrease in observability of prices.

•	Transfers of other trading assets from Level 2 to Level 3 of $1.1 billion, the majority of which consisted of trading loans for which there were a reduced number of market quotations.

•
Transfers of other trading assets from Level 3 to Level 2 of $2.1 billion included $1.0 billion transfered primarily as a result of an increased volume of market quotations, with a majority of the remaining amount related to positions that were reclassified as Level 3 positions within Loans to conform with the balance sheet presentation. The reclassification has also been reflected as transfers into Level 3 within Loans in the rollforward table above.

•
Transfers of $3.7 billion of U.S. government-sponsored agency guaranteed mortgage-backed securities in Investments from Level 3 to Level 2 consisting mainly of securities that were newly issued during the year. At issuance, these securities had limited trading activity and were previously classified as Level 3. As trading activity in these securities increased and pricing became observable, these positions were transferred to Level 2.

•
Transfers of Long-term debt in the amounts of $2.5 billion from Level 2 to Level 3 and $2.7 billion from Level 3 to Level 2 were the result of Citi’s conforming and refining the application of the fair value level classification methodologies to certain structured debt instruments containing embedded derivatives, as well as certain underlying market inputs becoming less or more observable.

In addition, 2012 included sales of non-marketable equity securities classified as Investments of $2.8 billion relating to the sale of EMI Music and EMI Music Publishing.

Valuation Techniques and Inputs for Level 3 Fair Value Measurements
The Company’s Level 3 inventory consists of both cash securities and derivatives of varying complexities. The valuation methodologies applied to measure the fair value of these positions include discounted cash flow analyses, internal models and comparative analysis. A position is classified within Level 3 of the fair value hierarchy when at least one input is unobservable and is considered significant to its valuation. The specific reason an input is deemed unobservable varies. For example, at least one significant input to the pricing model is not observable in the market, at least one significant input has been adjusted to make it more representative of the position being valued, or the price quote available does not reflect sufficient trading activities.

The following tables present the valuation techniques covering the majority of Level 3 inventory and the most significant unobservable inputs used in Level 3 fair value measurements as of December 31, 2013 and December 31, 2012. Differences between this table and amounts presented in the Level 3 Fair Value Rollforward table represent individually immaterial items that have been measured using a variety of valuation techniques other than those listed.

Valuation Techniques and Inputs for Level 3 Fair Value Measurements

As of December 31, 2013	Fair Value(1) (in millions)	Methodology	Input	Low(2)(3)	High(2)(3)	Weighted Average(4)
Assets
Federal funds sold and securities borrowed or purchased under agreements to resell	$3,299	Model-based	Interest rate	1.33%	2.19%	2.04%
Mortgage-backed securities	$2,869	Price-based	Price	$0.10	$117.78	$77.60
	1,241	Yield analysis	Yield	0.03%	21.80%	8.66%
State and municipal, foreign government, corporate and other debt securities	$5,361	Price-based	Price	$—	$126.49	$87.47
	2,014	Cash flow	Credit spread	11 bps	375 bps	213 bps
Equity securities(5)	$947	Price-based	Price (5)	$0.31	$93.66	$86.90
	827	Cash flow	Yield	4.00%	5.00%	4.50%
			WAL	0.01 years	3.55 years	1.38 years
Asset-backed securities	$4,539	Price-based	Price	$—	$135.83	$70.89
	1,300	Model-based	Credit spread	25 bps	378 bps	302 bps
Non-marketable equity	$2,324	Price-based	Fund NAV	$612	$336,559,340	$124,080,454
	1,470	Comparables analysis	EBITDA multiples	4.20x	16.90x	9.78x
	533	Cash flow	Discount to price	—%	75.00%	3.47%
			Price-to-book ratio	0.90x	1.05x	1.02x
			PE ratio	9.10x	9.10x	9.10x
Derivatives—Gross(6)
Interest rate contracts (gross)	$5,721	Model-based	Interest rate (IR) lognormal volatility	10.60%	87.20%	21.16%
Foreign exchange contracts (gross)	$1,727	Model-based	Foreign exchange (FX) volatility	1.00%	28.00%	13.45%
	189	Cash flow	Interest rate	0.11%	13.88%	6.02%
			IR-FX correlation	40.00%	60.00%	50.00%
			IR-IR correlation	40.00%	68.79%	40.52%
			Credit spread	25 bps	419 bps	162 bps
Equity contracts (gross)(7)	$3,189	Model-based	Equity volatility	10.02%	73.48%	29.87%
	563	Price-based	Equity forward	79.10%	141.00%	100.24%
			Equity-equity correlation	(81.30)%	99.40%	48.45%
			Equity-FX correlation	(70.00)%	55.00%	0.60%
			Price	$—	$118.75	$88.10
Commodity contracts (gross)	$1,955	Model-based	Commodity volatility	4.00%	146.00%	15.00%

As of December 31, 2013	Fair Value(1) (in millions)	Methodology	Input	Low(2)(3)	High(2)(3)	Weighted Average(4)
			Commodity correlation	(75.00)%	90.00%	32.00%
			Forward price	23.00%	242.00%	105.00%
Credit derivatives (gross)	$4,767	Model-based	Recovery rate	20.00%	64.00%	38.11%
	1,520	Price-based	Credit correlation	5.00%	95.00%	47.43%
			Price	$0.02	$115.20	$29.83
			Credit spread	3 bps	1,335 bps	203 bps
			Upfront points	2.31	100.00	57.69
Nontrading derivatives and other financial assets and liabilities measured on a recurring basis (gross)(6)	$82	Price-based	EBITDA multiples	5.20x	12.60x	12.08x
	60	Comparables analysis	PE ratio	6.90x	6.90x	6.90x
	38	Model-based	Price-to-book Ratio	1.05x	1.05x	1.05x
			Price	$0.00	$105.10	$71.25
			Fund NAV	$1.00	$10,688,600	$9,706,488
			Discount to price	—%	35.00%	16.36%
Loans	$2,153	Price-based	Price	$—	$103.75	$91.19
	1,422	Model-based	Yield	1.60%	4.50%	2.10%
	549	Yield analysis	Credit spread	49 bps	1,600 bps	302 bps
Mortgage servicing rights	$2,625	Cash flow	Yield	3.64%	12.00%	7.19%
			WAL	2.27 years	9.44 years	6.12 years
Liabilities
Interest-bearing deposits	$890	Model-based	Equity volatility	14.79%	42.15%	27.74%
			Mean reversion	1.00%	20.00%	10.50%
			Equity-IR correlation	9.00%	20.50%	19.81%
			Forward price	23.00%	242.00%	105.00%
			Commodity correlation	(75.00)%	90.00%	32.00%
			Commodity volatility	4.00%	146.00%	15.00%
Federal funds purchased and securities loaned or sold under agreements to repurchase	$902	Model-based	Interest rate	0.47%	3.66%	2.71%
Trading account liabilities
Securities sold, not yet purchased	$289	Model-based	Credit spread	166 bps	180 bps	175 bps
	$273	Price-based	Credit IR correlation	(68.00)%	5.00%	(50.00)%
			Price	$—	$124.25	$99.75
Short-term borrowings and long-term debt	$5,957	Model-based	IR lognormal volatility	10.60%	87.20%	20.97%
	868	Price-based	Equity forward	79.10%	141.00%	99.51%
			Equity volatility	10.70%	57.20%	19.41%
			Equity-FX correlation	(70.00)%	55.00%	0.60%
			Equity-equity correlation	(81.30)%	99.40%	48.30%
			Interest rate	4.00%	10.00%	5.00%
			Price	$0.63	$103.75	$80.73

(1)	The fair value amounts presented in this table represent the primary valuation technique or techniques for each class of assets or liabilities.

(2)	Some inputs are shown as zero due to rounding.

(3)	When the low and high inputs are the same, there is either a constant input applied to all positions, or the methodology involving the input applies to one large position only.

(4)	Where provided, weighted averages are calculated based on the fair value of the instrument.

(5)	For equity securities, the price input is expressed on an absolute basis, not as a percentage of the notional amount.

(6)	Both trading and nontrading account derivatives—assets and liabilities—are presented on a gross absolute value basis.

(7)	Includes hybrid products.

As of December 31, 2012	Fair Value(1) (in millions)	Methodology	Input	Low(2)(3)	High(2)(3)
Assets
Federal funds sold and securities borrowed or purchased under agreements to resell	$4,786	Cash flow	Interest rate	1.09%	1.50%
Trading and investment securities
Mortgage-backed securities	$4,402	Price-based	Price	$—	$135.00
	1,148	Yield analysis	Yield	—%	25.84%
			Prepayment period	2.16 years	7.84 years
State and municipal, foreign government, corporate and other debt securities	$4,416	Price-based	Price	$0.00	$159.63
	1,231	Cash flow	Yield	0.00%	30.00%
	787	Yield analysis	Credit spread	35 bps	300 bps
Equity securities	$792	Cash flow	Yield	9.00%	10.00%
	147	Price-based	Prepayment period	3 years	3 years
			Price	$0.00	$750.00
Asset-backed securities	$4,253	Price-based	Price	$—	$137
	1,775	Internal model	Yield	—%	27.00%
	561	Cash flow	Credit correlation	15.00%	90.00%
			Weighted average life (WAL)	0.34 years	16.07 years
Non-marketable equity	$2,768	Price-based	Fund NAV	$1.00	$456,773,838
	1,803	Comparables analysis	EBITDA multiples	4.70x	14.39x
			Price-to-book ratio	0.77x	1.50x
	709	Cash flow	Discount to price	—%	75.00%
Derivatives—Gross (4)
Interest rate contracts (gross)	$3,202	Internal model	Interest rate (IR)-IR correlation	(98.00)%	90.00%
			Credit spread	0 bps	550.27 bps
			IR volatility	0.09%	100.00%
			Interest rate	—%	15.00%
Foreign exchange contracts (gross)	$1,542	Internal model	Foreign exchange (FX) volatility	3.20%	67.35%
			IR-FX correlation	40.00%	60.00%
			Credit spread	0 bps	376 bps
Equity contracts (gross) (5)	$4,669	Internal model	Equity volatility	1.00%	185.20%
			Equity forward	74.94%	132.70%
			Equity-equity correlation	1.00%	99.90%
Commodity contracts (gross)	$2,160	Internal model	Forward price	37.45%	181.50%
			Commodity correlation	(77.00)%	95.00%
			Commodity volatility	5.00%	148.00%
Credit derivatives (gross)	$4,777	Internal model	Price	$0.00	$121.16
	3,886	Price-based	Recovery rate	6.50%	78.00%
			Credit correlation	5.00%	99.00%
			Credit spread	0 bps	2,236 bps
			Upfront points	3.62	100.00

As of December 31, 2012	Fair Value(1) (in millions)	Methodology	Input	Low(2)(3)	High(2)(3)
Nontrading derivatives and other financial assets and liabilities measured on a recurring basis (gross) (4)	$2,000	External model	Price	$100.00	$100.00
	461	Internal model	Redemption rate	30.79%	99.50%
Loans	$2,447	Price-based	Price	$0.00	$ 103.32
	1,423	Yield analysis	Credit spread	55 bps	600.19 bps
	888	Internal model
Mortgage servicing rights	$1,858	Cash flow	Yield	—%	53.19%
			Prepayment period	2.16 years	7.84 years
Liabilities
Interest-bearing deposits	$785	Internal model	Equity volatility	11.13%	86.10%
			Forward price	67.80%	182.00%
			Commodity correlation	(76.00)%	95.00%
			Commodity volatility	5.00%	148.00%
Federal funds purchased and securities loaned or sold under agreements to repurchase	$841	Internal model	Interest rate	0.33%	4.91%
Trading account liabilities
Securities sold, not yet purchased	$265	Internal model	Price	$0.00	$166.47
	75	Price-based
Short-term borrowings and long-term debt	$5,067	Internal model	Price	$0.00	$121.16
	1,112	Price-based	Equity volatility	12.40%	185.20%
	649	Yield analysis	Equity forward	75.40%	132.70%
			Equity-equity correlation	1.00%	99.90%
			Equity-FX correlation	(80.50)%	50.40%

(1)	The fair value amounts presented in this table represent the primary valuation technique or techniques for each class of assets or liabilities.

(2)	Some inputs are shown as zero due to rounding.

(3)	When the low and high inputs are the same, there is either a constant input applied to all positions, or the methodology involving the input applies to one large position only.

(4)	Both trading and nontrading account—derivatives assets and liabilities—are presented on a gross absolute value basis.

(5)	Includes hybrid products.

Sensitivity to Unobservable Inputs and Interrelationships between Unobservable Inputs
The impact of key unobservable inputs on the Level 3 fair value measurements may not be independent of one another. In addition, the amount and direction of the impact on a fair value measurement for a given change in an unobservable input depends on the nature of the instrument as well as whether the Company holds the instrument as an asset or a liability. For certain instruments, the pricing hedging and risk management are sensitive to the correlation between various inputs rather than on the analysis and aggregation of the individual inputs.
The following section describes the sensitivities and interrelationships of the most significant unobservable inputs used by the Company in Level 3 fair value measurements.

Correlation
Correlation is a measure of the co-movement between two or more variables. A variety of correlation-related assumptions are required for a wide range of instruments, including equity and credit baskets, foreign-exchange options, CDOs backed by loans or bonds, mortgages, subprime mortgages and many other instruments. For almost all of these instruments, correlations are not observable in the market and must be estimated using historical information. Estimating correlation can be especially difficult where it may vary over time. Extracting correlation information from market data requires significant assumptions regarding the informational efficiency of the market (for example, swaption markets). Changes in correlation levels can have a major impact, favorable or unfavorable, on the value of an instrument, depending on its nature. A change in the default correlation of the fair value of the underlying bonds comprising a CDO structure would affect the fair value of the senior tranche. For example, an increase in the default correlation of the underlying bonds would reduce the fair value of the senior tranche, because highly correlated instruments produce larger losses in the event of default and a part of these losses would become attributable to the senior tranche. That same change in default correlation would have a different impact on junior tranches of the same structure.

Volatility
Volatility represents the speed and severity of market price changes and is a key factor in pricing options. Typically, instruments can become more expensive if volatility increases. For example, as an index becomes more volatile, the cost to Citi of maintaining a given level of exposure increases because more frequent rebalancing of the portfolio is required. Volatility generally depends on the tenor of the underlying instrument and the strike price or level defined in the contract. Volatilities for certain combinations of tenor and strike are not observable. The general relationship between changes in the value of a portfolio to changes in volatility also depends on changes in interest rates and the level of the underlying index. Generally, long option positions (assets) benefit from increases in volatility, whereas short option positions (liabilities) will suffer losses. Some instruments are more sensitive to changes in volatility than others. For example, an at-the-money option would experience a larger percentage change in its fair value than a deep-in-the-money option. In addition, the fair value of an option with more than one underlying security (for example, an option on a basket of bonds) depends on the volatility of the individual underlying securities as well as their correlations.

Yield
Adjusted yield is generally used to discount the projected future principal and interest cash flows on instruments, such as asset-backed securities. Adjusted yield is impacted by changes in the interest rate environment and relevant credit spreads.
In some circumstances, the yield of an instrument is not observable in the market and must be estimated from historical data or from yields of similar securities. This estimated yield may need to be adjusted to capture the characteristics of the security being valued. In other situations, the estimated yield may not represent sufficient market liquidity and must be adjusted as well. Whenever the amount of the adjustment is significant to the value of the security, the fair value measurement is classified as Level 3.

Prepayment
Voluntary unscheduled payments (prepayments) change the future cash flows for the investor and thereby change the fair value of the security. The effect of prepayments is more pronounced for residential mortgage-backed securities. An increase in prepayments—in speed or magnitude—generally creates losses for the holder of these securities. Prepayment is generally negatively correlated with delinquency and interest rate. A combination of low prepayment and high delinquencies amplify each input’s negative impact on mortgage securities’ valuation. As prepayment speeds change, the weighted average life of the security changes, which impacts the valuation either positively or negatively, depending upon the nature of the security and the direction of the change in the weighted average life.

Recovery
Recovery is the proportion of the total outstanding balance of a bond or loan that is expected to be collected in a liquidation scenario. For many credit securities (such as asset-backed securities), there is no directly observable market input for recovery, but indications of recovery levels are available from pricing services. The assumed recovery of a security may differ from its actual recovery that will be observable in the future. The recovery rate impacts the valuation of credit securities. Generally, an increase in the recovery rate assumption increases the fair value of the security. An increase in loss severity, the inverse of the recovery rate, reduces the amount of principal available for distribution and, as a result, decreases the fair value of the security.

Credit Spread
Credit spread is a component of the security representing its credit quality. Credit spread reflects the market perception of changes in prepayment, delinquency and recovery rates, therefore capturing the impact of other variables on the fair value. Changes in credit spread affect the fair value of securities differently depending on the characteristics and maturity profile of the security. For example, credit spread is a more significant driver of the fair value measurement of a high yield bond as compared to an investment grade bond. Generally, the credit spread for an investment grade bond is also more observable and less volatile than its high yield counterpart.

Qualitative Discussion of the Ranges of Significant Unobservable Inputs
The following section describes the ranges of the most significant unobservable inputs used by the Company in Level 3 fair value measurements. The level of aggregation and the diversity of instruments held by the Company lead to a wide range of unobservable inputs that may not be evenly distributed across the Level 3 inventory.

Correlation
There are many different types of correlation inputs, including credit correlation, cross-asset correlation (such as equity-interest rate correlation), and same-asset correlation (such as interest rate-interest rate correlation). Correlation inputs are generally used to value hybrid and exotic instruments. Generally, same-asset correlation inputs have a narrower range than cross-asset correlation inputs. However, due to the complex and unique nature of these instruments, the ranges for correlation inputs can vary widely across portfolios.

Volatility
Similar to correlation, asset-specific volatility inputs vary widely by asset type. For example, ranges for foreign exchange volatility are generally lower and narrower than equity volatility. Equity volatilities are wider due to the nature of the equities market and the terms of certain exotic instruments. For most instruments, the interest rate volatility input is on the lower end of the range; however, for certain structured or exotic instruments (such as market-linked deposits or exotic interest rate derivatives), the range is much wider.

Yield
Ranges for the yield inputs vary significantly depending upon the type of security. For example, securities that typically have lower yields, such as municipal bonds, will fall on the lower end of the range, while more illiquid securities or securities with lower credit quality, such as certain residual tranche asset-backed securities, will have much higher yield inputs.

Credit Spread
Credit spread is relevant primarily for fixed income and credit instruments; however, the ranges for the credit spread input can vary across instruments. For example, certain fixed income instruments, such as certificates of deposit, typically have lower credit spreads, whereas certain derivative instruments with high-risk counterparties are typically subject to higher credit spreads when they are uncollateralized or have a longer tenor. Other instruments, such as credit default swaps, also have credit spreads that vary with the attributes of the underlying obligor. Stronger companies have tighter credit spreads, and weaker companies have wider credit spreads.

Price
The price input is a significant unobservable input for certain fixed income instruments. For these instruments, the price input is expressed as a percentage of the notional amount, with a price of $100 meaning that the instrument is valued at par. For most of these instruments, the price varies between zero to $100, or slightly above $100. Relatively illiquid assets that have experienced significant losses since issuance, such as certain asset-backed securities, are at the lower end of the range, whereas most investment grade corporate bonds will fall in the middle to the higher end of the range. For certain structured debt instruments with embedded derivatives, the price input may be above $100 to reflect the embedded features of the instrument (for example, a step-up coupon or a conversion option).
The price input is also a significant unobservable input for certain equity securities; however, the range of price inputs varies depending on the nature of the position, the number of shares outstanding and other factors.

Items Measured at Fair Value on a Nonrecurring Basis
Certain assets and liabilities are measured at fair value on a nonrecurring basis and therefore are not included in the tables above. These include assets measured at cost that have been written down to fair value during the periods as a result of an impairment. In addition, these assets include loans held-for-sale and other real estate owned that are measured at the lower of cost or market.
The following table presents the carrying amounts of all assets that were still held as of December 31, 2013 and December 31, 2012, and for which a nonrecurring fair value measurement was recorded during the six and twelve months then ended, respectively:

In millions of dollars	Fair value	Level 2	Level 3
December 31, 2013
Loans held-for-sale	$3,483	$2,165	$1,318
Other real estate owned	138	15	123
Loans(1)	4,713	3,947	766
Total assets at fair value on a nonrecurring basis	$8,334	$6,127	$2,207

(1)	Represents impaired loans held for investment whose carrying amount is based on the fair value of the underlying collateral, including primarily real-estate secured loans.

In millions of dollars	Fair value	Level 2	Level 3
December 31, 2012
Loans held-for-sale	$2,647	$1,159	$1,488
Other real estate owned	201	22	179
Loans(1)	5,732	5,160	572
Other assets(2)	4,725	4,725	—
Total assets at fair value on a nonrecurring basis	$13,305	$11,066	$2,239

(1)	Represents impaired loans held for investment whose carrying amount is based on the fair value of the underlying collateral, including primarily real-estate secured loans.

(2)
Represents Citi’s then-remaining 35% investment in the Morgan Stanley Smith Barney joint venture whose carrying amount was the agreed purchase price. See Note 14 to the Consolidated Financial Statements.

The fair value of loans-held-for-sale is determined where possible using quoted secondary-market prices. If no such quoted price exists, the fair value of a loan is determined using quoted prices for a similar asset or assets, adjusted for the specific attributes of that loan. Fair value for the other real estate owned is based on appraisals. For loans whose carrying amount is based on the fair value of the underlying collateral, the fair values depend on the type of collateral. Fair value of the collateral is typically estimated based on quoted market prices if available, appraisals or other internal valuation techniques.
Where the fair value of the related collateral is based on an unadjusted appraised value, the loan is generally classified as Level 2. Where significant adjustments are made to the appraised value, the loan is classified as Level 3. Additionally, for corporate loans, appraisals of the collateral are often based on sales of similar assets; however, because the prices of similar assets require significant adjustments to reflect the unique features of the underlying collateral, these fair value measurements are generally classified as Level 3.

Valuation Techniques and Inputs for Level 3 Nonrecurring Fair Value Measurements
The following tables present the valuation techniques covering the majority of Level 3 nonrecurring fair value measurements and the most significant unobservable inputs used in those measurements as of December 31, 2013 and December 31, 2012:

As of December 31, 2013	Fair Value(1) (in millions)	Methodology	Input	Low	High	Weighted average(2)
Loans held-for-sale	$912	Price-based	Price	$60.00	$100.00	$98.77
	393	Cash flow	Credit spread	45 bps	80 bps	64 bps
Other real estate owned	$98	Price-based	Discount to price	24.00%	59.00%	32.22%
	17	Cash flow	Price	$60.46	$100.00	$96.67
			Appraised value	$636,249	$15,897,503	$11,392,478
Loans(3)	$581	Price-based	Discount to price	24.00%	34.00%	26.48%
	109	Model-based	Price	$52.40	$68.39	$65.32
			Appraised value	$6,500,000	$86,000,000	$43,532,719

(1)	The fair value amounts presented in this table represent the primary valuation technique or techniques for each class of assets or liabilities.

(2)	Weighted averages are calculated based on the fair value of the instrument.

(3)	Represents loans held for investment whose carrying amounts are based on the fair value of the underlying collateral.

As of December 31, 2012	Fair Value(1) (in millions)	Methodology	Input	Low	High
Loans held-for-sale	$747	Price-based	Price	$63.42	$100.00
	485	External model	Credit spread	40 bps	40 bps
	174	Recovery analysis
Other real estate owned	$165	Price-based	Discount to price	11.00%	50.00%
			Price(2)	$39,774	$15,457,452
Loans(3)	$351	Price-based	Discount to price	25.00%	34.00%
	111	Internal model	Price(2)	$6,272,242	$86,200,000
			Discount rate	6.00%	16.49%

(1)	The fair value amounts presented in this table represent the primary valuation technique or techniques for each class of assets or liabilities.

(2)	Prices are based on appraised values.

(3)	Represents loans held for investment whose carrying amounts are based on the fair value of the underlying collateral.

Nonrecurring Fair Value Changes
The following table presents total nonrecurring fair value measurements for the period, included in earnings, attributable to the change in fair value relating to assets that are still held at December 31, 2013 and December 31, 2012:

In millions of dollars	Year ended December 31, 2013
Loans held-for-sale	$—
Other real estate owned	(6)
Loans(1)	(761)
Total nonrecurring fair value gains (losses)	$(767)

(1)	Represents loans held for investment whose carrying amount is based on the fair value of the underlying collateral, including primarily real-estate loans.

In millions of dollars	Year ended December 31, 2012
Loans held-for-sale	$(19)
Other real estate owned	(29)
Loans(1)	(1,489)
Other assets(2)	(3,340)
Total nonrecurring fair value gains (losses)	$(4,877)

(1)	Represents loans held for investment whose carrying amount is based on the fair value of the underlying collateral, including primarily real-estate loans.

(2)
The 12 months ended December 31, 2012 includes the recognition of a $3,340 million impairment charge related to the carrying value of Citi’s then-remaining 35% interest in MSSB. See Note 14 to the Consolidated Financial Statements.

Estimated Fair Value of Financial Instruments Not Carried at Fair Value
The table below presents the carrying value and fair value of Citigroup’s financial instruments which are not carried at fair value. The table below therefore excludes items measured at fair value on a recurring basis presented in the tables above.
The disclosure also excludes leases, affiliate investments, pension and benefit obligations and insurance policy claim reserves. In addition, contract-holder fund amounts exclude certain insurance contracts. Also, as required, the disclosure excludes the effect of taxes, any premium or discount that could result from offering for sale at one time the entire holdings of a particular instrument, excess fair value associated with deposits with no fixed maturity, and other expenses that would be incurred in a market transaction. In addition, the table excludes the values of non-financial assets and liabilities, as well as a wide range of franchise, relationship and intangible values, which are integral to a full assessment of Citigroup’s financial position and the value of its net assets.
The fair value represents management’s best estimates based on a range of methodologies and assumptions. The carrying value of short-term financial instruments not accounted for at fair value, as well as receivables and payables arising in the ordinary course of business, approximates fair value because of the relatively short period of time between their origination and expected realization. Quoted market prices are used when available for investments and for liabilities, such as long-term debt not carried at fair value. For loans not accounted for at fair value, cash flows are discounted at quoted secondary market rates or estimated market rates if available. Otherwise, sales of comparable loan portfolios or current market origination rates for loans with similar terms and risk characteristics are used. Expected credit losses are either embedded in the estimated future cash flows or incorporated as an adjustment to the discount rate used. The value of collateral is also considered. For liabilities such as long-term debt not accounted for at fair value and without quoted market prices, market borrowing rates of interest are used to discount contractual cash flows.

	December 31, 2013		Estimated fair value
	Carrying value	Estimated fair value
In billions of dollars			Level 1	Level 2	Level 3
Assets
Investments	$17.8	$19.3	$5.3	$11.9	$2.1
Federal funds sold and securities borrowed or purchased under agreements to resell	115.6	115.6	—	105.5	10.1
Loans(1)(2)	637.9	635.1	—	5.6	629.5
Other financial assets(2)(3)	254.2	254.2	9.4	191.7	53.1
Liabilities
Deposits	$966.6	$965.6	$—	$776.4	$189.2
Federal funds purchased and securities loaned or sold under agreements to repurchase	152.0	152.0	—	147.1	4.9
Long-term debt(4)	194.2	201.3	—	175.6	25.7
Other financial liabilities(5)	136.2	136.2	—	41.2	95.0

	December 31, 2012		Estimated fair value
	Carrying value	Estimated fair value
In billions of dollars			Level 1	Level 2	Level 3
Assets
Investments	$17.9	$18.4	$3.0	$14.3	$1.1
Federal funds sold and securities borrowed or purchased under agreements to resell	100.7	100.7	—	94.8	5.9
Loans(1)(2)	621.9	612.2	—	4.2	608.0
Other financial assets(2)(3)	192.8	192.8	11.4	128.3	53.1
Liabilities
Deposits	$929.1	$927.4	$—	$748.7	$178.7
Federal funds purchased and securities loaned or sold under agreements to repurchase	94.5	94.5	—	94.4	0.1
Long-term debt(4)	209.7	215.3	—	177.0	38.3
Other financial liabilities(5)	139.0	139.0	—	42.2	96.8

(1)
The carrying value of loans is net of the Allowance for loan losses of $19.6 billion for December 31, 2013 and $25.5 billion for December 31, 2012. In addition, the carrying values exclude $2.9 billion and $2.8 billion of lease finance receivables at December 31, 2013 and December 31, 2012, respectively.

(2)	Includes items measured at fair value on a nonrecurring basis.

(3)
Includes cash and due from banks, deposits with banks, brokerage receivables, reinsurance recoverable and other financial instruments included in Other assets on the Consolidated Balance Sheet, for all of which the carrying value is a reasonable estimate of fair value.

(4)	The carrying value includes long-term debt balances under qualifying fair value hedges.

(5)	Includes brokerage payables, separate and variable accounts, short-term borrowings (carried at cost) and other financial instruments included in Other liabilities on the Consolidated Balance Sheet, for all of which the carrying value is a reasonable estimate of fair value.

Fair values vary from period to period based on changes in a wide range of factors, including interest rates, credit quality and market perceptions of value, and as existing assets and liabilities run off and new transactions are entered into. The estimated fair values of loans reflect changes in credit status since the loans were made, changes in interest rates in the case of fixed-rate loans, and premium values at origination of certain loans.
The estimated fair values of the Company’s corporate unfunded lending commitments at December 31, 2013 and December 31, 2012 were liabilities of $5.2 billion and $4.9 billion, respectively, which are substantially classified as Level 3. The Company does not estimate the fair values of consumer unfunded lending commitments, which are generally cancelable by providing notice to the borrower.

26.   FAIR VALUE ELECTIONS
The Company may elect to report most financial instruments and certain other items at fair value on an instrument-by-instrument basis with changes in fair value reported in earnings. The election is made upon the acquisition of an eligible financial asset, financial liability or firm commitment or when certain specified reconsideration events occur. The fair value election may not be revoked once an election is made. The changes in fair value are recorded in current earnings. Additional discussion regarding the applicable areas in which fair value elections were made is presented in Note 25 to the Consolidated Financial Statements.

All servicing rights are recognized initially at fair value. The Company has elected fair value accounting for its mortgage servicing rights. See Note 22 to the Consolidated Financial Statements for further discussions regarding the accounting and reporting of MSRs.
The following table presents, as of December 31, 2013 and 2012, the changes in fair value gains and losses for the years ended December 31, 2013 and 2012 associated with those items for which the fair value option was elected:

	Changes in fair value gains (losses) for the years ended December 31,
In millions of dollars	2013	2012
Assets
Federal funds sold and securities borrowed or purchased under agreements to resell
Selected portfolios of securities purchased under agreements to resell and securities borrowed	$(628)	$(409)
Trading account assets	(190)	836
Investments	(39)	(50)
Loans
Certain Corporate loans(1)	72	77
Certain Consumer loans(1)	(155)	(104)
Total loans	$(83)	$(27)
Other assets
MSRs	$553	$(427)
Certain mortgage loans held for sale(2)	951	2,514
Certain equity method investments	(9)	3
Total other assets	$1,495	$2,090
Total assets	$555	$2,440
Liabilities
Interest-bearing deposits	$166	$(218)
Federal funds purchased and securities loaned or sold under agreements to repurchase
Selected portfolios of securities sold under agreements to repurchase and securities loaned	110	66
Trading account liabilities	30	(143)
Short-term borrowings	76	145
Long-term debt	113	(2,008)
Total liabilities	$495	$(2,158)

(1)	Includes mortgage loans held by mortgage loan securitization VIEs consolidated upon the adoption of ASC 810 Consolidation (SFAS 167) on January 1, 2010.

(2)	Includes gains (losses) associated with interest rate lock-commitments for those loans that have been originated and elected under the fair value option.
Own Debt Valuation Adjustments
Own debt valuation adjustments are recognized on Citi’s liabilities for which the fair value option has been elected using Citi’s credit spreads observed in the bond market. The fair value of liabilities for which the fair value option is elected (other than non-recourse and similar liabilities) is impacted by the narrowing or widening of the Company’s credit spreads. The estimated change in the fair value of these liabilities due to such changes in the Company’s own credit risk (or instrument-specific credit risk) was a loss of $410 million and $2,009 million for the years ended December 31, 2013 and 2012, respectively. Changes in fair value resulting from changes in instrument-specific credit risk were estimated by incorporating the Company’s current credit spreads observable in the bond market into the relevant valuation technique used to value each liability as described above.

The Fair Value Option for Financial Assets and Financial Liabilities

Selected portfolios of securities purchased under agreements to resell, securities borrowed, securities sold under agreements to repurchase, securities loaned and certain non-collateralized short-term borrowings
The Company elected the fair value option for certain portfolios of fixed-income securities purchased under agreements to resell and fixed-income securities sold under agreements to repurchase, securities borrowed, securities loaned, and certain non-collateralized short-term borrowings on broker-dealer entities in the United States, United Kingdom and Japan. In each case, the election was made because the related interest-rate risk is managed on a portfolio basis, primarily with derivative instruments that are accounted for at fair value through earnings. The balance of related assets and liabilities subject to fair value election declined between December 31, 2012 and December 31, 2013, primarily due to the prospective exclusion of overnight transactions from the fair value election beginning in the fourth quarter.
Changes in fair value for transactions in these portfolios are recorded in Principal transactions. The related interest revenue and interest expense are measured based on the contractual rates specified in the transactions and are reported as interest revenue and expense in the Consolidated Statement of Income.

Certain loans and other credit products
Citigroup has elected the fair value option for certain originated and purchased loans, including certain unfunded loan products, such as guarantees and letters of credit, executed by Citigroup’s lending and trading businesses. None of these credit products are highly leveraged financing commitments. Significant groups of transactions include loans and unfunded loan products that are expected to be either sold or securitized in the near term, or transactions where the economic risks are hedged with derivative instruments such as purchased credit default swaps or total return swaps where the Company pays the total return on the underlying loans to a third party. Citigroup has elected the fair value option to mitigate accounting mismatches in cases where hedge accounting is complex and to achieve operational simplifications. Fair value was not elected for most lending transactions across the Company.

The following table provides information about certain credit products carried at fair value at December 31, 2013 and 2012:

	December 31, 2013		December 31, 2012
In millions of dollars	Trading assets	Loans	Trading assets	Loans
Carrying amount reported on the Consolidated Balance Sheet	$9,262	$4,058	$11,658	$3,893
Aggregate unpaid principal balance in excess of (less than) fair value	4	(94)	(18)	(132)
Balance of non-accrual loans or loans more than 90 days past due	97	—	104	—
Aggregate unpaid principal balance in excess of fair value for non-accrual loans or loans more than 90 days past due	41	—	85	—
In addition to the amounts reported above, $2,308 million and $1,891 million of unfunded loan commitments related to certain credit products selected for fair value accounting were outstanding as of December 31, 2013 and 2012, respectively.
Changes in fair value of funded and unfunded credit products are classified in Principal transactions in the Company’s Consolidated Statement of Income. Related interest revenue is measured based on the contractual interest rates and reported as Interest revenue on Trading account assets or loan interest depending on the balance sheet classifications of the credit products. The changes in fair value for the years ended December 31, 2013 and 2012 due to instrument-specific credit risk totaled to a gain of $4 million and $68 million, respectively.

Certain investments in unallocated precious metals
Citigroup invests in unallocated precious metals accounts (gold, silver, platinum and palladium) as part of its commodity and foreign currency trading activities or to economically hedge certain exposures from issuing structured liabilities. Under ASC 815, the investment is bifurcated into a debt host contract and a commodity forward derivative instrument. Citigroup elects the fair value option for the debt host contract, and reports the debt host contract within Trading account assets on the Company’s Consolidated Balance Sheet. The total carrying amount of debt host contracts across unallocated precious metals accounts was approximately $1.3 billion at December 31, 2013 and approximately $5.5 billion at December 31, 2012. The amounts are expected to fluctuate based on trading activity in future periods.
As part of its commodity and foreign currency trading activities, Citi sells (buys) unallocated precious metals investments and executes forward purchase (sale) derivative contracts with trading counterparties. When Citi sells an unallocated precious metals investment, Citi’s receivable from its depository bank is repaid and Citi derecognizes its investment in the unallocated precious metal. The forward purchase (sale) contract with the trading counterparty indexed to unallocated precious metals is accounted for as a derivative, at fair value through earnings. As of December 31, 2013, there were approximately $13.7 billion and $5.9 billion notional amounts of such forward purchase and forward sale derivative contracts outstanding, respectively.

Certain investments in private equity and real estate ventures and certain equity method and other investments
Citigroup invests in private equity and real estate ventures for the purpose of earning investment returns and for capital appreciation. The Company has elected the fair value option for certain of these ventures, because such investments are considered similar to many private equity or hedge fund activities in Citi’s investment companies, which are reported at fair value. The fair value option brings consistency in the accounting and evaluation of these investments. All investments (debt and equity) in such private equity and real estate entities are accounted for at fair value. These investments are classified as Investments on Citigroup’s Consolidated Balance Sheet.
Citigroup also holds various non-strategic investments in leveraged buyout funds and other hedge funds for which the Company elected fair value accounting to reduce operational and accounting complexity. Since the funds account for all of their underlying assets at fair value, the impact of applying the equity method to Citigroup’s investment in these funds was equivalent to fair value accounting. These investments are classified as Other assets on Citigroup’s Consolidated Balance Sheet.
Changes in the fair values of these investments are classified in Other revenue in the Company’s Consolidated Statement of Income.

Citigroup also elects the fair value option for certain non-marketable equity securities whose risk is managed with derivative instruments that are accounted for at fair value through earnings. These securities are classified as Trading Assets on Citigroup’s Consolidated Balance Sheet. Changes in the fair value of these securities and the related derivative instruments are recorded in Principal transactions.

Certain mortgage loans (HFS)
Citigroup has elected the fair value option for certain purchased and originated prime fixed-rate and conforming adjustable-rate first mortgage loans HFS. These loans are intended for sale or securitization and are hedged with derivative instruments. The Company has elected the fair value option to mitigate accounting mismatches in cases where hedge accounting is complex and to achieve operational simplifications.

The following table provides information about certain mortgage loans HFS carried at fair value at December 31, 2013 and 2012:

In millions of dollars	December 31, 2013	December 31, 2012
Carrying amount reported on the Consolidated Balance Sheet	$2,089	$6,879
Aggregate fair value in excess of unpaid principal balance	48	390
Balance of non-accrual loans or loans more than 90 days past due	—	—
Aggregate unpaid principal balance in excess of fair value for non-accrual loans or loans more than 90 days past due	—	—
The changes in fair values of these mortgage loans are reported in Other revenue in the Company’s Consolidated Statement of Income. There was no net change in fair value during the years ended December 31, 2013 and 2012 due to instrument-specific credit risk. Related interest income continues to be measured based on the contractual interest rates and reported as Interest revenue in the Consolidated Statement of Income.
Certain consolidated VIEs
The Company has elected the fair value option for all qualified assets and liabilities of certain VIEs that were consolidated upon the adoption of SFAS 167 on January 1, 2010, including certain private label mortgage securitizations, mutual fund deferred sales commissions and collateralized loan obligation VIEs. The Company elected the fair value option for these VIEs, as the Company believes this method better reflects the economic risks, since substantially all of the Company’s retained interests in these entities are carried at fair value.
With respect to the consolidated mortgage VIEs, the Company determined the fair value for the mortgage loans and long-term debt utilizing internal valuation techniques. The fair value of the long-term debt measured using internal valuation techniques is verified, where possible, to prices obtained from independent vendors. Vendors compile prices from various sources and may apply matrix pricing for similar securities when no price is observable. Security pricing associated with long-term debt that is valued using observable inputs is classified as Level 2, and debt that is valued using one or more significant unobservable inputs is classified as Level 3. The fair value of mortgage loans in each VIE is derived from the security pricing. When substantially all of the long-term debt of a VIE is valued using Level 2 inputs, the corresponding mortgage loans are classified as Level 2. Otherwise, the mortgage loans of a VIE are classified as Level 3.
With respect to the consolidated mortgage VIEs for which the fair value option was elected, the mortgage loans are classified as Loans on Citigroup’s Consolidated Balance Sheet. The changes in fair value of the loans are reported as Other revenue in the Company’s Consolidated Statement of Income. Related interest revenue is measured based on the contractual interest rates and reported as Interest revenue in the Company’s Consolidated Statement of Income. Information about these mortgage loans is included in the table below. The change in fair value of these loans due to instrument-specific credit risk was a loss of $156 and $107 million for the years ended December 31, 2013 and 2012, respectively.
The debt issued by these consolidated VIEs is classified as long-term debt on Citigroup’s Consolidated Balance Sheet. The changes in fair value for the majority of these liabilities are reported in Other revenue in the Company’s Consolidated Statement of Income. Related interest expense is measured based on the contractual interest rates and reported as Interest expense in the Consolidated Statement of Income. The aggregate unpaid principal balance of long-term debt of these consolidated VIEs exceeded the aggregate fair value by $223 million and $869 million as of December 31, 2013 and 2012, respectively.

The following table provides information about Corporate and Consumer loans of consolidated VIEs carried at fair value at December 31, 2013 and 2012:

	December 31, 2013		December 31, 2012
In millions of dollars	Corporate loans	Consumer loans	Corporate loans	Consumer loans
Carrying amount reported on the Consolidated Balance Sheet	$14	$910	$157	$1,191
Aggregate unpaid principal balance in excess of fair value	7	212	347	293
Balance of non-accrual loans or loans more than 90 days past due	—	81	34	123
Aggregate unpaid principal balance in excess of fair value for non-accrual loans or loans more than 90 days past due	—	106	36	111
Certain structured liabilities
The Company has elected the fair value option for certain structured liabilities whose performance is linked to structured interest rates, inflation, currency, equity, referenced credit or commodity risks (structured liabilities). The Company elected the fair value option, because these exposures are considered to be trading-related positions and, therefore, are managed on a fair value basis. These positions will continue to be classified as debt, deposits or derivatives (Trading account liabilities) on the Company’s Consolidated Balance Sheet according to their legal form.

The following table provides information about the carrying value of structured notes, disaggregated by type of embedded derivative instrument at December 31, 2013 and 2012:

In billions of dollars	December 31, 2013	December 31, 2012
Interest rate linked	$9.8	$9.9
Foreign exchange linked	0.5	0.9
Equity linked	7.0	7.3
Commodity linked	1.8	1.0
Credit linked	3.5	4.7
Total	$22.6	$23.8
The change in fair value for these structured liabilities is reported in Principal transactions in the Company’s Consolidated Statement of Income. Changes in fair value for these structured liabilities include an economic component for accrued interest, which is included in the change in fair value reported in Principal transactions.

Certain non-structured liabilities
The Company has elected the fair value option for certain non-structured liabilities with fixed and floating interest rates (non-structured liabilities). The Company has elected the fair value option where the interest-rate risk of such liabilities is economically hedged with derivative contracts or the proceeds are used to purchase financial assets that will also be accounted for at fair value through earnings. The election has been made to mitigate accounting mismatches and to achieve operational simplifications. These positions are reported in Short-term borrowings and Long-term debt on the Company’s Consolidated Balance Sheet. The change in fair value for these non-structured liabilities is reported in Principal transactions in the Company’s Consolidated Statement of Income. Related interest expense on non-structured liabilities is measured based on the contractual interest rates and reported as Interest expense in the Consolidated Statement of Income.

The following table provides information about long-term debt carried at fair value, excluding debt issued by consolidated VIEs, at December 31, 2013 and 2012:

In millions of dollars	December 31, 2013	December 31, 2012
Carrying amount reported on the Consolidated Balance Sheet	$25,968	$28,434
Aggregate unpaid principal balance in excess of (less than) fair value	(866)	(807)
The following table provides information about short-term borrowings carried at fair value at December 31, 2013 and 2012:

In millions of dollars	December 31, 2013	December 31, 2012
Carrying amount reported on the Consolidated Balance Sheet	$3,692	$818
Aggregate unpaid principal balance in excess of (less than) fair value	(38)	(232)

27.   PLEDGED ASSETS, COLLATERAL, GUARANTEES AND COMMITMENTS
Pledged Assets
In connection with the Company’s financing and trading activities, the Company has pledged assets to collateralize its obligations under repurchase agreements, secured financing agreements, secured liabilities of consolidated VIEs and other borrowings. At December 31, 2013 and 2012, the approximate carrying values of the significant components of pledged assets recognized on the Company’s Consolidated Balance Sheet included:

In millions of dollars	2013	2012
Investment securities	$183,071	$187,295
Loans	228,513	234,797
Trading account assets	118,832	123,178
Total	$530,416	$545,270

In addition, included in Cash and due from banks at December 31, 2013 and 2012 were $8.8 billion and $13.4 billion, respectively, of cash segregated under federal and other brokerage regulations or deposited with clearing organizations.

Collateral
At December 31, 2013 and 2012, the approximate fair value of collateral received by the Company that may be resold or repledged, excluding the impact of allowable netting, was $308.3 billion and $307.1 billion, respectively. This collateral was received in connection with resale agreements, securities borrowings and loans, derivative transactions and margined broker loans.
At December 31, 2013 and 2012, a substantial portion of the collateral received by the Company had been sold or repledged in connection with repurchase agreements, securities sold, not yet purchased, securities borrowings and loans, pledges to clearing organizations, segregation requirements under securities laws and regulations, derivative transactions and bank loans.
In addition, at December 31, 2013 and 2012, the Company had pledged $397 billion and $418 billion, respectively, of collateral that may not be sold or repledged by the secured parties.

Lease Commitments
Rental expense (principally for offices and computer equipment) was $1.5 billion, $1.5 billion and $1.6 billion for the years ended December 31, 2013, 2012 and 2011, respectively.
Future minimum annual rentals under noncancelable leases, net of sublease income, are as follows:

In millions of dollars
2014	$1,557
2015	1,192
2016	1,018
2017	826
2018	681
Thereafter	5,489
Total	$10,763

Guarantees
Citi provides a variety of guarantees and indemnifications to its customers to enhance their credit standing and enable them to complete a wide variety of business transactions. For certain contracts meeting the definition of a guarantee, the guarantor must recognize, at inception, a liability for the fair value of the obligation undertaken in issuing the guarantee.
In addition, the guarantor must disclose the maximum potential amount of future payments that the guarantor could be required to make under the guarantee, if there were a total default by the guaranteed parties. The determination of the maximum potential future payments is based on the notional amount of the guarantees without consideration of possible recoveries under recourse provisions or from collateral held or pledged. As such, Citi believes such amounts bear no relationship to the anticipated losses, if any, on these guarantees.
The following tables present information about Citi’s guarantees at December 31, 2013 and December 31, 2012 (for a discussion of the decrease in the carrying value period-over-period, see “Carrying Value—Guarantees and Indemnifications” below):

	Maximum potential amount of future payments
In billions of dollars at December 31, 2013 except carrying value in millions	Expire within 1 year	Expire after 1 year	Total amount outstanding	Carrying value (in millions of dollars)
Financial standby letters of credit	$28.8	$71.4	$100.2	$428.8
Performance guarantees	7.6	4.9	12.5	41.8
Derivative instruments considered to be guarantees	6.0	61.6	67.6	797.0
Loans sold with recourse	—	0.3	0.3	22.3
Securities lending indemnifications(1)	79.2	—	79.2	—
Credit card merchant processing(1)	85.9	—	85.9	—
Custody indemnifications and other	—	36.3	36.3	—
Total	$207.5	$174.5	$382.0	$1,289.9

	Maximum potential amount of future payments
In billions of dollars at December 31, 2012 except carrying value in millions	Expire within 1 year	Expire after 1 year	Total amount outstanding	Carrying value (in millions of dollars)
Financial standby letters of credit	$22.3	$79.8	$102.1	$432.8
Performance guarantees	7.3	4.7	12.0	41.6
Derivative instruments considered to be guarantees	11.2	45.5	56.7	2,648.7
Loans sold with recourse	—	0.5	0.5	87.0
Securities lending indemnifications(1)	80.4	—	80.4	—
Credit card merchant processing(1)	79.7	—	79.7	—
Custody indemnifications and other	—	30.2	30.2	—
Total	$200.9	$160.7	$361.6	$3,210.1

(1)
The carrying values of securities lending indemnifications and credit card merchant processing were not material for either period presented, as the probability of potential liabilities arising from these guarantees is minimal.

Financial standby letters of credit
Citi issues standby letters of credit which substitute its own credit for that of the borrower. If a letter of credit is drawn down, the borrower is obligated to repay Citi. Standby letters of credit protect a third party from defaults on contractual obligations. Financial standby letters of credit include: (i) guarantees of payment of insurance premiums and reinsurance risks that support industrial revenue bond underwriting; (ii) settlement of payment obligations to clearing houses, including futures and over-the-counter derivatives clearing (see further discussion below); (iii) support options and purchases of securities in lieu of escrow deposit accounts; and (iv) letters of credit that backstop loans, credit facilities, promissory notes and trade acceptances.

Performance guarantees
Performance guarantees and letters of credit are issued to guarantee a customer’s tender bid on a construction or systems-installation project or to guarantee completion of such projects in accordance with contract terms. They are also issued to support a customer’s obligation to supply specified products, commodities, or maintenance or warranty services to a third party.

Futures and over-the-counter derivatives clearing
Citi provides clearing services for clients executing exchange traded futures and over-the-counter (OTC) derivatives contracts with central counterparties (CCPs). Based on all relevant facts and circumstances, Citi has concluded that it acts as an agent for accounting purposes in its role as clearing member for these client transactions. As such, Citi does not reflect the underlying exchange traded futures or OTC derivatives contracts in its Consolidated Financial Statements. See Note 23 for a discussion of Citi’s derivatives activities that are reflected in its Consolidated Financial Statements.
As a clearing member, Citi collects and remits cash and securities collateral (margin) between its clients and the respective CCP. There are two types of margin: initial margin and variation margin. Where Citi obtains benefits from or controls cash initial margin (e.g., retains an interest spread), cash initial margin collected from clients and remitted to the CCP is reflected within Brokerage Payables (payables to customers) and Brokerage Receivables (receivables from brokers, dealers and clearing organizations), respectively. However, for OTC derivatives contracts where Citi has contractually agreed with the client that (a) Citi will pass through to the client all interest paid by the CCP on cash initial margin; (b) Citi will not utilize its right as clearing member to transform cash margin into other assets; and (c) Citi does not guarantee and is not liable to the client for the performance of the CCP, cash initial margin collected from clients and remitted to the CCP is not reflected on Citi’s Consolidated Balance Sheet. The total amount of cash initial margin collected and remitted in this manner as of December 31, 2013 was approximately $1.4 billion.
Variation margin due from clients to the respective CCP, or from the CCP to clients, reflects changes in the value of the client’s derivatives contracts for each trading day. As a clearing member, Citi is exposed to the risk of non-performance by clients (e.g., failure of a client to post variation margin to the CCP for negative changes in the value of the client’s derivatives contracts). In the event of non-performance by a client, Citi would move to close out the client’s positions. The CCP would typically utilize initial margin posted by the client and held by the CCP, with any remaining shortfalls required to be paid by Citi as clearing member. Citi generally holds incremental cash or securities margin posted by the client, which would typically be expected to be sufficient to mitigate Citi’s credit risk in the event the client fails to perform.
As required by ASC 860-30-25-5, securities collateral posted by clients is not recognized on Citi’s Consolidated Balance Sheet.

Derivative instruments considered to be guarantees
Derivatives are financial instruments whose cash flows are based on a notional amount and an underlying instrument, where there is little or no initial investment, and whose terms require or permit net settlement. For a discussion of Citi’s derivatives activities, see Note 23 to the Consolidated Financial Statements.
The derivative instruments considered to be guarantees, which are presented in the tables above, include only those instruments that require Citi to make payments to the counterparty based on changes in an underlying instrument that is related to an asset, a liability, or an equity security held by the guaranteed party. More specifically, derivative instruments considered to be guarantees include certain over-the-counter written put options where the counterparty is not a bank, hedge fund or broker-dealer (such counterparties are considered to be dealers in these markets and may, therefore, not hold the underlying instruments). Credit derivatives sold by Citi are excluded from the tables above as they are disclosed separately in Note 23 to the Consolidated Financial Statements. In instances where Citi’s maximum potential future payment is unlimited, the notional amount of the contract is disclosed.

Loans sold with recourse
Loans sold with recourse represent Citi’s obligations to reimburse the buyers for loan losses under certain circumstances. Recourse refers to the clause in a sales agreement under which a lender will fully reimburse the buyer/investor for any losses resulting from the purchased loans. This may be accomplished by the seller taking back any loans that become delinquent.
In addition to the amounts shown in the tables above, Citi has recorded a repurchase reserve for its potential repurchases or make-whole liability regarding residential mortgage representation and warranty claims related to its whole loan sales to the U.S. government-sponsored enterprises (GSEs) and, to a lesser extent, private investors. The repurchase reserve was approximately $341 million and $1,565 million at December 31, 2013 and December 31, 2012, respectively, and these amounts are included in Other liabilities on the Consolidated Balance Sheet.
Citi is also exposed to potential representation and warranty claims as a result of mortgage loans sold through private-label securitizations in its Consumer business in CitiMortgage as well as its legacy Securities and Banking business. Beginning in the first quarter of 2013, Citi considers private-label securitization representation and warranty claims as part of its litigation accrual analysis and not as part of its repurchase reserve. See Note 28 to the Consolidated Financial Statements.

Securities lending indemnifications
Owners of securities frequently lend those securities for a fee to other parties who may sell them short or deliver them to another party to satisfy some other obligation. Banks may administer such securities lending programs for their clients. Securities lending indemnifications are issued by the bank to guarantee that a securities lending customer will be made whole in the event that the security borrower does not return the security subject to the lending agreement and collateral held is insufficient to cover the market value of the security.

Credit card merchant processing
Credit card merchant processing guarantees represent the Company’s indirect obligations in connection with: (i) providing transaction processing services to various merchants with respect to its private-label cards; and (ii) potential liability for bank card transaction processing services. The nature of the liability in either case arises as a result of a billing dispute between a merchant and a cardholder that is ultimately resolved in the cardholder’s favor. The merchant is liable to refund the amount to the cardholder. In general, if the credit card processing company is unable to collect this amount from the merchant, the credit card processing company bears the loss for the amount of the credit or refund paid to the cardholder.
With regard to (i) above, Citi has the primary contingent liability with respect to its portfolio of private-label merchants. The risk of loss is mitigated as the cash flows between Citi and the merchant are settled on a net basis and Citi has the right to offset any payments with cash flows otherwise due to the merchant. To further mitigate this risk, Citi may delay settlement, require a merchant to make an escrow deposit, include event triggers to provide Citi with more financial and operational control in the event of the financial deterioration of the merchant, or require various credit enhancements (including letters of credit and bank guarantees). In the unlikely event that a private-label merchant is unable to deliver products, services or a refund to its private-label cardholders, Citi is contingently liable to credit or refund cardholders.
With regard to (ii) above, Citi has a potential liability for bank card transactions where Citi provides the transaction processing services as well as those where a third party provides the services and Citi acts as a secondary guarantor, should that processor fail to perform.
Citi’s maximum potential contingent liability related to both bank card and private-label merchant processing services is estimated to be the total volume of credit card transactions that meet the requirements to be valid charge-back transactions at any given time. At December 31, 2013 and December 31, 2012, this maximum potential exposure was estimated to be $86 billion and $80 billion, respectively.
However, Citi believes that the maximum exposure is not representative of the actual potential loss exposure based on its historical experience. This contingent liability is unlikely to arise, as most products and services are delivered when purchased and amounts are refunded when items are returned to merchants. Citi assesses the probability and amount of its contingent liability related to merchant processing based on the financial strength of the primary guarantor, the extent and nature of unresolved charge-backs and its historical loss experience. At December 31, 2013 and December 31, 2012, the losses incurred and the carrying amounts of Citi’s contingent obligations related to merchant processing activities were immaterial.

Custody indemnifications
Custody indemnifications are issued to guarantee that custody clients will be made whole in the event that a third party subcustodian or depository institution fails to safeguard clients’ assets.

Other guarantees and indemnifications
Credit Card Protection Programs
Citi, through its credit card businesses, provides various cardholder protection programs on several of its card products, including programs that provide insurance coverage for rental cars, coverage for certain losses associated with purchased products, price protection for certain purchases and protection for lost luggage. These guarantees are not included in the table, since the total outstanding amount of the guarantees and Citi’s maximum exposure to loss cannot be quantified. The protection is limited to certain types of purchases and losses, and it is not possible to quantify the purchases that would qualify for these benefits at any given time. Citi assesses the probability and amount of its potential liability related to these programs based on the extent and nature of its historical loss experience. At December 31, 2013 and December 31, 2012, the actual and estimated losses incurred and the carrying value of Citi’s obligations related to these programs were immaterial.

Other Representation and Warranty Indemnifications
In the normal course of business, Citi provides standard representations and warranties to counterparties in contracts in connection with numerous transactions and also provides indemnifications, including indemnifications that protect the counterparties to the contracts in the event that additional taxes are owed due either to a change in the tax law or an adverse interpretation of the tax law. Counterparties to these transactions provide Citi with comparable indemnifications. While such representations, warranties and indemnifications are essential components of many contractual relationships, they do not represent the underlying business purpose for the transactions. The indemnification clauses are often standard contractual terms related to Citi’s own performance under the terms of a contract and are entered into in the normal course of business based on an assessment that the risk of loss is remote. Often these clauses are intended to ensure that terms of a contract are met at inception. No compensation is received for these standard representations and warranties, and it is not possible to determine their fair value because they rarely, if ever, result in a payment. In many cases, there are no stated or notional amounts included in the indemnification clauses, and the contingencies potentially triggering the obligation to indemnify have not occurred and are not expected to occur. As a result, these indemnifications are not included in the tables above.

Value-Transfer Networks
Citi is a member of, or shareholder in, hundreds of value-transfer networks (VTNs) (payment, clearing and settlement systems as well as exchanges) around the world. As a condition of membership, many of these VTNs require that members stand ready to pay a pro rata share of the losses incurred by the organization due to another member’s default on its obligations. Citi’s potential obligations may be limited to its membership interests in the VTNs, contributions to the VTN’s funds, or, in limited cases, the obligation may be unlimited. The maximum exposure cannot be estimated as this would require an assessment of future claims that have not yet occurred. Citi believes the risk of loss is remote given historical experience with the VTNs. Accordingly, Citi’s participation in VTNs is not reported in the guarantees tables above, and there are no amounts reflected on the Consolidated Balance Sheet as of December 31, 2013 or December 31, 2012 for potential obligations that could arise from Citi’s involvement with VTN associations.

Long-Term Care Insurance Indemnification
In the sale of an insurance subsidiary, the Company provided an indemnification to an insurance company for policyholder claims and other liabilities relating to a book of long-term care (LTC) business (for the entire term of the LTC policies) that is fully reinsured by another insurance company. The reinsurer has funded two trusts with securities whose fair value (approximately $5.4 billion at December 31, 2013, compared to $4.9 billion at December 31, 2012) is designed to cover the insurance company’s statutory liabilities for the LTC policies. The assets in these trusts are evaluated and adjusted periodically to ensure that the fair value of the assets continues to cover the estimated statutory liabilities related to the LTC policies, as those statutory liabilities change over time.
If the reinsurer fails to perform under the reinsurance agreement for any reason, including insolvency, and the assets in the two trusts are insufficient or unavailable to the ceding insurance company, then Citi must indemnify the ceding insurance company for any losses actually incurred in connection with the LTC policies. Since both events would have to occur before Citi would become responsible for any payment to the ceding insurance company pursuant to its indemnification obligation, and the likelihood of such events occurring is currently not probable, there is no liability reflected in the Consolidated Balance Sheet as of December 31, 2013 and December 31, 2012 related to this indemnification. Citi continues to closely monitor its potential exposure under this indemnification obligation.

Carrying Value—Guarantees and Indemnifications
At December 31, 2013 and December 31, 2012, the total carrying amounts of the liabilities related to the guarantees and indemnifications included in the tables above amounted to approximately $1.3 billion and $3.2 billion, respectively. The decrease in the carrying value is primarily related to certain derivative instruments where Citi obtained additional contract level details during the second quarter of 2013, resulting in some of these contracts no longer being considered guarantees for disclosure purposes by Citi. Derivative instruments are included at fair value in either Trading account liabilities or Other liabilities, depending upon whether the derivative was entered into for trading or non-trading purposes. The carrying value of financial and performance guarantees is included in Other liabilities. For loans sold with recourse, the carrying value of the liability is included in Other liabilities.

Collateral
Cash collateral available to Citi to reimburse losses realized under these guarantees and indemnifications amounted to $52 billion and $39 billion at December 31, 2013 and December 31, 2012, respectively. Securities and other marketable assets held as collateral amounted to $39 billion and $51 billion at December 31, 2013 and December 31, 2012, respectively. The majority of collateral is held to reimburse losses realized under securities lending indemnifications. Additionally, letters of credit in favor of Citi held as collateral amounted to $5.3 billion and $3.4 billion at December 31, 2013 and December 31, 2012, respectively. Other property may also be available to Citi to cover losses under certain guarantees and indemnifications; however, the value of such property has not been determined.

Performance risk
Citi evaluates the performance risk of its guarantees based on the assigned referenced counterparty internal or external ratings. Where external ratings are used, investment-grade ratings are considered to be Baa/BBB and above, while anything below is considered non-investment grade. Citi’s internal ratings are in line with the related external rating system. On certain underlying referenced credits or entities, ratings are not available. Such referenced credits are included in the “not rated” category. The maximum potential amount of the future payments related to guarantees and credit derivatives sold is determined to be the notional amount of these contracts, which is the par amount of the assets guaranteed.
Presented in the tables below are the maximum potential amounts of future payments that are classified based upon internal and external credit ratings as of December 31, 2013 and December 31, 2012. As previously mentioned, the determination of the maximum potential future payments is based on the notional amount of the guarantees without consideration of possible recoveries under recourse provisions or from collateral held or pledged. As such, Citi believes such amounts bear no relationship to the anticipated losses, if any, on these guarantees.

	Maximum potential amount of future payments
In billions of dollars at December 31, 2013	Investment grade	Non-investment grade	Not rated	Total
Financial standby letters of credit	$76.2	$14.8	$9.2	$100.2
Performance guarantees	7.4	3.6	1.5	12.5
Derivative instruments deemed to be guarantees	—	—	67.6	67.6
Loans sold with recourse	—	—	0.3	0.3
Securities lending indemnifications	—	—	79.2	79.2
Credit card merchant processing	—	—	85.9	85.9
Custody indemnifications and other	36.2	0.1	—	36.3
Total	$119.8	$18.5	$243.7	$382.0

	Maximum potential amount of future payments
In billions of dollars at December 31, 2012	Investment grade	Non-investment grade	Not rated	Total
Financial standby letters of credit	$80.9	$11.0	$10.2	$102.1
Performance guarantees	7.3	3.0	1.7	12.0
Derivative instruments deemed to be guarantees	—	—	56.7	56.7
Loans sold with recourse	—	—	0.5	0.5
Securities lending indemnifications	—	—	80.4	80.4
Credit card merchant processing	—	—	79.7	79.7
Custody indemnifications and other	30.1	0.1	—	30.2
Total	$118.3	$14.1	$229.2	$361.6

Credit Commitments and Lines of Credit
The table below summarizes Citigroup’s credit commitments as of December 31, 2013 and December 31, 2012:

In millions of dollars	U.S.	Outside of U.S.	Total December 31, 2013	Total December 31, 2012
Commercial and similar letters of credit	$1,427	$5,914	$7,341	$7,311
One- to four-family residential mortgages	1,684	3,262	4,946	3,893
Revolving open-end loans secured by one- to four-family residential properties	13,879	2,902	16,781	18,176
Commercial real estate, construction and land development	1,830	895	2,725	3,496
Credit card lines	507,913	133,198	641,111	620,700
Commercial and other consumer loan commitments	141,287	95,425	236,712	228,492
Other commitments and contingencies	1,611	611	2,222	2,259
Total	$669,631	$242,207	$911,838	$884,327

The majority of unused commitments are contingent upon customers’ maintaining specific credit standards. Commercial commitments generally have floating interest rates and fixed expiration dates and may require payment of fees. Such fees (net of certain direct costs) are deferred and, upon exercise of the commitment, amortized over the life of the loan or, if exercise is deemed remote, amortized over the commitment period.

Commercial and similar letters of credit
A commercial letter of credit is an instrument by which Citigroup substitutes its credit for that of a customer to enable the customer to finance the purchase of goods or to incur other commitments. Citigroup issues a letter on behalf of its client to a supplier and agrees to pay the supplier upon presentation of documentary evidence that the supplier has performed in accordance with the terms of the letter of credit. When a letter of credit is drawn, the customer is then required to reimburse Citigroup.

One- to four-family residential mortgages
A one- to four-family residential mortgage commitment is a written confirmation from Citigroup to a seller of a property that the bank will advance the specified sums enabling the buyer to complete the purchase.

Revolving open-end loans secured by one- to four-family
residential properties
Revolving open-end loans secured by one- to four-family residential properties are essentially home equity lines of credit. A home equity line of credit is a loan secured by a primary residence or second home to the extent of the excess of fair market value over the debt outstanding for the first mortgage.

Commercial real estate, construction and land development
Commercial real estate, construction and land development include unused portions of commitments to extend credit for the purpose of financing commercial and multifamily residential properties as well as land development projects.
Both secured-by-real-estate and unsecured commitments are included in this line, as well as undistributed loan proceeds, where there is an obligation to advance for construction progress payments. However, this line only includes those extensions of credit that, once funded, will be classified as Total loans, net on the Consolidated Balance Sheet.

Credit card lines
Citigroup provides credit to customers by issuing credit cards. The credit card lines are cancellable by providing notice to the cardholder or without such notice as permitted by local law.

Commercial and other consumer loan commitments
Commercial and other consumer loan commitments include overdraft and liquidity facilities, as well as commercial commitments to make or purchase loans, to purchase third-party receivables, to provide note issuance or revolving underwriting facilities and to invest in the form of equity. Amounts include $58 billion and $53 billion with an original maturity of less than one year at December 31, 2013 and December 31, 2012, respectively.
In addition, included in this line item are highly leveraged financing commitments, which are agreements that provide funding to a borrower with higher levels of debt (measured by the ratio of debt capital to equity capital of the borrower) than is generally considered normal for other companies. This type of financing is commonly employed in corporate acquisitions, management buy-outs and similar transactions.

Other commitments and contingencies
Other commitments and contingencies include all other transactions related to commitments and contingencies not reported on the lines above.

28.   CONTINGENCIES

Accounting and Disclosure Framework
ASC 450 governs the disclosure and recognition of loss contingencies, including potential losses from litigation and regulatory matters. ASC 450 defines a “loss contingency” as “an existing condition, situation, or set of circumstances involving uncertainty as to possible loss to an entity that will ultimately be resolved when one or more future events occur or fail to occur.” It imposes different requirements for the recognition and disclosure of loss contingencies based on the likelihood of occurrence of the contingent future event or events. It distinguishes among degrees of likelihood using the following three terms: “probable,” meaning that “the future event or events are likely to occur”; “remote,” meaning that “the chance of the future event or events occurring is slight”; and “reasonably possible,” meaning that “the chance of the future event or events occurring is more than remote but less than likely.” These three terms are used below as defined in ASC 450.
Accruals. ASC 450 requires accrual for a loss contingency when it is “probable that one or more future events will occur confirming the fact of loss” and “the amount of the loss can be reasonably estimated.” In accordance with ASC 450, Citigroup establishes accruals for contingencies, including the litigation and regulatory matters disclosed herein, when Citigroup believes it is probable that a loss has been incurred and the amount of the loss can be reasonably estimated. When the reasonable estimate of the loss is within a range of amounts, the minimum amount of the range is accrued, unless some higher amount within the range is a better estimate than any other amount within the range. Once established, accruals are adjusted from time to time, as appropriate, in light of additional information. The amount of loss ultimately incurred in relation to those matters may be substantially higher or lower than the amounts accrued for those matters.
Disclosure. ASC 450 requires disclosure of a loss contingency if “there is at least a reasonable possibility that a loss or an additional loss may have been incurred” and there is no accrual for the loss because the conditions described above are not met or an exposure to loss exists in excess of the amount accrued. In accordance with ASC 450, if Citigroup has not accrued for a matter because Citigroup believes that a loss is reasonably possible but not probable, or that a loss is probable but not reasonably estimable, and the matter thus does not meet the criteria for accrual, and the reasonably possible loss is material, it discloses the loss contingency. In addition, Citigroup discloses matters for which it has accrued if it believes a reasonably possible exposure to material loss exists in excess of the amount accrued. In accordance with ASC 450, Citigroup’s disclosure includes an estimate of the reasonably possible loss or range of loss for those matters as to which an estimate can be made. ASC 450 does not require disclosure of an estimate of the reasonably possible loss or range of loss where an estimate cannot be made. Neither accrual nor disclosure is required for losses that are deemed remote.

Contingencies Arising From Litigation and Regulatory Matters
In addition to the matters described below, in the ordinary course of business, Citigroup, its affiliates and subsidiaries, and current and former officers, directors and employees (for purposes of this section, sometimes collectively referred to as Citigroup and Related Parties) routinely are named as defendants in, or as parties to, various legal actions and proceedings. Certain of these actions and proceedings assert claims or seek relief in connection with alleged violations of consumer protection, securities, banking, antifraud, antitrust, anti-money laundering, employment and other statutory and common laws. Certain of these actual or threatened legal actions and proceedings include claims for substantial or indeterminate compensatory or punitive damages, or for injunctive relief, and in some instances seek recovery on a class-wide basis.
In the ordinary course of business, Citigroup and Related Parties also are subject to governmental and regulatory examinations, information-gathering requests, investigations and proceedings (both formal and informal), certain of which may result in adverse judgments, settlements, fines, penalties, restitution, disgorgement, injunctions or other relief. In addition, certain affiliates and subsidiaries of Citigroup are banks, registered broker-dealers, futures commission merchants, investment advisers or other regulated entities and, in those capacities, are subject to regulation by various U.S., state and foreign securities, banking, commodity futures, consumer protection and other regulators. In connection with formal and informal inquiries by these regulators, Citigroup and such affiliates and subsidiaries receive numerous requests, subpoenas and orders seeking documents, testimony and other information in connection with various aspects of their regulated activities. From time to time Citigroup and Related Parties also receive grand jury subpoenas and other requests for information or assistance, formal or informal, from federal or state law enforcement agencies, including among others various United States Attorneys’ Offices, the Asset Forfeiture and Money Laundering Section and other divisions of the Department of Justice, the Financial Crimes Enforcement Network of the United States Department of the Treasury, and the Federal Bureau of Investigation, relating to Citigroup and its customers.
Because of the global scope of Citigroup’s operations, and its presence in countries around the world, Citigroup and Related Parties are subject to litigation and governmental and regulatory examinations, information-gathering requests, investigations and proceedings (both formal and informal) in multiple jurisdictions with legal and regulatory regimes that may differ substantially, and present substantially different risks, from those Citigroup and Related Parties are subject to in the United States. In some instances Citigroup and Related Parties may be involved in proceedings involving the same subject matter in multiple jurisdictions, which may result in overlapping, cumulative or inconsistent outcomes.
Citigroup seeks to resolve all litigation and regulatory matters in the manner management believes is in the best interests of Citigroup and its shareholders, and contests liability, allegations of wrongdoing and, where applicable, the amount of damages or scope of any penalties or other relief sought as appropriate in each pending matter.
Inherent Uncertainty of the Matters Disclosed. Certain of the matters disclosed below involve claims for substantial or indeterminate damages. The claims asserted in these matters typically are broad, often spanning a multi-year period and sometimes a wide range of business activities, and the plaintiffs’ or claimants’ alleged damages frequently are not quantified or factually supported in the complaint or statement of claim. Other matters relate to regulatory investigations or proceedings, as to which there may be no objective basis for quantifying the range of potential fine, penalty, or other remedy. As a result, Citigroup is often unable to estimate the loss in such matters, even if it believes that a loss is probable or reasonably possible, until developments in the case or investigation have yielded additional information sufficient to support a quantitative assessment of the range of reasonably possible loss. Such developments may include, among other things, discovery from adverse parties or third parties, rulings by the court on key issues, analysis by retained experts, and engagement in settlement negotiations. Depending on a range of factors, such as the complexity of the facts, the novelty of the legal theories, the pace of discovery, the court’s scheduling order, the timing of court decisions, and the adverse party’s willingness to negotiate in good faith toward a resolution, it may be months or years after the filing of a case or commencement of an investigation before an estimate of the range of reasonably possible loss can be made.
Matters as to Which an Estimate Can Be Made. For some of the matters disclosed below, Citigroup is currently able to estimate a reasonably possible loss or range of loss in excess of amounts accrued (if any). For some of the matters included within this estimation, an accrual has been made because a loss is believed to be both probable and reasonably estimable, but an exposure to loss exists in excess of the amount accrued. In these cases, the estimate reflects the reasonably possible range of loss in excess of the accrued amount. For other matters included within this estimation, no accrual has been made because a loss, although estimable, is believed to be reasonably possible, but not probable; in these cases the estimate reflects the reasonably possible loss or range of loss. As of December 31, 2013, Citigroup estimates that the reasonably possible unaccrued loss in future periods for these matters ranges up to approximately $5 billion in the aggregate.
These estimates are based on currently available information. As available information changes, the matters for which Citigroup is able to estimate will change, and the estimates themselves will change. In addition, while many estimates presented in financial statements and other financial disclosures involve significant judgment and may be subject to significant uncertainty, estimates of the range of reasonably possible loss arising from litigation and regulatory proceedings are subject to particular uncertainties. For example, at the time of making an estimate, Citigroup may have only preliminary, incomplete, or inaccurate information about the facts underlying the claim; its assumptions about the future rulings of the court or other tribunal on significant issues, or the behavior and incentives of adverse parties or regulators, may prove to be wrong; and the outcomes it is attempting to predict are often not amenable to the use of statistical or other quantitative analytical tools. In addition, from time to time an outcome may occur that Citigroup had not accounted for in its estimate because it had deemed such an outcome to be remote. For all these reasons, the amount of loss in excess of accruals ultimately incurred for the matters as to which an estimate has been made could be substantially higher or lower than the range of loss included in the estimate.
Matters as to Which an Estimate Cannot Be Made. For other matters disclosed below, Citigroup is not currently able to estimate the reasonably possible loss or range of loss. Many of these matters remain in very preliminary stages (even in some cases where a substantial period of time has passed since the commencement of the matter), with few or no substantive legal decisions by the court or tribunal defining the scope of the claims, the class (if any), or the potentially available damages, and fact discovery is still in progress or has not yet begun. In many of these matters, Citigroup has not yet answered the complaint or statement of claim or asserted its defenses, nor has it engaged in any negotiations with the adverse party (whether a regulator or a private party). For all these reasons, Citigroup cannot at this time estimate the reasonably possible loss or range of loss, if any, for these matters.
Opinion of Management as to Eventual Outcome. Subject to the foregoing, it is the opinion of Citigroup’s management, based on current knowledge and after taking into account its current legal accruals, that the eventual outcome of all matters described in this Note would not be likely to have a material adverse effect on the consolidated financial condition of Citigroup. Nonetheless, given the substantial or indeterminate amounts sought in certain of these matters, and the inherent unpredictability of such matters, an adverse outcome in certain of these matters could, from time to time, have a material adverse effect on Citigroup’s consolidated results of operations or cash flows in particular quarterly or annual periods.

Credit Crisis-Related Litigation and Other Matters
Citigroup and Related Parties have been named as defendants in numerous legal actions and other proceedings asserting claims for damages and related relief for losses arising from the global financial credit crisis that began in 2007. Such matters include, among other types of proceedings, claims asserted by: (i) individual investors and purported classes of investors in Citigroup’s common and preferred stock and debt, alleging violations of the federal securities laws, foreign laws, state securities and fraud law, and the Employee Retirement Income Security Act (ERISA); and (ii) individual investors and purported classes of investors in securities and other investments underwritten, issued or marketed by Citigroup, including securities issued by other public companies, collateralized debt obligations (CDOs), mortgage-backed securities (MBS), auction rate securities (ARS), investment funds, and other structured or leveraged instruments, which have suffered losses as a result of the credit crisis. These matters have been filed in state and federal courts across the U.S. and in foreign tribunals, as well as in arbitrations before the Financial Industry Regulatory Authority (FINRA) and other arbitration associations.
In addition to these litigations and arbitrations, Citigroup continues to cooperate fully in response to subpoenas and requests for information from the Securities and Exchange Commission (SEC), FINRA, state attorneys general, the Department of Justice and subdivisions thereof, the Office of the Special Inspector General for the Troubled Asset Relief Program, bank regulators, and other government agencies and authorities, in connection with various formal and informal (and, in many instances, industry-wide) inquiries concerning Citigroup’s mortgage-related conduct and business activities, as well as other business activities affected by the credit crisis. These business activities include, but are not limited to, Citigroup’s sponsorship, packaging, issuance, marketing, trading, servicing and underwriting of CDOs and MBS, and its origination, sale or other transfer, servicing, and foreclosure of residential mortgages.

Mortgage-Related Litigation and Other Matters
Securities Actions: Beginning in November 2007, Citigroup and Related Parties were named as defendants in a variety of class and individual securities actions filed by investors in Citigroup’s equity and debt securities in state and federal courts relating to the Company’s disclosures regarding its exposure to subprime-related assets.
Citigroup and Related Parties were named as defendants in the consolidated putative class action IN RE CITIGROUP INC. SECURITIES LITIGATION, filed in the United States District Court for the Southern District of New York. The consolidated amended complaint asserted claims under Sections 10(b) and 20(a) of the Securities Exchange Act of 1934 on behalf of a putative class of purchasers of Citigroup common stock from January 1, 2004 through January 15, 2009. On November 9, 2010, the court issued an opinion and order dismissing all claims except those arising out of Citigroup’s exposure to CDOs for the time period February 1, 2007 through April 18, 2008. On August 30, 2012, the court entered an order preliminarily approving the parties’ proposed settlement, under which Citigroup agreed to pay $590 million in exchange for a release of all claims asserted on behalf of the settlement class. A fairness hearing was held on April 8, 2013. On August 1, 2013, the court entered a final order approving the settlement. Appeals from the final order have been dismissed or voluntarily withdrawn. Additional information concerning this action is publicly available in court filings under the consolidated lead docket number 07 Civ. 9901 (S.D.N.Y.) (Stein, J.), and 13-3531, 13-3539, and 13-3710 (2d Cir.).
Citigroup and Related Parties were named as defendants in the consolidated putative class action IN RE CITIGROUP INC. BOND LITIGATION, also filed in the United States District Court for the Southern District of New York. The consolidated amended complaint asserted claims under Sections 11, 12 and 15 of the Securities Act of 1933 on behalf of a putative class of purchasers of $71 billion of debt securities and preferred stock issued by Citigroup between May 2006 and August 2008. On July 12, 2010, the court issued an opinion and order dismissing plaintiffs’ claims under

Section 12 of the Securities Act of 1933, but denying defendants’ motion to dismiss certain claims under Section 11. On March 25, 2013, the court entered an order preliminarily approving the parties’ proposed settlement, under which Citigroup agreed to pay $730 million in exchange for a release of all claims asserted on behalf of the settlement class. A fairness hearing was held on July 23, 2013. On August 20, 2013, the court entered a final order approving the settlement. In a separate order dated December 19, 2013, the court awarded fees to class counsel. On January 14, 2014, an objector to the settlement filed a notice of appeal from the fee award. Additional information concerning this action is publicly available in court filings under the consolidated lead docket number 08 Civ. 9522 (S.D.N.Y.) (Stein, J.).
Citigroup and Related Parties also have been named as defendants in a variety of other putative class actions and individual actions arising out of similar facts to those alleged in the actions described above. Many of these matters have been dismissed or settled. These actions assert a wide range of claims, including claims under the federal securities laws, foreign securities laws, ERISA, and state law. Additional information concerning certain of these actions is publicly available in court filings under the docket numbers 09 Civ. 7359 (S.D.N.Y.) (Stein, J.), 10 Civ. 9646 (S.D.N.Y.) (Stein, J.). 11 Civ. 7672 (S.D.N.Y.) (Koeltl, J.), 12 Civ. 6653 (S.D.N.Y.) (Stein, J.) and 13-4488, 13-4504 (2d Cir.).
Beginning in November 2007, certain Citigroup affiliates also have been named as defendants arising out of their activities as underwriters of securities in actions brought by investors in securities issued by public companies adversely affected by the credit crisis. Many of these matters have been dismissed or settled. As a general matter, issuers indemnify underwriters in connection with such claims, but in certain of these matters Citigroup affiliates are not being indemnified or may in the future cease to be indemnified because of the financial condition of the issuer.
Regulatory Actions: On October 19, 2011, in connection with its industry-wide investigation concerning CDO-related business activities, the SEC filed a complaint in the United States District Court for the Southern District of New York regarding Citigroup’s structuring and sale of the Class V Funding III CDO (Class V). On the same day, the SEC and Citigroup announced a settlement of the SEC’s claims, subject to judicial approval, and the SEC filed a proposed final judgment pursuant to which Citigroup’s U.S. broker-dealer Citigroup Global Markets Inc. (CGMI) agreed to disgorge $160 million and to pay $30 million in prejudgment interest and a $95 million penalty. On November 28, 2011, the court issued an order refusing to approve the proposed settlement and ordering trial to begin on July 16, 2012. The parties appealed from this order to the United States Court of Appeals for the Second Circuit which, on March 15, 2012, granted a stay of the district court proceedings pending resolution of the appeals. The parties have fully briefed their appeals, and the Second Circuit held oral argument on February 8, 2013. Additional information concerning this action is publicly available in court filings under the docket numbers 11 Civ. 7387 (S.D.N.Y.) (Rakoff, J.) and 11-5227 (2d Cir.).

In connection with the Residential Mortgage-Backed Securities Working Group industry-wide investigation, the Department of Justice has issued subpoenas seeking information and testimony relating to Citigroup’s issuance, sponsoring, and underwriting of MBS. Citigroup also has received a grand jury subpoena seeking information relating to two related MBS issuances in mid-2007. In addition, Citigroup has received subpoenas and requests for information from several state attorneys general and the SEC relating to Citigroup’s MBS-related business activities. Citigroup is cooperating fully with these inquiries.
Mortgage-Backed Securities and CDO Investor Actions: Beginning in July 2010, Citigroup and Related Parties have been named as defendants in complaints filed by purchasers of MBS and CDOs sold or underwritten by Citigroup. The MBS-related complaints generally assert that defendants made material misrepresentations and omissions about the credit quality of the mortgage loans underlying the securities, such as the underwriting standards to which the loans conformed, the loan-to-value ratio of the loans, and the extent to which the mortgaged properties were owner-occupied, and typically assert claims under Section 11 of the Securities Act of 1933, state blue sky laws, and/or common-law misrepresentation-based causes of action. The CDO-related complaints further allege that the defendants adversely selected or permitted the adverse selection of CDO collateral without full disclosure to investors. Plaintiffs in these actions generally seek rescission of their investments, recovery of their investment losses, or other damages. Other purchasers of MBS and CDOs sold or underwritten by Citigroup have threatened to file additional lawsuits, for some of which Citigroup has agreed to toll (extend) the statute of limitations.
The filed actions generally are in the early stages of proceedings, and many of the actions or threatened actions have been resolved through settlement or otherwise. As of December 31, 2013, the aggregate original purchase amount of the purchases at issue in the filed suits was approximately $7.3 billion, and the aggregate original purchase amount of the purchases covered by tolling agreements with investors threatening litigation was approximately $1.4 billion. Information concerning certain of these actions is publicly available in court filings under the docket numbers 12 Civ. 4000 (S.D.N.Y.) (Swain, J.), CV-2012-901036 (Ala. Cir. Ct.) (Price, J.), 12 Civ. 4354 (C.D. Cal.) (Pfaelzer, J.), 650212/2012 (N.Y. Sup. Ct.) (Oing, J.), 653990/2013 (N.Y. Sup. Ct.), CGC-10-501610 (Cal. Super. Ct.) (Kramer, J.), and 14 Civ. 252 (C.D. Cal.) (Pfaelzer, J.).
On September 2, 2011, the Federal Housing Finance Agency (FHFA), as conservator for Fannie Mae and Freddie Mac, filed an action against Citigroup and Related Parties, which was coordinated in the United States District Court for the Southern District of New York with 15 other related suits brought by the same plaintiff against various other financial institutions. Motions to dismiss in the coordinated suits were denied in large part. In connection with a settlement of these claims under which Citigroup agreed to pay FHFA $250 million, on May 29, 2013, the court so-ordered a stipulation of voluntary dismissal with prejudice in FEDERAL HOUSING FINANCE AGENCY v. CITIGROUP INC., ET AL., and on

June 24, 2013, the court entered orders of voluntary dismissal with prejudice and bar orders in FEDERAL HOUSING FINANCE AGENCY v. JPMORGAN CHASE & CO., ET AL., and FEDERAL HOUSING FINANCE AGENCY v. ALLY FINANCIAL INC., ET AL., dismissing with prejudice all claims against Citigroup in those actions. Additional information concerning these actions is publicly available in court filings under the docket numbers 11 Civ. 6196, 6188, and 7010 (S.D.N.Y.) (Cote, J.).
Mortgage-Backed Security Repurchase Claims: Various parties to MBS securitizations and other interested parties have asserted that certain Citigroup affiliates breached representations and warranties made in connection with mortgage loans sold into securitization trusts (private-label securitizations). Typically, these claims are based on allegations that securitized mortgages were not underwritten in accordance with the applicable underwriting standards and that misrepresentations were made during the mortgage application and approval process. Citigroup also has received numerous inquiries, demands for loan files, and requests to toll (extend) the applicable statutes of limitation for representation and warranty claims relating to its private-label securitizations. These inquiries, demands and requests have been made by trustees of securitization trusts and others.
The vast majority of repurchase claims concerning Citigroup’s private-label securitizations have not been resolved. Most of these claims and related activities concern mortgages in 67 private-label securitizations issued by entities associated with the former Securities and Banking (S&B) legacy securitizations during the period from 2005 through 2007. The initial issuance balance of those securitizations was $59.2 billion, and as of year-end 2013, those securitizations have a current outstanding balance of $15.8 billion and realized losses totaling $10.7 billion.
Among these requests, in December 2011, Citigroup received a letter from the law firm Gibbs & Bruns LLP, which purports to represent a group of investment advisers and holders of MBS issued or underwritten by entities associated with S&B legacy securitizations. Through that letter and subsequent discussions, Gibbs & Bruns LLP has asserted that its clients collectively hold certificates in 110 MBS trusts purportedly issued and/or underwritten by those affiliates, and that those affiliates have repurchase obligations for certain mortgages in these trusts.
To date, plaintiffs have filed actions against Citigroup seeking to enforce certain of these contractual repurchase claims in connection with three private-label securitizations. Each of the three actions is in the early stages of proceedings. In the aggregate, plaintiffs are asserting repurchase claims as to approximately 2,900 loans that were securitized into these three securitizations, as well as any other loans that are later found to have breached representations and warranties. Further information concerning these actions is publicly available in court filings under the docket numbers 13 Civ. 2843 (S.D.N.Y.) (Daniels, J.), 13 Civ. 6989 (S.D.N.Y.) (Daniels, J.), and 653816/2013 (N.Y. Sup. Ct.).

Counterparty and Investor Actions
In 2010, Abu Dhabi Investment Authority (ADIA) commenced an arbitration (ADIA I) against Citigroup and Related Parties before the International Center for Dispute Resolution (ICDR), alleging statutory and common law claims in connection with its $7.5 billion investment in Citigroup in December 2007. ADIA sought rescission of the investment agreement or, in the alternative, more than $4 billion in damages. Following a hearing in May 2011 and post-hearing proceedings, on October 14, 2011, the arbitration panel issued a final award and statement of reasons finding in favor of Citigroup on all claims asserted by ADIA. On March 4, 2013, the United States District Court for the Southern District of New York denied ADIA’s petition to vacate the arbitration award and granted Citigroup’s cross-petition to confirm. ADIA appealed, and on February 19, 2014, the United States Court of Appeals for the Second Circuit affirmed the judgment. Additional information concerning this action is publicly available in court filings under the docket numbers 12 Civ. 283 (S.D.N.Y.) (Daniels, J.) and 13-1068-cv (2d Cir.).
On August 20, 2013, ADIA commenced a second arbitration (ADIA II) against Citigroup before the ICDR, alleging common law claims arising out of the same investment at issue in ADIA I. On August 28, 2013, Citigroup filed a complaint against ADIA in the United States District Court for the Southern District of New York seeking to enjoin ADIA II on the ground that it is barred by the court’s judgment confirming the arbitral award in ADIA I. On September 23, 2013, ADIA filed motions to dismiss Citigroup’s complaint and to compel arbitration. On November 25, 2013, the court denied Citigroup’s motion for a preliminary injunction and granted ADIA’s motions to dismiss and to compel arbitration. On December 23, 2013, Citigroup appealed that ruling to the United States Court of Appeals for the Second Circuit. Additional information concerning this action is publicly available in court filings under the docket numbers 13 Civ. 6073 (S.D.N.Y.) (Castel, J.) and 13-4825 (2d Cir.).

Alternative Investment Fund-Related Litigation and Other Matters
Since mid-2008, the SEC has been investigating the management and marketing of the ASTA/MAT and Falcon funds, alternative investment funds managed and marketed by certain Citigroup affiliates that suffered substantial losses during the credit crisis. In addition to the SEC inquiry, on June 11, 2012, the New York Attorney General served a subpoena on a Citigroup affiliate seeking documents and information concerning certain of these funds; on August 1, 2012, the Massachusetts Attorney General served a Civil Investigative Demand on a Citigroup affiliate seeking similar documents and information. Citigroup is cooperating fully with these inquiries. Citigroup has entered into tolling agreements with the New York Attorney General concerning certain claims related to the investigations.
Citigroup and Related Parties have been named as defendants in a putative class action lawsuit filed in October 2012 on behalf of investors in CSO Ltd., CSO US Ltd., and Corporate Special Opportunities Ltd., whose investments were managed indirectly by a Citigroup affiliate. Plaintiffs assert a variety of state common law claims, alleging that they and other investors were misled into investing in the funds and, later, not redeeming their investments. The complaint seeks to recover more than $400 million on behalf of a putative class of investors. Additional information concerning this action is publicly available in court filings under the docket number 12-cv-7717 (S.D.N.Y.) (Castel, J.).
In addition, numerous investors in the ASTA/MAT funds have filed lawsuits or arbitrations against Citigroup and Related Parties seeking damages and related relief. Although most of these investor disputes have been resolved, some remain pending.

Auction Rate Securities-Related Litigation and Other Matters
Citigroup and Related Parties have been named as defendants in numerous actions and proceedings brought by Citigroup shareholders and purchasers or issuers of ARS, asserting federal and state law claims arising from the collapse of the ARS market in early 2008, which plaintiffs contend Citigroup and other ARS underwriters and broker-dealers foresaw or should have foreseen, but failed adequately to disclose. Many of these matters have been dismissed or settled. Most of the remaining matters are in arbitrations pending before FINRA.

KIKOs
Prior to the devaluation of the Korean won in 2008, several local banks in Korea, including Citibank Korea Inc. (CKI), entered into foreign exchange derivative transactions with small and medium-size export businesses (SMEs) to enable the SMEs to hedge their currency risk. The derivatives had “knock-in, knock-out” features. Following the devaluation of the won, many of these SMEs incurred significant losses on the derivative transactions and filed civil lawsuits against the banks, including CKI. The claims generally allege that the products were not suitable and that the risk disclosure was inadequate.
As of December 31, 2013, there were 102 civil lawsuits filed by SMEs against CKI. To date, 84 decisions have been rendered at the district court level, and CKI has prevailed in 64 of those decisions. In the other 20 decisions, plaintiffs were awarded only a portion of the damages sought. The damage awards total in the aggregate approximately $37.2 million. CKI is appealing the 20 adverse decisions. A significant number of plaintiffs that had decisions rendered against them are also filing appeals, including plaintiffs that were awarded less than all of the damages they sought.
Of the 84 cases decided at the district court level, 62 have been appealed to the high court, including the 20 in which an adverse decision was rendered against CKI in the district court. Of the 27 appeals decided or settled at high court level, CKI prevailed in 17 cases, and in the other 10 cases plaintiffs were awarded partial damages, which increased the aggregate damages awarded against CKI by a further $10.1 million. CKI is appealing nine of the adverse decisions to the Korean Supreme Court and many plaintiffs have filed appeals to the Supreme Court as well.

As of December 31, 2013, the Supreme Court has rendered five judgments relating to CKI, and CKI has prevailed in all five cases.

Lehman Brothers Bankruptcy Proceedings
Beginning in September 2010, Citigroup and Related Parties have been named as defendants in various adversary proceedings and claim objections in the Chapter 11 bankruptcy proceedings of Lehman Brothers Holdings Inc. (LBHI) and the liquidation proceedings of Lehman Brothers Inc. (LBI). Information concerning the bankruptcy proceedings is publicly available under the docket numbers 08-13555 and 08-01420 (Bankr. S.D.N.Y.) (Chapman, J.).
On February 8, 2012, Citigroup and Related Parties were named as defendants in an adversary proceeding asserting objections to proofs of claim totaling approximately $2.6 billion filed by Citibank, N.A. and its affiliates, and claims under federal bankruptcy and state law to recover $2 billion deposited by LBHI with Citibank, N.A. against which Citibank, N.A. asserts a right of setoff. Plaintiffs also seek avoidance of a $500 million transfer and an amendment to a guarantee in favor of Citibank, N.A. and other relief. Plaintiffs filed an amended complaint on November 16, 2012, asserting additional claims. On May 14, 2013, the court approved an agreement by the parties pursuant to which Citibank, N.A. agreed to pay plaintiffs approximately $167 million resolving, in part, one of plaintiffs’ claims. Discovery concerning the remaining claims is ongoing. Additional information concerning this adversary proceeding is publicly available in court filings under the docket numbers 12-01044 (Bankr. S.D.N.Y.) (Chapman, J.) and 08-13555 (Bankr. S.D.N.Y.) (Chapman, J.).
On May 6, 2013, Citibank, N.A. filed a complaint in the United States District Court for the Southern District of New York against Barclays Bank, PLC (Barclays) based on an indemnification agreement pursuant to which Barclays agreed to indemnify Citibank, N.A. for losses incurred as a result of Citibank, N.A.’s provision of foreign exchange clearing and settlement services to LBI in September 2008. Citibank, N.A. seeks to recover its remaining principal claims against LBI in the amount of $91 million, as well as attorneys’ fees, statutory prejudgment interest, and funding losses. Citi is carrying a receivable in Other assets related to the expected recovery under the indemnity based on its expectation that it will recover from Barclays on the claims. Additional information relating to this action is publicly available in court filings under the docket number 13 Civ. 3063 (S.D.N.Y.) (Schofield, J.).

Terra Firma Litigation
In December 2009, the general partners of two related private equity funds filed a complaint in New York state court, subsequently removed to the United States District Court for the Southern District of New York, asserting multi-billion-dollar fraud and other common law claims against certain Citigroup affiliates arising out of the May 2007 auction of the music company EMI, in which Citigroup acted as advisor to EMI and as a lender to plaintiffs’ acquisition vehicle. Following a jury trial, a verdict was returned in favor of

Citigroup on November 4, 2010. Plaintiffs appealed from the entry of the judgment. On May 31, 2013, the United States Court of Appeals for the Second Circuit vacated the November 2010 jury verdict in favor of Citigroup and ordered that the case be retried. A retrial is scheduled to begin on July 7, 2014. Additional information relating to this action is publicly available in court filings under the docket numbers 09 Civ. 10459 (S.D.N.Y.) (Rakoff, J.) and 11-0126-cv (2d Cir.).
In August and September 2013, the plaintiffs in the New York proceedings, together with their affiliates and principal, filed fraud and negligent misrepresentation claims arising out of the EMI auction in the High Court of Justice, Queen’s Bench Division, Manchester District Registry Mercantile Court in Manchester, England, against certain Citigroup affiliates. The cases have since been transferred to the High Court of Justice, Queen’s Bench Division, Commercial Court in London. The plaintiffs have elected to proceed with only one of the cases. Additional information relating to the surviving action is available in court filings under the caption Terra Firma Investments (GP) 2 Ltd. & Ors v Citigroup Global Markets Ltd.& Ors (Claim No. 3MA40121).

Terra Securities-Related Litigation
Certain Citigroup affiliates have been named as defendants in an action brought by seven Norwegian municipalities, asserting claims for fraud and negligent misrepresentation arising out of the municipalities’ purchase of fund-linked notes acquired from the now-defunct securities firm Terra Securities, which in turn acquired those notes from Citigroup. Plaintiffs seek approximately $120 million in compensatory damages, plus punitive damages. On March 28, 2013, the United States District Court for the Southern District of New York granted defendants’ motion for summary judgment dismissing all remaining claims asserted by seven Norwegian municipalities. Plaintiffs appealed this ruling, and on February 18, 2014, the United States Court of Appeals for the Second Circuit issued a summary order affirming the dismissal. Additional information related to this action is publicly available in court filings under the docket numbers 09 Civ. 7058 (S.D.N.Y.) (Marrero, J.) and 13-1188-cv (2nd Cir.).

Tribune Company Bankruptcy
Certain Citigroup affiliates have been named as defendants in adversary proceedings related to the Chapter 11 cases of Tribune Company (Tribune) filed in the United States Bankruptcy Court for the District of Delaware, asserting claims arising out of the approximately $11 billion leveraged buyout of Tribune in 2007. On August 2, 2013, the Litigation Trustee, as successor plaintiff to the Official Committee of Unsecured Creditors, filed a fifth amended complaint in the adversary proceeding KIRSCHNER v. FITZSIMONS, ET AL. The complaint seeks to avoid and recover as actual fraudulent transfers the transfers of Tribune stock that occurred as a part of the leveraged buyout. Several Citigroup affiliates are named as “Shareholder Defendants” and are alleged to have tendered Tribune stock to Tribune as a part of the buyout. CGMI also has been named in a separate action as a defendant in connection with its role as advisor to Tribune. Additional information concerning these actions is publicly available in court filings under the docket numbers 08-13141 (Bankr. D. Del.) (Carey, J.), 11 MD 02296 (S.D.N.Y.) (Sullivan, J.), and 12 MC 2296 (S.D.N.Y.) (Sullivan, J.).

Money Laundering Inquiries
Citigroup and Related Parties, including Citigroup’s affiliate Banamex USA, have received grand jury subpoenas issued by the United States Attorney’s Office for the District of Massachusetts, concerning, among other issues, policies, procedures and activities related to compliance with Bank Secrecy Act and anti-money laundering requirements under applicable federal laws and banking regulations. Banamex USA also has received a subpoena from the FDIC related to its Bank Secrecy Act and anti-money laundering program. Citigroup is cooperating fully with these inquiries.

Credit Default Swaps Matters
In April 2011, the European Commission (EC) opened an investigation (Case No COMP/39.745) into the CDS industry. The scope of the investigation initially concerned the question of “whether 16 investment banks and Markit, the leading provider of financial information in the CDS market, have colluded and/or may hold and abuse a dominant position in order to control the financial information on CDS.” On July 2, 2013, the EC issued to Citigroup, CGMI, Citigroup Global Markets Ltd., Citicorp North America Inc., and Citibank, N.A., as well as Markit, ISDA, and 12 other investment bank dealer groups, a Statement of Objections alleging that Citigroup and the other dealers colluded to prevent exchanges from entering the credit derivatives business in breach of Article 101 of the Treaty on the Functioning of the European Union. The Statement of Objections sets forth the EC’s preliminary conclusions, does not prejudge the final outcome of the case, and does not benefit from the review and consideration of Citigroup’s arguments and defenses. Citigroup filed a Reply to the Statement of Objections on January 23, 2014, and it will have the opportunity to make oral submissions to the EC, likely during the course of 2014.
In July 2009 and September 2011, the Antitrust Division of the U.S. Department of Justice served Civil Investigative Demands (CIDs) on Citigroup concerning potential anticompetitive conduct in the CDS industry. Citigroup has responded to the CIDs and is cooperating with the investigation.
In addition, putative class action complaints have been filed by various entities against Citigroup, CGMI and Citibank, N.A., among other defendants, alleging anticompetitive conduct in the CDS industry and asserting various claims under Sections 1 and 2 of the Sherman Act as well as a state law claim for unjust enrichment. On October 16, 2013, the U.S. Judicial Panel on Multidistrict Litigation centralized numerous putative class actions filed by various entities against Citigroup, CGMI and Citibank, N.A., among other defendants, alleging anticompetitive conduct in the credit default swaps industry and ordered that those actions pending in the United States District Court for the Northern District of Illinois be transferred to the United States District Court for the Southern District of New York for coordinated or consolidated pretrial proceedings before Judge Denise Cote.

Additional information relating to these actions is publicly available in court filings under the docket numbers 1:13-cv-03357 (N.D. Ill.), 1:13-cv-04979 (N.D. Ill.), 1:13-cv-04928 (S.D.N.Y.), 1:13-cv-05413 (N.D. Ill.), and 1:13-cv-05417 (N.D. Ill.), 1:13-cv-05725 (N.D. Ill.), and 13-cv-6116 (S.D.N.Y.).

Foreign Exchange Matters
Government agencies in the U.S. and other jurisdictions are conducting investigations or making inquiries regarding trading on the foreign exchange markets. Citigroup has received requests for information and is cooperating with the investigations and inquiries and responding to the requests.
Numerous foreign exchange dealers, including Citibank, N.A., Citigroup, and, in certain cases, Citigroup Forex, Inc., are named as defendants in putative class actions that are proceeding on a consolidated basis before Judge Schofield in the United States District Court for the Southern District of New York under the caption IN RE FOREIGN EXCHANGE BENCHMARK RATES ANTITRUST LITIGATION. The plaintiffs in these actions allege that the defendants colluded to manipulate the WM/Reuters rate (WMR), thereby causing the putative classes to suffer losses in connection with WMR-based financial instruments. The plaintiffs assert federal and state antitrust claims and claims for unjust enrichment, and seek compensatory damages, treble damages where authorized by statute, restitution, and declaratory and injunctive relief. Additional information concerning these consolidated actions is publicly available in court filings under the docket number 1:13-cv-7789. Additionally, Citibank, N.A., Citigroup, and CKI, as well as numerous other foreign exchange dealers, are named as defendants in a putative class action captioned SIMMTECH CO. v. BARCLAYS BANK PLC, ET AL., that is also proceeding before Judge Schofield in the United States District Court for the Southern District of New York. The plaintiff seeks to represent a putative class of persons who traded foreign currency with the defendants in Korea, alleging that the class suffered losses as a result of the defendants’ alleged WMR manipulation. The plaintiff asserts federal and state antitrust claims, and seeks compensatory damages, treble damages, and declaratory and injunctive relief. Additional information concerning this action is publicly available in court filings under the docket number 1:13-cv-7953.

Interbank Offered Rates-Related Litigation and Other Matters
Regulatory Actions: Government agencies in the U.S., including the Department of Justice, the Commodity Futures Trading Commission, the SEC, and a consortium of state attorneys general, as well as agencies in other jurisdictions, including the EC, the U.K. Financial Conduct Authority, the Japanese Financial Services Agency (JFSA), the Swiss Competition Commission and the Monetary Authority of Singapore, are conducting investigations or making inquiries regarding submissions made by panel banks to bodies that publish various interbank offered rates and other benchmark rates. As members of a number of such panels, Citigroup subsidiaries have received requests for information and documents. Citigroup is cooperating with the investigations and inquiries and is responding to the requests.
On December 16, 2011, the JFSA took administrative action against Citigroup Global Markets Japan Inc. (CGMJ) for, among other things, certain communications made by two CGMJ traders about the Euroyen Tokyo interbank offered rate (TIBOR) and the Japanese yen London interbank offered rate (LIBOR). The JFSA issued a business improvement order and suspended CGMJ’s trading in derivatives related to yen LIBOR and Euroyen and yen TIBOR from January 10 to January 23, 2012. On the same day, the JFSA also took administrative action against Citibank Japan Ltd. (CJL) for conduct arising out of CJL’s retail business and also noted that the communications made by the CGMJ traders to employees of CJL about Euroyen TIBOR had not been properly reported to CJL’s management team.
On December 4, 2013, the EC announced a settlement with Citigroup and CGMJ resolving the EC’s investigation into yen LIBOR and Euroyen TIBOR. As detailed in the EC’s announcement, Citigroup was among five banks and one interdealer broker settling the EC’s investigation. As part of the settlement, Citigroup has agreed to pay a fine of 70,020,000 Euro.
Antitrust and Other Litigation: Citigroup and Citibank, N.A., along with other U.S. Dollar (USD) LIBOR panel banks, are defendants in a multi-district litigation (MDL) proceeding before Judge Buchwald in the United States District Court for the Southern District of New York captioned IN RE LIBOR-BASED FINANCIAL INSTRUMENTS ANTITRUST LITIGATION (the LIBOR MDL), appearing under docket number 1:11-md-2262 (S.D.N.Y.). Judge Buchwald appointed interim lead class counsel for, and consolidated amended complaints were filed on behalf of, three separate putative classes of plaintiffs: (i) over-the-counter (OTC) purchasers of derivative instruments tied to USD LIBOR; (ii) purchasers of exchange-traded derivative instruments tied to USD LIBOR; and (iii) indirect OTC purchasers of U.S. debt securities. Each of these putative classes alleged that the panel bank defendants conspired to suppress USD LIBOR in violation of the Sherman Act and/or the Commodity Exchange Act, thereby causing plaintiffs to suffer losses on the instruments they purchased. Also consolidated into the MDL proceeding were individual civil actions commenced by various Charles Schwab entities alleging that the panel bank defendants conspired to suppress the USD LIBOR rates in violation of the Sherman Act, the Racketeer Influenced and Corrupt Organizations Act (RICO), and California state law, causing the Schwab entities to suffer losses on USD LIBOR-linked financial instruments they owned. Plaintiffs in these actions sought compensatory damages and restitution for losses caused by the alleged violations, as well as treble damages under the Sherman Act. The Schwab and OTC plaintiffs also sought injunctive relief.
Citigroup and Citibank, N.A., along with other defendants, moved to dismiss all of the above actions. On March 29, 2013, Judge Buchwald issued an opinion and order dismissing the plaintiffs’ federal and state antitrust claims, RICO claims and unjust enrichment claims in their entirety, but allowing certain of the plaintiffs’ Commodity Exchange Act claims to proceed.
On August 23, 2013, Judge Buchwald issued a decision resolving several motions filed after the March 29, 2013 order. Pursuant to the August 23, 2013 decision, on September 10, 2013, consolidated second amended complaints were filed by interim lead plaintiffs for the putative classes of (i) OTC purchasers of derivative instruments tied to USD LIBOR and (ii) purchasers of exchange-traded derivative instruments tied to USD LIBOR. Each of these putative classes continues to allege that the panel bank defendants conspired to suppress USD LIBOR: (i) OTC purchasers assert claims under the Sherman Act and for unjust enrichment and breach of the implied covenant of good faith and fair dealing and (ii) purchasers of exchange-traded derivative instruments assert claims under the Commodity Exchange Act and the Sherman Act and for unjust enrichment.
On September 17, 2013, the plaintiff class of indirect OTC purchasers of U.S. debt securities filed an appeal in the Second Circuit of Judge Buchwald’s March 29, 2013 and August 23, 2013 orders. The Schwab plaintiffs filed a separate appeal in the Second Circuit on September 24, 2013. The Second Circuit dismissed the appeals on October 30, 2013, and denied the plaintiffs’ motions to reconsider dismissal on December 16, 2013.
As part of the August 23, 2013 order, Judge Buchwald also continued the stay of all actions that have been consolidated into the LIBOR MDL proceeding after June 29, 2012. Citigroup and/or Citibank, N.A. are named in 36 such stayed actions. The stayed actions include lawsuits filed by, or on behalf of putative classes of, community and other banks, savings and loans institutions, credit unions, municipalities and purchasers and holders of LIBOR-linked financial products. As a general matter, plaintiffs allege that defendant panel banks artificially suppressed USD LIBOR, thereby decreasing the amount plaintiffs would have received in the absence of manipulation. Plaintiffs seek compensatory damages, various forms of enhanced damages, and declaratory and injunctive relief. Additional information relating to these actions is publicly available in court filings under the following docket numbers: 1:12-cv-4205 (S.D.N.Y.) (Buchwald, J.); 1:12-cv-5723 (S.D.N.Y.) (Buchwald, J.); 1:12-cv-5822 (S.D.N.Y.) (Buchwald, J.); 1:12-cv-6056 (S.D.N.Y.) (Buchwald, J.); 1:12-cv-6693 (S.D.N.Y.) (Buchwald, J.); 1:12-cv-7461 (S.D.N.Y.) (Buchwald, J.); 2:12-cv-6294 (E.D.N.Y.) (Seybert, J.); 2:12-cv-10903 (C.D. Cal.) (Snyder, J.); 3:12-cv-6571 (N.D. Cal.) (Conti, J.); 3:13-cv-106 (N.D. Cal.) (Beller, J.); 4:13-cv-108 (N.D. Cal.) (Ryu, J.); 3:13-cv-109 (N.D. Cal.) (Laporte, J.); 3:13-cv-48 (S.D. Cal.) (Sammartino, J.); 5:13-cv-62 (C.D. Cal.) (Phillips, J.); 1:13-cv-346 (S.D.N.Y.) (Buchwald, J.); 1:13-cv-407 (S.D.N.Y.) (Buchwald, J.); 5:13-cv-122 (C.D. Cal.) (Bernal, J.); 1:13-cv-1016 (S.D.N.Y.) (Buchwald, J.); 1:13-cv-1456 (S.D.N.Y.) (Buchwald, J.); 1:13-cv-1700 (S.D.N.Y.) (Buchwald, J.); 1:13-cv-342 (E.D. Va.) (Brinkema, J.); 1:13-cv-2297 (S.D.N.Y.) (Buchwald, J.); 4:13-cv-2244 (N.D. Cal.) (Hamilton, J.); 3:13-cv-2921 (N.D. Cal.) (Chesney, J.); 3:13-cv-1466 (S.D. Cal.) (Lorenz, J.); 3:13-cv-2979 (N.D. Cal.) (Tigar, J.); 4:13-cv-2149 (S.D. Tex.) (Hoyt, J.); 2:13-cv-1476 (E.D. Cal.)

(Mueller, J.); 1:13-cv-4018 (S.D.N.Y.) (Buchwald, J.); 2:13-cv-4352 (E.D. Pa.) (Restrepo, J.); 4:13-cv-334 (S.D. Iowa) (Pratt. J.); 4:13-cv-335 (S.D. Iowa) (Pratt, J.); 1:13-cv-7720 (S.D.N.Y.) (Buchwald, J.); 1:13-cv-7720 (S.D.N.Y.) (Buchwald, J.); 1:13-cv-5278 (N.D. Cal.) (Vadas, J.); and 1:14-cv-146 (S.D.N.Y.) (Buchwald, J.).
Citigroup and Citibank, N.A., along with other USD LIBOR panel banks, are also named as defendants in an individual action filed in the United States District Court for the Southern District of New York on February 13, 2013, captioned 7 WEST 57th STREET REALTY CO. v. CITIGROUP, INC., ET AL. The plaintiff filed an amended complaint on June 11, 2013, asserting federal and state antitrust claims and federal RICO claims and seeking compensatory damages, treble damages where authorized by statute, and declaratory relief. The plaintiff alleges that the defendant panel banks manipulated USD LIBOR to keep it artificially high and that this manipulation affected the value of plaintiffs’ OTC municipal bond portfolio. The defendants have moved to dismiss the amended complaint, and briefing on the motions to dismiss was completed on December 13, 2013. Additional information concerning this action is publicly available in court filings under the docket number 1:13-cv-981 (Gardephe, J.).
Separately, on April 30, 2012, an action was filed in the United States District Court for the Southern District of New York captioned LAYDON V. MIZUHO BANK LTD. ET AL. The plaintiff filed an amended complaint on November 30, 2012, naming as defendants banks that are or were members of the panels making submissions used in the calculation of Japanese yen LIBOR and TIBOR, and certain affiliates of those banks, including Citigroup, Citibank, N.A., CJL and CGMJ. On April 15, 2013, the plaintiff filed a second amended complaint alleging that defendants, including Citigroup, Citibank, N.A., CJL and CGMJ, manipulated Japanese yen LIBOR and TIBOR in violation of the Commodity Exchange Act and the Sherman Act. The second amended complaint asserts claims under these acts and for unjust enrichment on behalf of a putative class of persons and entities that engaged in U.S.-based transactions in Euroyen TIBOR futures contracts between January 2006 and December 2010. Plaintiffs seek compensatory damages, treble damages under the Sherman Act, restitution, and declaratory and injunctive relief. The defendants have moved to dismiss the second amended complaint, and briefing on the motions to dismiss was completed on October 16, 2013. Additional information concerning this action is publicly available in court filings under the docket number 1:12-cv-3419 (S.D.N.Y.) (Daniels, J.).

Interchange Fees Litigation
Beginning in 2005, several putative class actions were filed against Citigroup and Related Parties, together with Visa, MasterCard and other banks and their affiliates, in various federal district courts and consolidated with other related cases in a multi-district litigation proceeding before Judge Gleeson in the United States District Court for the Eastern District of New York. This proceeding is captioned IN RE PAYMENT

CARD INTERCHANGE FEE AND MERCHANT DISCOUNT ANTITRUST LITIGATION.
The plaintiffs, merchants that accept Visa- and MasterCard-branded payment cards as well as membership associations that claim to represent certain groups of merchants, allege, among other things, that defendants have engaged in conspiracies to set the price of interchange and merchant discount fees on credit and debit card transactions and to restrain trade through various Visa and MasterCard rules governing merchant conduct, all in violation of Section 1 of the Sherman Act and certain California statutes. Plaintiffs seek, on behalf of classes of U.S. merchants, treble damages, including all interchange fees paid to all Visa and MasterCard members with respect to Visa and MasterCard transactions in the U.S. since at least January 1, 2004, as well as injunctive relief. Supplemental complaints have also been filed against defendants in the putative class actions alleging that Visa’s and MasterCard’s respective initial public offerings were anticompetitive and violated Section 7 of the Clayton Act, and that MasterCard’s initial public offering constituted a fraudulent conveyance.
On July 13, 2012, all parties to the putative class actions, including Citigroup and Related Parties, entered into a Memorandum of Understanding (MOU) setting forth the material terms of a class settlement. The class settlement contemplated by the MOU provides for, among other things, a total payment by all defendants to the class of $6.05 billion; a rebate to merchants participating in the damages class settlement of 10 basis points on interchange collected for a period of eight months by the Visa and MasterCard networks; changes to certain network rules that would permit merchants to surcharge some payment card transactions subject to certain limitations and conditions, including disclosure to consumers at the point of sale; and broad releases in favor of the defendants. Subsequently, all defendants and certain of the plaintiffs who had entered into the MOU executed a settlement agreement consistent with the terms of the MOU.
Visa and MasterCard have also entered into a settlement agreement with merchants that filed individual, non-class actions. While Citigroup and Related Parties are not parties to the individual merchant non-class settlement agreement, they are contributing to that settlement, and the agreement provides for a release of claims against Citigroup and Related Parties.
On November 27, 2012, the court entered an order granting preliminary approval of the proposed class settlements and provisionally certified two classes for settlement purposes only.  The United States District Court for the Eastern District of New York held a hearing on September 12, 2013 to consider whether the class settlements should be finally approved.  On December 13, 2013, the court entered an order granting final approval to the class settlement, and on January 14, 2014, the court entered a final judgment. Additional information concerning these consolidated actions is publicly available in court filings under the docket number MDL 05-1720 (E.D.N.Y.) (Gleeson, J.).  A number of objectors have filed an appeal of the final approval order with the Second Circuit Court of Appeals.
Numerous merchants, including large national merchants, have requested exclusion (opted out) from the class settlements, and some of those opting out have filed complaints against Visa, MasterCard, and in some instances one or more issuing banks.  Two of these suits, 7-ELEVEN, INC., ET AL. v. VISA INC., ET AL., and SPEEDY STOP FOOD STORES, LLC, ET AL. v. VISA INC., ET AL., name Citigroup as a defendant.  Additional information concerning these actions is publicly available in court filings under docket numbers 1:13-CV-04442 (S.D.N.Y.) (Hellerstein, J.) and 13-10-75377A (Tex. D. Ct).

Regulatory Review of Consumer “Add-On” Products
Certain of Citi’s consumer businesses, including its Citi-branded and retail services cards businesses, offer or have in the past offered or participated in the marketing, distribution, or servicing of products, such as payment protection and identity monitoring, that are ancillary to the provision of credit to the consumer (add-on products). These add-on products have been the subject of enforcement actions against other institutions by regulators, including the Consumer Financial Protection Bureau (CFPB), the OCC, and the FDIC, that have resulted in orders to pay restitution to customers and penalties in substantial amounts. Citi has made restitution to certain customers in connection with certain add-on products and anticipates making additional restitution. Certain state attorneys general also have filed industry-wide suits under state consumer protection statutes, alleging deceptive marketing practices in connection with the sale of payment protection products and demanding restitution and statutory damages for in-state customers. In light of the current regulatory focus on add-on products and the actions regulators have taken in relation to other credit card issuers, one or more regulators may order that Citi pay additional restitution to customers and/or impose penalties or other relief arising from Citi’s marketing, distribution, or servicing of add-on products.

Parmalat Litigation and Related Matters
On July 29, 2004, Dr. Enrico Bondi, the Extraordinary Commissioner appointed under Italian law to oversee the administration of various Parmalat companies, filed a complaint in New Jersey state court against Citigroup and Related Parties alleging, among other things, that the defendants “facilitated” a number of frauds by Parmalat insiders. On October 20, 2008, following trial, a jury rendered a verdict in Citigroup’s favor on Parmalat’s claims and in favor of Citibank, N.A. on three counterclaims. Parmalat has exhausted all appeals, and the judgment is now final. Additional information concerning this matter is publicly available in court filings under docket number A-2654-08T2 (N.J. Sup. Ct.).
Prosecutors in Parma and Milan, Italy, have commenced criminal proceedings against certain current and former Citigroup employees (along with numerous other investment banks and certain of their current and former employees, as well as former Parmalat officers and accountants). In the event of an adverse judgment against the individuals in question, the authorities could seek administrative remedies against Citigroup. On April 18, 2011, the Milan criminal court acquitted the sole Citigroup defendant of market-rigging charges. The Milan prosecutors have appealed part of that judgment and seek administrative remedies against Citigroup, which may include disgorgement of 70 million Euro and a fine of 900,000 Euro. On April 4, 2013, the Italian Supreme Court granted the appeal of the Milan Public Prosecutors and referred the matter to the Milan Court of Appeal for further proceedings concerning the administrative liability, if any, of Citigroup. Additionally, the Parmalat administrator filed a purported civil complaint against Citigroup in the context of the Parma criminal proceedings, which seeks 14 billion Euro in damages. The trial in the Parma criminal proceedings is ongoing. Judgment is expected towards the end of 2014. In January 2011, certain Parmalat institutional investors filed a civil complaint seeking damages of approximately 130 million Euro against Citigroup and other financial institutions.

Allied Irish Bank Litigation
In 2003, Allied Irish Bank (AIB) filed a complaint in the United States District Court for the Southern District of New York seeking to hold Citibank, N.A. and Bank of America, N.A., former prime brokers for AIB’s subsidiary Allfirst Bank (Allfirst), liable for losses incurred by Allfirst as a result of fraudulent and fictitious foreign currency trades entered into by one of Allfirst’s traders. AIB seeks compensatory damages of approximately $500 million, plus punitive damages, from Citibank, N.A. and Bank of America, N.A. collectively. In 2006, the court granted in part and denied in part defendants’ motion to dismiss. In 2009, AIB filed an amended complaint. In 2012, the parties completed discovery and the court granted Citibank, N.A.’s motion to strike AIB’s demand for a jury trial. Citibank, N.A. also filed a motion for summary judgment, which is pending. AIB has announced a settlement with Bank of America, N.A. for an undisclosed amount, leaving Citibank, N.A. as the sole remaining defendant. Additional information concerning this matter is publicly available in court filings under docket number 03 Civ. 3748 (S.D.N.Y.) (Batts, J.).

Settlement Payments
Payments required in settlement agreements described above have been made or are covered by existing litigation accruals.

29. SUBSEQUENT EVENT

As disclosed on February 28, 2014, Citi’s results of operations for the fourth quarter of 2013 and full year 2013 were impacted by an estimated $235 million after-tax ($360 million pretax) charge resulting from a fraud discovered in Banco Nacional de Mexico (Banamex), a Citi subsidiary in Mexico, in February 2014. For additional information, see Citi’s Form 8-K filed with the U.S. Securities and Exchange Commission on February 28, 2014. The fraud increased fourth quarter of 2013 operating expenses in ICG by an estimated $400 million, with an offset to compensation expense of approximately $40 million associated with the Banamex variable compensation plan. Citi’s results of operations for 2013, as reported in this Annual Report on Form 10-K, reflect the impact of the fraud based on Citi’s review to date.

30. SELECTED QUARTERLY FINANCIAL DATA (UNAUDITED)

	2013				2012
In millions of dollars, except per share amounts	Fourth	Third	Second	First	Fourth	Third	Second	First
Revenues, net of interest expense	$17,779	$17,904	$20,488	$20,248	$17,941	$13,706	$18,386	$19,157
Operating expenses	12,292	11,679	12,149	12,288	13,733	12,095	11,993	12,215
Provisions for credit losses and for benefits and claims	2,072	1,959	2,024	2,459	3,113	2,620	2,696	2,900
Income from continuing operations before income taxes	$3,415	$4,266	$6,315	$5,501	$1,095	$(1,009)	$3,697	$4,042
Income taxes (benefits)	1,090	1,080	2,127	1,570	(214)	(1,494)	718	997
Income from continuing operations	$2,325	$3,186	$4,188	$3,931	$1,309	$485	$2,979	$3,045
Income (loss) from discontinued operations, net of taxes	181	92	30	(33)	(85)	8	7	12
Net income before attribution of noncontrolling interests	$2,506	$3,278	$4,218	$3,898	$1,224	$493	$2,986	$3,057
Noncontrolling interests	50	51	36	90	28	25	40	126
Citigroup’s net income	$2,456	$3,227	$4,182	$3,808	$1,196	$468	$2,946	$2,931
Earnings per share (1)
Basic
Income from continuing operations	$0.71	$0.98	$1.34	$1.24	$0.42	$0.15	$0.98	$0.98
Net income	0.77	1.01	1.35	1.23	0.39	0.15	0.98	0.98
Diluted
Income from continuing operations	0.71	0.98	1.33	1.24	0.41	0.15	0.95	0.95
Net income	0.77	1.00	1.34	1.23	0.38	0.15	0.95	0.95
Common stock price per share
High	$53.29	$53.00	$53.27	$47.60	$40.17	$34.79	$36.87	$38.08
Low	47.67	47.67	42.50	41.15	32.75	25.24	24.82	28.17
Close	52.11	48.51	47.97	44.24	39.56	32.72	27.41	36.55
Dividends per share of common stock	0.01	0.01	0.01	0.01	0.01	0.01	0.01	0.01
This Note to the Consolidated Financial Statements is unaudited due to the Company’s individual quarterly results not being subject to an audit.

(1)   Due to averaging of shares, quarterly earnings per share may not add up to the totals reported for the full year.

 [End of Consolidated Financial Statements and Notes to Consolidated Financial Statements]